As filed with the Securities and Exchange Commission on July 3, 2007

Registration No. 333-142994

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GEOPHARMA, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	2834	59-2600232
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

GeoPharma, Inc.

6950 Bryan Dairy Road

Largo, Florida, 33777

Telephone: (727) 544-8866

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carol Dore-Falcone, Vice President and Chief Financial Officer

6950 Bryan Dairy Road

Largo, Florida, 33777

Telephone: (727) 544-8866

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Thomas A. Rose, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

(212) 930-9700

(212) 930-9724 (Fax)

and

Lina Angelici, Esq.

Williams Schifino Mangione & Steady P.A.

One Tampa City Center

201 North Franklin Street, Suite 3200

Tampa, Florida 33602

(813) 221-2626

(813) 221-7335 (Fax)

Approximate date of commencement of proposed sale of the securities to the public: Upon consummation of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common Stock, par value $0.01 per share (1)	3,500,000	(2)	$	N/A	$12,985,000	(3)	$399.00
Total					$12,985,000	(3)	$399.00	(4)

(1)	Represents securities of the registrant issuable to holders of common stock par value $.01 per share (“Dynamic Health common stock”), of Dynamic Health Products, Inc. (“Dynamic Health”), in the proposed merger of Florida Merger Subsidiary Corp., a Florida corporation and a wholly owned subsidiary of the registrant (“DYHP Acquisition”), with and into Dynamic Health.

(2)	Based on the maximum number of shares to be issued in connection with the merger, calculated as the product of (a) 24,500,000 the maximum aggregate number of shares of Dynamics Health common stock outstanding as of May 14, 2007 (other than shares owned by Dynamic Health, DYHP Acquisition or the registrant) or issuable pursuant to the exercise of outstanding options, convertible preferred stock, convertible notes and warrants prior to the date the merger is expected to be completed and (b) an exchange ratio of .1429 of a share of the registrant’s common stock for each share of Dynamic Health common stock.

(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of Dynamic Health common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (a) $0.53, the average of the high and low prices per share of Dynamic Health common stock on May 14, 2007, as reported by the OTCBB, multiplied by (b) 24,500,000, the maximum aggregate number of shares of Dynamic Health common stock outstanding as of May 14, 2007 (other than shares owned by Dynamic Health, DYHP Acquisition or the registrant) or issuable pursuant to the exercise of outstanding options, convertible preferred stock, convertible notes and warrants prior to the date the merger is expected to be completed.
(4)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

GeoPharma, Inc. 6950 Bryan Dairy Road Largo, Florida, 33777	Dynamic Health Products, Inc. 12399 Belcher Road South, Suite 140 Largo, Florida 33773

July 2, 2007

Dear Shareholder:

Shareholders of GeoPharma, Inc. are cordially invited to attend a special meeting of the shareholders of GeoPharma, Inc. to be held at GeoPharma’s offices at 6950 Bryan Dairy Road, Largo, Florida 33777 on August 10, 2007 at 10:00 a.m. local time.

Shareholders of Dynamic Health Products, Inc. are cordially invited to attend a special meeting of the shareholders of Dynamic Health Products, Inc. to be held at GeoPharma’s offices at 6950 Bryan Dairy Road, Largo, Florida 33777 on August 10, 2007 at 11:00 a.m. local time.

The board of directors of GeoPharma, Inc. (“GeoPharma”) and Dynamic Health Products, Inc. (“Dynamic Health”) have approved an Agreement and Plan of Reorganization by and among GeoPharma, Florida Merger Subsidiary Corp., (“DYHP Acquisition” or “Florida MergerSub”) and Dynamic Health. Pursuant to the Agreement and Plan of Reorganization, DYHP Acquisition, will be merged with and into Dynamic Health and Dynamic Health will become a wholly-owned subsidiary of GeoPharma. DYHP Acquisition, a wholly-owned subsidiary of GeoPharma, is a corporation that was incorporated solely to facilitate the merger. As further described in this proxy statement/prospectus, at the special meeting you will be asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Recognition.

As further described in this proxy statement/prospectus, in the merger, each Dynamic Health shareholder will receive the right to one share of GeoPharma’s common stock in exchange for every seven outstanding shares of Dynamic Health common stock immediately prior to the completion of the merger.

Dynamic Health’s common stock is listed on the Over-the-Counter Bulletin Board under the trading symbol “DYHP.” On June 27, 2007, the closing sale price of Dynamic Health’s common stock was $0.57. Based on that closing price and GeoPharma’s closing price, and the 1/7th exchange ratio, the value of the per share consideration to be received by Dynamic Health shareholders would be $0.57.

The respective boards of directors and special committees of GeoPharma and Dynamic Health have determined that the merger is fair to and in the best interests of their respective shareholders and have unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the board of directors of GeoPharma and Dynamic each recommend that the shareholders of their respective companies vote “FOR” adoption of the merger agreement.

Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Dynamic Health and by the vote of a majority of the votes cast by GeoPharma’s shareholders either in person or by proxy, provided that a quorum is present at the meeting.

Because the affirmative vote required for Dynamic Health to adopt the merger agreement is based upon the total number of outstanding shares of Dynamic Health’s common stock, the failure to vote by proxy or in person or the abstention from voting by a shareholder will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Dynamic Health has concluded that Dynamic Health shareholders are or may be entitled to assert appraisal rights. A copy of the sections of the Florida Statutes relating to appraisal rights are attached to the proxy statement/prospectus as Annex C.

The accompanying notice of special meeting, proxy statement/prospectus and proxy card explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully. In particular, please read “Risk Factors” beginning on page 11. Pursuant to the Plan of Reorganization, DYHP Acquisition will be merged with and into Dynamic Health and Dynamic Health will become a wholly-owned subsidiary of GeoPharma. DYHP Acquisition is a wholly-owned subsidiary of GeoPharma and is a corporation that was incorporated solely to facilitate the merger.

Carol Dore-Falcone	Cani I. Shuman
Vice President and Chief Financial Officer GeoPharma, Inc.	Chief Financial Officer and Secretary Dynamic Health Products, Inc.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in this information statement/prospectus or the GeoPharma common stock to be issued in connection with the merger or determined if this information statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated July 5, 2007

and is first being mailed to shareholders of GeoPharma and Dynamic Health on or about July 5, 2007

GEOPHARMA, INC.

6950 BRYAN DAIRY ROAD

LARGO, FLORIDA 33777

NOTICE OF SPECIAL MEETING

OF SHAREHOLDERS

TO BE HELD ON AUGUST 10, 2007

TO THE SHAREHOLDERS OF GEOPHARMA, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of GeoPharma, Inc. (“GeoPharma”) will be held at GeoPharma’s offices at 6950 Bryan Dairy Road, Largo, Florida 33777 on August 10, 2007, at 10:00 a.m. local time, to consider and vote upon a proposal to adopt an Agreement and Plan of Reorganization dated as of May 14, 2007, by and among GeoPharma, a Florida corporation, Dynamic Health Products, Inc., a Florida corporation (“Dynamic Health”) and Florida Merger Subsidiary Corp., a Florida corporation and wholly-owned subsidiary of GeoPharma (“Merger Sub”). Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into Dynamic Health and Dynamic Health will become a wholly-owned subsidiary of GeoPharma and all outstanding shares of common stock of Dynamic Health will be converted into the right to receive shares of GeoPharma’s common stock.

The merger is more fully described in, and the merger agreement is attached in its entirety to, the proxy statement/prospectus which accompanies this notice.

GeoPharma shareholders of record at the close of business on June 25, 2007 are the only persons entitled to notice of and to vote at the special meeting or any postponement or adjournment thereof.

Your attention is directed to the accompanying proxy statement/prospectus. Whether or not you plan to be personally present at the special meeting, please complete, sign, date and mail the enclosed proxy card as promptly as possible in order to save us further solicitation expense. If you later desire to revoke your proxy, you may do so at any time before it is exercised. Please return your proxy card in the enclosed envelope for which no postage is required if mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

July 5, 2007

DYNAMIC HEALTH PRODUCTS, INC.

12399 BELCHER ROAD SOUTH, SUITE 140

LARGO, FLORIDA 33773

NOTICE OF SPECIAL MEETING

OF SHAREHOLDERS

TO BE HELD ON AUGUST 10, 2007

TO THE SHAREHOLDERS OF DYNAMIC HEALTH PRODUCTS, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Dynamic Health Products, Inc. (“Dynamic Health”) will be held at GeoPharma’s offices at 6950 Bryan Dairy Road, Largo, Florida 33777 on August 10, 2007, at 11:00 a.m. local time, to consider and vote upon a proposal to adopt an Agreement and Plan of Reorganization dated as of May 14, 2007, by and among GeoPharma, a Florida corporation, Dynamic Health Products, Inc., a Florida corporation (“Dynamic Health”) and Florida Merger Subsidiary Corp., a Florida corporation and wholly-owned subsidiary of GeoPharma (“Merger Sub”). Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into Dynamic Health and Dynamic Health will become a wholly-owned subsidiary of GeoPharma and all outstanding shares of common stock of Dynamic Health will be converted into the right to receive shares of GeoPharma’s common stock.

The merger is more fully described in, and the merger agreement is attached in its entirety to, the proxy statement/prospectus which accompanies this notice.

Dynamic Health shareholders of record at the close of business on June 25, 2007 are the only persons entitled to notice of and to vote at the special meeting or any postponement or adjournment thereof.

Your attention is directed to the accompanying proxy statement/prospectus. Whether or not you plan to be personally present at the special meeting, please complete, sign, date and mail the enclosed proxy card as promptly as possible in order to save us further solicitation expense. If you later desire to revoke your proxy, you may do so at any time before it is exercised. Please return your proxy card in the enclosed envelope for which no postage is required if mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

July 5, 2007

Annexes
Annex A—Agreement and Plan of Reorganization
Annex B—Opinion of Spartan Securities Group, Ltd.
Annex C—Statutory Procedures For Appraisal Rights
Annex D—Form of Dissenters Appraisal Notice

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a shareholder of GeoPharma or Dynamic Health, may have regarding the merger and the answers to those questions. You are urged to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the issuance of GeoPharma common stock to Dynamic Health shareholders pursuant to the merger. Additional important information is also contained in the annexes to and the documents incorporated by reference in this proxy statement/prospectus.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to adopt the Agreement and Plan of Reorganization (sometimes referred to herein as the merger agreement) entered into among GeoPharma, Dynamic Health and DYHP Acquisition, a wholly-owned subsidiary of GeoPharma. Pursuant to the Plan of Reorganization, DYHP Acquisition, a wholly-owned subsidiary of GeoPharma, will be merged with and into Dynamic Health and Dynamic Health will become a wholly-owned subsidiary of GeoPharma. DYHP Acquisition is a corporation that was incorporated solely to facilitate the merger. Pursuant to the Plan of Reorganization, each Dynamic Health shareholder will receive the right to one share of GeoPharma’s common stock in exchange for each seven outstanding shares of Dynamic Health common stock immediately prior to the completion of the merger.

Q:	Who is paying the cost of this proxy statement/prospectus?

A:	Each of GeoPharma and Dynamic Health will pay its own fees and expenses in connection with the merger. GeoPharma is paying all fees and expenses incurred in connection with the preparation of this proxy statement/prospectus and any amendments and supplements to this proxy statement/prospectus unless the agreement is terminated as provided in the merger agreement in which case GeoPharma and Dynamic Health shall share the expenses equally.

Q:	What will happen to Dynamic Health as a result of the merger?

A:	If the merger is completed, Dynamic Health will become a wholly-owned subsidiary of GeoPharma.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive for each seven shares of Dynamic Health common stock one share of GeoPharma common stock.

Q:	Does the Board of GeoPharma and Dynamic Health support the merger?

A:	Yes. The board of GeoPharma, and a special committee of GeoPharma, the board of Dynamic Health, and a Special Committee of Dynamic Health, have determined that the merger is fair to and in the best interests of the shareholders of their respective companies, and have unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive a transmittal form with instructions for the surrender of Dynamic Health common stock certificates.

Q:	Where and when is the special meeting of shareholders of GeoPharma and Dynamic Health?

A:	The special meeting is scheduled to take place at 6950 Bryan Dairy Road, Largo, FL 33777, on August 10, 2007 at 10:00 a.m., local time, for GeoPharma and at 11:00 a.m., local time, for Dynamic Health.

Q:	Who can vote at the special meeting?

A:	You can vote at the special meeting if you owned shares of GeoPharma or Dynamic Health common stock at the close of business on June 25, 2007, the record date for the special meeting. As of the close of business on that day, 11,285,231 shares of GeoPharma were outstanding and 16,691,860 shares of Dynamic Health were outstanding.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of adoption of the merger agreement.

The failure by the holder of any shares of Dynamic Health to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as if such shareholder voted “AGAINST” the adoption of the merger agreement.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new valid proxy bearing a later date by mail. If you choose to send a written notice or to mail your new proxy, you must submit your notice of revocation or your new proxy to GeoPharma 6950 Bryan Dairy Road, Largo, Florida 33777, Largo, Florida, Attention: Secretary if you are a shareholder of GeoPharma or to Dynamic Health 12399 Belcher Road South, Suite 140 Largo, Florida 33773, Attention: Secretary, if you are a shareholder of Dynamic Health. Third, you can attend the special meeting and vote in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Q:	If my GeoPharma or Dynamic Health shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted.

Q:	Is the merger expected to be taxable to me?

A:	The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). As a result of the merger’s qualification as a reorganization, Dynamic Health shareholders will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of Dynamic Health common stock for shares of GeoPharma common stock, except with respect to an additional share received in lieu of fractional shares of GeoPharma common stock.

You should read “The Merger—Material United States Federal Income Tax Consequences of the Merger” of this proxy statement/prospectus for a more complete discussion of United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. It is anticipated that the merger will be completed in the third calendar quarter of 2007. However, it is possible that factors outside our control could require us to complete the merger at a later time or not complete it at all.

Q:	Can I dissent and require appraisal of my shares?

A:	Yes. Dynamic Health shareholders as of the record date for the special meeting are entitled to dissenters’ rights of appraisal under the Florida Business Corporation Act (“FBCA”). Pursuant to the FBCA, a Dynamic Health shareholder who does not wish to accept the shares of GeoPharma common stock to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his shares as of the day before to the effective date of the merger. In order to exercise appraisal rights, a dissenting Dynamic Health shareholder must strictly comply with the statutory procedures of the FBCA, which are summarized elsewhere in this proxy statement/prospectus. A copy of the full text of the statutory procedures is attached hereto as Annex C. Dynamic Health shareholders are urged to read Appendix C in its entirety and consult with their legal advisors, and cautioned that failure to adhere strictly to the requirements of Florida law, in any regard, will cause a forfeiture of any appraisal rights. You should also read “Rights of Dissenting Shareholders” and “Procedures for Exercising Dissenter’s Rights or Appraisal” for a more complete discussion.

GeoPharma’s shareholders are not entitled to dissenters’ rights of appraisal.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus, you should contact:

Carol Dore-Falcone

Vice President and Chief Financial Officer

GeoPharma, Inc.

6950 Bryan Dairy Road

Largo, Florida, 33777

Telephone: (727) 544-8866

Cani I. Shuman

Chief Financial Officer and Secretary

Dynamic Health Products, Inc.

12399 Belcher Road South, Suite 140

Largo, Florida 33773

Telephone: (727) 683-0670

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer you, including, in particular, the copies of the merger agreement and the opinion of Spartan Securities Group, Ltd. (Spartan) that are attached to this proxy statement/prospectus as Annexes A and B, respectively. See also “Where You Can Find More Information”.

General

What Dynamic Health Shareholders Will Receive in the Merger

In the merger, holders of Dynamic Health common stock will receive, for each seven shares of common stock they own, one share of GeoPharma common stock (the “Exchange Ratio”). The GeoPharma common stock to be received in the merger is referred to as the “merger consideration” in this proxy statement/prospectus.

Treatment of Stock Options

On the effective date of the merger, all options to purchase Dynamic Health common stock then outstanding under Dynamic Health’s 1999 Stock Option Plan (“Company Option Plans”), as amended, and all warrants to purchase common stock of Dynamic Health shall be assumed by GeoPharma and will continue to have and be subject to the same terms and conditions of such options or warrants immediately prior to the merger except that (i) each Dynamic Health Stock Option and each Dynamic Health Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of GeoPharma Common Stock equal to the product of the number of shares of Dynamic Common Stock that were issuable upon exercise of such Dynamic Stock Option or Dynamic Warrant (assuming full vesting), as applicable, immediately prior to the effective date of the merger multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Dynamic Common Stock, (ii) the per share exercise price for the shares of Dynamic Common Stock issuable upon exercise of such assumed Dynamic Health Stock Option or Dynamic Health Warrant will be equal to the quotient determined by dividing the exercise price per share of Dynamic Health’s Common Stock at which such Dynamic Health Stock Option or Dynamic Warrant, as applicable, was exercisable immediately prior to the effective date of the merger by the Exchange Ratio, rounded up to the nearest whole cent and (iii) all vesting period with respect thereto shall, to the extent provided by the terms thereof, accelerate. It is intended that the Company Stock Options assumed by GeoPharma qualify following the effective date of the merger as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

Ownership of GeoPharma Following the Merger

Based on the number of outstanding shares of Dynamic Health common stock on the Dynamic Health record date and the number of outstanding shares of GeoPharma’s common stock on the GeoPharma record date, we anticipate that Dynamic Health shareholders will own approximately 22.6% of the outstanding shares of GeoPharma’s common stock following the merger assuming the issuance of approximately 3.3 million shares of GeoPharma common stock to the shareholders of Dynamic Health in the merger.

Material United States Federal Income Tax Consequences of the Merger

GeoPharma and Dynamic Health have structured the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger qualifies as a reorganization, a Dynamic Health shareholder generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of its shares of Dynamic Health common stock for shares of GeoPharma common stock. In lieu of issuing fractional shares, any shareholder who otherwise would have been entitled to receive a fractional share as a result of the exchange will receive upon surrender of such holder’s stock certificate one share of GeoPharma’s common stock.

Shareholders are urged to consult their own tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences to them of the merger.

Recommendation of the boards of GeoPharma and Dynamic Health

After careful consideration, the boards of GeoPharma and Dynamic Health have each determined that the merger is fair to and in the best interests of the shareholders of their respective companies and have unanimously approved the Agreement and Plan of Reorganization, the merger and the other transactions contemplated by the Agreement and Plan of Reorganization.

Opinion of Spartan Securities Group

Spartan Securities Group, Ltd., (“Spartan”) delivered its opinion to the Dynamic Health board of directors that, as of the date of its opinion and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by it, the Agreement and Plan of Reorganization consideration to be received by the holders of Dynamic Health shares (other than GeoPharma and its affiliates) pursuant to the proposed merger agreement was fair, from a financial point of view, to such shareholders.

The full text of Spartan’s written opinion, dated May 9, 2007, is attached as Annex B to this proxy statement/prospectus. Dynamic Health shareholders are encouraged to read Spartan’s opinion carefully in its entirety, including the description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Spartan in rendering its opinion. The opinion addresses only the fairness of the merger consideration to Dynamic Health shareholders from a financial point of view, does not address the merits of the underlying decision by Dynamic Health to engage in the merger and does not constitute a recommendation to any Dynamic Health shareholder as to how to vote on the proposal to adopt the merger agreement.

Interests of Dynamic Health Directors and Executive Officers in the Merger

You should be aware that some of Dynamic Health’s directors and executive officers have interests in the merger and may have arrangements that are different from, or in addition to, those of the Dynamic Health shareholders generally. The Dynamic Health board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the agreement and Plan of Reorganization and the merger.

You should also beware that some of GeoPharma’s directors and executive officers have interests in the merger and may have arrangements that are different from, or in addition to, those of the GeoPharma shareholders generally. GeoPharma’s board of directors were aware of these interests and considered them, among other matters, in reaching its decision to approve the Agreement and Plan of Reorganization and the merger.

Comparison of Rights of Common Shareholders of GeoPharma and Common Shareholders of Dynamic Health

Dynamic Health shareholders, whose rights are currently governed by the Dynamic Health articles of incorporation, as amended (the “Dynamic articles of incorporation”), the Dynamic Health by-laws (the “Dynamic Health by-laws”) and Florida law, will, upon completion of the merger, become shareholders of GeoPharma and their rights will be governed by the articles of GeoPharma (the “GeoPharma articles of incorporation”), the GeoPharma by-laws (the “GeoPharma by-laws”) and Florida law.

The Special Meeting

The special meetings of GeoPharma and Dynamic Health shareholders will be held at 6950 Bryan Dairy Road, Largo, FL 33777 on August 10, 2007, at 10:00 a.m., local time, for GeoPharma, Inc. and at 11:00 a.m., local time, for Dynamic Health. At the special meetings, GeoPharma and Dynamic Health shareholders will be asked to adopt the Agreement and Plan of Reorganization and to transact such other business as may properly come before the meeting.

Record Date; Voting Power

GeoPharma and Dynamic Health shareholders are entitled to vote at the respective special meeting if they owned shares of GeoPharma or Dynamic Health as of the close of business on June 25, 2007, the record date.

On the record date, there were 11,285,231 shares of GeoPharma and 16,691,860 shares of Dynamic Health stock entitled to vote at the special meeting. Shareholders will have one vote at the special meeting for each share of GeoPharma and Dynamic Health common stock that they owned on the record date.

Vote Required

In order for the shareholders of GeoPharma to approve and ratify the Agreement and Plan of Reorganization including the issuance of shares of common stock of GeoPharma in exchange for the outstanding shares of Dynamic Health common stock immediately prior to the completion of the merger, a majority of the votes cast by GeoPharma’s shareholders either in person or by proxy, provided that a quorum is present at the meeting, is required.

Adoption of the Agreement and Plan of Reorganization by the shareholders of Dynamic Health requires the affirmative vote of the holders of a majority of the voting power of all shares of Dynamic Health entitled to vote.

Shares Owned by Directors and Executive Officers

On the record date, directors and executive officers of GeoPharma beneficially owned and were entitled to vote approximately 4,868,091 shares of GeoPharma common stock, which represented approximately 43.2% of the shares of GeoPharma common stock outstanding on that date. On the record date directors and executive officers of Dynamic Health beneficially owned and were entitled to vote approximately 7,804,524 shares of Dynamic Health common stock, which represented approximately 46.8% of the shares of Dynamic Health common stock outstanding on that date.

The Merger

The Agreement and Plan of Reorganization is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the principal document governing the merger.

Conditions to the Completion of the Merger

GeoPharma and Dynamic Health are obligated to complete the merger only if they satisfy several conditions, including the following:

•	the merger agreement is adopted by the affirmative vote of a majority of the voting power of the shares of Dynamic Health common stock;

•

the holders of at least a majority of issued and outstanding shares of GeoPharma shall have approved the merger agreement, including the issuance of GeoPharma’s common stock to the shareholders of Dynamic Health in exchange for their shares of Dynamic Health as provided in the merger agreement;

•

no temporary restraining order, preliminary or permanent injunction or other shall have approved the merger agreement including judgment or order issued by any court of competent jurisdiction or statute, law, rule, other legal restraint or prohibition is in effect preventing the consummation of the merger;

•

the registration statement, of which this proxy statement/prospectus forms a part, has been declared effective and is not the subject of any stop order or pending or threatened proceedings seeking a stop order;

•	the shares of GeoPharma common stock being issued to the shareholders of Dynamic Health pursuant to the Agreement and Plan of Reorganization shall have been authorized for listing on Nasdaq; and

•	other contractual conditions set forth in the Agreement and Plan of Reorganization;

For a more complete description of the conditions to completion of the merger, see the “Agreement and Plan of Reorganization” section of this proxy statement/prospectus.

Termination of the Merger Agreement

The Agreement and Plan of Reorganization may be terminated at any time by the mutual consent of GeoPharma and Dynamic Health. For a more complete description, see the “Agreement and Plan of Reorganization —Termination, Amendment and Waiver” section of this proxy statement/prospectus.

Commercially Reasonable Efforts

Under the Agreement and Plan of Reorganization GeoPharma and Dynamic Health have agreed to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement in the most expeditious manner practicable.

Fees and Expenses

Each of GeoPharma and Dynamic Health will pay its own fees and expenses in connection with the merger. However, GeoPharma shall pay all fees and expenses incurred in relation to the filing, printing and mailing of this proxy statement/prospectus, unless the merger agreement is terminated pursuant to Section 7.1 of the merger agreement, in which case the GeoPharma and Dynamic shall share equally the expenses.

The Companies

GeoPharma, Inc.

6950 Bryan Dairy Road,

Largo, Florida 33777

Telephone: (727) 544-8866

At GeoPharma, we manufacture, package and/or distribute private label dietary supplements, over-the-counter drugs and health and beauty products for companies worldwide under our Florida-incorporated companies, Innovative Health Products, Inc., Breakthrough Engineered Nutrition, Inc., Libi Labs, and Belcher Pharmaceuticals, Inc. Innovative Health Products and Libi Labs specialize in the development and manufacture of a broad range of nutritional supplements and cosmeseuticals, including creams, lotions and gels. As a private-label contract manufacturer, we develop and manufacture for ourselves, and our customers, dietary supplements and health and beauty care products for distribution through various outlets. Belcher Pharmaceuticals, Inc is a state-of-the-art FDA-registered, drug development and manufacturing facility for generic and over-the-counter (“OTC”) drugs. Our fourth Florida corporation, Breakthrough Engineered Nutrition, Inc., develops and markets our own branded dietary supplement product lines and specialty functional products. DEX-L10, DEX-C20 and OxyFirm, are our dietary supplement lines.

Dynamic Health Products, Inc.

12399 Belcher Road South, Suite 140

Largo Florida 33773

Telephone: (727) 683-0670

Dynamic Health, through its wholly-owned subsidiaries, develops, markets and distributes a wide variety of sports nutrition products, performance drinks, non-prescription dietary supplements, over-the-counter drugs, health and beauty care products, health food and nutritional products, soft goods and other related products. Dynamic Health distributes approximately 2,500 individual inventory items, which are designated as individual stock keeping units (“SKU”) purchased from manufacturers. Additionally, Dynamic Health carries its own lines of branded products. These are comprised of approximately 40 products packaged into approximately 75 SKUs.

Market Prices and Dividend Information

GeoPharma’s common stock is listed on NASDAQ Capital Market under the symbol “GORX” and on the Boston Stock Exchange under the symbol “GORX”. Shares of Dynamic Health are traded on the OTC Bulletin Board under the symbol “DYHP”.

The following table presents:

•

the last reported sale price of a share of GeoPharma and Dynamic Health common stock, as reported by Nasdaq, in the case of GeoPharma, and the Over-the-Counter Bulletin Board, in the case of Dynamic Health.

•

the market value of GeoPharma common stock on an equivalent price per share basis, as determined by reference to the value of the merger consideration to be received in respect of each share of Dynamic Health common stock in the merger, in each case on May 14, 2007, the last full trading day prior to the public announcement of the merger, and on June 27, 2007, the latest practicable date before the date of this proxy statement/prospectus.

Date	GeoPharma Common Stock	Dynamic Health Common Stock	Equivalent Price per Share of Dynamic Health Common Stock
May 14, 2007	$4.20	$0.53	$0.60
June 27, 2007	$4.00	$0.57	$0.57

These prices will fluctuate prior to the special meeting and the consummation of the merger, and shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

Neither GeoPharma nor Dynamic Health declared or paid any dividends on its respective shares of common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, and the documents to which we refer you in this proxy statement/prospectus, contain forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements may be identified by the use of words such as “anticipate,” “may,” “can,” “believe,” “expect,” “project,” “intend,” “likely,” similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical facts. These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual outcomes and results to differ materially from those in any such forward-looking statements. These factors include, but are not limited to, the following:

•	GeoPharma’s and Dynamic Health ability to complete the merger;

•	GeoPharma’s ability to successfully integrate operations and to realize synergies from the acquisition;

•	failure to obtain the shareholder approval of the merger or to meet other closing conditions to the merger;

•	failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals;

•	general local economic and employment conditions;

•	GeoPharma’s and Dynamic Health’s ability to effectively manage their operations, costs and capital spending;

•	GeoPharma’s and Dynamic Health’s ability to sell new product offerings or enhanced services;

•	changes in accounting policies or practices;

•	changes in GeoPharma’s and Dynamic Health’s ability to manage operating expenses and capital expenditures and reduce or refinance debt;

•	the effects of technological changes and competition on capital expenditures and product and service offerings;

•	changes in income tax rates and tax laws of federal, state or foreign jurisdictions, and results of any federal, state or foreign income tax audits in the respective taxing jurisdictions; and

•	general factors, including changes in economic, business and industry conditions.

These and other uncertainties related to the businesses of GeoPharma and Dynamic Health are described in greater detail herein. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to GeoPharma, Dynamic Health or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. GeoPharma and Dynamic Health undertake no obligation to publicly update or revise any forward-looking statement or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.

RISK FACTORS

In addition to the other information included and incorporated by reference in this information/prospectus, the following should be considered:

Risks Related to the Merger

The price of GeoPharma’s common stock may be affected by factors different from those affecting the price of Dynamic’s common stock.

Upon completion of the merger, holders of Dynamic’s common stock will become holders of GeoPharma’s common stock. GeoPharma’s business, results of operations and prospects and the price of GeoPharma’s common stock may be affected by factors different than those affecting Dynamic Health’s business, results of operations and prospects and the price of Dynamic Health’s common stock. For a discussion of GeoPharma’s and Dynamic’s businesses and factors to consider in connection with such businesses, see GeoPharma’s Annual Report on Form 10-K and Dynamic Health’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007, each of which is incorporated by reference in this proxy statement/prospectus.

The integration of GeoPharma and Dynamic Health following the merger may present significant challenges.

GeoPharma and Dynamic Health may face significant challenges in combining their operations in a timely and efficient manner. The failure to integrate GeoPharma and Dynamic successfully and to manage successfully the challenges presented by the integration process may result in GeoPharma not achieving the anticipated potential benefits of the merger.

GeoPharma will incur transaction, integration and restructuring costs in connection with the merger.

GeoPharma and Dynamic expect to incur costs associated with transaction fees and other costs related to the merger. Specifically, GeoPharma expects to incur approximately $200,000 for transaction costs related to the merger, which costs are expected to be recorded as a component of the purchase price. In addition, GeoPharma will incur integration and restructuring costs following the completion of the merger as GeoPharma integrates the businesses of Dynamic Health with those of GeoPharma. Although GeoPharma and Dynamic Health expect that the realization of efficiencies related to the integration of the businesses will offset incremental transaction, merger-related and restructuring costs over time, GeoPharma cannot give any assurance that this net benefit will be achieved in the near term.

GeoPharma is controlled by its officers, directors, and principal shareholders.

GeoPharma’s directors, executive officers and principal shareholders and their affiliates beneficially own approximately 43% of GeoPharma’s issued and outstanding common stock. Accordingly, GeoPharma’s executive officers, directors, principal shareholders and certain of their affiliates may determine the approval of the merger by GeoPharma. Additionally, Jugal K. Taneja, the chairman of GeoPharma’s board, Mihir Taneja, our Chief Executive Officer, Secretary and a member of our board of directors, Kotha Sekharam, our President and a member of our Board of Directors, and William LaGamba, a member of our board of directors, are all shareholders of Dynamic Health and also shareholders of GeoPharma. As a result, their interests may be different than other GeoPharma shareholders.

Risks Related to GeoPharma’s Business

New or amended government regulation could adversely impact GeoPharma’s business and operations.

GeoPharma may be subject to additional laws or regulations by the Food and Drug Administration or other federal, state or foreign regulatory authorities, subject to the repeal of laws or regulations which we consider favorable, such as the Dietary Supplement Health and Education Act of 1994, or subject to more stringent interpretations of current laws or regulations, from time to time in the future. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. We also can not predict what effect these regulations, and the related publicity from promulgation of such regulations, could have on consumer perceptions related to the nutraceutical market in which we operate. Such regulations, if promulgated, may be significantly more rigorous than currently applicable regulations and contain quality assurance requirements similar to Good Manufacturing Practices regulations for drug products. Therefore, we may be required to expend additional capital resources on upgrading manufacturing processes and/or equipment in the future in order to comply with the law. The Food and Drug Administration or other governmental regulatory bodies could require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, imposition of additional record keeping requirements, expanded documentation of the properties of certain products and expanded or different labeling and scientific substantiation. Any or all of such requirements could have a materially adverse affect on our business, financial condition, results of operations and cash flows. Our failure to comply with applicable Food and Drug Administration regulatory requirements could result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines, and possible criminal prosecutions.

GeoPharma’s business may experience significant volatility in quarterly earnings and common stock value which could result in significant volatility on the price of our common stock.

Our quarterly operating results could fluctuate due to many factors, including:

•	trends and general conditions in the pharmacy and health product industry, our ability to recognize these trends and market new products that effectively respond to them;

•	our introduction of new products;

•	our competitors’ introduction of new products;

•	the loss of one or more significant customers;

•	increased media attention on the use and efficacy of dietary supplements;

•	consumers’ perceptions of our products and operations, or those of our competitors; and

•	the availability of raw materials from our suppliers.

Our failure to produce operating results that meet securities analysts’ or investor expectations in one or more quarters may materially and adversely affect the price of our common stock and our business.

GeoPharma’s online services may not be able to attract and maintain business to business customers which could negatively impact our revenue.

Our web site competes with both e-commerce and traditional shopping methods for dietary, health and beauty care and pharmaceutical products. Due to this competition, we may not be able to convert customers from traditional shopping methods or draw them from our online competitors. Among other things, our potential customers may be concerned with shopping at our web site due to shipping costs, delivery time, product availability, credit security, confidentiality, and customer service.

The unavailability of additional funds when needed could adversely impact our business and operations because we may not have sufficient funds to expand our operations.

Management believes that cash expected to be generated from operations, current cash reserves, and existing financial arrangements will be sufficient for us to meet our capital expenditures and working capital needs for our operations as presently conducted. In addition, we require more significant capital to expand operations or complete cash based acquisitions. If cash flows from operations, current cash reserves and available credit facilities are not sufficient, it will be necessary for us to seek additional financing. There can be no assurance that such financing would be available in amounts and on terms acceptable to us.

GeoPharma’s business is susceptible to product liability claims which could force us to curtail our business operations.

We inherently face the risk of product liability claims based on injuries caused by the use of our products. In the event that we do not have adequate insurance, product liability claims relating to our products may materially and adversely affect our business.

There are no clinical studies documenting our products’ long-term effects, so we cannot be assured that such products are beneficial or safe in the long-term.

Although many of the ingredients in our dietary supplements are vitamins, minerals, herbs and other substances with a long history of human consumption, some of these products contain ingredients without such a history. In addition, although the ingredients contained in our products are approved by various regulatory agencies, there is little long-term experience with human consumption of some of these product ingredients in concentrated form. We cannot assure that our products, even when used as directed, will have the intended effects or that they will not have harmful side effects. Such unintended effects may result in adverse publicity or product liability claims that may materially and adversely affect our business.

GeoPharma’s products have limited trademark protection which could allow other companies to replicate them which could result in decreased sales of our products.

Our policy is to pursue registrations for all of the trademarks associated with our key proprietary products. We rely on common law trademark rights to protect our unregistered trademarks as well as our trade dressrights. Generally, common law trademark rights are limited to the geographic area in which the trademark is actually used, while a United States federal trademark registration enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. We intend to register our trademarks in certain foreign jurisdictions where our products are sold. We cannot assure that the protection available in such jurisdictions, if any, will be as extensive as the protection available to us in the United States. In addition, because we have no patents on our proprietary products, another company may replicate them. Inadequate trademark and patent protection of our proprietary products may materially and adversely affect our business.

Sales of generic drugs at lower prices than GeoPharma charges may reduce our revenue because we sell fewer products or have to reduce our prices or both.

Certain manufacturers have introduced or partnered with other companies to introduce generic pharmaceutical products which they are sometimes able to sell at lower prices than we can. Such actions have the effect of reducing the potential market share and profitability of generic products developed by the us and may inhibit us from developing and introducing generic pharmaceutical products comparable to certain brand name drugs. This price competition has led to an increase in customer demand for downward price adjustments by the manufacturers of generic pharmaceutical products, us. As a result our revenues could decrease and our gross margins may decrease.

GeoPharma may face liability for our web site content which may not be covered by insurance, causing us to fund such expenses.

We may face potential liability for negligence, trademark, copyright, patent and other claims based on the content we post on our web site. We may also face potential liability for unauthorized duplication of other parties’ web content or proprietary technology. In the event that such liability arises, our general liability insurance may not cover all liability stemming from potential claims of this type. Any such liability that our insurance does not fully cover could materially and adversely affect our business.

The unavailability of raw materials when needed could delay the production of GeoPharma’s products and adversely impact our revenue.

Since the federal drug application process requires specification of raw material suppliers as related to the production of generic drugs, if raw materials from a specified supplier were to become unavailable, FDA approval of a new supplier would be required. A delay of six months or more in the manufacture and marketing of the drug involved while a new supplier becomes qualified by the FDA and its manufacturing process is found to meet FDA standards could, depending on the particular product, delay the production of the product and have an adverse impact on our revenue.

If GeoPharma does not get FDA approval, we will not be able to manufacture certain drugs, which would adversely impact our revenue.

We plan to submit generic drug human and animal ANDA for the FDAs approval to manufacture generic drugs for animals and humans in the future. We cannot predict, nor guarantee, that the FDA will approve any or all applications submitted, nor can we predict when such applications will be reviewed or approved. Failure for the FDA to approve certain generic drug products as they are submitted by us could have an adverse effect on future revenues, cash flows and financial position.

An unfavorable judgment or settlement may hurt GeoPharma’s financial condition.

Litigation concerning patents and proprietary rights is possible and often expensive. Pharmaceutical companies with patented brand products are increasingly suing companies that produce generic forms of their patented brand name products for alleged patent infringement or other violations of intellectual property rights, which may delay or prevent the entry of such generic products into the market. There is a risk that a branded pharmaceutical company may sue the filing person for alleged patent infringement or other manufacturing, developing and/or selling the same generic pharmaceutical products may similarly file lawsuits against us or our strategic partners claiming patent infringement or invalidity. Such litigation is time consuming, and could result in a substantial delay in, or prevent, the introduction and/or marketing of products, which could have a material adverse effect on our business, financial condition and results of operations.

GeoPharma’s insurance coverage may not be sufficient to cover all risk exposure.

We have maintained our insurance coverage for our directors and officers, general liability insurance, and product liability insurance at levels deemed adequate by our Board of Directors. We can not guarantee that these same levels of insurance, at premiums acceptable to us, will be available in the future. As related to product liability insurance, a reduction in coverage or an exclusion for one or more key raw materials, may adversely affect our ability to continue our business as currently conducted. In addition, a loss of one or more of any of these insurance policies, or a claim-related loss in excess of insured limits will adversely affect our ability to continue our business as currently conducted.

GeoPharma may not be able to fulfill its growth strategy if we are unable to consummate future acquisitions.

We expect to pursue additional acquisitions in the future as a part of our business strategy. We cannot assure that attractive acquisition opportunities will be available to us or that we will be able to obtain funds necessary for future acquisitions. If we are unable to consummate future acquisitions, our business, financial condition and operating results may be materially and adversely affected.

Exposure to Natural Disaster Could Result in Unforeseen Expenses or Disruptions to Our Business.

One of our facilities is located in the greater Tampa Bay, Florida area, which is prone to hurricanes. Our business could be adversely affected should our ability to distribute products be impacted by such event.

Risks Relating to Dynamic Health’s Business

Consolidation in the Health and Nutritional Product Distribution Industry May Make It More Difficult for Dynamic Health to Compete with Larger Companies, We May be Required to Sell Products At Prices Below Our Profit Margin.

The health and nutritional product distribution industry is subject to significant economic factors, including consolidation of our competitors. Some of our competitors are consolidating to create integrated delivery systems with greater market presence and negotiation power with manufacturers. As the health and nutritional product distribution industry consolidates, competition for customers will become more intense and the importance of acquiring each customer will become greater. A forced reduction in our prices to meet these challenges may reduce our operating margins and increase our losses.

Dynamic Health Relies on Strategic Relationships to Generate Revenue, the Loss of Which Would Cause Our Revenues to Decrease.

Our success relies on establishing and maintaining strategic relationships with leaders in the health and nutritional product distribution industry. We believe that these relationships will enable us to extend our distribution, obtain specialized industry expertise, and increase overall revenue. We may be unable or unwilling to establish such relationships due to preexisting relationships that these market leaders or we have with other competitors. Furthermore, our strategic relationships may change rapidly in the event that current or future partners decide to compete with us. Consequently, we intend to maintain independence from any particular customer or partner through the use of oral agreements rather than written contracts. Consequently, these agreements may be terminated by the customers at any time. If we lose the right to distribute products under such agreements, we may lose the ability to market certain of our products. Our inability to establish or maintain our strategic relationships may reduce our revenues and increase our losses from operations.

Dynamic Health’s Business is Subject to Government Regulation, the Failure to Comply with Which Could Result in Significant Penalties.

The packaging, labeling, advertising, promotion, distribution and sale of our products are all subject to extensive regulation by numerous federal, state and other government agencies. Because of the broad language of the laws applicable to our business, it is difficult for us to remain in strict compliance. If we fail to or are unable to comply with applicable laws and governmental regulations, our business could be adversely affected.

Dynamic Health’s Business Depends Upon Third Party Manufacturers, the Loss or Unavailability of Which Would Require Us to Find Substitute Manufacturers, Resulting in Delays in Production and Additional Expenses.

Many of our products are produced for us by third party manufacturers. We cannot assure that these manufacturers will provide the products we need, in the quantities we request, or at a price we are willing to pay. In general, we do not maintain written agreements with these manufacturers. Because of the lack of such agreements, there can be no assurance that products we need will be available. Our inability to obtain adequate supplies of product from third party manufacturers at favorable prices, or at all, may increase our expenses and reduce our operating margins, resulting in increased losses.

Dynamic Health’s Products Have Limited Trademark Protection, Which Could Permit Others to Market Similar Products, Resulting in Decreased Sales by Dynamic Health.

Our policy is to pursue registration of all of the trademarks associated with our key proprietary products. We rely on common law trademark rights to protect our unregistered trademarks as well as our trade dress rights. Generally, common law trademark rights are limited to the geographic area in which the trademark is actually used, while a United States federal trademark registration enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. Although sales outside the United States currently constitute less than 1% of our revenues, we intend to register our trademarks in certain foreign jurisdictions where our products are sold. We cannot assure that the protection available in such jurisdictions, if any, will be as extensive as the protection available to us in the United States. In addition, because we have no patents on our proprietary products, another company may replicate them. Inadequate trademark and patent protection of our proprietary products may reduce sales of our products.

Dynamic Health’s Articles of Incorporation and Bylaws Contain Provisions that May Discourage Takeovers or Make Them More Difficult, Regardless of Whether or Not Such a Takeover Would Be Advantageous for Our Shareholders.

Certain provisions of our articles of incorporation and bylaws, as well as certain sections of the Florida Business Corporation Act, and our board of directors’ ability to issue shares of preferred stock and to establish voting rights, preferences and other terms of our stock, may be deemed to have an anti-takeover effect and may discourage takeover attempts that are not first approved by our board of directors. This anti-takeover effect may discourage takeovers which shareholders may deem to be in their best interests.

Possible Adverse Publicity About Dynamic Health’s Products Could Adversely Affect Sales of These Products.

We are dependent on consumers’ perceptions and may be adversely affected by publicity associated with illness or other adverse effects from the consumption of our products (or similar products distributed by other companies) and future reports of research that are perceived as less favorable or that question earlier research. Future scientific research or publicity may not be favorable to the dietary supplement industry or to any particular product, and may not be consistent with earlier favorable research or publicity. We are highly dependent upon consumers’ perceptions of the safety and quality of our products as well as dietary supplements distributed by other companies. Thus, the mere publication of reports asserting that those products may be harmful or questioning their efficacy could adversely affect us regardless of whether such reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

Dynamic Health is Exposed to Product Liability Claims, Which Could Create a Substantial Liability.

We face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. Dynamic Health’s management believes that Dynamic Health has adequate insurance, but if it does not, product liabilities relating to our products could adversely affect us. Although many of the ingredients in our products are vitamins, minerals, herbs and other substances for which there is a long history of human consumption, some of our products contain ingredients for which no such history exists. In addition, although our management believes all of our products are safe when taken as directed, there is little long-term experience with human consumption of certain of these product ingredients in concentrated form. Accordingly, we cannot assure that our products, even when used as directed, will have the effects intended or will not have harmful side effects. Any such unintended effects may result in adverse publicity or product liability claims that could adversely affect us.

Dynamic Health Must Develop New Products to Remain Competitive.

Products currently experiencing strong popularity and rapid growth may not maintain their sales over time. As a result, it will be important for us to be able to develop or acquire new products. We cannot assure that our efforts to develop or acquire new products will be successful.

Competition is Intense and Could Force Dynamic Health to Lower Pricing and Margins.

The wholesale product distribution industry is highly competitive. Numerous companies, many of which have greater size and greater financial, personnel, distribution, marketing and other resources than Dynamic

Health, compete with us in the development, marketing and distribution of our products. Competition from such companies could have a material adverse effect on us. We also face competition in both the health food store and mass market distribution channels from private label products offered by sports nutrition product and performance drink manufacturers and distributors, health and natural food store chains, drugstore chains, mass merchandisers and supermarket chains.

Dynamic Health’s Products Could Infringe on Intellectual Property Rights of Others.

Although we seek to ensure that we do not infringe on the intellectual property rights of others, we cannot assure that third parties will not assert intellectual property claims against us. Infringement claims by third parties against us may have a material adverse affect on our business.

The Loss of a Significant Customer Could Result in a Substantial Decrease in Dynamic Health’s Revenues.

For the year ended March 31, 2007, 11% of consolidated revenues were received from one customer, DPS Nutrition Inc., representing a concentration of credit risk. If our major customers substantially reduced their volume of purchases from us, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Dynamic Health May Grow In Excess of Our Ability to Manage Such Growth, Which Could Result in Inefficiencies.

We believe that continued growth may strain our management, operations, sales and administrative personnel and other resources. In order to serve the needs of existing and future customers we intend to increase our workforce. Our ability to manage further growth depends in part upon our ability to expand our operating, management, information and financial systems, which may significantly increase our future operating expenses. We cannot assure that our business will grow in the future or that we will be able to effectively manage our growth.

Possible Future Acquisitions May be Difficult to Assimilate and Adequate Funding May Not be Available.

Dynamic Health expects to pursue additional acquisitions in the future as a part of our business strategy if the merger is not consumated. We cannot assure that attractive acquisition opportunities will be available to us or that we will be able to obtain financing for future acquisitions. If we are unable to consummate future acquisitions, our business, financial condition and operating results could be adversely affected.

Acquisitions involve numerous risks, including the risk that the acquired business will not perform in accordance with expectations, difficulties in the integration of the operations and products of the acquired businesses with our business, the diversion of management’s attention from other aspects of our business, the risks associated with entering geographic and product markets in which we have limited or no direct prior experience, and the potential loss of key employees of the acquired business arising out of such acquired business. Future acquisitions would likely require additional financing, which would likely result in an increase in our indebtedness or the issuance of additional capital stock, which may be dilutive to our shareholders.

Dynamic Health is controlled by its officers, directors and principal shareholders.

Dynamic Health’s directors, executive officers, family members and affiliates beneficially own approximately 65% of the outstanding shares of Dynamic Health common stock. Therefore, these shareholders will have significant control over the approval of the merger. Additionally, our chairman Jugal K Taneja, is also the chairman of the board of directors, and a shareholder of GeoPharma, Mihir K. Taneja, a principal shareholder of Dynamic Health, is the Chief Executive Officer, Secretary, a member of the board of directors and a shareholder of GeoPharma, Kotha S. Sekharam, a director and shareholder of Dynamic Health, is the president, a member of the board of directors and a shareholder of GeoPharma William L. LaGamba, a principal shareholder of Dynamic Health, is a director and shareholder of GeoPharma. As a result, their interests may be different than other Dynamic Health shareholders.

Exposure to Natural Disaster Could Result in Unforeseen Expenses or Disruptions to Our Business.

One of our facilities is located in the greater Tampa Bay, Florida area, which is prone to hurricanes. Our business could be adversely affected should our ability to distribute products be impacted by such event.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GEOPHARMA

The following selected consolidated financial information of GeoPharma, as of and for each of the five fiscal years in the period ended March 31, 2007, has been derived from Brimmer, Burek & Keelan LLP’s audited historical financial statements incorporated by reference in this proxy Statement statement/prospectus. The financial statements for those periods were audited by Brimmer, Burek & Keelan, an independent registered public accounting firm. This information is only a summary and should be read in conjunction with management’s discussion and analysis of results of operations and financial condition of GeoPharma and the consolidated financial statements and notes thereto of GeoPharma incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

	As of March 31, 2007	As of March 31, 2006	As of March 31, 2005	As of March 31, 2004	As of March 31, 2003
Cash	$735,000	$1,206,017	$6,433,011	$13,437,765	$474,033
Accounts Receivable, net	$8,055,147	$7,465,025	$2,256,189	$1,674,312	$879,454
Inventory, net	$7,356,295	$5,767,056	$3,743,063	$3,225,683	$2,140,709
Other current assets	$3,656,836	$3,554,712	$2,572,884	$2,279,224	$2,049,675
Total current assets	$19,803,278	$17,992,810	$15,005,147	$20,616,984	$5,543,871
PP&E, net	$9,659,063	$8,024,651	$4,485,767	$1,813,430	$1,477,726
Intangible assets, net	$6,916,581	$4,384,842	$521,499	$510,974	$231,151
Other non-current assets	$1,789,644	$1,694,838	$1,659,530	$813,828	$832,968
Total assets	$38,168,566	$32,097,141	$21,671,943	$23,755,216	$8,085,716
Accounts payable	$4,793,483	$4,882,107	$1,759,512	$2,063,254	$919,710
Current portion of long-term debt	$1,771,884	$1,016,789	$1,818,812	$1,527,335	$369,066
Other current liabilities	$4,658,756	$3,711,153	$855,364	$708,325	$1,527,592
Total current liabilities	$11,224,123	$9,365,249	$4,433,688	$4,298,914	$2,816,368
Long-term obligations, less current portion	$3,085,172	$1,911,467	$1,562,569	$2,764,896	$225,282
Minority interest	$(912,664)	$390,984	$—	$—	$—
Redeemable preferred stock	$—	$—	$—	$—	$450,000
Shareholders’ equity	$24,771,935	$20,429,441	$15,675,686	$16,691,406	$4,594,066
Total liabilities and shareholders’ equity	$38,168,566	$32,097,141	$21,671,943	$23,755,216	$8,085,716
	Fiscal Year Ended: March 31, 2007	Fiscal Year Ended: March 31, 2006	Fiscal Year Ended: March 31, 2005	Fiscal Year Ended: March 31, 2004	Fiscal Year Ended: March 31, 2003
Net sales	$59,792,137	$49,743,545	$28,230,240	$22,969,844	$14,731,514
Gross profit	$16,868,020	$12,456,964	$5,778,493	$5,957,492	$4,018,809
SGA	$15,585,758	$10,449,725	$6,677,108	$4,758,293	$3,664,632
Other income/ (expense), net	$257,289	$280,148	$(184,975)	$231,610	$648,732
Income tax benefit/ (expense)	$342,951	$(1,080,800)	$201,898	$(311,800)	$147,900
Preferred dividends	$300,000	$300,000	$521,762	$111,890	$120,031
Net income/(loss) available to common shareholders	$2,206,652	$1,489,197	$(1,403,454)	$1,007,119	$1,030,778
Basic earnings (loss) per share	$0.22	$0.17	$(0.17)	$0.13	$0.15
Basic weighted average number of common shares outstanding	9,875,332	9,041,106	8,111,851	7,682,258	7,073,266
Diluted earnings (loss) per share	$0.19	$0.14	$(0.17)	$0.11	$0.15
Diluted weighted average number of common shares outstanding	13,230,014	12,478,786	8,111,851	9,251,294	7,073,266

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DYNAMIC HEALTH

The following selected consolidated financial information of Dynamic Health, as of and for each of the five fiscal years in the period ended March 31, 2007, has been derived from Dynamic Health’s audited historical financial statements incorporated by reference in this proxy statement/prospectus. The financial statements for those periods were audited by Brimmer, Burek & Keelan LLP an independent registered public accounting firm. This information is only a summary and should be read in conjunction with management’s discussion and analysis of results of operations and financial condition of Dynamic Health and the consolidated financial statements and notes thereto of Dynamic Health incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

	As of March 31, 2007	As of March 31, 2006	As of March 31, 2005	As of March 31, 2004	As of March 31, 2003
Cash and cash equivalents	$1,104,845	$1,009,012	$1,870,561	$219,119	$23,914
Certificates of deposit	$203,908	—	—	—	—
Marketable equity securities, net	$947,223	$1,637,763	$1,162,546	$3,806,324	$4,314
Accounts receivable, net	$2,694,188	$2,485,954	$2,720,424	$154,230	$51,155
Inventories, net	$6,021,047	$4,478,970	$4,901,437	$189,193	$25,662
Other current assets	$798,134	$814,575	$1,207,259	$150,899	$135,879
Total current assets	$11,769,345	$10,426,274	$11,862,227	$4,519,765	$240,924
PP&E, net	$714,043	$743,846	$759,519	$1,314,399	$1,374,305
Other assets	$71,231	$190,584	$363,350	$5,141	$369,942
Goodwill	$4,145,130	$4,145,130	$4,127,613	$—	$—
Intangible assets, net	$464,268	$749,217	$1,041,998	$25,842	$24,583
Total assets	$17,164,017	$16,255,051	$18,154,707	$5,865,147	$2,009,754
Revolving note payable	$1,989,765	$1,609,240	$1,000,000	$—	$—
Current portion of long-term debt	$3,755,176	$2,093,540	$326,056	$27,023	$36,533
Accounts payable	$7,911,918	$5,090,685	$5,160,608	$126,086	$149,070
Other current liabilities	$1,150,326	$797,940	$761,225	$422,159	$179,373
Derivative financial instruments	$650,529	$1,523,376	$12,083,754	$—	$—
Total current liabilities	$15,457,714	$11,114,781	$19,331,643	$575,268	$364,976
Long-term obligations, less current portion	$11,837	$61,899	$75,215	$813,491	$831,712
Deferred income taxes	$—	$186,300	$336,999	$1,189,300	$—
Shareholders’ equity	$1,694,466	$4,892,071	$(1,589,150)	$3,287,088	$813,066
Total liabilities and shareholders’ equity	$17,164,017	$16,255,051	$18,154,707	$5,865,147	$2,009,754

	Fiscal Year Ended: March 31, 2007	Fiscal Year Ended: March 31, 2006	Fiscal Year Ended: March 31, 2005	Fiscal Year Ended: March 31, 2004	Fiscal Year Ended: March 31, 2003
Net sales	$56,810,439	$50,142,206	$16,079,528	$1,892,539	$830,436
Gross profit	$10,455,933	$9,157,007	$3,150,895	$949,986	$400,917
Operating expenses	$11,533,493	$9,681,745	$4,249,369	$1,350,040	$2,161,999
Other income (expense), net	$(58,944)	$(892,136)	$1,819,712	$152,404	$(4,948,653)
Derivative instrument income (expense), net	$674,097	$10,314,794	$(3,838,170)	$—	$—
Derivative instrument interest expense	$(3,311,752)	$(3,311,752)	$(1,227,038)	$—	$—
Income tax benefit (expense)	$(40,605)	$317,742	$(33,575)	$138,979	$2,418,146
Net income (loss) available to common shareholders	$(3,814,764)	$5,903,910	$(4,377,545)	$(108,671)	$(4,291,589)
Basic earnings (loss) per share	$(0.25)	$0.41	$(0.34)	$(0.01)	$(0.35)
Basic weighted average number of common shares outstanding	15,006,057	14,308,264	12,991,512	12,387,611	12,300,228
Diluted earnings (loss) per share	$(0.25)	$0.08	$(0.34)	$(0.01)	$(0.35)
Diluted weighted average number of common shares outstanding	15,006,057	21,481,634	12,991,512	12,387,611	12,300,228

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed consolidated financial information is based upon GeoPharma’s and Dynamic Health’s historical consolidated financial information included in this proxy statement/prospectus, and has been prepared to reflect the proposed merger based on the purchase method of accounting. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the merger or considered intercompany transactions and factually supportable. The selected unaudited pro forma condensed consolidated financial information is derived from the unaudited pro forma condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.” The unaudited pro forma condensed consolidated balance sheet gives effect to the merger as if it had occurred on March 31, 2007. The unaudited pro forma condensed consolidated statement of operations for the year ended March 31, 2007 gives effect to the merger as if it had occurred on April 1, 2006.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of GeoPharma after completion of the merger. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the financial statements and related notes of the respective companies.

The unaudited pro forma condensed consolidated financial information was prepared using the purchase method of accounting with GeoPharma treated as the acquiror. The unaudited pro forma condensed consolidated financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the merger. In addition, GeoPharma’s cost to acquire Dynamic Health will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The allocation is dependent upon valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information in this proxy statement/prospectus. In the opinion of management of GeoPharma, all adjustments have been made that are necessary to present fairly the pro forma data.

GEOPHARMA, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

MARCH 31, 2007

	GeoPharma, Inc.	Dynamic Health Products, Inc.	Pro Forma Adjustments Increase (Decrease)		Pro Forma Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$735,000	$1,104,845	$(274,413	) (a)	$1,365,432
			(200,000	) (e)
Certificates of deposit	—	203,908	—		203,908
Marketable equity securities, net	—	947,223	(901,622	) (b)	45,601
Accounts receivable, net	8,055,147	2,694,188	—		10,749,335
Accounts receivable, other	474,073	—	—		474,073
Inventories, net	7,356,295	6,021,047	—		13,377,342
Prepaid expenses and other current assets	2,605,995	505,922	—		3,111,917
Deferred consulting fees	—	83,127	—		83,127
Due from affiliates	576,768	3,960	(30,323	) (c)	550,405
Notes receivable, net	—	205,125	—		205,125

Total current assets	19,803,278	11,769,345	(1,406,358)		30,166,265
Property, plant, leaseholds and equipment, net	9,659,063	714,043	—		10,373,106
Goodwill, net	728,896	4,145,130	5,758,10	3(d)	10,632,129
Deferred tax asset, net	576,595	49,400	324,58	4(b)	950,579
Media credits, net	286,166	—	—		286,166
Intangible assets, net	6,916,581	464,268	—		7,380,849
Other assets, net	197,987	21,831	—		219,818

Total assets	$38,168,566	$17,164,017	$4,676,329		$60,008,912

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,793,483	$7,911,918	$—		$12,705,401
Revolving note payable, net	—	1,989,765	(1,989,765	) (a)	—
Current portion of long-term obligations	1,771,884	3,755,176	(3,750,806	) (a)	1,776,254
Accrued expenses and other liabilities	4,654,796	1,074,100	—		5,728,896
Obligations to affiliates	3,960	26,363	(30,323	) (c)	—
Notes payable	—	49,863	—		49,863
Derivative financial instruments	—	650,529	(650,529	) (a)	—

Total current liabilities	11,224,123	15,457,714	(6,421,423)		20,260,414
Long-term obligations, less current portion	3,085,172	11,837	—		3,097,009

Total liabilities	14,309,295	15,469,551	(6,421,423)		23,357,423

Minority interest	(912,664)	—	—		(912,664)
Commitments and contingencies	—	—	—		—
Shareholders’ equity:
Series A Convertible Preferred stock	—	—	—		—
Series B 6% Cumulative Convertible Preferred stock	50	—	—		50
Common stock	102,330	162,419	58,67	1(a)	133,914
			(221,090	) (d)
			31,58	4(d)
Treasury stock	(1,104)	—	(2,049	) (b)	(3,153)
Additional paid-in capital	47,753,274	5,045,370	5,628,82	9(a)	60,519,200
			(899,573	) (b)
			(10,674,199	) (d)
			(200,000	) (e)
			13,865,49	9(d)
Retained earnings (deficit)	(23,082,615)	(4,087,118)	429,18	7(a)	(23,082,615)
			3,657,93	1(d)
Accumulated other comprehensive income:
Unrealized gains (losses) on marketable equity securities, net of tax	—	573,795	(577,038	) (b)	(3,243)

Total shareholders’ equity	24,771,935	1,694,466	11,097,752		37,564,153

Total liabilities and shareholders’ equity	$38,168,566	$17,164,017	$4,676,329		$60,008,912

See notes to unaudited pro forma condensed consolidated financial statements.

GEOPHARMA, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2007

	GeoPharma, Inc.	Dynamic Health Products, Inc.	Pro Forma Adjustments Increase (Decrease)		Pro Forma Consolidated
Revenue	$59,792,137	$56,810,439	$(99,409	)(f)	$116,503,167
Cost of goods sold	42,924,117	46,354,506	(99,409	)(f)	89,179,214

Gross profit	16,868,020	10,455,933	—		27,323,953

Operating expenses:
Stock option compensation expense	1,581,703	910,258	—		2,491,961
Depreciation and amortization	1,163,748	502,229	—		1,665,977
Selling, general and administrative expenses	12,840,307	10,121,006	—		22,961,313

Total operating expenses	15,585,758	11,533,493	—		27,119,251

Operating income (loss) before other income and expense	1,282,262	(1,077,560)	—		204,702
Other income (expense):
Interest income	73,324	23,528	—		96,852
Gain on sale of marketable securities	—	572,096	(572,096	)(g)	—
Gain from debt extinguishment	—	153,750	(153,750	)(h)	—
Gain (loss) on sale of property	—	(34,776)	—		(34,776)
Other income and expenses, net	183,965	53,752	—		237,717
Derivative instrument income (expense), net	—	674,097	(674,097	)(i)	—
Derivative instrument interest expense	—	(3,311,752)	3,311,752	(i)	—
Interest expense	—	(827,294)	620,657	(j)	(66,764)
			139,873	(k)

Total other income (expense)	257,289	(2,696,599)	2,672,339		233,029

Income (loss) before income taxes, minority interest and preferred dividends	1,539,551	(3,774,159)	2,672,339		437,731
Minority interest benefit	1,310,052	—	—		1,310,052
Income tax benefit (expense)	(342,951)	(40,605)	437,260	(l)	53,704

Net income (loss)	2,506,652	(3,814,764)	3,109,599		1,801,487
Preferred stock dividends	300,000	—	—		300,000

Net income (loss) available to common shareholders	$2,206,652	$(3,814,764)	$3,109,599		$1,501,487

Basic income (loss) per share	$0.22				$0.12

Basic weighted average number of common shares outstanding	9,875,332		3,033,363	(m)	12,908,695

Diluted income (loss) per share	$0.19				$0.11

Diluted weighted average number of common shares outstanding	13,230,014		3,033,363	(m)	16,263,377

See notes to unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS

(A)	The pro forma condensed consolidated balance sheet as of March 31, 2007 gives effect to the purchase of Dynamic Health and the issuance of one share of GeoPharma common stock in exchange for every seven shares of common stock of Dynamic Health, as if it had occurred on March 31, 2007.

The following pro forma adjustments are incorporated in the pro forma condensed consolidated balance sheet:

(a)	To reflect Dynamic Health’s conversion of its convertible debt to Laurus and the payment of the balance of the revolving debt to Laurus in cash, under both the revolving note payable and convertible notes, immediately prior to our purchase.

(b)	To reflect the transfer of Dynamic Health’s investment in GeoPharma common stock to our treasury stock.

(c)	To reflect the elimination of intercompany obligations.

(d)	To reflect the issuance of 3,158,428 shares of GeoPharma common stock, under purchase accounting, for 100% of Dynamic Health common stock outstanding.

(e)	To reflect estimated acquisition costs of Dynamic Health by GeoPharma.

(B)	The pro forma condensed consolidated statement of operations for the year ended March 31, 2007 gives effect to the purchase of Dynamic Health and the issuance of one share of GeoPharma common stock in exchange for every seven shares of common stock of Dynamic Health, as if it had occurred on April 1, 2006.

The following pro forma adjustments are incorporated in the pro forma condensed consolidated statement of operations:

(f)	To reflect the elimination of intercompany sales and purchases.

(g)	To reflect the elimination the gain on sale of GeoPharma marketable equity securities. Proceeds were used to satisfy a portion of the Laurus debt.

(h)	To eliminate the gain from extinguishment of a portion of the Laurus debt.

(i)	To eliminate the derivative accounting for convertible instruments, that were satisfied by Dynamic Health immediately prior to the acquisition.

(j)	Adjustment for interest expense on satisfied Laurus debt.

(k)	Adjustment for amortization of debt discount to interest expense on satisfied Laurus debt.

(l)	Adjustment for income tax effects.

(m)	Issuance of 3,033,363 shares of GeoPharma common stock, under purchase accounting, for 100% of Dynamic Health common stock outstanding.

COMPARATIVE PER SHARE INFORMATION

The following tables set forth for the periods presented certain per share data of GeoPharma and Dynamic Health on a historical basis and on an unaudited pro forma basis after giving effect to the merger under the purchase method of accounting. The historical per share data of GeoPharma and Dynamic Health has been derived from, and should be read in conjunction with, the historical financial statements of GeoPharma and Dynamic Health incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.” The unaudited pro forma per share data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

The GeoPharma unaudited pro forma equivalent data was calculated by multiplying the corresponding Dynamic Health unaudited pro forma consolidated data by the exchange ratio of .1429. This data shows how each share of Dynamic Health common stock would have participated in net income and book value of GeoPharma if the companies had always been consolidated for accounting and financial reporting purposes for all periods presented. These amounts, however, are not intended to reflect future per share levels of net income and book value of GeoPharma.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Shares of GeoPharma common stock is listed on NASDAQ Capital Market under the symbol “GORX” and on the Boston Stock Exchange under the symbol “GORX”. Shares of Dynamic Health are traded on the OTC Bulletin Board under the symbol “DYHP”.

The following table sets forth, for the periods indicated, dividends declared and the high and low sales prices per share of GeoPharma common stock as reported by the NASDAQ Capital Market and for Dynamic Health as reported on the OTC Bulletin Board.

	GeoPharma Common Stock			Dynamic Health Common Stock
Fiscal Year March 31,	High	Low	Dividends Declared	High	Low	Dividends Declared
2005
First Quarter	$7.00	$4.10	—	$1.15	$0.51	—
Second Quarter	$5.89	$2.85	—	$1.25	$0.51	—
Third Quarter	$11.25	$3.36	—	$1.85	$0.75	—
Fourth Quarter	$5.45	$2.53	—	$1.58	$0.98	—
2006
First Quarter	$3.11	$1.54	—	$1.60	$0.57	—
Second Quarter	$5.00	$1.76	—	$0.97	$0.45	—
Third Quarter	$5.38	$2.92	—	$0.95	$0.35	—
Fourth Quarter	$4.89	$3.57	—	$0.48	$0.36	—
2007
First Quarter	$4.70	$4.02	—	$0.41	$0.22	—
Second Quarter	$4.15	$2.95	—	$0.47	$0.25	—
Third Quarter	$4.41	$3.35	—	$0.40	$0.25	—
Fourth Quarter	$4.67	$4.01	—	$0.50	$0.24	—
2008
First Quarter (through May 30th)	$4.45	$4.08	—	$0.65	$0.40	—

The following table sets forth the high, low and last reported sales prices per share of GeoPharma and Dynamic Health common stock as reported by the Nasdaq Capital Market in the case of GeoPharma and Over-the-Counter Bulletin Board in the case of Dynamic Health and the market value of a share of Dynamic Health common stock on an equivalent price per share basis, as determined by reference to the value of the merger consideration to be received in respect of each share of Dynamic Health common stock in the merger, in each case on May 14, 2007, the last full trading day prior to the public announcement of the merger, and on June 27, 2007, the latest practicable date before the date of this proxy statement/prospectus.

	GeoPharma Common Stock			Dynamic Health Common Stock			Equivalent Price per Share Of Dynamic Health Common Stock
Date	High	Low	Close	High	Low	Close
May 14, 2007	$4.26	$4.20	$4.20	$0.53	$0.53	$0.53	$0.60
June 27, 2007	$4.07	$3.92	$4.00	$0.57	$0.57	$0.57	$0.57

THE SPECIAL MEETING

Date, Time and Place

This proxy statement/prospectus is being mailed to GeoPharma and Dynamic Health shareholders on or about July 5, 2007 in connection with the solicitation of proxies by the board of directors of GeoPharma and Dynamic Health for use at the special meeting of shareholders to be held at 6950 Bryan Dairy Road, Largo, FL 33777 on August 10, 2007 at 10:00 a.m., local time, for GeoPharma and 11:00 a.m., local time, for Dynamic Health, and at any adjournment or postponement thereof.

Purpose of the Special Meeting

Shareholders of GeoPharma will consider and vote upon approving the Agreement and Plan of Reorganization, including the issuance of shares of common stock of GeoPharma in exchange for the outstanding shares of Dynamic Health common stock and to transact such other business as may properly come before the meeting or any properly reconvened meeting following an adjournment or postponement thereof.

The GeoPharma board of directors and a Special Committee have determined that the merger and issuance of shares of GeoPharma’s common stock in exchange for the shares of Dynamic Health’s shareholders is fair to and in the best interest of the GeoPharma shareholders and have unanimously approved the Agreement and Plan of Reorganization, the issuance of GeoPharma’s common stock in exchange for the issued and outstanding shares of Dynamic Health and the other transactions contemplated by the Agreement and Plan of Reorganization. Accordingly, the GeoPharma board of directors and the Special Committee recommend that the GeoPharma shareholders vote for approving the Agreement and Plan of Reorganization, including the issuance of shares of GeoPharma’s common stock in connection with the agreement and plan of reorganization.

Shareholders of Dynamic Health will consider and vote upon the proposal to adopt the Agreement and Plan of Reorganization and to transact such other business as may properly come before the meeting or any properly reconvened meeting following an adjournment or postponement thereof.

The Dynamic Health board of directors have determined that the merger is fair to and in the best interests of the Dynamic Health shareholders, and have unanimously approved the agreement and plan of reorganization and the other transactions contemplated by the agreement and plan of reorganization. Accordingly, the Dynamic Health board of directors recommend that the Dynamic Health shareholders vote “FOR” the adoption of the merger agreement.

Record Date; Required Vote; Quorum

The close of business on June 25, 2007 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. As of the record date, there were outstanding 11,285,231 shares of GeoPharma common stock and 16,691,860 shares of Dynamic Health common stock.

The approval and adoption of the Agreement and Plan of Reorganization, including the issuance of shares of GeoPharma’s common stock pursuant to the agreement and plan of reorganization requires the affirmative vote of a majority of the votes cast by GeoPharma’s shareholders who held their shares on the record date either in person or by proxy, provided that a quorum is present at the meeting. Shareholders will be entitled to one (1) vote per share of GoePharma common stock on all matters submitted for a vote at the special meeting.

The approval and adoption of the Agreement and Plan of Reorganization requires the affirmative vote of a majority of the voting power of the shares of Dynamic Health common stock issued and outstanding on the record date. Shareholders will be entitled to one (1) vote per share of Dynamic Health common stock on all matters submitted for a vote at the special meeting.

The presence at the special meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast at the special meeting will constitute a quorum. Abstentions and broker non-votes (described below) are counted in determining whether a quorum is present. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner. Abstentions and broker non-votes, because they are not treated as votes cast, in the case of tabulating the votes at Dynamic’s special meeting, will have the same effect as votes “AGAINST” the proposal to adopt the agreement and plan of reorganization.

Shares Owned by GeoPharma and Dynamic Health Directors and Executive Officers

On the GeoPharma Record Date, directors and executive officers of GeoPharma beneficially owned and were entitled to vote approximately 4,868,091 shares of GeoPharma common stock, which represented approximately 43.1% of the shares of GeoPharma common stock outstanding on that date. GeoPharma currently expects that GeoPharma’s directors and officers will vote their shares in favor of the adoption of the agreement and plan of reorganization at the special meeting, although none of them has entered into any agreement obligating them to do so. For information regarding the beneficial ownership of GeoPharma common stock by certain beneficial owners and each GeoPharma director and executive officer. See, “Security Ownership of Certain Beneficial Owners and Management of GeoPharma” elsewhere in this proxy statement/prospectus.

On the Dynamic Health Record Date, directors and executive officers of Dynamic Health beneficially owned and were entitled to vote approximately 7,804,524 shares of Dynamic Health common stock, which represented approximately 46.8% of the shares of Dynamic Health common stock outstanding on that date. Dynamic Health currently expects that its directors and officers will vote their shares in favor of the adoption of the agreement and plan of reorganization at the special meeting, although none of them has entered into an agreement to do so. For information regarding the beneficial ownership of Dynamic Health common stock by certain beneficial owners and each Dynamic director and executive officer. See “Security Ownership of Certain Beneficial Owners and Management of Dynamic Health” elsewhere in this proxy statement/prospectus.

Voting of Proxies

This proxy statement/prospectus is being sent to GeoPharma and Dynamic Health shareholders on behalf of the board of directors of GeoPharma and Dynamic Health for the purpose of requesting that you allow your shares of GeoPharma and Dynamic Health common stock to be represented by the persons named in the enclosed proxy cards. All shares of GeoPharma and Dynamic Health common stock represented at the meeting by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the board of directors of GeoPharma and Dynamic Health.

The board of directors of GeoPharma recommends a vote “FOR” the approval of the Agreement and Plan of Reorganization, including the issuance of GeoPharma’s common stock pursuant to the agreement and plan of reorganization.

The board of directors of Dynamic Health recommends a vote “FOR” the approval of the Agreement and Plan of Reorganization.

If you hold shares of record as a registered shareholder, please follow the voting instructions included on the enclosed proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you will need to obtain instructions from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other nominee to vote your shares. Many such firms make telephone and/or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Even if you plan to attend the special meeting, GeoPharma and Dynamic Health recommend that you submit your proxy so that your vote will be counted even if you later decide not to attend the meeting. In addition, please note that if your shares are held in “street name,” and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the special meeting.

Neither GeoPharma nor Dynamic Health expects that any matter other than the proposals discussed herein will be presented at the special meeting. If, however, any other matter is properly presented at the special meeting or any properly reconvened meeting following an adjournment or postponement of the special meeting, the persons named as proxies in the proxy card will use their own judgment to determine how to vote your shares.

Revocability of Proxies

You may revoke your proxies at any time prior to the time the vote is taken at the special meeting. To revoke your proxy, you must either submit a signed notice of revocation to GeoPharma if you are a shareholder of GeoPharma at 6950 Bryan Dairy Road, Largo, Florida 33777 attention Secretary, or if you are a shareholder of Dynamic Health and wish to revoke your vote, to Dynamic Health at 12399 Belcher Road South, Suite 140, Largo, Florida 33773 attention Secretary; submit a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting does not by itself constitute the revocation of a proxy. If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with the procedures established by them. Please contact your broker, bank or other nominee and follow its directions in order to change your vote or revoke your proxy.

Solicitation of Proxies

The board of directors of GeoPharma is soliciting proxies from its shareholders and the board of directors of Dynamic Health is soliciting proxies from its shareholders. Each of GeoPharma and Dynamic Health will pay its own fees and expenses in connection with the merger. However, GeoPharma shall pay all fees and expenses incurred in relation to the filing, printing and mailing of this proxy statement/prospectus, unless the merger agreement is terminated pursuant to Section 7.1 of the merger agreement, in which case GeoPharma and Dynamic Health shall share equally the expenses. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of GeoPharma or Dynamic Health common stock beneficially owned by others to forward to such beneficial owners. Persons representing beneficial owners of GeoPharma or Dynamic Health common stock may be reimbursed for their costs of forwarding solicitation materials to such beneficial owners. In addition to soliciting proxies by mail, directors, officers or employees of GeoPharma and Dynamic Health may solicit proxies personally and by telephone, email or otherwise. None of these persons will receive additional or special compensation for soliciting proxies.

Rights of Dissenting Shareholders

Dynamic Health shareholders as of the record date for the special meeting are entitled to dissenters’ rights of appraisal under the Florida Business Corporation Act (“FBCA”). Pursuant to the FBCA, a Dynamic Health shareholder who does not wish to accept the shares of GeoPharma common stock to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his shares as of the day before to the effective date of the merger. Such fair value is exclusive of any appreciation or depreciation in anticipation of the merger, unless exclusion would be inequitable. GeoPharma shareholders are not entitled to dissenters’ rights in connection with the merger.

In order to exercise appraisal rights, a dissenting Dynamic Health shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the FBCA, which are summarized below. A copy of the full text of those Sections is attached hereto as Annex C. Dynamic Health shareholders are urged to read Annex C in its entirety and consult with their legal advisors, and cautioned that failure to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

Procedures for Exercising Dissenters’ Rights of Appraisal.

The following summary of Florida law is qualified in its entirety by reference to the full text of the provisions of the FBCA attached to this proxy statement/prospectus as Annex C.

1.	A dissenting shareholder must file with Dynamic Health, prior to the taking of the vote on the merger, a written notice of intent to demand payment for his or her shares if the merger is completed. A vote against the merger will not alone be deemed to be the written notice of intent to demand payment. A dissenting shareholder need not vote against the merger, but cannot vote for the merger.

2.	If the merger is completed, then within 10 days after the effective date of the merger, GeoPharma must send a written appraisal notice to each dissenting Dynamic Health shareholder specifying the effective date of the merger and providing a form with which the shareholder may state the shareholder’s name and address, the number, class and series of shares with respect to which the shareholder asserts appraisal rights, that the shareholder did not vote in favor of the merger, whether the shareholder accepts GeoPharma’s cash offer for the shareholder’s shares, and, if the offer is not accepted, the shareholder’s estimate of the fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest. See the Form of Appraisal Notice attached to this proxy statement/prospectus as Annex D.

The appraisal notice form must include GeoPharma’s estimate of the fair value of the Dynamic Health shares with respect to which the shareholder has exercised dissenter’s rights and an offer to pay that amount for the shares. The notice must also state where the form must be sent, the date by which it must be received, and the place at and date by which certificates for the shares must be delivered, together with a notice that the shareholder’s appraisal rights will have been waived unless the form is received by that date. Additionally, the form must state that, if requested in writing, GeoPharma will provide within 10 days the number of shareholders who have returned appraisal notices and the total number of shares owned by them. The notice must be accompanied by Dynamic Health’s balance sheet, income and cash flow statements for its most recently completed fiscal year and the latest available interim period.

3.	A shareholder who wishes to exercise appraisal rights must complete and return the appraisal notice form and deposit the certificates for his shares in accordance with the instructions contained in the form and by the date specified. A shareholder who fails to comply with these procedures is not entitled to payment under these provisions of the FBCA. A shareholder who complies with these procedures may nevertheless withdraw from the appraisal process by notifying GeoPharma in writing prior to the last date for withdrawal specified in the appraisal notice. Unless a notice of withdrawal is made timely, a shareholder loses all rights of a shareholder except for payment of the fair value of his shares and may thereafter withdraw from the appraisal process only with the consent of GeoPharma.

4.	If a dissenting shareholder accepts GeoPharma’s offer as set forth in the appraisal notice, GeoPharma must make such payment to the shareholder within 90 days after its receipt of the shareholder’s notice, and, upon such payment, the shareholder ceases to have any interest in the shares. If the shareholder does not accept GeoPharma’s offer, he must notify GeoPharma of his own estimate of the fair value of the shares and demand payment of that amount plus interest. A shareholder who fails to make such demand within the time frame specified in the FBCA is entitled only to payment in the amount of GeoPharma’s offer.

5.

The costs and expenses of any court appraisal proceeding are determined by the court and will be assessed against GeoPharma except that all or any part of such costs and expenses may be apportioned and assessed against any dissenting shareholders who are parties to the proceeding if the court finds their refusal to accept GeoPharma’s offer to have been arbitrary, vexatious or not in good faith. Expenses include reasonable compensation for, and expenses of, appraisers appointed by the court. The court may also assess the fees and expenses of counsel and experts for the parties in amounts the court finds equitable and may charge such fees and expenses against any party that failed to comply with the appraisal procedures or that acted arbitrarily, vexatiously or not in good faith. If the court finds that the services of counsel for any shareholder were of substantial benefit to other similarly situated shareholders, the court may such counsel reasonable fees to be paid out of the amounts awarded to the shareholders who were benefited by such services. If GeoPharma fails to make the required payment to a shareholder who has accepted GeoPharma’s offer, such shareholder may sue for the amount owed and, to the extent successful, recover all costs and expenses of the suit, including counsel’s fees.

Because of the complexity of the provisions of the Florida law relating to dissenters’ appraisal rights, Dynamic Health shareholders who are considering dissenting from the merger are urged to consult their own legal advisers.

THE MERGER

Background to the Merger

Reasons for the Merger

GeoPharma’s board of directors and a special committee have determined that the merger is fair to and in the best interests of GeoPharma and its shareholders and, by the unanimous written consent of all the directors of GeoPharma approved and adopted the merger agreement and the merger. In reaching its decision to approve the merger agreement, merger and the other transactions contemplated by the merger agreement and to unanimously recommend that GeoPharma’s shareholders approve and adopt the merger agreement, each of the GeoPharma board of directors and the Special Committee considered the information provided to it, analyzed the terms of the merger agreement, considered a variety of factors, a number of which are summarized below, consulted with members of GeoPharma’s executive management and its financial and other advisors regarding the strategic and operational aspects of the merger and the results of the due diligence efforts undertaken by GeoPharma and consulted with GeoPharma’s legal advisors regarding the duties of the members of the GeoPharma board of directors and the terms of the merger agreement. GeoPharma’s board of directors and Special Committee also considered that GeoPharma’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of the GeoPharma’s shareholders generally. Potential benefits to GeoPharma’s and its shareholders, employees, partners and customers identified by the GeoPharma board of directors and Special Committee include the following:

•	the ability of GeoPharma shareholders to participate in the growth of the business conducted by GeoPharma and Dynamic Health following the merger;

•	the enhanced ability of GeoPharma to execute its business plan by using the combined resources of Dynamic Health and GeoPharma; and

•	the potential for increased opportunities for GeoPharma employees and partners, and the potential for even better solutions for GeoPharma current and future customers.

In the course of deliberations, GeoPharma’s board of directors and Special Committee also reviewed with GeoPharma’s executive management and its legal and financial advisors a number of additional factors relevant to the merger, including:

•	the terms and conditions of the merger agreement;

•	the likelihood that the merger will be completed;

•	information relating to the business, assets, management, competitive position, operating performance, trading performance and prospects of each of Dynamic Health and GeoPharma,;

•	the current economic and financial market conditions and historical market prices, volatility and trading information for Dynamic Health common stock and GeoPharma common stock;

•	the belief, based on presentations by GeoPharma’s legal and financial advisors, that the terms and conditions of the merger agreement are generally customary for transactions such as the merger;

•	whether strategic alternatives to the merger would enhance long-term shareholder value; and

•	the results of due diligence investigations of GeoPharma by management and legal and other advisers.

GeoPharma’s board of directors and the Special Committee also considered and balanced against the potential benefits of the merger a number of potentially negative factors, including the following:

•	the risk that the merger would not be consummated and the effect of the public announcement of the merger on GeoPharma’s sales and operating results, suppliers, creditors and customers;

•	the possibility that the market value of GeoPharma’s common stock might decrease prior to the closing of the merger;

•	the other risks described in the section entitled “Risk Factors Relating to the Merger”.

GeoPharma’s board of directors and the Special Committee concluded that overall these risks were outweighed by the potential benefits of the merger, and determined that the merger was fair to and in the best interests of the GeoPharma’s shareholders.

The above discussion does not include all of the information and factors considered by GeoPharma’s board of directors and the Special Committee. In view of the variety of factors considered in connection with its evaluation of the merger agreement, GeoPharma’s board of directors and the Special Committee did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of GeoPharma’s board of directors or the Special Committee may have given different weight to different factors.

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to unanimously recommend that Dynamic Health shareholders adopt the merger agreement, each of the Dynamic Health board of directors considered the information provided to it, analyzed the terms of the merger agreement, considered a variety of factors, a number of which are summarized below, consulted with members of Dynamic’s Health’s executive management and its financial and other advisors regarding the strategic and operational aspects of the merger and the results of the due diligence efforts undertaken by Dynamic Health and consulted with Dynamic Health’s legal advisors regarding the duties of the members of the Dynamic Health board of directors and the terms of the merger agreement. Dynamic Health’s board of directors also considered that Dynamic Health’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of the Dynamic Health’s shareholders generally. Potential benefits to Dynamic Health and its shareholders, employees, partners and customers identified by the Dynamic Health board of directors include the following:

•

the ability of Dynamic Health shareholders to continue to participate in the growth of the business conducted by GeoPharma and Dynamic Health following the merger and to benefit from the potential future appreciation in value of shares of GeoPharma’s common stock;

•	the enhanced ability of Dynamic Health to execute its business plan by using the combined resources of Dynamic Health and GeoPharma; and

•	the potential for increased opportunities for Dynamic Health employees and partners, and the potential for even better solutions for Dynamic Health current and future customers.

In the course of deliberations, Dynamic Health’s board of directors also reviewed with Dynamic Health executive management and its legal and financial advisors a number of additional factors relevant to the merger, including:

•	the terms and conditions of the merger agreement, the closing conditions and the provisions regarding the compensation and benefits to be provided to Dynamic Health employees following the merger;

•	the likelihood that the merger will be completed;

•	the intended treatment of the merger as a tax-free reorganization;

•

the opinion of Spartan Securities Group, Ltd. to the effect that, as of the date of the Agreement and Plan of Reorganization and subject to the considerations set forth in the opinion, the merger consideration was fair to shareholders of Dynamic Health (other than GeoPharma and its affiliates) from a financial point of view. See “Opinion of Spartan Securities Group, Ltd.” – Annex B.

•

information relating to the business, assets, management, competitive position, operating performance, trading performance and prospects of each of Dynamic Health and GeoPharma, including the prospects of Dynamic Health if it were to continue as an independent company;

•	then current economic and financial market conditions and historical market prices, volatility and trading information for Dynamic Health common stock and GeoPharma common stock;

•

the belief, based on presentations by Dynamic Health’s legal and financial advisors, that the terms and conditions of the merger agreement, including the limited conditions of GeoPharma’s obligation to close the merger are generally customary for transactions such as the merger;

•	the fact that the Dynamic Health shareholders would hold approximately 22.6% of the outstanding shares of GeoPharma common stock following the merger;

•	the experience and strength of GeoPharma’s management team;

•	whether strategic alternatives to the merger would enhance long-term shareholder value; and

•	the results of due diligence investigations of GeoPharma by management and legal and other advisers.

Dynamic Health board of directors also considered and balanced against the potential benefits of the merger a number of potentially negative factors, including the following:

•

the risk that the merger would not be consummated and the effect of the public announcement of the merger on Dynamic Health sales and operating results, suppliers, creditors and customers and Dynamic Health’s ability to attract and retain key management, marketing, technical, sales and other personnel;

•	the possibility that the market value of GeoPharma’s common stock might decrease prior to the closing of the merger, resulting in less aggregate value to the Dynamic Health shareholders;

•

the fact that shareholders of Dynamic Health will not receive the full benefit of any future growth in the value of their equity that Dynamic Health may have achieved as an independent company, and the potential disadvantage to Dynamic Health shareholders who receive GeoPharma common stock in the event that GeoPharma does not perform as well in the future as Dynamic Health may have performed as an independent company;

•

the restrictions on the conduct of Dynamic Health’s business during the period between signing of the merger agreement and the completion of the merger or the termination of the merger agreement, which could delay or prevent Dynamic Health from pursuing business opportunities that may arise prior to the completion of the merger;

•	the business, financial, operational and other risks associated with the Geopharm’s common stock that Dynamic Health shareholders will receive as consideration in the merger; and

•	the other risks described in the section entitled “Risk Factors Relating to the Merger”.

Dynamic Health’s board of directors concluded that overall these risks were outweighed by the potential benefits of the merger, and determined that the merger was fair to and in the best interests of the Dynamic Health’s shareholders.

The above discussion does not include all of the information and factors considered by Dynamic Health’s board of directors. In view of the variety of factors considered in connection with its evaluation of the merger agreement, Dynamic Health’s board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of Dynamic Health’s board of directors may have given different weight to different factors.

THE AGREEMENT AND PLAN OF REORGANIZATION

This is a summary of the material provisions of the Agreement and Reorganization, which is sometimes referred to herein as the merger agreement. The merger agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of that agreement. You should read the entire merger agreement carefully.

Conditions to the Completion of the Merger

Conditions to the Obligations of Each Party. The obligations of each party to consummate the merger are subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the closing date of the following conditions:

•	the merger agreement has been adopted by the affirmative vote of a majority of the voting power of the shares of Dynamic Heath common stock;

•

the merger agreement has been adopted by the affirmative vote of a majority of the votes cast, by those entitled to vote, by GeoPharma’s shareholders in person or by proxy, provided a quorum as present at the meeting;

•

no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or statute, law, rule, other legal restraint or prohibition is in effect preventing the consummation of the merger; and

•

the registration statement, of which this proxy statement/prospectus forms a part, has been declared effective and is not the subject of any stop order or pending or threatened proceedings seeking a stop order.

Conditions to the Obligations of GeoPharma. The obligations of GeoPharma to consummate the merger are subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the closing date of the following further conditions:

•

the representations and warranties of Dynamic Health contained in the merger agreement that are qualified as to materiality are true and correct, and the representations and warranties of Dynamic Health contained in the merger agreement that are not qualified as to materiality are complete and accurate in all material respects, in each case as of the date of the merger agreement and as of the closing date as though made on the closing date (except to the extent the representations and warranties expressly relate to an earlier date, in which case as of the earlier date). GeoPharma must receive a certificate signed on behalf of Dynamic Health by the chief executive officer of Dynamic Health to that effect;

•

Dynamic Health has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date, and GeoPharma has received a certificate signed on behalf of Dynamic Health by an authorized officer of Dynamic Health to that effect;

•

The convertible notes, having an aggregate original principal amount of $9,000,000, which were issued on September 30, 2004 and March 29, 2005 to Laurus Master Fund, Ltd. (“Laurus”), shall have been fully satisfied and/or converted, the original notes shall have been surrendered to Dynamic Health, Dynamic Health and/or Laurus shall have filed all appropriate UCC and/or other documents to terminate any liens on the assets of Dynamic Health relating to such notes, and Dynamic Health shall have provided proof of such termination of liens to GeoPharma.

•

A Company Material Adverse Effect shall not have occurred. A Company Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Dynamic Health and its subsidiaries as a whole or on the ability of the Dynamic Health to consummate the transactions contemplated by the Agreement and Plan of Reorganization; provided however, Dynamic Health’s continuing to incur losses, as long as such losses are in the ordinary course of business and are comparable to those incurred by the Dynamic prior to the execution of the merger agreement, shall not, alone, be deemed to be a Company Material Adverse Effect.

Conditions to the Obligations of Dynamic Health. The obligations of Dynamic Health to consummate the merger are subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the closing date of the following further conditions:

•

the representations and warranties of GeoPharma and DYHP Acquisition contained in the merger agreement that are qualified as to materiality are true and correct, and the representations and warranties of GeoPharma and DYHP Acquisition contained in the merger agreement that are not qualified as to materiality are complete and accurate in all material respects, in each case as of the date of the merger agreement and as of the closing date as though made on the closing date (except to the extent the representations and warranties expressly relate to an earlier date, in which case as of the earlier date). Dynamic Health must receive a certificate signed on behalf of GeoPharma by the chief executive officer of GeoPharma to that effect;

•

GeoPharma and DYHP Acquisition have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date, and Dynamic Health has received a certificate signed on behalf of GeoPharma by an authorized officer of GeoPharma to that effect; and

•

No Parent Material Adverse Effect has occurred. “Parent Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of GeoPharma and its subsidiaries as a whole, or on the ability of the GeoPharma and DYHP Acquisition to consummate the transactions contemplated by the merger agreement.

For purposes of the merger agreement, none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a material adverse effect or a material adverse change on the part of GeoPharma:

(1)	any litigation or threat of litigation filed or made after the date the merger agreement was executed challenging any of the transactions contemplated in the merger agreement or any shareholder litigation or threat of shareholder litigation filed or made after the date hereof resulting from the merger agreement or the transactions contemplated in the merger agreement;

(2)	any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy;

(3)	any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the healthcare, technology, Internet or services industries; and

(4)	any adverse change attributable primarily to the announcement or discovery of this merger agreement and the transaction contemplated in the merger agreement (including employee attrition or any loss of business resulting from termination or modification of any vendor, customer or other business relationships), unless such change resulted from a breach by GeoPharma of its obligations under the merger agreement.

For purposes of the merger agreement, none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a material adverse effect or a material adverse change on the part of Dynamic Health:

(1)	circumstance, changes in, or effects on Dynamic Health or its business caused by (i) changes in its business plan or methods of operations made at the request of GeoPharma or (ii) actions taken or decisions made by GeoPharma;

(2)	any litigation or threat of litigation filed or made after the date the merger agreement was executed of challenging any of the transactions contemplated in the merger agreement or any shareholder litigation or threat of shareholder litigation filed or made after the date the merger agreement was executed resulting from the merger agreement or the transactions contemplated in the merger agreement;

(3)	any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy;

(4)	any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the healthcare, technology, Internet or services industries; and

(5)	any adverse change attributable primarily to the announcement or discovery of the merger agreement and the transaction contemplated in the merger agreement (including employee attrition or any loss of business resulting from termination or modification of any vendor, customer or other business relationships), unless such change resulted from a breach by Dynamic Health of its obligations under the merger agreement.

Termination of the Agreement and Plan of Reorganization

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the merger agreement has been adopted by the shareholders of GeoPharma and Dynamic Health for the reasons detailed in the merger agreement, which include the following:

•	by mutual written consent of GeoPharma and Dynamic Health;

•

by either GeoPharma or Dynamic Health if any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or statute, law, rule, other legal restraint or prohibition preventing the consummation of the merger is in effect and has become final and nonappealable;

•

by either GeoPharma and Dynamic Health if the merger agreement has not been adopted by the requisite number of shares by shareholders of Dynamic Health and GeoPharma at the shareholders’ meeting (or any adjournment or postponement of the shareholders’ meeting), subject to the conditions of the merger agreement.

•

by GeoPharma if Dynamic Health has breached or failed to perform any of its representations, warranties, covenants or agreements subject to the conditions and provisions of the merger agreement; and the condition is incapable of being cured, or is not cured, by Dynamic Health within 30 calendar days following receipt of written notice of a breach or failure to perform from GeoPharma;

•

by Dynamic Health if GeoPharma has breached any covenant or agreement of if any representation or warranty of GeoPharma shall have been untrue when made or shall become untrue such that the conditions contained in the merger agreement would not be satisfied by GeoPharma as of the time of such breach or as of the time such representation or warranty shall have become untrue and the condition is incapable of being cured, or is not cured, by GeoPharma though commercial reasonable efforts within 30 calendar days following receipt of written notice of such breach or failure to perform from Dynamic Health.

Fees and Expenses

The merger agreement provides that all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the fees or expenses, whether or not the merger is consummated, except that expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus shall be paid by GeoPharma unless the merger agreement is terminated in which case GeoPharma and Dynamic Health shall share equally the expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus. There is no termination fee in the event that the merger agreement is terminated.

Conduct of Business Pending the Merger

Under the merger agreement, during the period from the date of the merger agreement to the effective time of the merger, except as consented to in writing in advance by GeoPharma, Dynamic and its subsidiaries will carry on its business in the ordinary course in substantially the same manner as it conducted it before the merger agreement was executed and in substantial compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings material to the Dynamic Health’s business.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. Many of the representations and warranties are qualified by a knowledge, materiality or material adverse effect exception. These representations and warranties relate to the following subject matters with respect to each party:

•	organization and good standing;

•	authority; no conflict;

•	capitalization;

•	SEC filings, financial statements;

•	absence of material adverse change;

•	legal proceedings; orders;

•	taxes;

•	patents and trademarks

•	brokers or finders.

In addition, GeoPharma made representations and warranties related to the following subject matters:

•	labor agreements, employee benefit;

•	issuance of company securities;

•	liens

•	environmental matters

•	governmental authorizations;

Commercially Reasonable Efforts

Under the merger agreement, GeoPharma and Dynamic Health have agreed to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement in the most expeditious manner practicable, including but not limited to (i) taking all acts necessary to cause the conditions of the merger to be satisfied as promptly as practicable, (ii) obtaining all necessary actions or nonactions, consents, approvals and waivers from governmental entities and making all necessary registrations and filings (including filings with governmental entities) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (iii) obtaining all necessary consents, approvals or waivers from third parties, and (iv) obtaining or transferring all environmental permits necessary for operating the business of the surviving corporation pursuant to applicable environmental law.

Articles of Incorporation and By-laws of GeoPharma

The merger agreement provides that at the effective time of the merger between the Dynamic Health and DYHP Acquisition, the shareholders of Dynamic Health will become shareholders of GeoPharma. For a summary of the articles of incorporation, and by-laws of GeoPharma, see “Comparison of Rights of Common Shareholders of GeoPharma and Common Shareholders of Dynamic Health.”

Amendment

The merger agreement may be amended at any time before or after receipt of the shareholder approval, except that after shareholder approval has been obtained, no amendment can be made that by law requires further approval by the shareholders of GeoPharma or Dynamic Health without such approval having been obtained. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the merger agreement.

Waiver

At any time prior to the effective time of the merger, the parties to the merger agreement may to the extent permitted by law, (i) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, (ii) waive compliance with any of the agreements or conditions contained in the merger agreement, or (iii) extend the time for the performance of any of the obligations or other acts of the other parties. Any agreement on the part of a party to any such waiver will be valid only if the waiver is set forth in an instrument in writing signed on behalf of that party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

INFORMATION ABOUT DYNAMIC HEALTH

Overview

Dynamic Health Products, Inc., was incorporated on January 27, 1998, as a Florida corporation under the name Direct Rx Healthcare, Inc. In April 1998, its name was changed to Nu-Wave Health Products, Inc. and in August 1998, its name was changed to Dynamic Health Products, Inc.

Dynamic Health’s predecessor, Direct Rx, Inc., an Ohio corporation (“Direct Rx”), was formed in 1992. In September 1995, Direct Rx acquired an 80% interest in Nu-Wave Health Products, Inc., a Florida corporation (“Nu-Wave”), which manufactured non-prescription medications, nutritional supplements, and health and beauty care products. On July 1, 1997, Direct Rx acquired the remaining shares of Nu-Wave. In January 1998, Direct Rx changed its domicile from Ohio to Florida. After the domicile change, Dynamic Health changed its name to Direct Rx Healthcare, Inc., and later to Dynamic Health Products, Inc., its current name. After the domicile change, Nu-Wave was merged into the Company.

Dynamic Health, through its wholly-owned subsidiaries, develops, markets and distributes a wide variety of sports nutrition products, performance drinks, non-prescription dietary supplements, over-the-counter drugs, health and beauty care products, health food and nutritional products, soft goods and other related products. The Company distributes approximately 2,500 individual inventory items, which are designated as individual stock keeping units (“SKU”) purchased from manufacturers. Additionally, the Company carries its own lines of branded products. These are comprised of approximately 40 products packaged into approximately 75 SKUs.

Dynamic Health has grown primarily through acquisitions. In June 1998, the Company acquired, through a merger with a wholly-owned subsidiary of the Company, Energy Factors, Inc. (“Energy Factors”), a Florida corporation, which had a 33,222 square foot office, laboratory, manufacturing and warehouse facility located in Largo, Florida. After the acquisition, the Company changed the name of Energy Factors to Innovative Health Products, Inc. In February 2000, its name was changed to Go2Pharmacy.com, Inc. On November 7, 2000, the United States Securities and Exchange Commission (“SEC”) declared GeoPharma’s registration of 1,000,000 shares of its common stock to be effective. Prior to the offering, the Company owned all of the issued and outstanding common stock of GeoPharma. In March 2001, the Company distributed 2,324,984 shares of GeoPharma common stock to its shareholders. As of March 31, 2006 and 2005, the Company held 347,938 shares of common stock of GeoPharma. As of March 31, 2007, Dynamic Health held 204,914 shares of common stock of GeoPharma.

In June 1998, Dynamic Health acquired Becan Distributors, Inc. (“Becan”), incorporated in November 1996, in Ohio. Becan is a wholesale distributor of pharmaceuticals, over-the-counter drugs, and health and beauty care products. In August 1998, the Company, through Becan, formed Discount Rx, Inc. (“Discount”), a Louisiana corporation. Discount is a wholesale distributor of pharmaceuticals, over-the-counter drugs, and health and beauty care products. Becan and Discount also provided distribution channels for the Company’s branded products. The Company subsequently sold Becan and its subsidiary, Discount, to DrugMax, Inc. (“DrugMax”), formerly DrugMax.com, Inc. and formerly Nutriceuticals.com, Inc., on November 26, 1999. As of March 31, 2002, the Company held 1,933,000 shares of common stock of DrugMax. In November 2002, Dynamic Health distributed all of its shares of DrugMax common stock to its shareholders.

In September 1998, Dynamic Health acquired Pharma Labs Rx, Inc. (“PFL”), formerly J.Labs, Inc., incorporated in April 1997, as a Florida corporation. The operations of PFL consisted of the procurement of trademarks and product rights for the Company’s branded products. At this time, PFL is not actively conducting operations.

In September 1998, Dynamic Health formed Incredible Products of Florida, Inc., a Florida corporation, to market dietary supplements through distributors and radio infomercials. In May 1999, the Company formed Online Meds Rx, Inc. (“OMR”), formerly Dynamic Life, Inc., as a Florida corporation. In March 2000,

Incredible was merged into OMR. OMR marketed dietary supplements, over-the-counter drugs, and health and beauty care products primarily through distributors and through direct marketing to consumers. The operations of OMR, as previously conducted, are now carried out through the Herbal Health Products, Inc. In March 2003, OMR began providing prescription services through direct mail and through its web sites. In September 2004, OMR discontinued its prescription services operations. At this time, OMR is not actively conducting operations.

In December 1998, Dynamic Health formed Herbal Health Products, Inc. (“Herbal”), as a Florida corporation. Herbal acquired the Florida operations of a Colorado company which marketed dietary pet supplements primarily to Veterinarians. In July 2000, Herbal sold substantially all of its assets relating to the distribution of veterinary products, which primarily consisted of its inventory and its customer base to Vertical Health Solutions, Inc., formerly Labelclick.com, Inc., an affiliate of the Company. Herbal continues to market dietary supplements and over-the-counter drugs for human consumption, and health and beauty care products, primarily to mass retail outlets by its in-house sales force and through distributors.

In February 2000, through OMR, Dynamic Health formed Dynamic Financial Consultants, LLC (“DFC”), formerly Dynamic Life Asia, LLC, a Florida limited liability company. Also in February 2000, through DFC, the Company formed Dynamic Life Korea Ltd. (“Dynamic Korea”), a Korean corporation, to market dietary supplements primarily through distributors and through direct marketing to consumers. The Company subsequently sold Dynamic Korea in November 2001.

In December 2003, Dynamic Health formed Pharma Labs Rx, Inc. (“PNV”), as a Nevada corporation, to provide prescription services and to market prescription drugs through direct mail and through use of the internet. In April 2004, PNV discontinued its prescription services operations. At this time, PNV is not actively conducting operations.

In October 2004, the Company acquired Bob O’Leary Health Food Distributor Co., Inc. (“BOSS”), incorporated in July 1984, in Pennsylvania. BOSS is engaged in developing, wholesaling and distributing a wide variety of sports nutrition products, non-prescription dietary supplements, vitamins, health food and nutritional products, soft goods and other related products.

In March 2005, Dynamic Health formed Dynamic Marketing I, Inc. (“DMI”), as a Florida corporation. In March 2005, DMI acquired Dynamic Marketing, Inc. (“DM”), a Rhode Island corporation. On March 30, 2005, through the filing by DMI of Articles of Merger, effective March 31, 2005, DM merged into DMI, with DMI being the surviving entity. DMI is engaged in wholesaling and distributing a wide variety of sports nutrition products, non-prescription dietary supplements, health food and nutritional products, performance drinks and other related products.

In March 2005, Dynamic Health formed DYHP Acquisitions, Inc. (“DAI”), as a Florida corporation. At this time, DAI is not actively conducting operations.

Products

Dynamic Health markets and distributes a wide variety of sports nutrition products, performance drinks, non-prescription dietary supplements, over-the-counter drugs, health and beauty care products, health food and nutritional products, soft goods and other related products. The Company distributes approximately 2,500 individual inventory items purchased from over 100 manufacturers. Additionally, the Company carries its own lines of branded products. These are comprised of approximately 40 products packaged into approximately 75 SKUs.

Product Development

Generally, the more novel and unique Dynamic Health’s products are, the greater the profit margins. The Company, along with product development teams, works closely with its customers to understand their needs, their strengths and their objectives to be met, thus involving the team to create products with more unique sales points. The Company’s response time in developing its own proprietary products is critical and enables the Company to take advantage of consumer trends and preferences.

Marketing and Sales

Dynamic Health’s products are marketed directly to its wholesale and retail customers through the Company’s in-house salespeople. The Company distributes markets and distributes a wide variety of sports nutrition products, performance drinks, non-prescription dietary supplements, over-the-counter drugs, health and beauty care products, health food and nutritional products, soft goods and other related products to gyms, health food stores, regional and national chain drugstore, internet companies, mail order facilities, mass merchandisers, deep discounters, distributors and brokers. The Company’s products are also marketed through catalog sales and through the Company’s web sites.

Competition

The wholesale product distribution industry in which Dynamic Health operates is highly competitive. Numerous companies, many of which have greater size and greater financial, personnel, distribution and other resources than the Company, compete with the Company.

Dynamic Health faces substantial competition from other regional and national distributors in the sports nutrition products, performance drinks, non-prescription dietary supplements, over-the-counter drugs, health and beauty care products, health food and nutritional products, soft goods and other related products industries, both domestic and abroad. The Company’s branded products face substantial competition from broad line manufacturers, major private label manufacturers and, more recently, large pharmaceutical companies and pharmacies, both domestic and abroad. Increased competition from such companies could have a material adverse affect on the Company because such companies have greater financial and other resources available to them and possess marketing and distribution capabilities far greater than those of the Company.

Dynamic Health competes on the basis of competitive pricing, its ability to develop new product lines and customer service. Due to the Company’s larger purchasing power, the Company is able to offer its products at what we believe are more attractive prices to our customers. The Company works closely with contract manufacturers to continue to develop future products and to expand our product line to satisfy the continuing changing needs of customers. The Company has trained in-house customer service personnel available to address all of our customer’s needs. The Company’s ability to compete favorably with its competitors with respect to its branded products will depend primarily upon its development of brand recognition across multiple distribution channels, its ability to quickly develop new products with market potential, to successfully advertise, market and promote its products, as well as its product quality and the development of a strong and effective distribution network.

Research and Development

Dynamic Health contracts research and development primarily through its affiliate GeoPharma, where Dr. Kotha S. Sekharam, the President of GeoPharma and a director of the Company, provides guidance and direction for GeoPharma’s research and development team. Nutritional information, as well as label requirements, are prepared by GeoPharma’s regulatory staff personnel. Research and development costs have been immaterial to the operations of the Company, and are charged directly to expense as incurred.

Trademarks

Dynamic Health has applied for various federally registered trademarks and utilizes the following federally registered trademarks: Vibrafem,® ECLIPSE Sports Supplements®, Eclipse 2000® and Muscle Sandwich®.

Vibrafem® is a topical gel designed to enhance sexual arousal. ECLIPSE Sports Supplements® and Eclipse 2000® are lines of dietary supplements, namely vitamins, minerals, herbs, amino acids, protein powders, protein bars, protein shakes, protein drinks, nutraceuticals and essential fatty acids. Muscle Sandwich® is a line of peanut butter based protein bars. Since approximately 3% of our consolidated revenues result from the sales of these products, the Company believes that protecting some of its trademarks is crucial to its business strategy of building strong brand name recognition and that such trademarks will have significant value.

Dynamic Health policy is to pursue registrations of all the trademarks associated with its key products. The Company relies on common law trademark rights to protect its unregistered trademarks. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. Furthermore, the protection available, if any, in foreign jurisdictions may not be as extensive as the protection available to the Company in the United States.

Although Dynamic Health seeks to ensure that it does not infringe on the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against the Company. Any infringement claims by third parties against the Company may have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

Principal Suppliers and Sources of Supply

Dynamic Health obtains all of its products from third party suppliers. Many of the raw materials used in the Company’s products are harvested internationally. The Company does not have contracts with any suppliers committing such suppliers to provide materials required for the production of its products. There can be no assurance that suppliers will provide products needed by the Company in the quantities requested or at a price the Company is willing to pay. Because the Company does not control the actual production of these products, it is also subject to delays caused by interruption in production of materials based on conditions not within its control. Such conditions include job actions or strikes by employees of suppliers, weather, crop conditions, transportation interruptions and natural disasters or other catastrophic events. The inability of the Company to obtain adequate supplies of its products at favorable prices, or at all, could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

Dynamic Health is a Florida corporation with its executive offices at 12399 Belcher Road South, Suite 140, Largo, Florida, 33773. Its telephone number is (727) 683-0670.

Description of Property

On October 1, 2004, Dynamic Health entered into a lease agreement with Robert O’Leary and Linda O’Leary, whereby the Company agreed to lease approximately 26,200 square feet of office and warehouse space for its operations in Scranton, Pennsylvania. This facility is used for a portion of the Company’s office, warehousing and shipping operations. The lease is for a term of 10 years ending on September 30, 2014. The initial rental under the lease was $90,000 annually.

On February 8, 2005, Dynamic Health entered into a lease agreement with Yale Mosk & Co., whereby the Company agreed to lease approximately 10,000 square feet of office and warehouse space for its executive offices and its operations in Largo, Florida. This facility serves as the Company’s corporate headquarters and is also used for a portion of the Company’s office, warehousing and shipping operations. The lease is for a term of 62 months commencing on May 1, 2005 and ending on June 30, 2010. The initial rental under the lease was $85,000 annually.

On March 29, 2005, Dynamic Health entered into a lease with GAM Realty, LLC, which was effective March 31, 2005, whereby the Company agreed to lease approximately 14,725 square feet of office and warehouse space for its operations in Cranston, Rhode Island. This facility is used for a portion of the Company’s office, warehousing and shipping operations. The lease is for a term of five years ending on March 31, 2010. The initial rental under the lease was $120,000 annually.

On June 30, 2006, Dynamic Health entered into a lease agreement with The Northwestern Mutual Life Insurance Company, effective June 1, 2006, whereby the Company agreed to lease approximately 14,725 square feet of warehouse space for its warehousing and shipping operations in Henderson, Nevada. The lease is for a term of five years ending on May 31, 2011. The initial rental under the lease is $76,865 annually.

On November 7, 2006, Dynamic Health entered into a lease agreement with Becknell Wholesale I, LP, whereby the Company agreed to lease approximately 9,000 square feet of warehouse space for its warehousing and shipping operations in Dallas, Texas. The lease is for a term of 64 months commencing on January 1, 2007 and ending on April 30, 2012. the landlord agreed to a waiver of base rental from commencement through April 30, 2007. The initial rental under the lease is $42,750 annually, commencing May 1, 2007.

In the judgment of management, the leases described above reflect rent at current fair market value.

Dynamic Health believes that its facilities and equipment are generally well maintained and in good operating condition. In the opinion of management of the Company, the properties are adequately covered by insurance.

Legal Proceedings

From time to time we are subject to litigation incidental to our business including possible product liability claims. Such claims, if successful, could exceed applicable insurance coverage. Dynamic Health is not currently a party to any legal proceedings which we believe will have a material adverse affect on our results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND

RESULTS OF OPERATIONS OF DYNAMIC HEALTH

The statements contained in this proxy/registration statement that are not historical are forward-looking statements, including statements regarding Dynamic Health’s expectations, intentions, beliefs or strategies regarding the future. Forward-looking statements include Dynamic Health’s statements regarding liquidity, anticipated cash needs and availability and anticipated expense levels. All forward-looking statements included in this proxy/registration statement are based on information available to Dynamic Health on the date hereof, and Dynamic Health assumes no obligation to update any such forward-looking statements. It is important to note that Dynamic Health’s actual results could differ materially from those in such forward-looking statements. Additionally, the following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and notes thereto appearing elsewhere in this proxy/registration statement. The discussion is based upon such consolidated financial statements, which have been prepared in accordance with U.S. Generally Accepted Accounting Principles and the Standards of the Public Company Accounting Oversight Board (United States).

Overview

Dynamic Health derives its revenues from developing, marketing and distributing a wide variety of sports nutrition products, performance drinks, non-prescription dietary supplements, over-the-counter drugs, health and beauty care products, health food and nutritional products, soft goods and other related products.

Revenues are recognized by Dynamic Health upon passage of title and risk of loss to customers when product is delivered to common carrier for shipment to customers. Provisions for discounts and sales incentives to customers, and returns and other adjustments are provided for in the period the related sales are recorded. Sales incentives to customers and returns have thus far been immaterial to Dynamic Health. All shipping and handling costs invoiced to customers are included in revenues.

Cost of goods sold is comprised of direct product costs, plus the cost of transportation necessary to bring the products to Dynamic Health’s distribution facilities, net of consideration received from suppliers in connection with the purchase or promotion of the suppliers’ products. Research and development expenses are charged against cost of goods sold as incurred and are not material to Dynamic Health’s operations.

Operating expenses include salaries and wages, employee benefits, warehousing and delivery, selling, occupancy, insurance, administrative, depreciation and amortization expense. We include outbound transportation expenses within our operating expenses rather than in our cost of goods sold.

Other expenses (income) includes interest earned on notes receivable and on cash balances maintained in interest bearing accounts with banks, interest on our outstanding indebtedness, the change in fair value of derivative financial instruments and miscellaneous income and expenses.

Results of Operations

Fiscal Year Ended March 31, 2007 Compared To Fiscal Year Ended March 31, 2006

Revenues

Dynamic Health generated revenues of $56,810,439 for the year ended March 31, 2007, an increase of $6,668,233 or 13.3%, compared to $50,142,206 for the year ended March 31, 2006. The increase was primarily attributable to organic growth resulting from expansion of our distribution channels with the opening of distribution centers in Henderson Nevada and Largo, Florida in May 2005, and in Dallas, Texas in January 2007 and the expansion of our in-house sales force. We expect organic growth of up to 15% in the future, based on expansion of marketing efforts through our in-house sales force.

Gross Profit

Dynamic Health achieved a gross profit of $10,455,933 for the year ended March 31, 2007, an increase of $1,298,926 or 14.2%, compared to $9,157,007 for the year ended March 31, 2006. Gross margin, as a percentage of revenues, was 18.4% and 18.3%, respectively, for the years ended March 31, 2007 and 2006. We expect gross margins of 18% to 20% in the future.

Operating Expenses

Dynamic Health incurred operating expenses of $11,533,493 for the year ended March 31, 2007, compared to $9,681,745 for the year ended March 31, 2006. For the year ended March 31, 2007, these expenses include various selling, general and administrative expenses of $11,031,264, and amortization and depreciation expenses of $502,229, compared to $9,226,697 in various selling, general and administrative expenses, and amortization and depreciation expenses of $455,048 for the year ended March 31, 2006.

For the years ended March 31, 2007 and 2006, Dynamic Health’s selling, general and administrative expenses included non-cash amortization of deferred consulting fees of $215,004 and $308,755, respectively.

Dynamic Health’s outbound transportation expenses, which are included in selling, general and administrative expenses, were $2,119,397 and $1,933,674, respectively, for the years ended March 31, 2007 and 2006.

Dynamic Health’s operating expenses, excluding amortization and depreciation expenses increased to 19.4% of revenues for the year ended March 31, 2007, from 18.4% of revenues for the year ended March 31, 2006. The increase in operating expenses as a percentage of revenues was attributable to an increase in our allowance for bad debts related to accounts and notes receivable, an increase in commissions paid to brokers and outside sales representatives, the amortization of stock-based compensation costs, an increase in compensation related expenses, an increase in credit card fees, an increase in outbound transportation costs, an increase in insurance expenses, an increase in legal fees, an increase in profit sharing plan expenses and an increase in tradeshow expenses, and was partially offset by a decrease in advertising expenses, a decrease in audit related accounting fees, a decrease in amortization of deferred consulting fees, a decrease in rent expense, a decrease in telephone expense and a decrease in travel expenses.

Dynamic Health now recognizes stock-based compensation costs in operating expenses, due to the adoption of FAS 123(R), on April 1, 2006. Share-based compensation expense was $910,258 for the year ended March 31, 2007.

Operating Income (Loss)

Dynamic Health’s operating loss increased by 105.4% or $552,822, to $1,077,560 for the year ended March 31, 2007 from $524,738 for the year ended March 31, 2006. As a percentage of revenues, operating loss was 1.9% and 1.0%, respectively, for the years ended March 31, 2007 and 2006.

Other Income (Expense)

Dynamic Health’s other income (expense) was $(2,696,599) for the year ended March 31, 2007, compared to $6,110,906 for the year ended March 31, 2006. Below is a discussion of each of the various line items of other income (expense).

Dynamic Health’s derivative instrument income (expense), net, was $674,097 for the year ended March 31, 2007, compared to $10,314,794 for the year ended March 31, 2006. Derivative instrument interest expense was $3,311,752 for the years ended March 31, 2007 and 2006. The accounting for derivative financial instruments is very complex and has had a material non-cash effect on our net income (loss) for the years ended March 31, 2006 and 2005. We expect the accounting for these derivative financial instruments to have a material non-cash effect on our net income (loss) in any given reporting period during the life of the derivative financial instruments. The effect on our future earnings (losses) cannot be predicted since various factors effect both the valuation and corresponding charges or credits to income at each reporting period, as further discussed below under “Derivative Instruments”.

Dynamic Health’s interest income was $23,528 for the year ended March 31, 2007, compared to $23,912 for the year ended March 31, 2006. The decrease in interest income was a result of the reduction in interest received on notes receivable due to smaller principal balances and was partially offset by higher cash amounts held in interest bearing accounts in banks.

For the year ended March 31, 2007, Dynamic Health’s other income and expenses, net, of $53,752, consisted primarily of proceeds from an insurance claim, proceeds from a disputed escrow balance, and income from negotiated allowances on prior years, and was partially offset by expenses incurred in connection with potential financing not consummated and settlement of an employment agreement. For the year ended March 31, 2006, other income and expenses, net, of $(161,347) consisted primarily of legal and consulting fees incurred in connection with a potential acquisition that was not consummated.

For the year ended March 31, 2007, Dynamic Health realized a gain from the sale of marketable equity securities of $572,096. Proceeds were used for payment of a portion of the principal balance on our revolving note payable.

For the year ended March 31, 2007, Dynamic Health realized a gain from debt extinguishment of $153,750, resulting from the cancellation of all common stock warrants issued to Laurus Master Fund, Ltd., associated with our September 2004 and March 2005 financings, in exchange for 150,000 shares of our common stock.

Dynamic Health’s interest expense was $827,294 for the year ended March 31, 2007, compared to $749,873 for the year ended March 31, 2006. Interest expense increased for the year ended March 31, 2007, primarily as a result of interest rate increases and an increase in short-term obligations issued for insurance policy premiums. In addition, $139,873 and $60,493, respectively, of the interest expense for the years ended March 31, 2007 and 2006 relates to the non-cash amortization of the debt discounts based on the Black-Scholes option pricing model, applied to the postponement agreements entered into in July 2005 and April 2006, in connection with the September 30, 2004 convertible term note.

Income Taxes

As of March 31, 2007 and 2006, Dynamic Health had a current income tax liability of $115 and zero, respectively, and an accrued income tax liability of $925 and $5,819, respectively. We had an estimated deferred income tax asset of $49,400 as of March 31, 2007 and an estimated deferred income tax liability of $186,300 as of March 31, 2006, which primarily represent the potential future tax expense associated with unrealized gains on marketable equity securities, and are partially offset due to potential utilization of net operating losses not previously recognized. The net operating losses may be carried forward for up to up to 20 years.

Net Income (Loss) Per Share

Dynamic Health had a net loss of $3,814,764 or $0.25 per basic and diluted share for the year ended March 31, 2007, compared to net income of $5,903,910 or $0.41 per basic share and $0.08 per diluted share for the year ended March 31, 2006.

Derivative Instruments

Dynamic Health’s derivative instrument income (expense), net, represents the net unrealized (non-cash) change, during the years ended March 31, 2007 and 2006, in the fair value of our derivative financial instrument assets or liabilities related to certain warrants and embedded derivatives in our debt instruments that have been bifurcated and accounted for separately.

Dynamic Health’s derivative instrument interest expense, with a corresponding increase in the face amount of the debts, for the years ended March 31, 2007 and 2006, represents the (non-cash) accretion of debt discount as a result of the bifurcation of the embedded conversion features and related warrants. We calculated the accretion using the effective interest rate method over the term of the debts. Due to the effect of the payment streams associated with the debts, the straight-line amount of the accretion is substantially equivalent to the effective interest rate method and therefore is the resulting method we used for our calculations.

Dynamic Health sold debt convertible into shares of our common stock. The debt had detachable warrants to purchase shares of our common stock. These warrants have been classified as derivative liabilities, rather than as equity. Additionally, the debt instruments contain embedded derivative features, such as conversion rights, which are required to be bifurcated from the associated host instrument and are accounted for separately as derivative instrument liabilities.

The identification of, and accounting for, derivative instruments is complex. Dynamic Health’s derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liabilities recorded as charges or credits to income, in the period in which the changes occur. For warrants and bifurcated conversion features that are accounted for as derivative instrument liabilities, we determine the fair value of these instruments using the Black-Scholes option pricing model. That model requires us to make assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price, expected dividend yield, and the expected volatility of our common stock price over the life of the instruments. Because of the limited trading history of our common stock prior to the acquisition of Bob O’Leary Health Food Distributor Co., Inc. on October 1, 2004, we have estimated the future volatility of our common stock price based on not only the history of our stock price but also the experience of other entities considered comparable to us.

The accounting for derivative instruments and the assumptions used to value them have materially affected Dynamic Health’s financial statements and are expected to do so in the future. Factors that would have an affect on the fair value of derivative instruments and related derivative expense or income include, but are not limited to, the price of our common stock and risk free interest rates. For example, if the price of our common stock increases, generally the fair value of the derivative instrument liabilities will increase and this will result in a corresponding increase in the derivative instrument expense recorded in our statement of operations. Alternatively, if the price of our common stock decreases, it generally will cause the fair value of the derivative instrument liabilities to decrease and this will result in a corresponding increase in derivative instrument income to be recorded in our statement of operations. The above changes could be mitigated by the change in the remaining term of the instruments over time and possible principal payments made during the life of the instruments. We currently do not pay dividends and as such, the payment of dividends would not have an impact on the fair value of the derivative instrument liabilities.

In connection with the September 30, 2004 convertible debt, Dynamic Health executed an interest rate index (“IRI”) whereby if the price of our common stock had increased by a specified amount, there would have been a reduction in the stated interest rate payable on that instrument. This initially created a derivative instrument asset. The IRI agreement provided for a potential reduction but not an increase in the stated interest rate. The fair value of the derivative instrument asset so created would increase if we projected a potential increase in the price of our common stock. This resulted in derivative instrument income for the year ended March 31, 2005. Since the price of our common stock decreased during the years ended March 31, 2007 and 2006, the resulting fair value of the IRI was zero at March 31, 2007 and 2006, and this resulted in derivative instrument expense of $245,584 being recorded during the year ended March 31, 2006. For a full discussion on Derivative Instruments, see Note 15 to our consolidated financial statements for the years ended March 31, 2007 and 2006.

Inflation And Seasonality

Dynamic Health believes that there was no material effect on our operations or our financial condition as a result of inflation for the years ended March 31, 2007 and 2006. We also believe that our business is not seasonal; however, significant promotional activities can have a direct impact on our sales volume in any given quarter.

Economic And Industry Conditions

Dynamic Health believes that there was no material effect on our operations or our financial condition a result of general economic and industry conditions for the years ended March 31, 2007 and 2006. However, should there be a material deterioration of general economic or industry conditions, our results of operations could be impacted in any given quarter.

Financial Condition, Liquidity and Capital Resources

Dynamic Health has financed our operations and growth primarily through cash flows from operations, borrowing under our revolving credit facility, operating leases, trade payables, and the sale of equity and debt securities. We had a working capital deficit of $3,688,369 at March 31, 2007, compared to a working capital deficit of $688,507 at March 31, 2006.

Net cash provided by Dynamic Health’s operating activities was $1,424,922 for the year ended March 31, 2007, as compared to net cash used in operating activities of $35,319 for the year ended March 31, 2006. The cash provided was primarily attributable to a decrease in amounts due to/from affiliates, net, of $16,857 based on net payments received, a decrease in prepaid expenses of $160,816 primarily due to the timing of insurance policy renewals, a decrease in other current assets of $65,958 primarily based on a decrease in refunds due from vendors, a decrease in other assets of $55,686, an increase in accounts payable of $2,821,233 based on increased purchases made on accounts, an increase in other payables of $264,504 primarily based on an increase in prepayments received from customers, an increase in income tax payable of $115, an increase in accrued expenses of $53,282, a decrease in net deferred income taxes of $12,894 as a result of the sales of marketable equity securities and an increase in available net operating loss carry forwards, partially offset by an increase in accounts receivable of $378,637 based on increases in credit sales, an increase in inventories of $1,542,077 due to increased restocking levels and to the increase in our product sales, and a decrease in accrued income taxes of $4,894 based on payments made.

Net cash provided by Dynamic Health’s investing activities was $235,318, representing proceeds from the sale of property of $49,900, proceeds from the sale of marketable equity securities of $572,096, proceeds from repayments on notes receivable of $63,806 and notes receivable from an affiliate of $25,577, partially offset by purchases of property and equipment of $247,153, the purchase of a distributor agreement of $25,000 and the purchase of certificates of deposit of $203,908.

Net cash used in Dynamic Health’s financing activities was $1,564,407, representing payments of long-term obligations of $899,875, the excess of payments versus advances received of $477,152 on our short-term revolving note, payment of short-term obligations of $163,799 and payments of fractional shares on common stock exchanged of $1.

At March 31, 2007, Dynamic Health had $1,104,845 in cash and cash equivalents, as compared to $1,009,012 at March 31, 2006.

Dynamic Health believes that cash expected to be generated from operations and current cash reserves will be sufficient for us to meet our capital expenditures and working capital needs, for our operations as presently conducted, together with funds we received in April 2007, as a result of an agreement we entered into on April 26, 2007, for an additional revolving credit facility in the amount of $1 million. Our future liquidity and cash requirements will depend on a wide range of factors, including the level of business in existing operations, expansion of facilities and possible acquisitions. In particular, if cash flows from operations are not sufficient, it will be necessary for us to seek additional financing. While there can be no assurance that such financing would be available in amounts and on terms acceptable to us, we believe that such financing would likely be available on acceptable terms. With respect to Laurus Master Fund, Ltd., although we do not have a definitive agreement, it is anticipated that all obligations due to Laurus will be converted into shares of GeoPharma, Inc. common stock at the time of the merger.

On September 30, 2004, Dynamic Health entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd., whereby we completed the sale to Laurus of a secured convertible note in the principal amount of $6,000,000 and warrants to purchase 1,375,000 shares of our common stock. Net proceeds from the offering were used to pay the purchase price for the acquisition of Bob O’Leary Health Food Distributor Co., Inc., effective on October 1, 2004.

The convertible note has a three year term and accrues interest at a rate per annum equal to the prime rate published in The Wall Street Journal plus 2%, subject to a floor of 6%. The interest rate is subject to possible downward adjustments. The fixed conversion rate is equal to $.90 (103% of the average closing price for the ten days prior to the execution of the securities purchase agreement).

Upon an issuance of shares of common stock below the fixed conversion price, the fixed conversion price of the note will be reduced accordingly. In connection with the September 12, 2005 stock issuance, the lender waived this provision. The conversion price of the note may be adjusted proportionately in certain circumstances such as if Dynamic Health pays a stock dividend, subdivides or combines outstanding shares of common stock into a greater or lesser number of shares, or takes such other actions as would otherwise result in dilution.

In accordance with the convertible note, commencing December 1, 2004, and each month thereafter, we were to pay $187,500 of the outstanding principal, together with accrued interest on the convertible note, in cash or registered stock. In July 2005, we entered into a Postponement Agreement with Laurus, whereby the required principal payments under the convertible note were modified. In April 2006, we entered into a Postponement and Amendment Agreement with Laurus, whereby the required principal payments under the convertible note were again modified and the note was amended and restated.

The monthly payments shall be payable in registered stock if: (i) we have an effective registration statement under which the stock can be sold; (ii) the average closing price of our common stock as reported by Bloomberg, L.P. on our principal trading market for the five trading days immediately preceding such repayment date shall be greater than or equal to 110% of the fixed conversion rate; and (iii) the amount of such conversion does not exceed 25% of the aggregate dollar trading volume of our common stock for the twenty 22 day trading period immediately preceding the applicable repayment date. If the conversion criteria are not met, the investor shall convert only such part of the monthly payment that meets the conversion criteria. Any part of the monthly payment due on a repayment date that the investor has not been able to convert into shares of common stock due to failure to meet the conversion criteria, shall be paid by us in cash at the rate of 102% of the principal portion of the monthly payment otherwise due on such repayment date.

The convertible note may be prepaid by us in cash by paying to the holder 115% of the principal and related accrued and unpaid interest thereon being prepaid. 115% of the full principal amount of the convertible note is due upon default under the terms of the convertible note. In addition, we have granted the investor a security interest in substantially all of our assets and intellectual property, as well as registration rights.

As of March 31, 2007 and 2006, the outstanding principal balance on the convertible note was $3,687,500 and $4,500,000, respectively. As of March 31, 2007 and 2006, 989,758 shares of our common stock have been issued to Laurus in payment of $750,000 of principal and $140,782 of interest on the note.

Initially, Laurus was not entitled to be issued shares of common stock in repayment of any portion of the convertible note if and to the extent such issuance would result in Laurus and its affiliates beneficially owning more than 4.99% of our issued and outstanding common stock upon such issuance, unless Laurus shall have provided at least 75 days prior written notice to us of its revocation of such restriction. In connection with the April 2006 Postponement and Amendment Agreement with Laurus, this provision was modified from 4.99% to 9.99%. In addition, this restriction would not apply in the event of default or if we sought to redeem the outstanding balance of the convertible debentures.

The warrants were exercisable until five years from the date of the Securities Purchase Agreement at a purchase price equal to $1.04 per share (115% of the average closing price of our common stock for the 10 trading days immediately prior to the execution date). The warrants were exercisable on a cashless basis. In the event that the warrants were exercised on a cashless basis, then we would not receive any proceeds. In addition, the exercise price of the warrants would have been adjusted in the event we issued common stock at a price below market, with the exception of any securities issued as of the date of this warrant or issued in connection with the convertible notes issued pursuant to the Securities Purchase Agreement. In September 2005, we sold 150,000 restricted shares of our common stock at a price below market. In connection therewith, Laurus waived their anti-dilution provisions related to all convertible notes and warrants issued to Laurus. In connection with the April 2006 Postponement and Amendment Agreement with Laurus, we issued 97,059 restricted shares of our common stock to Laurus, in exchange for cancellation of the 1,375,000 warrants.

Dynamic Health’s obligations under the Security Agreement, Securities Purchase Agreement and the Note are secured by a first priority lien on all of our assets and all future assets acquired, including a pledge by us of shares representing 100% of our share capital of GeoPharma, Inc. and DrugMax, Inc., and a put option on the pledged shares of GeoPharma, Inc. and DrugMax, Inc. at $6.00 and $4.00 per share, respectively.

On March 29, 2005, Dynamic Health entered into agreements with Laurus, whereby we completed the sale to Laurus of convertible debt and a warrant to purchase our common stock in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933. The $3,000,000 proceeds of the funding were used for the acquisition of Dynamic Marketing, Inc. on March 31, 2005, costs associated with the acquisition and for working capital.

The securities sold to Laurus included a secured convertible minimum borrowing note with a principal amount of $2,000,000, a secured revolving note with a principal amount note to exceed $4,000,000, and a common stock purchase warrant to purchase 750,000 shares of our common stock, at a purchase price of $1.37 per shares, exercisable for a period of seven years. In connection with the April 2006 Postponement and Amendment Agreement with Laurus, we issued 52,941 restricted shares of our common stock to Laurus, in exchange for cancellation of the 750,000 warrants.

The combined principal amount that may be outstanding under the $2,000,000 minimum borrowing note and the $4,000,000 revolving note at any point in time cannot exceed $4,000,000.

Dynamic Health is permitted to borrow an amount based upon its eligible accounts receivable and inventory, as defined in the agreements with Laurus. We must pay certain fees for any unused portion of the credit facility or in the event the facility is terminated prior to expiration. Our obligations under the notes are secured by all of our assets, including but not limited to inventory and accounts receivable. The notes mature on March 29, 2008. Annual interest on the Notes is equal to the “prime rate” published in The Wall Street Journal from time to time, plus 2.0%, provided, that, such annual rate of interest may not be less than 6%, subject to certain downward adjustments resulting from certain increases in the market price of our common stock. Interest on the notes is payable monthly in arrears on the first day of each month, commencing on April 1, 2005.

The principal amount of the secured convertible minimum borrowing note, together with accrued interest thereon is payable on March 29, 2008. The secured convertible minimum borrowing note may be redeemed by us in cash by paying the holder 115% of the principal amount, plus accrued interest. The holder of the term note may require us to convert all or a portion of the term note, together with interest and fees thereon at any time. The number of shares to be issued shall equal the total amount to be converted, divided by $1.13.

Upon an issuance of shares of common stock below the fixed conversion price, the fixed conversion price of the notes will be reduced accordingly. The conversion price of the secured convertible notes may be adjusted proportionately in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of our common stock into a greater or lesser number of shares, or if we take such other actions as would otherwise result in dilution. In September 2005, we sold 150,000 restricted shares of our common stock at a price below market. In connection therewith, Laurus waived their anti-dilution provisions related to all convertible notes and warrants issued to Laurus.

115% of the full principal amount of the convertible notes is due upon default under the terms of convertible notes. Laurus had contractually agreed to restrict its ability to convert if the convertible notes would exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant and the option held by such holder and 4.99% of the outstanding shares of our common stock. In connection with the April 2006 Postponement and Amendment Agreement with Laurus, this provision was modified from 4.99% to 9.99%. In addition, this restriction would not apply in the event there was an event of default or if we sought to redeem the outstanding balance of the convertible debentures.

On April 22, 2005, Dynamic Health filed such Registration Statement on Form S-2 for the registration of up to 2,944,690 shares of our common stock, including up to 2,194,690 shares of common stock underlying the March 29, 2005 Secured Convertible Notes issued to Laurus, in the principal amount of $4,000,000 and up to 750,000 shares issuable upon the exercise of common stock purchase warrants. Such Registration Statement was subsequently withdrawn by us on August 19, 2005.

On July 19, 2005, Dynamic Health entered into a Postponement Agreement with Laurus, whereby Laurus agreed to postpone our obligation to make certain amortization payments on its secured convertible note and, in consideration therefore, we issued to Laurus 275,000 shares of our restricted common stock. Pursuant to the agreement, the principal portion of the monthly amount that is due in connection with the September 30, 2004 note, on the first business day of each of the months from August 2005 through March 2006 in the amount of $187,500 per month, shall not be required to be paid until the first business day of each of the months from February 2007 through September 2007, respectively, in each case, in addition to the regular monthly principal payments due in each of the months. In connection with the agreement, Laurus agreed to amend the Registration Rights Agreement with us, to extend the dates for the filing requirements of our Registration Statement.

On August 19, 2005, Dynamic Health filed a Registration Statement on Form S-2 for the registration of up to 3,219,690 shares of our common stock, including up to 2,194,690 shares of common stock underlying the March 29, 2005 Secured Convertible Notes issued to Laurus, in the principal amount of $4,000,000, up to 750,000 shares issuable upon the exercise of common stock purchase warrants, and up to 275,000 shares issued in connection with the July 19, 2005 Postponement Agreement. Such Registration Statement was subsequently withdrawn by us on May 11, 2006.

In November 2005, Dynamic Health reached an agreement with Laurus in principle pursuant to which we will be obligated to pay Laurus $48,000 as payment in full for all late effectiveness fees. The agreement was subject to negotiation and execution of a definitive agreement.

On April 28, 2006, Dynamic Health entered into a Postponement and Amendment Agreement with Laurus, pursuant to which we modified the September 30, 2004 and the March 29, 2005 earlier agreements among the parties. The Postponement and Amendment Agreement provides for the following:

•

Principal payments under the September 30, 2004 note are reduced by $137,500 per month for the eight months commencing May 2006, all of which shall be paid on the maturity date of the convertible note;

•	Dynamic Health’s obligation to repay overadvances of up to $1,721,000 under the March 29, 2005 notes shall be suspended for a period of eight months;

•	All of the common stock purchase warrants issued to Laurus in connection with the September 30, 2004 and March 29, 2005 agreements are cancelled in their entirety;

•	In connection with the foregoing, Dynamic Health issued 150,000 restricted shares of our common stock to Laurus, for cancellation of the warrants issued to Laurus;

•

In connection with the foregoing, Dynamic Health issued 275,000 restricted share of our common stock to Laurus, for postponement of the portion of principal payments in connection with the September 30, 2004 note.

The fair value of the 275,000 shares issued in connection with the April 28, 2006 Postponement and Amendment Agreement was $45,000, based upon the closing price of our common stock on that date. This financing cost was recorded as a discount on the September 2004 note and the discount is being amortized to interest expense over the life of the note, in accordance with EITF 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”.

In connection with the Postponement and Amendment Agreement, Dynamic Health also executed restated promissory notes in favor of Laurus and an amended and restated registration rights agreement (the “Restated Registration Rights Agreement”). Pursuant to the Restated Registration Rights Agreement, we agreed to file a registration statement by June 30, 2006, covering the resale of the securities issued or issuable to Laurus. We were obligated to have such registration statement declared effective by September 30, 2006, but there were no stated penalties for failure to meet such deadline.

On July 3, 2006, Dynamic Health filed a Registration Statement on Form SB-2 for the registration of up to 10,221,275 shares of our common stock, including up to 2,194,690 shares of common stock underlying the March 2005 secured convertible notes, up to 7,326,585 shares of common stock underlying the September 2004 secured convertible notes, 275,000 shares of common stock underlying the July 2005 postponement agreement, and 425,000 shares of common stock underlying the April 2006 amendment and postponement agreement. Such Registration Statement was subsequently withdrawn by us on October 4, 2006.

On October 4, 2006, Dynamic Health entered into an agreement with Laurus pursuant to which we modified the earlier agreements among the parties (the “Amendment Agreement”). The Amendment Agreement (i) eliminated the obligation of Dynamic Health to register for resale the shares of common stock underlying the securities sold in September 2004, and (ii) removed Laurus’ right to waive 9.99% ownership limitations contained in their convertible debentures.

In connection with the Amendment Agreement, Dynamic Health also executed second amended and restated promissory notes in favor of Laurus. Pursuant to the Amendment Agreement, Dynamic Health agreed to file a registration statement by October 20, 2006, covering the resale of certain securities issued or issuable to Laurus. We were obligated to have such registration statement declared effective by November 30, 2006, but there were no stated penalties for failure to meet such deadline. Laurus could have declared the obligations in default and sought immediate repayment, but it gave no indication of doing so. If immediate repayment had been required, we would not have had sufficient funds and Laurus could have taken legal action to recover amounts due from our assets.

On October 20, 2006, Dynamic Health filed a Registration Statement on Form SB-2 for the registration of up to 2,761,335 shares of our common stock, including up to 2,061,335 shares of common stock underlying the March 2005 secured convertible notes, 275,000 shares of common stock underlying the July 2005 postponement agreement, and 425,000 shares of common stock underlying the April 2006 amendment and postponement agreement. On December 14, 2006, March 8, 2007 and March 27, 2007, Dynamic Health filed amendments to this Registration Statement on Form SB-2. On April 9, 2007, the Securities and Exchange Commission declared the Registration Statement to be effective.

On May 24, 2006, Dynamic Health entered into an Amendment Agreement with Laurus, pursuant to which we modified earlier agreements among the parties. In connection with the March 29, 2005 financing, we received certain overadvances of funds in the aggregate amount of $572,094, as of May 24, 2006. In accordance with the Amendment Agreement, Laurus permitted us to sell a sufficient number of shares of GeoPharma, pledged by us to Laurus, in connection with the September 30, 2004 financing, by June 5, 2006 in satisfaction of the overadvances, with the proceeds being paid to Laurus. Any remaining unsold shares of GeoPharma were delivered to Laurus to be held pursuant to the original pledge agreement. In June 2006, we sold 143,024 shares of GeoPharma at $4.00 per share. Proceeds from the sale were paid to Laurus in satisfaction of the overadvances. This resulted in our recognizing a gain on the sale of marketable equity securities of zero and $572,096, respectively, for the year ended March 31, 2007.

On April 11, 2007, Dynamic Health entered into a Postponement and Amendment Agreement with Laurus pursuant to which we modified the earlier agreements among the parties. The agreement provides for the following:

•

Principal payments under the September 2004 note are reduced to $75,000 per month for each of the months commencing January 2007 through the maturity date of the note, at which time all deferred payments become due and owing;

•	Dynamic Health’s obligation to repay overadvances of up to $1,721,000 under the March 2005 revolving note shall be due and payable on December 31, 2007;

•	In consideration for the foregoing, Dynamic Health issued an aggregate of 350,000 restricted shares of its common stock to Laurus.

On April 12, 2005, Dynamic Health issued a note payable to Royal Premium Budget, Inc., for insurance expenses associated with a new policy, in the principal amount of $11,622. The principal together with interest at the rate of 13.5% per annum was payable in nine monthly installments commencing April 12, 2005 in the amount of $1,365. Upon cancellation of the policy on June 1, 2005, the insurance company repaid the balance on the note.

On May 3, 2005, Dynamic Health received a promissory note in conversion of accounts receivable from Health Express Food, Inc. in the principal amount of $330,993. The note shall be paid to us in twenty-three (23) monthly installments of $15,000, including principal and interest at 8% per annum, commencing June 15, 2005. As of March 31, 2007, the remaining principal balance on the note was $152,935 and the note is in default.

On July 21, 2005, Dynamic Health we entered into a capital lease with NEC Financial Services, Inc. for the purchase of equipment, in the principal amount of $22,979. The principal together with interest at the rate of 11.326% per annum is payable in 60 monthly installments commencing July 21, 2005 in the amount of $499. As of March 31, 2007, the principal balance on the lease was $16,207.

On August 31, 2005, Dynamic Health issued 14,038 restricted shares of our common stock to Dynamic Health Products, Inc. 401(k) Plan for our contribution to the employees 401(k) benefit plan.

On September 12, 2005, 150,000 restricted shares of our common stock were sold to a non-affiliated third party investor at $.50 per new share, for gross proceeds of $75,000. Proceeds were used to provide additional for working capital for us.

On September 21, 2005, Dynamic Health issued a note payable to AFCO Credit Corporation, for insurance expenses associated with a new policy, in the principal amount of $30,296. The principal together with interest at the rate of 8.25% per annum is payable in one monthly installment commencing October 21, 2005 in the amount of $3,483 and eight remaining monthly installments commencing November 21, 2005 in the amount of $3,478. In June 2006, the note was subsequently paid in full.

On May 15, 2006, Dynamic Health received a promissory note in conversion of accounts receivable from Better Nutrition, LLC in the principal amount of $170,403. The note shall be paid to us in twenty-four (24) semi-monthly installments of $7,366, including principal and interest at 7.75% per annum, commencing May 15, 2006. As of March 31, 2007, the remaining principal balance on the note was $149,311 and the note is in default.

On June 1, 2006, Dynamic Health entered into a lease with The Northwestern Mutual Life Insurance Company, whereby we agreed to lease approximately 14,725 square feet of warehouse space for our warehousing and shipping operations in Henderson, Nevada, for a term of five years commencing on June 1, 2006 and ending on May 31, 2011. This facility is used for a portion of our warehousing and shipping operations. The initial rental under the lease was $76,865 annually.

On June 7, 2006, Dynamic Health issued 166,405 restricted shares of our common stock to Dynamic Health Products, Inc. 401(k) Plan for our contribution to the employees 401(k) benefit plan.

On June 9, 2006, Dynamic Health issued a Standby Letter Of Credit and Security Agreement to First Community Bank Of America, in the amount of $500,000 in favor of Iovate Health Sciences USA, Inc. Dynamic Health pledged an aggregate of $200,000 in certificates of deposit as collateral for the letter of credit. In addition, Jugal K. Taneja, our Chairman of the Board, pledged additional collateral in the form of a $300,000 certificate of deposit and Mandeep K. Taneja, Dynamic Health’s Chief Executive Officer, personally guaranteed the letter of credit.

On September 1, 2006, Dynamic Health issued a note payable to AFCO Credit Corporation, for insurance expenses associated with a new policy, in the principal amount of $132,052. The principal together with interest at the rate of 7.732% per annum is payable in nine monthly installments commencing October 1, 2006 in the amount of $15,149. As of March 31, 2007, the principal balance on the note was $30,008.

On September 1, 2006, Dynamic Health issued a note payable to AFCO Credit Corporation, for insurance expenses associated with a new policy, in the principal amount of $25,347. The principal together with interest at the rate of 9.861% per annum is payable in nine monthly installments commencing October 1, 2006 in the amount of $2,933. As of March 31, 2007, the principal balance on the note was $5,798.

On September 21, 2006, Dynamic Health issued a note payable to AFCO Credit Corporation, for insurance expenses associated with a new policy, in the principal amount of $13,831. The principal together with interest at the rate of 10% per annum is payable in nine monthly installments commencing October 21, 2006 in the amount of $1,601. As of March 31, 2007, the principal balance on the note was $4,727.

On November 1, 2006, Dynamic Health issued a note payable to AFCO Credit Corporation, for insurance expenses associated with a new policy, in the principal amount of $32,136. The principal together with interest at the rate of 7.73% per annum is payable in seven monthly installments commencing December 1, 2006 in the amount of $4,710. As of March 31, 2007, the principal balance on the note was $9,330.

On November 7, 2006, Dynamic Health entered into a lease agreement with Becknell Wholesale I, LP, effective January 1, 2007, whereby we agreed to lease approximately 9,000 square feet of office and warehouse space for its warehousing and shipping operations in Dallas, Texas. This facility is used for a portion of our warehousing and shipping operations. The lease is for a term of 64 months commencing on January 1, 2007 and ending on April 30, 2012. The initial rental under the lease is $42,750 annually.

On April 26, 2007, Dynamic Health entered into a Business Loan Agreement with First Community Bank of America (“FCB”), whereby Dynamic Health issued a secured Promissory Note to FCB in the maximum principal amount of $1,000,000, or so much as may be outstanding, together with interest on the unpaid outstanding principal balance from time to time. Loan advances will be made from time to time upon the request of the our request. The note matures on October 15, 2007. Annual interest on the note is equal to the U.S. Prime Rate as published in The Wall Street Journal, plus 1%. Interest shall be calculated from the date of each advance until repayment of each advance. Interest on the note is payable monthly on the 26th day of each month, commencing May 26, 2007. There is no prepayment penalty on the note. The note is guaranteed by Jugal K. Taneja, our Chairman of the Board and Mandeep K. Taneja, our Chief Executive Officer and President. In addition, Jugal Taneja and his spouse, and Mandeep Taneja have pledged certain shares of our common stock as collateral for the note. Proceeds of the note will be used for short-term working capital needs.

INFORMATION ABOUT GEOPHARMA

Overview

GeoPharma, Inc. was incorporated as Energy Factors, Inc., a Florida corporation, in 1985. In August 1998 we changed our name to Innovative Health Products, Inc., in February 2000 we changed our name to Go2Pharmacy.com, Inc., and in September 2000 we changed our name to Go2Pharmacy, Inc., in anticipation of the merger with the Delaware corporation Go2Pharmacy.com, Inc. The merger with Go2Pharmacy.com, Inc. was effected simultaneously with the successful completion of our initial public offering during November 2000. Effective September 6, 2002, we changed our name to Innovative Companies, Inc. and effective May 18, 2004, we changed our name to GeoPharma, Inc. We continue to conduct contract nutritional and herbal supplement product line manufacturing business under the name Innovative Health Products, Inc.

In April 2000, we formed a wholly-owned distribution subsidiary named Breakthrough Engineered Nutrition, Inc., a Florida corporation, for the purpose of marketing and distributing our own branded product lines. Breakthrough Engineered Nutrition also conducts distribution business as DelMar Labs.

In September 2000, we formed a wholly-owned manufacturing subsidiary named Belcher Pharmaceuticals, Inc., a Florida corporation, for the purpose of conducting over-the counter, and now pharmaceutical, generic drug and Cephalosporin antibiotic product line manufacturing and distribution for ourselves and others.

In March 2001, we Florida-incorporated our pharmacy benefit management company, Go2PBM Services, Inc. Go2PBM Services was created to administer drug benefits for health maintenance organizations, insurance company plans, preferred provider organizations, self-insured corporate health plans and Taft-Hartley self-insured labor unions. A pharmacy benefit manager is designed to oversee all member benefits in low risk plans, while taking an exclusively administrative role in higher risk plans. Our administrative services include claim processing, network management and customer service.

In September 2002, we incorporated two wholly-owned Florida corporation distribution companies, IHP Marketing, Inc. and Breakthrough Marketing, Inc., for the purpose of marketing and distributing additional branded product lines to the public in the future. IHP Marketing also conducts distribution business as Archer Stevens Pharmaceuticals and Breakthrough Marketing conducts distribution business as Bentley Labs.

In February 2004, we incorporated Belcher Capital Corporation, a Delaware corporation, for the purpose of issuing the shares of preferred stock as a part of our $10 million private placement.

In August 2005, we formed American Antibiotics LLC, a Florida limited liability corporation that will manufacture and distribute Beta-Lactam antibiotic pharmaceutical products. GeoPharma owns 51% of American Antibiotics, LLC.

In June 2006, we formed a wholly-owned manufacturing subsidiary named Libi Labs, Inc., a Florida corporation, for the purpose of conducting nutraceutical and cosmeceutical liquid, gel and cream manufacturing for ourselves and others.

In April 2007, we formed a wholly-owned subsidiary named Florida Merger Subsidiary Corp., (“DYHP Acquisition”) which was incorporated to facilitate Dynamic Health’s becoming a wholly-owned subsidiary of GeoPharma.

Business Overview

At GeoPharma, Inc. we manufacture, package and/or distribute private label dietary supplements, over-the-counter drugs and health and beauty products for companies worldwide under four of our Florida-incorporated companies, Innovative Health Products, Inc., Libi Labs, Inc., Belcher Pharmaceuticals, Inc. and Breakthrough Engineered Nutrition, Inc. Innovative Health Products and Libi Labs specialize in the development and manufacture of a broad range of nutritional supplements and cosmetic products. As a private-label contract manufacturer, we develop and manufacture for ourselves, and our customers, dietary supplements and health and beauty care products for distribution through various outlets. Belcher Pharmaceuticals, Inc is a state-of-the-art FDA-registered, drug development and manufacturing facility for generic and over-the-counter (“OTC”) drugs. Our fourth Florida corporation, Breakthrough Engineered Nutrition, Inc., develops and markets our own branded dietary supplement product lines and specialty functional products. DexL-10 and OxyFirm, are our dietary supplement lines and Lean Protein Bites, CarbSlim Crunch Bites and CarbSlim Cookie Dough Bites are Breakthrough’s most popular brands and are distributed nationally and internationally in both specialty and mass retail outlets. Breakthrough’s products are found in such outlets as Wal-Mart, Rite Aid, Albertson’s, Kroger and GNC. We also have an established network of brokers and distributors strategically located across the United States and Canada. Go2PBM Services, Inc. is our pharmacy benefit management company that manages multiple health care plan members and the administration of their related pharmacy claims.

Overall Business Strategy

GeoPharma will continue to build a multi-faceted company able to maximize our efficiencies and capitalize on our synergies through vertical operations. The generic drug segment was started during the fiscal year ended March 31, 2003. While we are currently working on several Abbreviated New Drug Applications (“ANDAs”), we have procured three ANDAs from established drug development companies abroad. We have filed the ANDA transfer paperwork with the FDA. Completion of this transfer process will enable us to start manufacturing and selling these three drugs contingent only on the FDA’s approval. We may from time to time enter into agreements with third parties with respect to the development of new products or the purchase of new products and their related technologies. We are also working on certain drug products that may lead us to file value-added drug filings like a 505(b)2. We have in-licensed a novel peptide drug and have filed a worldwide patent on this peptide; this may lead to the potential development of a new drug thus allowing us to file a New Drug Application (“NDA”).

To manage GeoPharma’s operations, we have assembled and maintained a management team with experience in manufacturing, marketing, sales and technology to assist in leading us to our sales, profit and overall business goals. The regulatory and analytical departments have been strengthened. The Regulatory Affairs’ department has the ability to prepare all the necessary documentation required by the FDA and any other regulatory agency. In reference to the manufacture and the distribution of generic drugs, numerous licensures have been applied for and obtained, which include a drug enforcement agency (“DEA”) license, a State of Florida prescription drug manufacturing permit, State of Florida and other specific states’ wholesale distribution licenses.

We have upgraded the analytical laboratory to support all of our development work. Additional analytical and other lab equipment have been added to conduct the required analysis of an active pharmaceutical ingredient (“API”) in addition to generating data for the ANDA work. The research, development, stability testing, clinical testing and FDA review process leading up to an approval takes approximately 12 - 36 months depending on the nature of the drug. Some of the products require little review or very little laboratory testing and hence may take only one year. In an attempt to further differentiate ourselves from other generic drug development companies, our focus remains on projects that we were able to eliminate the high barriers to entry based on our strategic alliances and other formed relationships that provide for an API source that would otherwise normally be difficult to source. The current strategy is to continue to work on drug products that can be brought to market at an even pace, as we believe this approach allows for immediate revenue generation and provides for a possible future, continuous revenue generation stream. Our vertical operations consist of manufacturing and distribution, sales and marketing, in-house formulation laboratory and other chemical analysis services, customer service and public relations. We will be able to support our own needs as well as those of our customers, from order processing, manufacturing through end-user distribution. We have streamlined all of our manufacturing facilities in order to continue growing both our generic and over-the-counter drug and nutraceutical manufacturing segments.

At GeoPharma, we are continuing to develop our sales and marketing strategies to build our recognition among national grocery, mass retail, major pharmaceutical drug distributors and national drug chains, long-term care facilities and other health product consumer organizations, while building brand awareness of our branded and other proprietary products as well as our private label capabilities.

We have developed several proprietary branded product lines within our distribution business segment that are currently being sold nationally. DEX-L10 is a Hoodia-based dietary supplement branded product line that has been clinically proven to suppress one’s appetite and thus aids in weight loss. Hooda is a type of cactus that is grown, harvested and imported from Africa. DEX-L10 has a number of SKUs that include an appetite-suppressant product, DEX-L10 Complete, an appetite suppressant and energy product, and now a soft chew. We plan on further developing and expanding these lines into other flavors and packaged forms of our unique, high-protein, sugar-free foods and energy products. Additions to our Lean Protein and CarbSlim product lines will include new flavors, package type and size variations in addition to existing product enhancements. For both our manufacturing and distribution segments, we market our product lines using our own telemarketing efforts as well as utilizing brokers to increase the awareness and availability of our offerings and capabilities.

We entered into a contract with CarePlus, to provide pharmacy benefit management services to its members through two of their health plans, through our wholly-owned subsidiary, Go2PBM Services, Inc. In addition, the agreement allows us to be the organization’s private label over-the-counter supplier of healthcare and healthcare related products. This contract is ending effective May 15, 2007.

Through the development of our generic and over -the-counter drugs, private label manufacturing, branded distribution products and pharmacy benefit management efforts, we intend to provide wholesale, retail, and institutional customers with an efficient source for their generic and over-the-counter drug products, nutritional and functional convenience foods and other pharmacy-related product needs. By vertically integrating our core business operations, we believe we have, and will continue, to achieve increased brand recognition and exposure, ancillary product and service revenues, and will be able to provide competitively priced products, quick turn around and overall superior customer service.

Research and Development

GeoPharma’s product development remains the core element of our historical as well as current and future growth strategy spanning across all of our existing business segments. Our research and development activities consist principally of:

•	the potential for enhancing existing products or formulas,

•	researching and developing new product formulations and

•	introducing technology to improve production efficiency and enhance product quality.

The scientific process of developing new products and obtaining FDA approval is complex, costly and time-consuming; there can be no assurance that any saleable products will be developed despite the amount of time and money spent on research and development. The development of products may be curtailed at any stage of development due to the introduction of competing generic products or for other reasons including changes in laws or regulations or for any other reason deemed necessary by management. Our generic drug and nutraceutical research and development departments develop new concepts and formulations for our generic and over-the-counter drugs, our branded distribution product lines and our customers’ nutraceutical private label products. We carefully select our products we target, keeping in view our competitive advantage, particularly as related to the source of a raw material or API, the total market size and what portion of the market is potentially available to us. Dr. Sekharam, GeoPharma’s President, provides guidance and direction for our research and development teams and analytical laboratory personnel as related to product development and product manufacture. Our lab chemists perform product development, product and process improvements. Our technical staff prepares cost estimates and samples based on those resulting formulations. Prior to the final manufacture of any of our products, the team prepares documentation of the necessary custom and other operational procedures to be performed. Our chemists and our research and development regulatory staff personnel prepare all the necessary product information for label requirements.

During the fiscal years ended March 31, 2006 and 2005, GeoPharma’s subsidiary, Belcher Pharmaceuticals has made substantial progress in the animal and human ANDA areas and has strengthened laboratory staff, adding more analytical equipment and manufacturing machinery. The blending, tableting and liquid manufacturing areas have been expanded in line with our generic drug strategic plans. Belcher has filed a patent on a novel method to stabilize the drug Levothyroxine. Levothyroxine, sold under the brand names, Abbott’s Synthroid® and King Pharmaceutical’s Soloxine®/Levoxyl®, is used for humans as well as pets to treat thyroid-related conditions. Levothyroxine is the second most prescribed drug in the United States with over 13 million patients and according to NDC Health 2002, the combined retail sales for all Levothyroxine sodium tablet products was approximately $ 1.1 billion (2002). Due to unique stability problems associated with this drug, millions of tablets have been recalled per data received from the FDA. We have solved this problem by using a unique stabilizing method. Using this novel method, the stability of the drug is substantially improved. We will be applying this method to both human as well as animal versions of this drug. This is expected to offer us a competitive advantage in the market. The human version of levothyroxine sodium is in the advanced stage of development. We have contracted out the bioequivalence work on this drug to a unaffiliated third-party clinical lab. We also have developed two versions of levothyroxine drugs for the animal market. The development work includes product formulation, stability studies under accelerated and real time conditions, methods and process validation, and related analytical work required to support the Company’s filing with the FDA of an animal ANDA and a human ANDA.

Belcher filed an animal ANDA on Carprofen, a generic version for Pfizer’s Rimadyl, an arthritis and joint-ailment product for pets as Pfizer’s patent expired in 2004. We have successfully completed the development work, the animal studies, have filed with the FDA and are awaiting their approval. We have signed an exclusive arrangement with a pet drug distributor to market this drug.

On Nov. 24, 2004 the FDA provided 510(K) approval, called PMA approval to market Mucotrol, a concentrated oral gel wafer indicated for the management and relief of pain associated with oral lesions of various etiologies, including oral mucositis/stomatitis resulting from chemotherapy or radiotherapy; irritation due to oral surgery; traumatic ulcers caused by braces, ill-fitting dentures, or disease; and diffuse apthous ulcers. The 2.2 gram wafer contains compressed powder and slowly dissolves in the mouth to form a soothing and protective layer over mucosal lesions.

PMA approval is based on a determination by FDA that the PMA contains sufficient valid scientific evidence to assure that the device is safe and effective for its intended use(s). An approved PMA is, in effect, a private license granting permission to market the device.

Mucositis is a painful inflammation of the mucosa of the mouth that may occur due to radiation or chemotherapy. Mucositis afflicts approximately 40% of patients receiving cancer chemotherapy and 75% percent of bone marrow transplant recipients as well as 100% of patients receiving radiotherapy for cancer of the head and neck. It is estimated that approximately 300,000 cancer patients in the U.S. suffer from mucositis associated with cancer treatments.

Earlier, we submitted double blind placebo controlled studies on Mucotrol to the FDA for 510(K) approval. Currently, we are continuing the multicenter clinical studies on Mucotrol. We have a marketing agreement with Cura Pharmaceuticals to promote and distribute Mucotrol in the United States and are negotiating with marketing companies abroad to take Mucotrol to markets outside the United States.

We have finalized our construction and received our certificate of occupancy in order to manufacture and distribute Cephalasporin products for ourselves and others.

GeoPharma, through its subsidiary, Belcher Pharmaceuticals, contracts with outside laboratories to conduct bioequivalency studies. Bioequivalency studies must be conducted and documented in conformity with FDA standards (see “Government Regulation”) and are used to demonstrate that the rate and extent of absorption of a generic drugs are not different from a corresponding brand name drug. Research and development expenses for fiscal year ended March 31, 2006 totaled approximately $500,000, consisting primarily of salaries, bioequivalency studies and laboratory supplies. Research and development costs are expensed as incurred. Machinery and laboratory equipment expenditures made during the 2006 fiscal year approximated an additional $1.2 million which was capitalized and will be depreciated over their useful lives. Research and development expenses for fiscal year ended March 31, 2005 totaled approximately $263,000, consisting primarily of salaries, bioequivalency studies and laboratory supplies. Research and development costs are expensed as incurred. Machinery and laboratory equipment expenditures made during the 2005 fiscal year approximated an additional $719,000 which was capitalized and will be depreciated over their useful lives.

Belcher’s research and development laboratory is equipped with modern laboratory test equipment, including high pressure liquid chromatography, atomic absorption spectroscopy, as well as instruments to test different parameters like pH, viscosity, moisture, gradient sizing, ash, melting point, refractive index, tablet hardness, dissolution and disintegration. We also have a micro lab to test samples for microbiological loads including yeast, bacteria and fungi. The laboratory has stability chambers to test both the long-term and the accelerated shelf life of products. Our laboratory is well equipped to handle all aspects of generic drug development. We believe that our laboratory facilities are in compliance with all applicable environmental regulations.

GeoPharma’s product development teams work closely with the executive management as well as their customers. Working closely with management allows management to monitor adherence to our short-term, mid-term and long-range business plans; working closely with our customers assists in assuring that we provide value-added features in the final product that satisfies their ultimate needs. As our development response time is critical to capitalizing on consumer trends and preferences, we focus on meeting end-user needs as quickly as possible. We believe that this type of flexibility and attention to customer needs, while still keeping the overall strategic goals of the Company, results in more valuable and marketable products.

While we are working on these ANDA projects, we are also working simultaneously on a few long-term projects. These projects may take considerable time and effort and their commercial payoff depends on several factors on which we may not have full control. Some of these type of research outcomes may help improve existing products. If the outcome of certain projects is not within the scope of our area of expertise, our proprietary technology developed or discovered may be licensed to other companies for a fee on a royalty basis.

Marketing and Sales

GeoPharma’s marketing and promotion strategy is targeted toward stimulating demand for our products and service capabilities and by increasing our brand awareness. We currently employ a traditional in-house sales force that markets our branded and private label products directly to wholesale, retail and institutional customers as well our distribution and broker network. We also utilize product promotions and print media to reach new customers in targeted markets. We intend to increase these efforts significantly in the areas of direct sales, telesales, and traditional and online advertising.

GeoPharma plans to hire additional marketing representatives to contact prospective customers including self-insured employers, health maintenance organizations, and other health benefit provider associations to market our manufacturing capabilities and pharmacy benefit management services in addition to pursuing contractual arrangements with pharmacies related to our future generic drug manufacturing and distribution. As a manufacturer, we have the facilities, equipment, manufacturing capacity, skilled work force and industry experience to control product processing and minimize product cost from order inception to distribution of finished products to our customers. By utilizing our manufacturing capabilities, we intend to build institutional relationships through high quality and low cost custom product lines. We are continuously seeking ways to expand our manufacturing customer base. We intend to increase our market penetration of private label manufacturing customers increasing our outside sales and telesales efforts, by reducing manufacturing time with additional fully-automated high-speed manufacturing equipment, by delivering high quality products and by providing research and development support to improve our product offerings. We will also continue to develop strategic alliances with new manufacturing customers. We intend to increase our ongoing development and marketing of new products in order to capitalize on and create market opportunities in new market segments. We feel that we can differentiate ourselves from our competitors by providing customers with more value-added products. Consequently, we intend to produce and market additional, as well as enhance currently existing products and dietary supplements that integrate a variety of compounds to achieve greater bio-availability, effectiveness and product convenience. We differentiate ourselves from other dietary supplement manufacturers by providing faster and more appropriate responses to our customers. Our development response time for proprietary and private label products is critical to capitalize on consumer trends and preferences. We intend to utilize these trends and preferences to expand our customer base and provide consumers with the most timely and well adapted products for their needs.

GeoPharma intends to increase telesales by hiring an in-house telesales group to prospect for customers for our branded products that we distribute. We have increased our advertising efforts by investing in additional print ads for our branded products by implementing online sales and marketing techniques to increase brand awareness and direct traffic to our web sites, www.geopharmainc.com, www.hoodiagordonix.com, and onlineihp.com and by other promotional efforts. This includes purchasing banner advertising on search engine web sites and Internet directories, as well as direct links from health related web sites. We feel that these efforts are and will continue to compliment our existing and future strategic agreements and traditional advertising efforts. Some of the sales personnel we expect to hire will devote a substantial portion of their time enhancing relationships with our customers’ key personnel, informing them of new product developments and industry trends, and aiding them in designing store displays and merchandising programs for our branded products.

GeoPharma also increases the flexibility of our product offerings by extending various credit terms to our customers, subject to our credit approval process. In most cases, where credit terms are granted, we require a prepayment of 50% of the amount of the sales order, with the balance due within 30 days of shipment. Some of our customers whose sales are to regional and/or national chain stores receive payments from their customers on extended payment terms. In such cases, we grant extended payment terms, when requested, by a long-standing significant customer.

GeoPharma believes that the health care, pharmaceutical and dietary supplement industries are fragmented and currently offer attractive acquisition opportunities. We intend to pursue acquisition opportunities that will broaden our product lines, provide efficiencies in manufacturing through economies of scale, broaden our customer base, complement our existing businesses and further our overall strategic business goals. However, we have no current plans, arrangements or agreements for any acquisitions.

Principal Suppliers—Nutraceutical, Cosmetic, and Herbal Supplements

GeoPharma obtains all of the raw materials for the manufacture of our products from third party suppliers primarily located within the United States. We do not have contracts with any of our suppliers to provide adequate materials required for our product manufacturing.

Principal Suppliers—Generic Pharmaceuticals

Since the federal drug application process requires specification of raw material suppliers, if raw materials from a specified supplier were to become unavailable, FDA approval of a new supplier would be required. A delay of six months or more in the manufacture and marketing of the drug involved while a new supplier becomes qualified by the FDA and its manufacturing process is found to meet FDA standards could, depending on the particular product, have a material adverse effect on GeoPharma’s results of operations and financial condition. Generally GeoPharma attempts to minimize the effects of any such situation by providing for, where economically and otherwise feasible, two or more suppliers of raw materials for the drugs it intends to manufacture. In addition, GeoPharma may attempt to enter into a contract with a raw material supplier in an effort to ensure adequate supply for its products.

Competition

The principal competitive factor in the generic pharmaceutical market is the ability to be the first company, or among the first companies, to introduce a generic product after the related branded patent expires. Additional competitive factors in the generic pharmaceutical market include:

•	introduction of other generic drug manufacturers’ products in direct competition with the Company’s products,

•	consolidation among distribution outlets through mergers and acquisitions and the formation of buying groups,

•	ability of generic competitors to quickly enter the market after patent expiration or exclusivity periods, diminishing the amount and duration of significant profits,

•	the willingness of generic drug customers, including wholesale and retail customers, to switch among pharmaceutical manufacturers,

•	pricing pressure and product deletions by competitors,

•	A company’s reputation as a manufacturer of quality products,

•	a company’s level of service (including maintaining sufficient inventory levels for timely deliveries),

•	product appearance and

•	A company’s breadth of product line.

Approvals for new products may have a synergistic effect on a company’s entire product line since orders for new products are frequently accompanied by, or bring about, orders for other products available from the same source. We believe that price is a significant competitive factor, particularly as the number of generic entrants with respect to a particular product increases. As competition from other manufacturers intensifies, selling prices typically decline. We hope to compete by selecting appropriate products, based on therapeutic segment market sizes and number of competitors manufacturing the products, and by keeping our prices competitive and by providing reliability in the timely delivery, and in the quality, of our products. Many different manufacturers can sell the same generic drug and hence there will be intense pressure on the pricing. According to the Generic Pharmaceutical Industry Association, generics typically enter the market 30% below the brand price and decline to 60 or 70% of the brand price after two years. The market for generic drugs is highly competitive. There is intense competition in the generic drug industry in the United States, which is eroding price and profit margins. We compete with numerous pharmaceutical manufacturers, including both generic and brand-name manufacturers, many of which have been in business for a longer period of time than us, have a greater number of products in the market and have considerably greater financial, technical, research, manufacturing, marketing and other resources.

Competition related to the contract manufacture of nutriceuticals in which we operate are also highly competitive. Numerous companies, many of which have greater size, financial, personnel, distribution and other resources than us, compete with us in our development, manufacture, distribution, wholesaling and retailing businesses. GeoPharma’s branded products face substantial competition from broad line manufacturers, large private label manufacturers, and more recently from large pharmaceutical companies. Increased competition from companies with greater financial, manufacturing, distribution and marketing capabilities than our own could have a materially adverse affect on our operations. We compete on the basis of product quality, cost and customer service. GeoPharma’s branded products’ success depends primarily on our increasing brand recognition across multiple distribution channels, our ability to quickly develop, advertise, market and promote new and existing products with high quality and value, and our efficient distribution of these products. Our competitors include chain drug stores, such as CVS and Walgreen’s; prescription benefit managers, such as Express Scripts; warehouse clubs, such as BJ’s and Costco; mail order pharmacies; major department stores, such as Macy’s and Nordstrom; and health, beauty salons, spas and Internet portals with shopping services, such as Yahoo!, Excite, and America Online.

Many of these competitors currently offer online ordering of their products. In addition, many of these online and traditional competitors have longer operating histories, greater brand recognition, and substantially greater economic, marketing and other resources than we do. These resources may provide some of these competitors with greater opportunities to form joint ventures and favorable vendor agreements as this market develops. In addition, traditional pharmacies can provide customers with the ability to see and feel products, and may be able to address immediate customer product needs in ways that we cannot.

Trademarks and Intellectual Property

GeoPharma utilizes the federally registered trademarks Lean Protein®, Nutrisure®, Physician Pharmaceutical® 12-and Arth-Aid®. GeoPharma and its regulatory staff, as assisted by our president, Dr. Kotha Sekharam, also filed for three additional patents for products already in the market with ‘patent pending’ status. We also utilize the registered domain names leanprotein.com, ihp-inc.com, and onlineihp.com. GeoPharma believes that protecting our trademarks and registered domain names is crucial to our business strategy of building strong brand name recognition and that such trademarks have significant value in the marketing of our products. Our policy is to pursue registrations of all the trademarks associated with our key products. We rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. Furthermore, the protection available, if any, in foreign jurisdictions may not be as extensive as the protection available to us in the United States. Although we seek to ensure that we do not infringe upon the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us. Any infringement claims by third parties against us may have a materially adverse affect on our business, financial condition, results of operations and cash flows.

Government Regulation

Generic and over-the-counter drugs, dietary supplements and other health and beauty care products are subject to significant government regulation. These products are regulated by the Food and Drug Administration (“FDA”), Federal Trade Commission (“FTC”), Consumer Product Safety Commission, as well as other state and federal regulatory entities. While we use our best efforts to adhere to the regulatory and licensing requirements, as well as any other requirements affecting our products, compliance with these often requires subjective legislative interpretation. Consequently, we cannot assure that our compliance efforts will be deemed sufficient by regulatory agencies and commissions enforcing these requirements. Violation of these regulations may result in civil and criminal penalties, which could materially and adversely affect our operations. Recent events have suggested that the regulatory requirements governing our industry may expand in the near future.

A generic drug is identical, or bioequivalent, to a brand name drug in dosage form, safety, strength, route of administration, quality, performance characteristics and intended use. Generic drugs can be manufactured after the expiration of patents or exclusivities associated with the drug. Although generic drugs are chemically identical to their branded counterparts, they are typically sold at substantial discounts from their branded equivalent’s price.

Brand name drugs, also called innovator drugs, generally are protected by one or more patents. When patents or other periods of exclusivity expire, manufacturers can submit an ANDA for the approval of a human generic drug and ANDA for an animal drug. The animal ANDA process does not require the drug sponsor to repeat costly animal and clinical research on ingredients or dosage forms already approved for effectiveness and safety.

To gain FDA approval, a generic drug must (a) contain the same active ingredients as the innovator drug (inactive ingredients may vary) (b) be identical in strength, dosage form, and route of administration (c) have the same use indications (d) be bioequivalent (e) meet the same batch requirements for identity, strength, purity, and quality (f) be manufactured under the same strict standards of FDA’s good manufacturing practice regulations required for innovator products.

There are generally two types of applications that would be used to obtain FDA approval for pharmaceutical products:

New Drug Application (“NDA”): Generally, the NDA procedure is required for drugs with active ingredients and/or with a dosage form, dosage strength or delivery system of an active ingredient not previously approved by the FDA. We do not expect to submit an NDA in the foreseeable future during the fiscal year ended March 31, 2008.

Abbreviated New Drug Application (“ANDA”): The Waxman-Hatch Act established a statutory procedure for submission of ANDAs to the FDA covering generic equivalents of previously approved brand-name drugs. Under the ANDA procedure, an applicant is not required to submit complete reports of preclinical and clinical studies of safety and efficacy, but instead is required to provide bioavailability data illustrating that the generic drug formulation is bioequivalent to a previously approved drug. Bioavailability measures the rate and extent of absorption of a drug’s active ingredient and its availability at the site of drug action, typically measured through blood levels. A generic drug is bioequivalent to the previously approved drug if the rate and extent of absorption of the generic drug are not significantly different from that of the previously approved brand-name drug.

The FDA may deny an ANDA if applicable regulatory criteria are not satisfied. The FDA may withdraw product approvals if compliance with regulatory standards is not maintained or if new evidence demonstrating that the drug is unsafe or lacks efficacy for its intended uses becomes known after the product reaches the market. The timing of final FDA approval of ANDA applications depends on a variety of factors, including whether or not the maker of the applicable branded drug is entitled to the protection of one or more statutory exclusivity periods, during which the FDA is prohibited from approving generic products. FDA approval is required before each dosage form of any new drug can be marketed. Applications for FDA approval must contain information relating to bio-equivalency, product formulation, raw material suppliers, stability, manufacturing processes, packaging, labeling and quality control. FDA procedures require full-scale manufacturing equipment to be used to produce test batches for FDA approval. Validation of manufacturing processes by the FDA also is required before a company can market new products. The FDA conducts pre-approval and post-approval reviews and plant inspections to enforce these rules. Supplemental filings are required for approval to transfer products from one manufacturing site to another and may be under review for a year or more. In addition, certain products may only be approved for transfer once new bio-equivalency studies are conducted.

The FDA issued a final rule on June 18, 2003, which became effective on August 18, 2003, streamlining the generic drug approval process by limiting a drug company to only one 30-month stay of a generic drug’s entry into the market for resolution of a patent challenge. This will help maintain a balance between the innovator companies’ intellectual property rights and the desire to get generic drugs on the market in a timely fashion. The rule clarifies the types of patents that innovators must submit for listing and prohibits the submission of patents claiming packaging, intermediates or metabolite innovations. Patents claiming a different polymorphic form of the active ingredient described in a NDA must be submitted if the NDA holder has test data demonstrating that the drug product containing the polymorph will perform in the same way as the drug product described in the NDA. The final rule also clarifies the type of patent information required to be submitted and revises the declaration that NDA applicants must provide regarding their patents to help ensure that NDA applicants submit only appropriate patents.

The final rule is intended to make the patent submission and listing process more efficient, as well as enhance the ANDA and 505(b)(2) application approval process. The changes are designed to enable consumers to save billions of dollars each year by making it easier for generic drug manufacturers to get safe and effective products on the market when the appropriate patent protection expires.

In addition to the federal government, various states have laws regulating the manufacture and distribution of pharmaceuticals, as well as regulations dealing with the substitution of generic drugs for brand name drugs. The Company’s operations are also subject to regulation, licensing requirements and inspection by the states in which its operations are located and/or it conducts business.

Certain activities of GeoPharma may also be subject to FTC enforcement. The FTC enforces a variety of antitrust and consumer protection laws designed to ensure that the nation’s markets function competitively, are vigorous, efficient and free of undue restrictions. We are also is governed by federal and state laws of general applicability, including laws regulating matters of environmental quality, working conditions and equal employment opportunity.

The manufacture, packaging, labeling, advertising, promotion, distribution and sale of our dietary supplements manufactured is subject to regulation by numerous governmental agencies, particularly the FDA, which regulates our products under the Federal Food, Drug and Cosmetic Act, and the FTC, which regulates the advertising of our products under the Federal Trade Commission Act. Our products are also subject to regulation by, among other regulatory agencies, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Department of Environmental Regulation and the Occupational Safety and Health Administration. The manufacture, labeling and advertising of our products is also regulated by the Occupational Safety and Health Administration through various state and local agencies where our products are distributed.

Our manufacture of dietary supplements is subject to significant labeling regulation. Labeling claims are governed by the Food and Drug Administration, the Federal Food, Drug and Cosmetic Act, and the recent Dietary Supplement Health and Education Act of 1994 (DSHEA). Our manufacture of over-the-counter drugs must comply with all Food and Drug Administration guidelines and Food and Drug Administration enforced Good Manufacturing Practices (GMP) regulations for those products as set forth in official monographs of the United States Pharmacoepia and other applicable laws enforced by the Food and Drug Administration. These include manufacturing and product information, such as claims in a product’s labeling, package inserts, and accompanying literature. The Dietary Supplement Health and Education Act of 1994 guidelines permit certain dietary supplement labeling claims without prior authorization by the Food and Drug Administration, provided that the manufacturer has substantiation for the claims and complies with certain notification and disclaimer requirements. The legislation gives dietary supplement manufacturers more freedom to market their products, while providing consumers adequate information for informed decisions on the use of supplements.

Under the Dietary Supplement Health and Education Act of 1994 and previous food labeling laws, supplement manufacturers may use three types of labeling claims, with the approval of the Food and Drug Administration. These claims include nutrient-content claims, disease claims, and nutrition-support claims, which include “structure-function claims.” Nutrient-content claims describe the level of a nutrient in a food or dietary supplement. For example, a supplement containing at least 200 mg of calcium per serving could carry the claim “high in calcium.” Disease claims show a link between a substance and a disease or health-related condition. The Food and Drug Administration authorizes disease claims based on a direct review of scientific evidence or documentation of established diet-to-health links from highly regarded scientific bodies, such as the National Academy of Sciences. For example, it is permissible to advertise a link between calcium and a lower risk of osteoporosis, if the supplement contains sufficient amounts of calcium. Nutrition-support claims describe a link between a nutrient and deficiency diseases that may result from diets lacking the nutrient. For example, the label of a Vitamin C supplement could state that Vitamin C prevents scurvy. When these types of claims are used, the label must mention the prevalence of the nutrient-deficiency disease in the United States. Finally, structure- function claims refer to the supplement’s effect on the body’s structure or function, including its overall effect on a person’s well-being. For example, a structure-function claim could state “antioxidants maintain cell integrity.” Structure-function claims must be accompanied by the disclaimer “This statement has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease.” Manufacturers who plan to use a structure-function claim on a particular product must inform the Food and Drug Administration of the use of the claim no later than 30 days after the product is first marketed. The Food and Drug Administration may then advise the manufacturer to change or delete the claim. Claims made for our dietary supplement products may include statements of nutritional support and health and nutrient content. The Food and Drug Administration’s interpretation of what constitutes an acceptable statement of nutritional support may change in the future thereby requiring that we revise our labels. The Food and Drug Administration recently issued a proposed rule on what constitutes permitted structure/function claims as distinguished from prohibited disease claims. Although we believe our product claims comply with the law, depending on the content of the final regulation, we may need to revise our labels.

GeoPharma’s advertising of dietary supplement products is also subject to regulation by the Federal Trade Commission under the Federal Trade Commission Act, in addition to state and local regulation. The Federal Trade Commission Act prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. The Federal Trade Commission Act also provides that the dissemination or the causing to be disseminated of any false advertisement pertaining to drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice. Under the Federal Trade Commission’s Substantiation Doctrine, an advertiser is required to have a “reasonable basis” for all objective product claims before the claims are made. Failure to adequately substantiate claims may be considered either deceptive or unfair practices. Pursuant to this Federal Trade Commission requirement we are required to have adequate substantiation for all material advertising claims made for our products.

In recent years the Federal Trade Commission has initiated numerous investigations of dietary supplement and weight loss products and companies. The Federal Trade Commission is reexamining its regulation of advertising for dietary supplements and has announced that it will issue a guidance document to assist supplement marketers in understanding and complying with the substantiation requirement. Upon release of this guidance document we will be required to evaluate our compliance with the guideline and may be required to change our advertising and promotional practices. We may be the subject of investigation in the future. The Federal Trade Commission may impose limitations on our advertising of products. Any such limitations could materially adversely affect our ability to successfully market our products. The Federal Trade Commission has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory processes, cease and desist orders, and injunctions. Federal Trade Commission enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary. A violation of such orders could have a material adverse affect on our business, financial condition and results of operations.

Governmental regulations in foreign countries where our plans to commence or expand sales may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of our products. Compliance with such foreign governmental regulations is generally the responsibility of our distributors for those countries. These distributors are independent contractors over whom we have limited control.

GeoPharma manufactures certain products pursuant to contracts with customers who distribute the products under their own or other trademarks. Such private label customers are subject to government regulations in connection with their purchase, marketing, distribution and sale of such products. We are subject to government regulations in connection with our manufacturing, packaging and labeling of such products. Our private label customers are independent companies and their labeling, marketing and distribution of their products is beyond our control. The failure of these customers to comply with applicable laws or regulations could have a materially adverse effect on GeoPharma’s business, financial condition, results of operations and cash flows.

GeoPharma may be subject to additional laws or regulations by the Food and Drug Administration or other federal, state or foreign regulatory authorities, the repeal of laws or regulations which we consider favorable, such as the Dietary Supplement Health and Education Act of 1994, or more stringent interpretations of current laws or regulations, from time to time in the future. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. The Food and Drug Administration or other governmental regulatory bodies could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, imposition of additional record keeping requirements, expanded documentation of the properties of certain products, expanded or different labeling and scientific substantiation. Any or all of such requirements could have a materially adverse affect on GeoPharma’s business, financial condition, results of operations and cash flows.

Innovative Health Products’ nutraceutical facility was inspected by the Department of Agriculture and the FDA in November 2004, and although we did receive an FDA 483, a written list of observations, were found to be generally in compliance with current Good Manufacturing Practices (GMP) and do not believe the observations were material. Innovative Health has taken appropriate corrective actions based on the FDA inspection findings.

Belcher Pharmaceuticals facility was inspected by the FDA, the DEA and the Department of Agriculture all of which found us generally in compliance. As we have in the past, GeoPharma, through Belcher, will continue our strong focus on compliance activities at all levels of the company in support of our current and future strategic growth plans .

Manufacturing

Currently, GeoPharma can manufacture approximately 900 million tablets and capsules annually. Our manufacturing facilities normally operate two shifts per day, five days per week. Certain packaging lines or capsule and tablet production lines run longer as demand warrants. We operate flexible manufacturing lines that can shift output efficiently among various pieces of equipment depending upon factors such as batch size, tablets or capsule count, and labeling requirements. We strive to fulfill and ship all orders within 30-60 days. While we believe we can double our sales volume without expanding our current facilities, we will expand our manufacturing capacities upon receiving Food and Drug Administration registration for production of generic and other over-the-counter drugs. An increase in production would require additional space and personnel for warehousing and shipping operations, but would not necessarily require substantial capital investment. Our manufacturing revenues are generated by fulfilling sales orders received from our customers within an average turn-around time ranging from 30-60 days. Consequently, we experience a backlog for future revenues at all times. As of March 31, 2007, 2006 and 2005, GeoPharma had approximately $7,650,000, $6,000,000 and $3,879,000, respectively, in backlog manufacturing sales orders.

Private Label Products-Manufacturing

Sales of our manufactured private label products accounted for approximately 45.6% of our total consolidated revenues, or $27.3 million for the year ended March 31, 2007, 36% of our total consolidated revenues, or $17.9 million for the year ended March 31, 2006 and approximately 41.4% of our total consolidated revenues, or $11.7 million for the year ended March 31, 2005. We currently manufacture products for over 400 private label customers in 47 states in the United States and ship to several countries internationally. Our private label business has a widely distributed revenue base. For the year ended March 31, 2007, we had sales of 5% or more of total consolidated revenues to three of our nonaffiliate private label customers, Spectrum Group, Inc., of which accounted for 11.4%, Berkeley Premium Nutraceuticals, Inc. which accounted for 8.6% of total consolidated revenues and Nutracea, Inc. with 5.9%. For the year ended March 31, 2006, we had sales of 5% or more of total consolidated revenues to two of our nonaffiliate private label customers, Spectrum Group, of which accounted for 12.2% and Direct Marketing, Inc. which accounted for 5% of total consolidated revenues. For the year ended March 31, 2005, we had sales of 5% or more of total consolidated revenues to one of our nonaffiliate private label customers, Spectrum Group, of which accounted for 11.2% of total consolidated revenues. For the years ended March 31, 2007, 2006 and 2005, we did not have sales of 5% or more of total consolidated revenues to any company that is a party to an exclusive manufacturing agreement with us.

Pharmaceutical

Sales of our pharmaceutical products accounted for approximately 0.5% of our total consolidated revenues, or $252,000 for the year ended March 31, 2007, approximately 1% of our total consolidated revenues, or $486,000 for the year ended March 31, 2006 and approximately 3.9% of our total consolidated revenues, or $1.1 million for the year ended March 31, 2005. Only for the year ended March 31, 2005 did we had sales of 5% or more of total consolidated revenues to one of our nonaffiliate private label customers, Proactive Labs, of which accounted for 11.2% of total consolidated revenues. For the years ended March 31, 2007, 2006 and 2005, we did not have sales of 5% or more of total consolidated revenues to any company that is a party to an exclusive manufacturing agreement with us.

Branded Products-Distribution

Sales of our branded product lines sold within our distribution segment accounted for approximately 20.3% of our total consolidated revenues, or $12.1 million for the year ended March 31, 2007, approximately 29.7% of our total consolidated revenues, or $14.7 million for the year ended March 31, 2006 as compared to approximately 14.2% of our total consolidated revenues, or $4.0 million for the year ended March 31, 2005. For the year ended March 31, 2007, one customer exceeded 5% of our consolidated revenues, General Nutrition Distribution with 16.2%. For the year ended March 31, 2006, one customer exceeded 5% of our consolidated revenues, General Nutrition Distribution with 15.3% and for the year ended March 31, 2005, our distribution product line has a widely distributed revenue base whereas for the year ended March 31, 2005, no one customer accounted for more than 5% of total consolidated revenues.

Pharmacy Benefit Management

Sales generated from our pharmacy benefit management subsidiary accounted for approximately 33.7% of our total consolidated revenues, or $20.1 million for the year ended March 31, 2007, approximately 33.3% of our total consolidated revenues, or $16.5 million for the year ended March 31, 2006 and accounted for 40.5% of our total consolidated revenues, or $11.4 million for the year ended March 31, 2005. 100% of the Company’s pharmacy benefit management revenues are derived from a contract with CarePlus Health, an affiliate of the Company based on a relationship with Joseph Zappala, a former board member who resigned from the Company’s board on December 3, 2004. Effective May 15, 2007, this contract was mutually terminated.

Employees

As of March 31, 2007 we had 180 employees as compared to 150 employees as of March 31, 2006. Of these 180 employees as of March 31, 2007, four were engaged in marketing and sales, 151 were devoted to production, laboratory and distribution and 25 were responsible for management and administration. As compared to these 150 employees as of March 31, 2006, where four were engaged in marketing and sales, 121 were devoted to production, laboratory and distribution and 25 were responsible for management and administration. None of our employees are covered by a collective bargaining agreement. We believe we have good relations with our employees. Employees are permitted to participate in employee benefit plans of the Company that may be in effect from time to time, to the extent eligible, and employees may be entitled to receive an annual bonus as determined at the sole discretion of the Company’s Board of Directors based on the Board’s evaluation of the employee’s performance and the financial performance of the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS OF GEOPHARMA

The statements contained in this Report that are not historical are forward-looking statements, including statements regarding GeoPharma’s expectations, intentions, beliefs or strategies regarding the future. Forward- looking statements include GeoPharma’s statements regarding liquidity, anticipated cash needs and availability and anticipated expense levels. All forward-looking statements included in this Report are based on information available to GeoPharma on the date hereof, and GeoPharma assumes no obligation to update any such forward-looking statement. It is important to note that GeoPharma’s actual results could differ materially from those in such forward-looking statements. Additionally, the following discussion and analysis should be read in conjunction with the Financial Statements and notes thereto appearing elsewhere in this Report. The discussion is based upon such financial statements which have been prepared in accordance with U.S. Generally Accepted Accounting Principles and the Standards of the Public Company Accounting Oversight Board (United States).

Management’s Discussion and Analysis of Financial Condition and Results of Operations

GeoPharma derives revenues from developing, manufacturing and distributing a wide variety of cosmetics, over-the-counter, pharmaceutical and generic drugs, and prescription and non-prescription products. We also derive revenues from the distribution of our branded product lines, CarbSlim, Lean Protein and from our branded dietary supplement product lines that this year include DEX-C20 and Hoodia DEX-L10 as well as from distributing others’ product lines. In addition, GeoPharma derives revenues from the services provided in connection with pharmacy benefit management. Service revenues are billed and recognized once the service has been provided. The PBM’s revenues are comprised of amounts billed and recognized based on the number of eligible plan members enrolled in the HMO insurance programs, plan member claims caused by the fulfillment of an eligible HMO member’s drug prescription and related administration costs for pharmacy’s fulfilling drug prescriptions for the number of members and the number of claims for the period.

Cost of goods sold is comprised of direct manufacturing and manufacturing and distribution material product costs, contracted service fees, direct personnel compensation and other statutory benefits and indirect costs relating to labor to support product manufacture, distribution and the warehousing of production and other manufacturing overhead. In addition, for the distribution segment, the cost of all free goods for the purpose of product introduction or other incentive-based product costs are also recorded. The PBM cost of sales amounts recognized represent the direct and indirect costs of the prescription drug claims arising from the pharmacy’s fulfillment of HMO member drug prescriptions that were filled, completed and received by eligible HMO insurance plan members for the period.

Research and development expenses that benefit GeoPharma and that benefit GeoPharma’s customers are charged against either cost of goods sold or included within selling, general and administrative expenses as incurred dependent upon whether the R&D relates to direct product materials expended, direct laboratory and manufacturing production costs or whether it relates to indirect or more facility and administrative type costs representing indirect salaries.

Selling, general and administrative expenses include management and general office salaries, taxes and benefits, advertising and promotional expenses, depreciation and amortization, stock option compensation, insurance expenses, rents, legal and accounting costs, sales and marketing and other indirect operating costs.

Interest expense, net, consists of interest expense associated with borrowings to finance capital equipment expenditures and other working capital needs and non-cash interest expense as related to amortization of the Company’s convertible debt discount as partially offset by interest income earned on our funds held at banks. For the fiscal years ended March 31, 2007 and 2006, interest expense, net, was further reduced by interest expense incurred that was capitalizable based on pharmaceutical leasehold construction projects in process.

Other income (expense) net, consists of amounts received from an insured loss that occurred on August 27, 2002, where a commercial building where one of our manufacturing facilities is located, was involved in a fire. Although this fire was not in our leased space, nor was the fire caused by the Company or any of its related parties, our facility was exposed to and incurred smoke and water damage. The company that had the fire is not a related party. GeoPharma had adequate insurance coverage that covered replacement cost of the facilities’ contents which included inventory and leasehold improvements, in addition to business interruption insurance which covered lost profits based on certain coverage formulas and policy limits. As of March 31, 2006, the final financial assessment has been made by our Company and by our insurance company which resulted in additional proceeds of approximately $1.3 million of which approximately $800,000 was recognized and recorded as other income.

Upon consummation of the merger of the Florida corporation, Go2Pharmacy, Inc. and the Delaware corporation, Go2Pharmacy.com, Inc. on November 7, 2000, the Company charged $23,625,000 to marketing expense representing the issuance of 3,000,000 shares of the Company’s stock at the initial public offering price of $7.875. This was reflected in the Company’s financial statements as a noncash, nonrecurring marketing expense and was included in the operations of the Company for the year ended March 31, 2001 and is carried forward in subsequent years as a charge within shareholders’ equity.

Effective May 15, 2007, GeoPharma mutually terminated it’s PBM contract with Amerigroup, formerly known as CarePlus Health. Therefore, after the contract termination date, GeoPharma will not receive nor record PBM segment revenues nor incur or record related PBM contract expenses. GeoPharma does not expect to incur contract termination or any related exit costs associated with this contract termination.

Results of Operations

The following table sets forth GeoPharma’s selected consolidated statements of operations data as a percentage of revenues for the periods indicated.

	Year Ended March 31,
	2007	2006	2005
Revenues	100.0%	100.0%	100.0%
Cost of goods sold (excluding depreciation and amortization)	71.8%	75.0%	79.5%

Gross profit	28.2%	25.0%	20.5%
Depreciation and amortization	2.0%	1.5%	2.2%
Stock option compensation expense	2.7%	0.0%	0.0%
Selling, general and administrative expenses	21.5%	19.5%	21.5%
Other income (expense), net	0.4%	0.6%	(.7)%
Income (loss) before minority interest, income taxes and preferred dividends	4.8%	5.8%	(3.8)%
Minority interest	2.2%	1.2%	0.0%
Income tax (expense) / benefit	(0.6)%	(2.2)%	.1%
Preferred dividends	0.5%	0.6%	1.9%

Net income (loss)	3.7%	3.0%	(5.0)%

Fiscal Year Ended March 31, 2007, Compared to Fiscal Year Ended March 31, 2006

Revenues. GeoPharma’s total consolidated revenues increased approximately $10.1 million, or 20.2%, to approximately $59.8 million for the fiscal year ended March 31, 2007, as compared to approximately $49.7 million for the fiscal year ended March 31, 2006.

GeoPharma’s manufacturing revenues increased approximately $9.3 million, or 52.1%, to approximately $27.3 million for the fiscal year ended March 31, 2007, as compared to approximately $17.9 million for the corresponding period. Overall, manufacturing capacities and capabilities continue to be increased as we have added additional more advanced, higher speed production equipment. GeoPharma’s customer base and their related order volumes are increasing also.

GeoPharma’s distribution revenues decreased approximately $2.6 million or 17.7% to approximately $12.1 million for the fiscal year ended March 31, 2007, as compared to $14.7 million for the fiscal year ended March 31, 2006. Overall, sales prices vary for all product lines dependent upon a customer’s individual as well as aggregate purchase volumes in addition to the number of distribution points of sale and advertising dollars projected to be spent. For the fiscal year ended March 31, 2007, 23,648 cases of Hoodia DEX-L10 were sold versus 15,031 cases sold for the fiscal year ended March 31, 2006. This 57.3% case increase is in part based on the timing of new product line extensions and introduction and transfer of the brand from an unrelated third party during February 2006 in addition to on-going new store and mass retail chain entrances. The DEX-L10 product line is comprised of DEX-L10, DEX-L10 Complete, DEX-L10 chews, in chocolate and lemon-lime in addition to various sizes and counts of all of the product offerings mentioned. During the quarter ended March 31, 2007, DEX-C20 product line was introduced and has sold 470 cases during that period. For the fiscal year ended March 31, 2007, 167 cases of CarbSlim were sold versus 9,301 cases sold for the fiscal year ended March 31, 2006. CarbSlim is comprised of ten SKUs, two sizes of: peanut butter crunch, chocolate caramel crunch, mint, peanut butter cookie dough, chocolate chip cookie dough. The Lean Protein Bites product line is comprised of four SKUs, milk chocolate, white chocolate, peanut butter and lemon. For the fiscal year ended 2007, 109 total cases were sold as compared to the fiscal year ended 2006, where 3,805 total cases were sold. The decrease in both food product case sales are due to the decrease in the number of national and regional distribution points in addition to the Company has shifted its focus more towards their branded dietary supplements rather than its food product lines based on more favorable margins. The total distribution revenues for the year ended March 31, 2007 were derived from over 99% dietary supplement sales as compared to the corresponding period in 2006 whereas 98% of distribution revenues were derived from dietary supplement case sales. Although case sales on the dietary product lines increased, food product sales have declined coupled with Company and retail store-level new dietary supplement product introduction discounts.

GeoPharma’s pharmacy benefit management revenues increased 21.5% or approximately $3.6 million to $20.1 million for the fiscal year ended March 31, 2007, as compared to $16.6 million for the fiscal year ended March 31, 2006. The increase results from the increase in overall membership and prescriptions filled in the two health plans as compared to the fiscal year ended March 31, 2006. Revenue per member remained constant for both of the fiscal years.

GeoPharma’s pharmaceutical revenues decreased 48.2% to approximately $234,000 for the fiscal year ended March 31, 2007 as compared to $486,000 in sales for this business segment for the fiscal year ended March 31, 2006. The pharmaceutical business segment generated its revenues based solely on manufacturing sales of contract repackaged products for others.

Gross Profit. GeoPharma’s total gross profit increased approximately $4.4 million or 35.4%, to $16.9 million for the fiscal year ended March 31, 2007, as compared to $12.5 million for the fiscal year ended March 31, 2006. Total gross margins increased to 28.2% for the fiscal year ended March 31, 2007 from 25.0% for the fiscal year ended March 31, 2006.

GeoPharma’s manufacturing gross profit increased approximately $4.4 million, or 64.3%, to approximately $11.3 million for the fiscal year ended March 31, 2007, as compared to approximately $6.8 million in the corresponding period in 2006. For the fiscal year ended March 31, 2007 manufacturing gross margin increased to 41.3%, from 38.2% in the corresponding period in 2006. Sales and gross profits have increased proportionately as partially offset by higher costs due to continued increases in freight charges due to increased fuel costs, increases in resin and plastic-based packaging component costs as well as increased labor costs. Current increases in this type of labor-based direct overhead costs are in line with GeoPharma’s planned improvements surrounding enhanced standard operating and manufacturing procedures in all its manufacturing plants. GeoPharma expects that these improvements will continue to increase the Company’s visibility in the marketplaces that the Company competes in for new and expanded business for the upcoming fiscal year.

GeoPharma’s distribution gross profits increased 45.3% or approximately $2.5 million to approximately $8.1 million for the fiscal year ended March 31, 2007, as compared to approximately $5.6 million for the fiscal year ended March 31, 2006, with distribution gross margins increasing to 66.7% for the fiscal year ended March 31, 2007 as compared to 37.8% for the fiscal year ended March 31, 2006. Although sales decreased, gross profits and gross margins improved based on a change in the sales mix from food products to branded dietary supplements which have a higher per unit sales prices and higher gross margins.

GeoPharma’s pharmacy Benefit Management gross profit increased approximately $19,000 or 14.2% to approximately $155,000 for the fiscal year ended March 31, 2007, as compared to approximately $136,000 for the fiscal year ended March 31, 2006. Pharmacy benefit management gross margin was 0.8% for the fiscal year ended March 31, 2007 and 2006. Gross profit and margins remain flat based on continued industry pressure on controlling per member and per claim revenues as they continue to decline coupled with growing membership, rising number of claims in addition to the rising prescription costs.

GeoPharma’s pharmaceutical gross profits decreased $2.5 million to approximately a gross profit deficit of $(2.6) million for the fiscal year ended March 31, 2007 as compared to $(103,000) in gross profit deficit for this business segment for the fiscal year ended March 31, 2006. This was based primarily on the Beta-Lactam facility located in Baltimore, Maryland and the Belcher facilities located in Largo, Florida that have no revenue streams but have costs associated with product development and production and laboratory direct labor costs. The Baltimore facility incurred $725,000 of costs with no revenue offset with the balance of $1.9 million attributable to the Belcher facilities. The facility expects to derive revenues from their Beta-Lactams during the quarter ended December 31, 2007 with the Belcher facilities beginning to recognize revenues during the quarter ended September 30, 2007.

Selling, General and Administrative Expenses. GeoPharma’s selling, general and administrative (“SGA”) expenses consist of advertising and promotional expenses; stock and stock option compensation costs, insurance costs, research and development costs associated with the generic drug segment, personnel costs related to general management functions, finance, accounting and information systems, payroll expenses and sales commissions; professional fees related to legal, audit and tax matters; and depreciation and amortization expenses. Selling, general and administrative expenses, inclusive of stock option and depreciation and amortization expenses, increased approximately $5.1 million, or 49.0%, to approximately $15.6 million for the fiscal year ended March 31, 2007, as compared to approximately $10.4 million in the corresponding 2006 period. The increase is primarily attributable to additional pharmaceutical-related costs of $1.7 million, stock option compensation expense of $1.6 million which was not required to be recorded for the fiscal year ended March 31, 2006; depreciation and amortization increased $450,000 due to the increase in purchased depreciable assets related to generic drug, cosmeceutical and nutraceutical manufacturing; approximately $300,000 in additional advertising and promotional expenses associated with promoting our distribution segment and related branded product lines, including Hoodia DEX-L10 and DEX-C20, approximately $580,000 in increased legal and accounting expenses due to our on going litigation with Schering-Plough and other legal patent costs. Of the $580,000 increase, accounting costs increased $80,000 due to the Company’s IRS tax audit for the 2004-2003 tax years whereby the results of that IRS audit resulted in no amendments being necessary to the Company’s tax returns as filed for those tax years. Combined insurance costs have increased $262,000 in total, including health, general and product liability insurances; health insurance increased primarily due to an increase in the cost per employee and the number of employees; in addition to external insurance market influences surrounding higher premium costs for all of the Company’s business segments based on our increasing sales revenues. Consulting, officer and employee salaries have increased $470,000 in total based on increases in the number of personnel in addition to merit increases and bonuses received. Approximately $600,000 in rent and utility increases based on additional facilities leased as located in Baltimore, Maryland and Largo, Florida for manufacturing, warehousing and distribution as required with growing manufacturing and distribution segments. As a percentage of sales, selling, general and administrative expenses increased to 26.1% for the fiscal year ended March 31, 2007 from 21.0% in the corresponding period in 2006.

Other Income (Expense), Net. For the fiscal year ended March 31, 2007, the balance in GeoPharma’s other income/(expense), net, remained consistent with an other income, net of $257,000 for the fiscal year ended 2007 as compared to other income, net of $280,000 for the fiscal year ended 2006. The other income, net in the prior year was primarily due to the $800,000 in insurance proceeds received based on an August 2002 fire as partially offset by $628,000 in interest expense based on convertible debt outstanding as compared to the current fiscal year ended 2007 which represents interest and other income not offset by any interest expense as the current year’s interest expense of $230,000 was able to be capitalized based on the Company’s on going drug facility related construction. The decrease in interest expense was due the Company paying off the remaining balance of the 6% interest convertible debt due to Laurus in the amount of $2.4 million during February 2006.

Income Tax (Expense) Benefit. At March 31, 2007, GeoPharma had recorded $(343,000) of income tax expense as compared to income tax expense of $(1,080,800) for the fiscal year ended March 31, 2006. The expense is based on effective rate calculations as applied to our net income earned versus the prior period where the deferred tax benefit was calculated based on temporary and permanent differences using the effective tax rates applied to our net loss amounts this fiscal year, changes in information gained related to underlying assumptions about the future operations of the Company as well as the utilization of available operating loss carryforwards in addition to the outcome of the IRS audit for GeoPharma’s tax years 2004-2003 whereby additional net operating losses and overpayments were identified.

GeoPharma’s management believes that there was no material effect on operations or the financial condition of the Company as a result of inflation as of and for the year ended March 31, 2007. Management also believes that its business is not seasonal, however significant promotional activities can have a direct impact on sales volume in any given quarter.

GeoPharma’s Fiscal Year Ended March 31, 2006, Compared to Fiscal Year Ended March 31, 2005

Revenues. GeoPharma’s total consolidated revenues increased approximately $21.5 million, or 76.2%, to approximately $49,744,000 for the fiscal year ended March 31, 2006, as compared to approximately $28,230,000 for the fiscal year ended March 31, 2005.

GeoPharma’s manufacturing revenues increased approximately $6.2 million, or 53.3%, to approximately $17.9 million for the fiscal year ended March 31, 2006, as compared to approximately $11.7 million for the corresponding period. Overall, manufacturing capacities and capabilities continue to be increased as we have added additional more advanced, higher speed production equipment. Our customer base and their relate order volumes are increasing also.

GeoPharma’s distribution revenues increased approximately $10.7 million or 268.4% to approximately $14.7 million for the fiscal year ended March 31, 2006, as compared to $4.0 million for the fiscal year ended March 31, 2005. Overall, sales prices vary for all product lines dependent upon a customer’s individual as well as aggregate purchase volumes in addition to the number of distribution points of sale and advertising dollars projected to be spent. For the fiscal year ended March 31, 2006, 15,031 cases of Hoodia DEX-L10 were sold versus no cases sold for the fiscal year ended March 31, 2005 based on the product introduction and the transfer of the brand from an unrelated third party during February 2006. For the fiscal year ended March 31, 2006, 9,301 cases of CarbSlim were sold versus 53,552 cases sold for the fiscal year ended March 31, 2005, a 82.6% case-sale decrease. CarbSlim is comprised of ten SKUs, two sizes of: peanut butter crunch, chocolate caramel crunch, mint, peanut butter cookie dough, chocolate chip cookie dough. The Lean Protein Bites product line is comprised of four SKUs, milk chocolate, white chocolate, peanut butter and lemon. For the fiscal year ended 2006, 3,805 total cases were sold as compared to the fiscal year ended 2005, where 7,534 total cases were sold, a case-sale decline of approximately 49.5%. The decrease in both food product case sales are due to the decrease in the number of national and regional distribution points in addition to the Company has shifted its focus more towards their branded dietary supplements rather than its food product lines based on more favorable margins. The total distribution revenues for the year ended March 31, 2006 were derived from 98% dietary supplement sales with only 2% of total distribution revenues being derived from consumer foods as compared to the corresponding period in 2005 whereas 23% of distribution revenues were derived from dietary supplement case sales with 77% of distribution revenues being derived from our consumer food products.

GeoPharma’s pharmacy benefit management revenues increased 45.0% or approximately $5.15 million to $16.59 million for the fiscal year ended March 31, 2006, as compared to $11.4 million for the fiscal year ended March 31, 2005. The increase results from the increase in overall membership and prescriptions filled in the two health plans as compared to the fiscal year ended March 31, 2005. Revenue per member remained constant for both of the fiscal years.

GeoPharma’s pharmaceutical revenues decreased to approximately $486,000 for the fiscal year ended March 31, 2006 as compared to $1.1 million in sales for this business segment for the fiscal year ended March 31, 2005. The pharmaceutical business segment generated its revenues based solely on manufacturing sales of Belcher’s branded Levothyroxine as compared to the year ended March 31, 2005 where over-the-counter contract repackaging sales of ephedrine of $602,000 in addition to a $500,000 licensing fee received from a European company for licensing our brand of Levothyroxine.

Gross Profit. GeoPharma’s total gross profit increased approximately $6.7 million or 115.6%, to $12.5 million for the fiscal year ended March 31, 2006, as compared to $5.8 million for the fiscal year ended March 31, 2005. Total gross margins increased to 25.0% for the fiscal year ended March 31, 2006 from 20.5% for the fiscal year ended March 31, 2005.

GeoPharma’s manufacturing gross profit increased approximately $3.3 million, or 94.7%, to approximately $6.8 million for the fiscal year ended March 31, 2006, as compared to approximately $3.5 million in the corresponding period in 2005. For the fiscal year ended March 31, 2006 manufacturing gross margin increased to 38.2%, from 30.1% in the corresponding period in 2005. Sales and gross profits have increased proportionately as partially offset by higher costs due to increases in freight charges due to increased fuel costs, increases in resin and plastic-based packaging component costs as well as increased labor costs. Current increases in this type of labor-based direct overhead costs are in line with the Company’s planned improvements surrounding enhanced standard operating and manufacturing procedures in all its manufacturing plants. The Company expects that these improvements will continue to increase the Company’s visibility in the marketplaces that the Company competes in for new and expanded business for the upcoming fiscal year.

GeoPharma’s distribution gross profits increased 360.8% or approximately $4.4 million to approximately $5.6 million for the fiscal year ended March 31, 2006, as compared to approximately $1.2 million for the fiscal year ended March 31, 2005, with distribution gross margins increasing to 37.8% for the fiscal year ended March 31, 2006 as compared to 30.2% for the fiscal year ended March 31, 2005. Gross profits and gross margins improved based on a change in the sales mix from food products to branded dietary supplements which have a higher per unit sales prices and higher gross margins.

GeoPharma’s pharmacy Benefit Management gross profit decreased approximately $124,000 or 47.8% to approximately $136,000 for the fiscal year ended March 31, 2006, as compared to approximately $260,000 for the fiscal year ended March 31, 2005. Pharmacy benefit management gross margin was 0.8% for the fiscal year ended March 31, 2006 as compared to 2.3% for the fiscal year ended March 31, 2005. Gross profit and margin decreased based on continued industry pressure on controlling per member and per claim revenues as they continue to decline coupled with growing membership, rising number of claims in addition to the rising prescription costs in addition to the fiscal year ended March 31, 2005 the Company received a non-recurring contract renewal fee of $225,000.

GeoPharma’s pharmaceutical gross profits decreased $894,000 to approximately a gross profit deficit of $(103,000) for the fiscal year ended March 31, 2006 as compared to $791,000 in gross profits for this business segment for the fiscal year ended March 31, 2005. Pharmaceutical gross margins were at a deficit of (21.2)% for the fiscal year ended 2006 as compared to 71.8% for the fiscal year ended March 31, 2005. This was based primarily on the Beta-Lactam facility located in Baltimore, Maryland that has no revenue stream but has costs associated with product development and production and laboratory direct labor costs. The Baltimore facility incurred $314,000 of costs with no revenue offset. The facility expects the derive revenues from their Beta-Lactams during the third quarter ended December 31, 2006. The Belcher facility gross profit, excluding the Baltimore facility, derived $212,000 in gross profits and gross margins of 56.4%.

Selling, General and Administrative Expenses. GeoPharma’s selling, general and administrative (“SGA”) expenses consist of advertising and promotional expenses; insurance costs, research and development costs associated with the generic drug segment, personnel costs related to general management functions, finance, accounting and information systems, payroll expenses and sales commissions; professional fees related to legal, audit and tax matters; and depreciation and amortization expenses. Selling, general and administrative expenses, inclusive of depreciation and amortization, increased approximately $3.7 million, or 56.0%, to approximately $10.4 million for the fiscal year ended March 31, 2006, as compared to approximately $6.7 million in the corresponding 2005 period. The increase is primarily attributable to additional advertising and promotional expenses associated with promoting our distribution segment and related branded product lines, including Hoodia DEX-L10, CarbSlim and Lean Protein. Increased legal expenses associated with our class action and derivative lawsuits both of which were dismissed. All insurance costs have increased, including health, general and product liability insurances; health insurance increased primarily due to an increase in the cost per employee and the number of employees; in addition to external insurance market influences surrounding higher premium costs for all of the Company’s business segments based on our increasing sales revenues. Officer and employee salaries have increased in total based on increases in the number of personnel in addition to merit increases. Rents increased based on additional facilities leased as located in Baltimore, Maryland and Largo, Florida for manufacturing, warehousing and distribution as required with growing manufacturing and distribution segments. As a percentage of sales, selling, general and administrative expenses decreased to 21.0% for the fiscal year ended March 31, 2006 from 23.7% in the corresponding period in 2005.

Other Income (Expense), Net. For the fiscal year ended March 31, 2006, the balance in GeoPharma’s other income/(expense), net, changed from a net other expense in 2005 to a net other income in 2006 fluctuating approximately $465,000 or 251.5%, to $280,000 as compared to $(185,000) for the corresponding 2005 period. For the fiscal year ended 2006, the $280,000 was primarily comprised of $374,000 of interest expense in addition to non-cash interest expense consisting of the write-off of approximately $300,000 related to the pay off of the convertible debt and the debt discount as offset by other income of $908,000. The other income was based on $1.3 million being received as final settlement of our fire insurance claim that was filed August 2002. Cash-related interest expense, net of interest income, decreased approximately $117,000 to approximately $374,000 for the fiscal year ended March 31, 2006, from approximately $491,000 for the fiscal year ended March 31, 2005. The decrease in interest expense was due the Company paying off the remaining balance of the 6% interest convertible debt due to Laurus in the amount of $2.4 million during February 2006.

Income Tax (Expense) Benefit. At March 31, 2006, GeoPharma had recorded $(1,080,800) of income tax expense as compared to a deferred income tax benefit of $212,800 for the fiscal year ended March 31, 2005.

The expense is based on effective rate calculations as applied to our net income earned versus the prior period where the deferred tax benefit was calculated based on temporary and permanent differences using the effective tax rates applied to our net loss amounts this fiscal year, changes in information gained related to underlying assumptions about the future operations of GeoPharma as well as the utilization of available operating loss carryforwards.

Management believes that there was no material effect on operations or the financial condition of the Company as a result of inflation as of and for the year ended March 31, 2006. Management also believes that its business is not seasonal, however significant promotional activities can have a direct impact on sales volume in any given quarter.

Financial Condition, Liquidity and Capital Resources

GeoPharma has financed its operations through available borrowings under its credit line facilities, cash provided from operations and receipt of $15 million of gross private placement proceeds based on a $10 million 6% convertible preferred stock private placement together with a total of 412,500 warrants at exercise prices ranging from $6.29 to $8.51 exercisable through February 2011 and a $5 million convertible 6%, three-year term debt together with a total of 150,000 warrants at exercise prices ranging from $7.34 to $8.62 exercisable through January 2011 closed during the months of January 2004 through March 2004. Approximately $4,800,000 of the proceeds from the sale of the 6% convertible preferred stock were placed in a restricted account. During December 2004, the holders of the $5 million Series A convertible preferred stock converted all of their preferred shares outstanding in exchange for 800,000 of the Company’s $.01 par value common stock thus releasing the restrictions surrounding the $4.8 million cash received January 2004.

As a direct result of issuing warrants with the $5 million 6% convertible debt in January 2004, GeoPharma recorded $932,365 discount on the three-year term note based on applying a Black-Scholes valuation which lowered the gross amount of the note payable with the $932,365 offset recorded within Additional Paid in Capital (“APIC”). The $932,365 discount will be straight-line amortized to interest expense over the three-year life of the note. As a direct result of issuing warrants with the $10 million 6% convertible preferred stock in February and March, the Company recorded a total of $3,580,963 discount on the $10 million 6% convertible preferred stock based on applying a Black-Scholes valuation which resulted in a net reclassification of $3,580,963 lowering retained earnings and increasing APIC. All Black-Scholes valuations referenced and related entries are noncash transactions. During February 2006, GeoPharma paid off the remaining $2.4 million 6% interest convertible debt balance along with all fees and penalties by issuing approximately 530,000 shares and simultaneously wrote-off approximate $300,000 to interest expense representing the debt discount remaining balance.

During February 2007, GeoPharma closed on a $2 million capital lease line facility and a $5 million line of credit with a bank both at LIBOR+1.5%. As of March 31, 2007, $850,000 was outstanding on the capital lease line facility and nothing was outstanding on the $5 million line of credit.

On April 5, 2007, GeoPharma closed on $12.5 million financing comprised of 8% , 6 year Convertible Debt together with $2.5 million of the Company’s $0.01 par value common stock with the together with 400,000 warrants as related to the $2.5 million in common stock. The $10 million of debt is convertible into GeoPharma’s common stock at $4.36 with the 400,000 warrants convertible into the Company’s common stock at $5.26.

GeoPharma had working capital of approximately $8.6 million at March 31, 2007, inclusive of current portion of long-term obligations, as compared to a working capital of approximately $8.4 at March 31, 2006.

During March 2005, GeoPharma negotiated with an international media company to exchange excess CarbSlim inventory for future credit for use on custom print, radio and television advertising. Based on GeoPharma’s expansion into its own branded consumer product lines coupled with the decline in customer demand for low-carb products, this excess inventory was able to be redeemed with the media credits having a three-year life. The media credits were recorded based on the net cost of CarbSlim inventory that was exchanged. For the year ended March 31, 2007, the Company wrote off approximately $514,000 to Cost of Sales based on the one year remaining of useful life.

March 31, 2007 Fiscal Year Ended Cash Flow Analysis

GeoPharma’s net cash provided by operating activities was $2.0 million for the fiscal year ended March 31, 2007, as compared to net cash used by operating activities of $915,000 for the fiscal year ended March 31, 2006. Cash provided was primarily attributable to a net income before preferred dividends of approximately $2.5 million based on consolidated gross profits increases of approximately $4.4 million, depreciation and amortization of $1.2 million, stock option expense of $1.6 million, media credit expense of $514,000, increase in amounts due from affiliates based on increased credit trade sales and from tax expense of $342,000 and $160,000 decrease in other accounts receivable , all of which is partially offset by increases in trade accounts receivable of $590,000 based on increased trade credit sales, increases in inventory of $1.6 million based on increased purchases of distribution finished goods and manufacturing raw material and packaging components to meet open customer orders, increases in prepaid expenses based on timing of payments for ANDA bioequivalency work, timing of insurance renewals and manufacturing equipment in transit that is not ready for manufacturing use, increases in net deferred tax assets based on the Company’s timing of deductible expenses, increases of $1.1 million in intangible assets based on purchases of generic drug related intellectual property.

GeoPharma’s net cash used in investing activities was $(3.6) million for the fiscal year ended March 31, 2007 as compared to the net cash used of $(6.8) million for the fiscal year ended March 31, 2006. Investing activities represented the R&D related purchases and upgrades of plant and laboratory equipment for generic drug manufacturing and distribution plants, Belcher Pharmaceuticals and American Antibiotics, of $(2.7) million, $1.3 million in use of proceeds related to the minority interest associated with American Antibiotics plant in Baltimore, Maryland as partially offset by $433,000 of proceeds received from a certificate of deposit.

GeoPharma’s net cash provided by financing activities was $1.1 million for the fiscal year ended March 31, 2007 as compared to cash provided by financing activities of $681,000 for the fiscal year ended March 31, 2006. The 2007 financing activity cash provided was primarily attributable to $1.9 million of proceeds received from $850,000 received in capital lease line funds, $750,000 in equipment loans with the balance relating to insurance premium loans and $110,000 of proceeds received from vested stock option exercises all of which was partially offset by $905,000 of equipment and insurance premium loan payments.

March 31, 2006 Fiscal Year Ended Cash Flow Analysis

GeoPharma’s net cash provided by operating activities was $915,000 for the fiscal year ended March 31, 2006, as compared to net cash used by operating activities of $(2,300,000) for the fiscal year ended March 31, 2005. Cash provided was primarily attributable to a net income before preferred dividends of approximately $1.8 million based on consolidated gross profits increases of approximately $6.7 million, increases in trade accounts payable and accrued expenses of $5.9 million, depreciation of $749,000 and amortization of debt discount of $563,000 as partially offset by increases in SGA expenses of $3.6 million and increases in trade accounts receivable of $5.2 million, increases in inventory of $2 million as based on increased credit sales and those purchases required to meet open manufacturing and distribution orders, cash payments for income taxes of $840,000 and changes in deferred taxes of $240,000, and $620,000 in prepaid expenses, primarily for insurance premiums, and $1.0 million in other asset purchases related to the DEX-L10 brand transfer for $600,000 and approximately $400,000 as related to prepaid ANDA bioequivalency work.

GeoPharma’s net cash used in investing activities was $(6.8) million for the fiscal year ended March 31, 2006 as compared to the net cash used of $(3.1) million for the fiscal year ended March 31, 2005. Investing activities represented the R&D related purchases and upgrades of plant and laboratory equipment for generic drug manufacturing and distribution plants, Belcher Pharmaceuticals and American Antibiotics, of $(7.2) million as partially offset by net proceeds received from the minority interest associated with American Antibiotics.

GeoPharma’s net cash provided by financing activities was $681,000 for the fiscal year ended March 31, 2006 as compared to cash used by financing activities of $(1.3) million for the fiscal year ended March 31, 2005. The 2006 financing activity cash provided was primarily attributable to $221,000 of proceeds received from vested stock option exercises, the $3 million note for the Company’s 51% American Antibiotics investment as partially offset by payments of $2.5 million on long-term obligations.

GeoPharma’s management believes that cash expected to be generated from operations, current cash reserves, and existing financial arrangements will be sufficient for GeoPharma to meet its capital expenditures and working capital needs for its operations as presently conducted. GeoPharma’s future liquidity and cash requirements will depend on a wide range of factors, including the level of business in existing operations, expansion of facilities, expected results from recent procedural changes surrounding the acceptance of manufacturing sales orders, and possible acquisitions. In particular, we have added additional manufacturing lines and have purchased additional fully automated manufacturing equipment to meet our present and future growth. Our plans may require the leasing of additional facilities and/or the leasing or purchase of additional equipment in the future to accommodate further expansion of our manufacturing, warehousing and related storage needs.

If cash flows from operations, current cash reserves and available credit facilities are not sufficient, it will be necessary for GeoPharma to seek additional financing. There can be no assurance that such financing would be available in amounts and on terms acceptable to the Company.

Capital Expenditure Commitments

GeoPharma has no contractual commitments as related to capital expenditures as of March 31, 2007 and 2006. However, during February 2007, the Company entered into a 5 year, $2 million capital lease line with a bank at LIBOR+1.5%. As of March 31, 2007, $850,000 was outstanding on this line.

Payments Due by Period

The following table illustrates GeoPharma’s outstanding debt, purchase obligations, and related payment projections as of March 31, 2007:

Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years
Series B convertible preferred stock (1)	$5,000,000	$—	$5,000,000	$—
Series B preferred stock dividends (1)	1,200,000	400,000	800,000	—
Loan payable	2,500,000	1,666,667	833,333	—
Trade payables	4,793,483	4,793,483	—	—
Other liabilities and accrued expenses	7,015,812	7,015,812	—	—

Subtotal	20,509,295	13,875,962	6,633,333	—
Purchase obligations	—	—	—	—
Capital leases	850,000	—	—	850,000
Operating leases	2,318,886	386,481	772,962	1,159,443

Total	$23,678,181	$14,262,443	$7,406,295	$2,009,443

Footnotes:

(1)	The payments to be made are eligible to be paid in cash or in the form of GeoPharma’s $0.01 par value common stock at GeoPharma’s option.

Critical Accounting Policies and Estimates

GeoPharma has identified the policies and significant estimation processes below as critical to their business operations and the understanding of our financial position, results of operations and related cash flows. The following list is not intended to be a comprehensive list and in some cases, the accounting treatment of a particular transaction is specifically dictated by U.S. generally accepted accounting principles thus there is no need for management’s judgment in their application. In some cases however, management is required to exercise judgment in the application of accounting principles with respect to particular transactions. The impact and any associated risks related to these policies on our business operations is discussed throughout GeoPharma’s “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” where such policies affect reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 2 in the GeoPharma Notes to Consolidated Financial Statements for the fiscal years ended March 31, 2007, 2006 and 2005 included in this report. The preparation of GeoPharma’s consolidated financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. There can be no assurance that actual results will not differ from those estimates and such differences could be significant.

Principles of Consolidation: The consolidated financial statements for GeoPharma as of March 31, 2007 and 2006 and for the years ended March 31, 2007, 2006 and 2005 include the corporate, manufacturing and distribution accounts of GeoPharma, Inc. (the “Company”), (“GeoPharma”), which is continuing to do manufacturing business as Innovative Health Products, Inc. (“Innovative”), and its wholly owned subsidiaries IHP Marketing, Breakthrough, Breakthrough Marketing, Belcher, Belcher Capital, Go2PBM Services, Inc., Libi Labs and its 51% owned LLC, American Antibiotics. Significant intercompany balances and transactions have been eliminated in consolidation.

Industry Segments: In accordance with the provisions of Statement of Financial Accounting Standards No. 131, (SFAS 131), Disclosures about Segments of an Enterprise and Related Information, a company is required to disclose selected financial and other related information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and is utilized by the chief operating decision maker (“CODM”) related to the allocation of resources and in the resulting assessment of the segment’s overall performance. The measure used by GeoPharma’s CODM is a business segment’s gross profit.

Cash and Cash Equivalents For purposes of the statement of cash flows, GeoPharma considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Inventories Inventories are stated at lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method.

Property, Plant, Leasehold Improvements and Equipment Depreciation is provided for using the straight-line method, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives (asset categories range from three to thirty-nine years). Leasehold improvements are amortized using the straight-line method over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Leased equipment under capital leases is amortized using the straight-line method over the lives of the respective leases or over the service lives of the assets, whichever is shorter, for those leases that substantially transfer ownership. Accelerated depreciation methods are used for tax purposes.

Intangible Assets Intangible assets consist primarily of goodwill and intellectual property. Effective April 1, 2002 with the adoption of SFAS 142, “Goodwill and Other Intangibles”, intangible assets with an indefinite life, namely goodwill and the intellectual property, are not amortized. Intangible assets with a definite life are amortized on a straight-line basis with estimate useful lives ranging from 1 to 3 years. Indefinite lived intangible assets will be tested for impairment yearly and will be tested for impairment between the annual tests should an event occur or should circumstances change that would indicate that the carrying amount may be impaired. GeoPharma has selected January 1, as the annual date to test these assets for impairment. Based on the required analyses performed as of that annual test date, no impairment loss was required to be recorded for the fiscal year ended March 31, 2007, 2006 or 2005.

Impairment of Assets In accordance with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, GeoPharma’s policy is to evaluate whether there has been a permanent impairment in the value of long-lived assets, certain identifiable intangibles and goodwill when certain events have taken place that indicate the remaining unamortized balance may not be recoverable. When factors indicate that the intangible assets should be evaluated for possible impairment, GeoPharma uses an estimate of related undiscounted cash flows. Factors considered in the valuation include current operating results, trends and anticipated undiscounted future cash flows. There have been no impairment losses recorded for the fiscal years ended March 31, 2007, 2006 and 2005.

Income Taxes GeoPharma utilizes the guidance provided by Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

Earning (Loss) Per Common Share Earnings (loss) per share are computed using the basic and diluted calculations on the face of GeoPharma’s statement of operations. Basic earnings (loss) per share are calculated by dividing net income (loss) available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period, adjusted for the dilutive effect of common stock equivalents, using the treasury stock method.

Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles, requires GeoPharma’s management to make estimates, assumptions and apply certain critical accounting policies that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at March 31, 2007 and 2006, as well as the reported amounts of revenues and expenses for the fiscal years ended March 31, 2007, 2006 and 2005. Estimates and assumptions used in our financial statements are based on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates and assumptions also require the application of certain accounting policies, many of which require estimates and assumptions about future events and their effect on amounts reported in the financial statements and related notes. GeoPharma periodically reviews our accounting policies and estimates and makes adjustments when facts and circumstances dictate. Actual results may differ from these estimates under different assumptions or conditions. Any differences may have a material impact on our financial condition, results of operations and cash flows.

Revenue and Cost of Sales Recognition In accordance with SAB 101, Revenue Recognition, revenues are recognized by GeoPharma when the merchandise is shipped which is when title and risk of loss has passed to the external customer. GeoPharma analyzes the status of the allowance for uncollectible accounts based on historical experience, customer history and overall credit outstanding. For GeoPharma distribution segment, any charge backs or other sales allowances immediately reduce the gross receivable with the corresponding reduction effected through increases in sales allowances which directly reduce sales revenue. For our PBM segment, service revenues are recognized once the member service of completing and fulfilling delivery of the members’ prescription. Cost of Sales is recognized for the manufacturing and distribution business segments simultaneously with the recognition of revenues with a direct charge to cost of goods sold and with an equal reduction to inventory at FIFO cost. For the PBM segment, cost of sales is recognized based on actual costs incurred and are recognized as the related revenue is recognized.

Advertising Costs GeoPharma charges advertising costs to expense as incurred.

Research and Development Costs Costs incurred to develop GeoPharma generic pharmaceutical products for GeoPharma are expensed.

Fair Value of Financial Instruments GeoPharma, in estimating its fair value disclosures for financial instruments, uses the following methods and assumptions: Cash, Accounts Receivable, Accounts Payable and Accrued Expenses: The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses approximate their fair value due to their relatively short maturity. Long-term Obligations: The fair value of GeoPharma’s fixed-rate long-term obligations is estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. At March 31, 2007, 2006 and 2005, the fair value of GeoPharma’s long-term obligations approximated its carrying value. Credit Lines Payable: The carrying amount of the GeoPharma’s credit lines payable approximates fair market value since the interest rate on these instruments corresponds to market interest rates.

Stock-Based Compensation GeoPharma has adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”). SFAS 123 allows companies which have stock-based compensation arrangements with employees to adopt a new fair-value basis of accounting for stock options and other equity instruments, or to continue to apply the existing accounting required by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” GeoPharma intends to continue to account for stock-based compensation arrangements under APB Opinion No. 25. The Company has also adopted the disclosure provisions of SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure.” This pronouncement requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reporting results. Effective April 1, 2006, GeoPharma was required to adopt Statement of Financial Accounting Standards (“SFAS”) No. 123R “Accounting for Stock-Based Compensation”—Revised (“SFAS 123R”).

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and also establishes a framework for measuring fair value. The provisions of this Statement are effective for fiscal years beginning after November 15, 2007. At this time GeoPharma cannot determine whether or not the adoption of this Statement will have a material impact on our financial statements.

DIRECTORS AND MANAGEMENT OF GEOPHARMA

Directors and Management Following the Merger

Upon consummation of the merger, the Board of Directors, executive officers and key employees of GeoPharma will be as follows:

Name	Age	Position
Jugal K. Taneja	63	Chairman of the Board and Director
Mihir K. Taneja	32	Chief Executive Officer, Secretary and Director
Dr. Kotha S. Sekharam	53	President and Director
Carol Dore-Falcone	42	Vice President and Chief Financial Officer
Mandeep K. Taneja*	33	General Counsel, Director
Dr. Barry H. Dash	71	Director
Mr. Shan Shikarpuri	52	Director
George L. Stuart, Jr.	57	Director
A. Theodore Stautberg	60	Director
Dr. Rafick Henein	67	Director
William L. LaGamba	48	Director

*	Not currently on the board.

JUGAL K. TANEJA has served as GeoPharma’s Chairman of the Board since June 1998. Until June 1998, he also served as Chief Executive Officer for Dynamic. He is also the Chairman of the Board of Dynamic Health, a position he has held since 1992. From November 1991 until December 1998, he also served as the Chairman of the Board and Chief Executive Officer of NuMed Home Health Care, Inc., a provider of home health care services and contract staffing of health care employees. From June 1993 until March 1998, he was also the Chief Executive Officer of National Diagnostics, Inc., a provider of medical diagnostic services. NuMed Home Health Care, Inc and National Diagnostics, Inc., are publicly traded companies. Since April 1996, Mr. Taneja is also a Director of DrugMax, Inc., a public company operating as an online business to business wholesaler and retailer of pharmaceuticals, over-the-counter drugs, health and beauty care products and private label dietary supplements. Mr. Taneja is also a director of Eonnet Media, Inc., a public company. Although he devotes substantial time to GeoPharma’s operations and business, Mr. Taneja does not devote his full time to GeoPharma’s business. Mr. Taneja is the father of Mihir K. Taneja, GeoPharma’s chief executive officer.

MIHIR K. TANEJA has served as GeoPharma’s Chief Executive Officer, Secretary and a Director since November 1999. Prior to this he served as our Vice President of Marketing since June 1998. He also served as Dynamic Health’s Vice President of Marketing from July 1996 to November 1999. Prior to joining Dynamic Health, Mr. Taneja served as a market and financial analyst for Bancapital Corporation from 1994 to 1996. Mr. Taneja holds Bachelor of Arts degrees in finance and marketing from the University of Miami. Mr. Taneja is the son of Jugal K. Taneja, GeoPharma’s Chairman of the Board.

DR. KOTHA S. SEKHARAM currently serves as GeoPharma’s President and a Director. Prior to this, Dr. Sekharam was a founder and director of Nu-Wave Health Products, Inc., a developer and manufacturer of over-the-counter analgesic roll-ons and creams, dietary supplements and health and beauty care products. Dynamic acquired 80% of Nu-Wave in September 1995 and the additional 20% of Nu-Wave in July 1997. Dr. Sekharam served as President of Nu-Wave from June 1996 through March 1998 and Vice President of Nu-Wave from September 1995 until June 1996. From 1992 until September 1995, he served as Director of Research and Development of Energy Factors, Inc., our predecessor. He served as President of Dynamic from June 1996 until October 2000, and has served as our President since June 1998. Presently, he continues to serve as our President and as a director of Dynamic Health. Dr. Sekharam holds a Ph.D. in food sciences from Central Food Technological Research Institute, Mysore, India, a United Nations university center and has been employed in the food and health industry since 1982.

CAROL DORE-FALCONE has served as GeoPharma’s Vice President and Chief Financial Officer since August 1999. She has also served as Vice President and Chief Financial Officer of Dynamic from August 1999 until November 7, 2000. Prior to joining us, Ms. Dore-Falcone was employed as an audit manager with Deloitte & Touche, Certified Public Accountants, where she had served in various capacities since January 1990. Ms. Dore-Falcone is a certified public accountant and holds a B.S. degree in Accounting from Montclair State University and an M.B.A. from the University of Tampa.

MANDEEP K. TANEJA will serve as a director and as General Counsel of GeoPharma after the merger. He has served as a director and President of Dynamic Health since November 2000, and as Dynamic Health’s Chief Executive Officer since December 2002. Prior to that he served as President of the Company’s subsidiary, Online Meds Rx, Inc., formerly known as Dynamic Life, Inc., since June 2000. In addition, he served as Director of Finance for Dynamic Life Korea Ltd. from April 2000 until November 2001. Prior to that he was employed as an associate of Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A. Mr. Taneja holds a Bachelor of Arts degree in political science from the University of Rochester as well as Management Certificates in marketing and organizational behavior. He also holds a Juris Doctorate from the University of Miami and is an attorney. Mr. Taneja is the son of Jugal K. Taneja.

DR. BARRY H. DASH has served as GeoPharma’s Director since January , 2004. In addition, Dr. Dash has been President of Dash Associates, LLC since 1995, where he provides consulting to the pharmaceutical and health care industries. Prior to this he served for 31 years as a Senior Vice President of American Home Products Corporation, Whitehall-Robins Healthcare and was a Professor with Columbia University. Dr. Dash holds a Ph. D. in Medicinal Chemistry and Pharmaceutics, M.S. in Pharmacy, and a B.S. in Pharmaceutical Sciences.

SHAN SHIKAPURI has served as GeoPharma’s Director since November, 2003. In addition, he is the founding principal of his Palm Harbor accounting firm, Shan Shikapuri & Associates, P.A., which has been doing business in Florida for the past twenty years. Shan Earned three degrees from Florida State University, has taught accounting and income tax law at the University of South Florida and the University of Virginia, and has trained auditors at the Office of inspectors General in Washington, D.C., He is a past president of the Palm Harbor Chamber of Commerce, is active in many civic organizations and is a frequent speaker on tax and accounting issues. Shan was a past member of the Tampa Bay Regional Planning Council representing Pinellas County. He has served on the board of directors of the Suncoast Chapter of the Florida Institute of CPAs and is currently on the board of numerous privately held corporations and not-for-profit organizations in the Tampa Bay area.

GEORGE L. STUART, JR. has served as GeoPharma’s Director since March 2000. Mr. Stuart is the President of George Stuart & Associates, a management consulting firm. In addition, Mr. Stuart was the Chief Executive Officer of DoctorSurf.com, Inc. from December 1, 1999 to July 2000. From July 1997 to December 1999, Mr. Stuart was Vice President and a Director of Leapfrog Smart Products, Inc., a high-technology smart card development company in Orlando, Florida. From January 1995 to July 1997, Mr. Stuart was a partner in Stuart/Cloud Enterprises, Ltd. A government relations business development and organizational consulting firm in Tallahassee, Florida. Mr. Stuart was a Florida State Senator from 1978 through 1990. From January 1991 to January 1995, Mr. Stuart served as the Secretary and Chief Executive Officer of the State of Florida’s Department of Business and Professional Regulation. Mr. Stuart holds a B.A. degree in Economics from the University of Florida and an M.B.A. from Harvard University’s Graduate School of Business.

WILLIAM LAGAMBA has served as GeoPharma’s Director since July 2005. Mr. LaGamba has served as DrugMax’s President, Chief Operating Officer and Secretary since October 2000 to July 2005. From March 2000 to October 2000, he served as DrugMax’s Chief Executive Officer. From November 1999 to October 2000, he also served as DrugMax’s Secretary and Treasurer. From June 1998 until joining DrugMax in November 1999, Mr. LaGamba served as Chief Executive Officer of Dynamic. He was also a founder and the President of Becan Distributors, Inc. (“Becan”) from its inception in January 1997 until it was acquired by DrugMax in November 1999. For 14 years prior to January 1997, Mr. LaGamba served in various capacities for McKesson Drug Company, a large distributor of pharmaceuticals, health and beauty care products and services, and FoxMeyer Drug Company.

A. THEODORE STAUTBERG, JR. has served as GeoPharma’s director since October 2006. Mr. Stautberg is the President, founder and a director of Triumph Resources Corporation and the Chairman of Triumph Securities Corporation. Mr. Stautberg also serves as director of Camterra Resources and serves as a director for several energy companies. Prior to forming Triumph in 1981, Mr. Stautberg was Vice President of Butcher & Singer, Inc. and was an attorney with the Securities and Exchange Commission in Washington D.C. Mr. Stautberg is a graduate of the University of Texas and University of Texas School of Law.

Dr. RAFICK HENEIN has served as GeoPharma’s director since March 2007. Dr. Henein started his career at Ayerst Laboratories, Inc. in 1971 and served as Senior Vice President, Plant and Distribution Operations from 1983 to 1988. He then joined Novopharm Limited (Canada), first as Executive Vice President, and subsequently as President and Chief Operating Officer before being named President and Chief Executive Officer of Novopharm International. In 1997, Dr. Henein joined IVAX Pharmaceuticals Inc., and served as its President and Chief Executive Officer until 2006. Dr. Henein holds a PhD in pharmaceutical technology from the Academy of Sciences of Hungary and a MSc in pharmaceutical sciences from the Budapest University of Medicine in Hungary. He also has a MBA and a Diploma of Management from McGill University in Montreal, Quebec, Canada. A graduate of the Faculty of Pharmacy, Cairo University, Dr. Henein is a member of the Ontario College of Pharmacists and the Order of Pharmacists of Quebec.

Meetings and Committees of the Board of Directors of GeoPharma

During the fiscal year ended March 31, 2006, the board of directors held five meetings. All directors attended more than 75% of the total number of meetings of the Board and committees on which they served.

During the fiscal year ended March 31, 2007, the board of directors held six meetings.

Committees of the Board of Directors

The Board of Directors has a standing Executive, Compensation, Nominating and Audit Committees.

Information concerning the membership and function of each committee is as follows:

BOARD COMMITTEE MEMBERSHIP—MARCH 31, 2007

Name	Audit Committee		Compensation Committee		Executive Committee		Nominating Committee
Jugal Taneja			*
Dr. Barry H. Dash	*		*		*	*	*
Shan Shikarpuri	*	*					*
George Stuart, Jr.			*	*			*
William L. LaGamba
Mihir Taneja					*
Dr. Kotha Sekharam					*
A. Theodore Stautberg	*
Dr. Rafick Henein

*	Member of Committee
**	Chairman of Committee

Audit Committee. The Audit Committee is responsible for determining the adequacy of GeoPharma’s internal accounting and financial controls, reviewing the results of the audit of GeoPharma performed by the independent public accountants, and recommending the selection of independent public accountants.

GeoPharma’s Audit Committee consisted of Messrs. Shikarpuri, Dash and Stautberg. Each of the members of the Audit Committee is independent pursuant to Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. Mr. Shikarpuri is an audit committee financial expert.

EXECUTIVE COMPENSATION-GEOPHARMA, INC.

SUMMARY COMPENSATION TABLE

The following table sets forth the aggregate cash compensation paid during the two years ended March 31, 2007 and 2006 to GeoPharma’s Chief Executive Officer and our two most highly compensated executive officers other than our Chief Executive Officer. Other than as listed below, the Company had no executive officers whose total annual salary and bonus exceeded $100,000 for that fiscal year

(a) Name and Principal Position	(b) Year	(c) Salary $		(d) Bonus $		(e) Stock Awards $ (2)		(f) Option Awards $ (4)			(g) Total $ (8)
Mihir Taneja Chief Executive Officer	2007 2006	$ $	235,018 196,425	$200,000	(1) (2)	$120,000	(1) (3)	$ $	0 487,500	(5)	$ $	235,018 883,925

Kotha S. Sekharam PhD. President	2007 2006	$ $	181,784 159,076	$160,000	(1) (2)	$96,000	(1) (3)	$ $	0 292,500	(6)	$ $	181,784 611,576

Carol Dore-Falcone Vice President and Chief Financial Officer	2007 2006	$ $	163,295 151,053	$150,000	(1) (2)	$90,000	(1) (3)	$ $	0 243,750	(7)	$ $	163,295 544,803

Summary Compensation Table Footnotes

(1)	In accordance with the compensation committee’s Compensation Incentive Plan, the Bonus is determined based on audited results for the March 31 fiscal year end. Based on the date of this filing, such results are not yet available.

(2)	In accordance with the compensation committee’s Compensation Incentive Plan, (the “CIP”), the Bonus is determined based on audited results for the March 31 fiscal year end. The Bonus amount is comprised of 40% cash and 60% in 3-year restricted stock. The compensation committee based their approval for the bonus awarded as set forth in the criteria outlined in the CIP and is included as an Exhibit to this report. The timing of the determination and the issuance of the CIP bonus award is contingent on the completion of the audit of the Company financial statements and is therefore paid out prorate over the subsequent months of July through December for the previous fiscal year ended March 31. The date of the CIP bonus award was June 12, 2006 and the closing price on Nasdaq Capital Market of the Company’s common stock on that date was $4.12.

(3)	As noted in footnote (2) above, the amount represents 60% of the bonus awarded and is awarded in the form of the Company’s common stock with a three-year minimum restrictive legend.

(4)	Effective March 31, 2007, pursuant to the Compensation Committee’s Stock Option Conversion Plan, the Company exchanged all unvested stock options issued under its 1999 Employee and NonEmployee Stock Option Plans, based on an exchange formula that, among other things, was based on the exercise price on the date of grant and the market value on the March 31, 2007 effective date. Therefore, no stock options were reflected as issued for the fiscal year ended March 31, 2007.

(5)	The amount represents 250,000 stock option granted at an exercise price of $1.95, the closing price of the Nasdaq Capital Market on the date of grant, June 12, 2006. The options vest equally over three years. 50,000 of the 250,000 stock options granted represent board of director options granted.

(6)	The amount represents 150,000 stock option granted at an exercise price of $1.95, the closing price of the Nasdaq Capital Market on the date of grant, June 12, 2006. The options vest equally over three years. 50,000 of the 150,000 stock options granted represent board of director options granted.

(7)	The amount represents 125,000 stock option granted at an exercise price of $1.95, the closing price of the Nasdaq Capital Market on the date of grant, June 12, 2006.

(8)	The total omits the value presented in column (e) as that amount in included in column of the dollar value presented in column (d).

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the equity-based awards during the year ended March 31, 2007 to GeoPharma’s Chief Executive Officer and our two most highly compensated executive officers other than our Chief Executive Officer.

(a) Name and Principal Position	(b) Grant date(3)		(c) All other stock awards: Number of shares of stock (1)(3)
Mihir K. Taneja Chief Executive Officer	06/12/2006 03/31/2007	(1) (2)	52,863 107,500
Kotha S. Sekharam, PhD. President	06/12/2006 03/31/2007	(1) (2)	42,291 70,833
Carol Dore-Falcone Vice President and Chief Financial Officer	06/12/2006 03/31/2007	(1) (2)	39,648 48,333

Grants of Plan-based Awards Footnotes

(1)	In accordance with the Compensation Committee’s Compensation Incentive Plan, (the “CIP”), the bonus is determined based on audited results for the March 31, 2006 fiscal year end. The bonus amount is comprised of 40% cash and 60% in 3-year restricted stock. The compensation committee based their approval for the bonus awarded as set forth in the criteria outlined in the CIP and is included as an Exhibit to this report. The timing of the determination and the issuance of the CIP bonus award is contingent on the completion of the audit of the Company financial statements. The date of the CIP bonus award was June 12, 2006 and the closing price on Nasdaq Capital Market of the Company’s common stock on that date was $4.12.

(2)	Effective March 31, 2007, pursuant to the Compensation Committee’s Stock Option Conversion Plan, the Company exchanged all unvested stock options issued under its 1999 Employee and NonEmployee Stock Option Plans, based on an exchange formula that, among other things, was based on the exercise price on the date of grant and the market value on the March 31, 2007 effective date.

(3)	In accordance with the Compensation committee’s Compensation Incentive Plan, (the “CIP”) the bonus is determined based on audited results for the fiscal year ended March 31, 2007. Based on the date of this filing, the bonus has not been determined. For further information see Note (1) above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding unexercised options, unvested shares of common stock and any awards under an equity incentive plan as of March 31, 2007 for GeoPharma’s Chief Executive Officer and our two most highly compensated executive officers other than the Chief Executive Officer.

Name	Number of Securities Underlying Unexercised Options # Exercisable		Number of Securities Underlying Unexercised Options # Unexercisable (3)	Option Exercise Price $		Option Expiration Date
Mihir K. Taneja Chief Executive Officer	54,000 30,000 21,500 100,000 25,000 16,667 133,333 83,334		0 0 0 0 0 0 0 0	$ $ $ $ $ $ $ $	2.00 1.00 0.80 0.85 0.80 6.15 4.55 1.95	12/01/2010 04/01/2011 04/01/2012 06/20/2012 04/01/2013 04/01/2014 09/01/2014 06/07/2015

	463,834	(1)

Kotha S. Sekharam President	54,000 30,000 25,000 50,000 25,000 16,667 100,000 50,000		0 0 0 0 0 0 0 0	$ $ $ $ $ $ $ $	2.00 1.00 0.80 0.85 0.80 6.15 4.55 1.95	12/01/2010 04/01/2011 04/01/2012 06/20/2012 04/01/2013 04/01/2014 09/01/2014 06/07/2015

	350,667	(2)

Carol Dore-Falcone Vice President and Chief Financial Officer	36,600 33,333 66,666 41,667		0 0 0 0	$ $ $ $	2.00 0.85 4.55 1.95	12/01/2010 06/20/2012 09/01/2014 06/07/2015

	178,266

Outstanding Equity Awards at Fiscal Year-end Footnotes

(1)	Of the 463,834 vested stock options, 113,834 stock options represent options issued as a member of the Board of Directors.

(2)	Of the 350,667 vested stock options, 117,334 stock options represent options issued as a member of the Board of Directors.

(3)	Effective March 31, 2007, pursuant to the Compensation Committee’s Stock Option Conversion Plan, the Company exchanged all unvested stock options issued under its 1999 Employee and NonEmployee Stock Option Plans, based on an exchange formula that, among other things, was based on the exercise price on the date of grant and the market value on the March 31, 2007 effective date. Therefore, no stock options were unvested as of the fiscal year ended March 31, 2007.

DIRECTOR COMPENSATION

GeoPharma reimburses each of our directors for reasonable expenses incurred in attending meetings of our Board of Directors. Each non-employee director receives compensation in the form of a fee of $2,500 per quarter. Additionally, all directors are eligible to receive stock options under the Company’s 1999 Stock Option Plan. Effective with the term beginning April 2005, the Company established a policy providing that all directors will receive 50,000 stock options and non officer directors are eligible to receive 5,000 shares of restricted stock per fiscal year if they attend at least two meetings in such fiscal year. The options granted under this policy to directors are exercisable in accordance with a three-year vesting schedule from date of grant, provided that should any director resign prior to the end of the relevant term of office, the options granted for during such fiscal term shall be immediately forfeited. Effective March 31, 2007, the Company exchanged all unvested stock options into the Company’s restricted common stock based on an exchange formula pursuant to the Company’s Compensation Committee Plan.

As of March 31, 2007, see the table as follows for nonemployee directors; Dr. Kotha Sekharam, the Company’s President, and Mihir K. Taneja, the Company’s Chief Executive Officer, are both officers and directors of the Company and they are therefore not included in the table below as their compensation details are include in the tables elsewhere.

Name	Fees Earned or Paid in Cash $		Stock Awards $ (2)	Option Awards $ (2)	Total $
Jugal K. Taneja, Chairman of the Board	$10,000		$66,000	$0	$76,000
Shan Shikarpuri, Director	$10,000		$66,000	$0	$76,000
George Stuart, Jr., Director	$10,000		$66,000	$0	$76,000
Dr. Barry Dash, Director	$10,000		$66,000	$0	$76,000
William LaGamba, Director	$10,000		$66,000	$0	$76,000
A. Theodore Stautberg, Director	$2,500	(1)	$66,000	$0	$68,500
Dr. Rafick Henein, Director	$0	(3)	$0	$0	$0

Director Compensation Footnotes

(1)	Compensation was $2,500 based on the timing of the nomination of the director to the Company’s Board of Directors on December 12, 2006.

(2)	The Stock Award included not only the 5,000 restricted shares given as a part of the Board member’s compensation as described above but in addition, includes the exchange of all of the unvested stock options into the Company’s restricted common stock based on an exchange formula pursuant to the Company’s Compensation Committee Plan. For the year ended March 31, 2007, the 10,000 restricted shares were issued with the closing price on March 31, 2007 of $4.40 per share.

(3)	No compensation was received based on the nomination to the Company’s Board of Directors on March 15, 2007.

Compensation Discussion and Analysis

The objectives of GeoPharma’s compensation program are as follows:

•

Reward performance that drives substantial increases in shareholder value, as evidenced through both future increases in revenues, improvements in our operating profits, penetration into new target markets and increased market price of our common shares; and

•	Attract, hire and retain our experienced executives given our specialized industries in which we operate and have targeted to operate in and our overall risk profile.

The compensation level of our Chief Executive Officer (“CEO”), our President and our Chief Financial Officer (“CFO”) in general is comparable to other industry executives, and reflects the CEO’s, our President’s and CFO’s unique position and incentive to positively affect our future operating performance and shareholder value. Our CEO’s, our President’s and CFO’s compensation is heavily weighted toward equity compensation, primarily through restricted stock grants, to provide a relatively strong personal economic incentive for these executives to increase our revenue, our profits as well as increase the market price of our common shares. Specific salary and bonus levels, as well as the amount and timing of equity incentive grants, has been developed in the Company’s Compensation Incentive Plan (“CIP”). Executive compensation is primarily paid or granted pursuant to the Company’s CIP and each executive’s formal compensation agreement. Compensation adjustments are made occasionally based on changes in an executive’s level of responsibility or on changed local and specific executive employment market conditions.

Employment Arrangements

During February 2004, effective April 1, 2004 , GeoPharma renewed all officers’ three-year employment agreements with Mihir K. Taneja, Chief Executive Officer, Kotha S. Sekharam, President, and Carol Dore-Falcone, Vice President and Chief Financial Officer, at annual salaries of $240,000, $170,000 and $160,000, plus benefits, respectively. In addition, the Company renewed the consulting agreement with the Chairman of the Board, Jugal K. Taneja, pursuant to which he is paid an annual fee of $300,000.

Officers and employees are permitted to participate in our benefits and employee benefit plans that may be in effect from time to time, to the extent eligible, and each employee is entitled to receive an annual bonus as determined in the sole discretion of our Compensation Committee and the Board of Directors annually based on the Committee and the Board’s evaluation of the officer’s or employee’s performance as well as GeoPharma’s financial performance as documented in the Company’s Compensation Incentive Plan.

Employee and Non-Employee Stock Option Plans

1999 Employee Stock Option Plan

On September 30, 1999, our Board of Directors and our sole stockholder at that time adopted our 1999 Stock Option Plan. The 1999 plan will enable us to attract and retain top-quality employees, officers, directors and consultants and to provide such employees, officers, directors and consultants with an incentive to enhance stockholder return. The 1999 plan will allow the grant of options to purchase a maximum aggregate of 1,000,000 shares of common stock to our officers, directors, or other key employees and consultants. The plan was amended on May 18, 2004 based on shareholder approval, increasing the number of shares to a total of 1,500,000 shares of common stock.

The Board of Directors or a committee of the Board may administer the 1999 plan, and has complete discretion to select the optionees and terms and conditions of each option, subject to the provisions of the 1999 plan. Options granted under the 1999 plan may be “incentive stock options” as defined in Section 411 of the Internal Revenue Code of 1986 or so-called nonqualified options.

The exercise price of incentive stock options may not be less than 100% of the fair market value of the common stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the company). The Internal Revenue Code currently limits to $100,000 the aggregate value of common stock that may be acquired in any one year pursuant to incentive stock options under the 1999 plan or any other option plan adopted by a company.

Nonqualified options may be granted under the 1999 plan at an exercise price of not less than 100% of the fair market value of the common stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of common stock that may be acquired pursuant to such options in any one year.

Subject to the limitations contained in the 1999 plan, options become exercisable at such times and in such installments (but not less than 20% per year) as the Committee shall provide in the terms of each individual stock option agreement. The Committee must also provide in the terms of each stock option agreement when the option expires and becomes unexercisable, and may also provide the option expires immediately upon termination of employment for any reason. No option held by directors, executive officers or other persons subject to Section 16 of the Securities Exchange Act of 1934 may be exercised during the first six months after such option is granted.

Unless otherwise provided in the applicable stock option agreement, upon termination of employment of an optionee, all options that were then exercisable would terminate three months (twelve months in the case of termination by reason of death or disability) following termination of employment. Any options which were not fully vested and exercisable on the date of such termination would immediately be cancelled concurrently with the termination of employment.

Options granted under the 1999 plan may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the company). Options granted under the 1999 plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1999 plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 1999 plan is effective for ten years, unless sooner terminated or suspended.

Employees

The following represents the employees’ common stock options outstanding as of March 31, 2007:

Option balance outstanding, March 31, 2006	648,417
Granted	—
Exercised	(38,667)
Forfeited	(216,667)

Option balance outstanding, March 31, 2007	393,083

Effective March 31, 2007, the Compensation Committee adopted the Stock Option Conversion Plan whereby all unvested stock options were to be converted to 3-year restricted stock based on a predetermined exchange formula. Of the total 216,667 forfeited, the 66,667 stock options forfeited is the result of this exchange with the Company charging $298,678 in the current year to stock option expense; the $298,678 charged to stock option expense represents the excess value of the restricted stock received versus the value of the unvested stock option forfeited. $1,536,947 was recorded as a deferred compensation asset that will be amortized over three years, the life of the restricted stock. Therefore, as of March 31, 2007 no stock options were unvested with the remaining 393,083 stock options outstanding being vested.

The following represents the employees’ common stock options outstanding as of March 31, 2006:

Option balance outstanding, March 31, 2005	633,200
Granted	150,000
Exercised	(101,783)
Forfeited	(33,000)

Option balance outstanding, March 31, 2006	648,417

Effective January 1, 2006, the board approved the grant of 150,000 options to a Company employee hired as President for Belcher. The exercise price of the granted options was $3.60 which was the closing price of the

Company’s stock on January 3, 2006. Forfeited options represent options granted to one or more employees of record whose employment is terminated, voluntarily or involuntarily, and based on their termination date, such options were considered nonvested. As of March 31, 2006, of the 648,417 options outstanding, 371,417 options were vested with 277,000 options being nonvested.

The following represents the employees’ common stock options outstanding as of March 31, 2005:

Option balance outstanding, March 31, 2004	507,219
Granted	200,000
Exercised	(39,300)
Forfeited	(34,719)

Option balance outstanding, March 31, 2005	633,200

On September 1, 2004, the board approved the grant of 200,000 options to Company employees. The exercise price of the granted options was $4.55 which was the closing price of the Company’s stock. Forfeited options represent options granted to one or more employees of record whose employment is terminated, voluntarily or involuntarily, and based on their termination date, such options were considered nonvested. As of March 31, 2005, of the 633,200 options outstanding, 351,134 options were vested with 282,066 options being nonvested.

Officers

The following represents the officers’ common stock options outstanding as of March 31, 2007:

Option balance outstanding, March 31, 2006	1,144,933
Granted	—
Exercised	—
Forfeited	(650,001)

Option balance outstanding, March 31, 2007	494,932

Effective March 31, 2007, the Compensation Committee adopted the Stock Option Conversion Plan whereby all unvested stock options were to be converted to 3-year restricted stock based on a predetermined exchange formula. The 650,001 stock options forfeited is the result of this exchange with the Company charging $298,678 in the current year to stock option expense; the $298,678 charged to stock option expense represents the excess value of the restricted stock received versus the value of the unvested stock option forfeited. $1,536,947 was recorded as a deferred compensation asset that will be amortized over three years, the life of the restricted stock. Therefore, as of March 31, 2007 no stock options were unvested with the remaining 494,932 stock options outstanding being vested.

On June 7, 2005, the board awarded the officers of the Company 375,000 options at an exercise price of $1.95 which was the closing price of the Company’s stock on the date of the grant. As of March 31, 2006, of the 1,144,933 options outstanding, 469,933 of those options were vested with 675,000 options being nonvested.

The following represents the officers’ common stock options outstanding as of March 31,2006:

Option balance outstanding, March 31, 2005	769,933
Granted	375,000
Exercised	—
Forfeited	—

Option balance outstanding, March 31, 2006	1,144,933

On June 7, 2005, the board awarded the officers of the Company 375,000 options at an exercise price of $1.95 which was the closing price of the Company’s stock on the date of the grant. As of March 31, 2006, of the 1,144,933 options outstanding, 469,933 of those options were vested with 675,000 options being nonvested.

The following represents the officers’ common stock options outstanding as of March 31,2005:

Option balance outstanding, March 31, 2004	323,333
Granted	450,000
Exercised	(3,400)
Forfeited	—

Option balance outstanding, March 31, 2005	769,933

On September 1, 2004, the board awarded the officers of the Company 450,000 options at an exercise price of $4.55 which was the closing price of the Company’s stock on the date of the grant. As of March 31, 2005, of the 769,933 options outstanding, 319,933 of those options were vested with 459,000 options being nonvested.

1999 Non-Employee Stock Option Plan

On September 30, 1999, our Board of Directors and sole stockholder adopted our 1999 non-employee stock option plan. The 1999 non-employee plan enables us to attract and retain top-quality directors and consultants and to provide such directors and consultants with an incentive to enhance stockholder return. The 1999 non-employee plan allows the grant of options to purchase a maximum aggregate of 500,000 shares of common stock to non-employee directors. The plan was amended on May 18, 2004 based on shareholder approval, increasing the number of shares to a total of 1,000,000 shares of common stock.

The Board of Directors or a committee of the Board may administer the 1999 non-employee plan, and has complete discretion to select the optionees and terms and conditions of each option, subject to the provisions of the 1999 non-employee plan. Options granted under the 1999 non-employee plan will not be “incentive stock options” as defined in Section 411 of the Internal Revenue Code of 1986, they will be so-called nonqualified options.

Nonqualified options may be granted under the 1999 non-employee plan at an exercise price of not less than 100% of the fair market value of the common stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of common stock that may be acquired pursuant to such options in any one year.

Subject to the limitations contained in the 1999 non-employee plan, options become exercisable at such times and in such installments as the Committee shall provide in the terms of each individual stock option agreement. The Committee must also provide in the terms of each stock option agreement when the option expires and becomes unexercisable, and may also provide the option expires immediately upon termination of services for us or for any other reason. No option held by persons subject to Section 16 of the Securities Exchange Act of 1934 may be exercised during the first six months after such option is granted.

Unless otherwise provided in the applicable stock option agreement, upon termination of engagement of an optionee, all options that were then exercisable would terminate three months (twelve months in the case of termination by reason of death or disability) following termination of services. Any options which were not fully vested and exercisable on the date of such termination would immediately be cancelled concurrently with the termination.

Options granted under the 1999 non-employee plan may not be exercised more than ten years after the grant. Options granted under the 1999 non-employee plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1999 non-employee plan, shares subject to cancelled or terminated options are reserved for subsequently granted options.

The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 1999 non-employee plan is effective for ten years, unless sooner terminated or suspended. We will not grant any options under the 1999 non-employee plan until the plan is appropriately registered pursuant to Florida Statutes or an exemption therefrom is available.

The following represents the nonemployee common stock options outstanding as of March 31, 2007:

Option balance outstanding, March 31, 2006	1,418,497
Granted	400,000
Exercised	(61,665)
Forfeited	(736,663)

Option balance outstanding, March 31, 2007	1,020,169

Effective March 31, 2007, the Compensation Committee adopted the Stock Option Conversion Plan whereby all unvested stock options were to be converted to 3-year restricted stock based on a predetermined exchange formula. The 736,663 stock options forfeited is the result of this exchange with the Company charging $298,678 in the current year to stock option expense; the $298,678 charged to stock option expense represents the excess value of the restricted stock received versus the value of the unvested stock option forfeited. $1,536,947 was recorded as a deferred compensation asset that will be amortized over three years, the life of the restricted stock. Therefore, as of March 31, 2007 no stock options were unvested with the remaining 1,020,169 stock options outstanding being vested.

On June 7, 2005 the board of directors were granted 650,000 options at an exercise price of $1.95 based on the Company’s stock closing price on the date of grant. As of March 31, 2006, of the 1,418,497 options outstanding, 338,499 of those options were vested with 1,069,998 options being nonvested.

The following represents the nonemployee common stock options outstanding as of March 31, 2006:

Option balance outstanding, March 31, 2005	866,665
Granted	650,000
Exercised	(98,168)
Forfeited	—

Option balance outstanding, March 31, 2006	1,418,497

On June 7, 2005 the board of directors were granted 650,000 options at an exercise price of $1.95 based on the Company’s stock closing price on the date of grant. As of March 31, 2006, of the 1,418,497 options outstanding, 338,499 of those options were vested with 1,069,998 options being nonvested. The following represents the nonemployee common stock options outstanding as of March 31, 2005:

Option balance outstanding, March 31, 2004	729,531
Granted	460,000
Exercised	(220,866)
Forfeited	(102,000)

Option balance outstanding, March 31, 2005	866,665

On April 1, 2004 the board of directors were granted 210,000 options at an exercise price of $6.15 based on the Company’s stock closing price on the date of grant. Forfeited options represent those options that were not vested upon resignation of one director and one consultant. As of March 31, 2005, of the 866,665 options outstanding, 134,332 of those options were vested with 732,333 options being nonvested.

DIRECTORS AND MANAGEMENT OF DYNAMIC HEALTH

Directors and Management Following the Merger

Upon consummation of the merger, the Board of Directors and officers of Dynamic Health will be as follows:

Name	Age	Position	Director Since
Jugal K. Taneja	63	Chairman of the Board and Director	1992
Mandeep K. Taneja	33	President and Director	2000
Cani I. Shuman	50	Controller, Treasurer and Director	2001
Kotha S. Sekharam, Ph.D.	56	Director	1995

Pursuant to the Company’s bylaws, each director serves for a term of one year and until his successor is duly qualified. Officers are elected annually by the Board of Directors (subject to the terms of any employment agreement), at the Company’s annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board. Some of the directors and executive officers of the Company also serve in various capacities with subsidiaries of the Company. Mandeep K. Taneja is the adult son of Jugal K. Taneja. There are no other family relationships among any of the Company’s other directors and executive officers.

Background of Directors and Officers

JUGAL K. TANEJA has served as the Company’s Chairman of the Board since its inception. Until June 1998 and from November 1999 until February 2002, he also served as the Company’s Chief Executive Officer. In addition to his service to the Company, Mr. Taneja operates several other companies. He has served as Co-Chairman of DrugMax, Inc. since December 2004. He previously served as Chairman of the Board of DrugMax and from October 2000 until December 2004 has served as DrugMax’s Chief Executive Officer. He previously served as DrugMax’s Chief Executive Officer from its inception in October 1993 through April 1995, and again from January 1996 until August 1999. Further, he served at various times over the years as DrugMax’s President and Secretary. DrugMax is a publicly-held company operating as a business to business wholesaler and retailer of pharmaceuticals, over-the counter drugs, health and beauty care products and private label dietary supplements. Mr. Taneja also serves as a director and Chairman of the Board of GeoPharma, Inc. Mr. Taneja also serves as a director of Vertical Health Solutions, Inc., a publicly-held company that currently has no operations. Mr. Taneja holds degrees in Petroleum Engineering, Mechanical Engineering, and a Masters in Business Administration.

MANDEEP K. TANEJA has served as a director of the Company and as the Company’s President since November 2000. He has also served as the Company’s Chief Executive Officer since December 2002. Prior to that he served as President of the Company’s subsidiary, Online Meds Rx, Inc., formerly known as Dynamic Life, Inc., since June 2000. In addition, he served as Director of Finance for Dynamic Life Korea Ltd. from April 2000 until November 2001. Prior to that he was employed as an associate of Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A. Mr. Taneja holds a Bachelor of Arts degree in political science from the University of Rochester as well as Management Certificates in marketing and organizational behavior. He also holds a Juris Doctorate from the University of Miami and is an attorney.

CANI I. SHUMAN has served as a director of the Company since August 2001 and has served as the Company’s Chief Financial Officer since November 2000. Ms. Shuman has served as the Company’s Secretary and Treasurer since April 2000, and was Corporate Controller of the Company from February 1999 through November 2000. Prior to that she served as Chief Financial Officer of the Company since January 1998. Prior to her employment with the Company in January 1998, she was employed in public accounting with Hacker, Johnson, Cohen & Grieb, PA, and Copeland and Company, CPAs since January 1994. Prior to that, she held accounting positions in private industry. Ms. Shuman is a certified public accountant and holds a Bachelor of Science degree in Accounting from the University of South Florida.

DR. KOTHA S. SEKHARAM has served as a director of the Company since June 1996 and served as the Company’s President from June 1996 through November 2000. Dr. Sekharam was a founder and a director of Nu-Wave Health Products, Inc., and served as its President from June 1996 through March 1998, and served as Nu-Wave’s Vice President from September 1995 until June 1996. The Company acquired 80% of Nu-Wave in September 1995 and the additional 20% of Nu-Wave in July 1997. From 1992 until September 1995, he served as Director of Research and Development of Energy Factors, acquired by the Company in June 1998. Dr. Sekharam is also President and a director of GeoPharma, Inc. Dr. Sekharam holds a Ph.D. in food sciences from Central Food Technological Research Institute, Mysore, India, a United Nations university center and has over 15 years of experience in the food and health industry.

Committees of the Board of Directors of Dynamic Health

Audit Committee

Dynamic Health has an audit committee, which consists of Dr. Kotha S. Sekharam, Dr. Rakesh K. Sharma and Morton L. Stone. At this time, an audit committee financial expert is not required for the Company and it does not have an audit committee financial expert serving on its audit committee.

Compensation Committee

Dynamic Health has a compensation committee, which consists of Dr. Kotha S. Sekharam, Dr. Rakesh K. Sharma and Morton L. Stone.

Executive Committee

Dynamic Health has an executive committee, which consists of Mandeep K. Taneja, Cani I. Shuman and Jugal K. Taneja.

EXECUTIVE COMPENSATION—DYNAMIC HEALTH

The following table sets forth certain summary information with respect to the compensation paid to Dynamic Health’s executive officers for the fiscal years ended March 31, 2007 and 2006. Other than as listed below, the Company had no executive officers whose total annual salary and bonus exceeded $100,000 for that fiscal year.

SUMMARY COMPENSATION TABLE

The following table sets forth the aggregate cash compensation paid during the two years ended March 31, 2007 and 2006 to Dynamic Health’s Chief Executive Officer and our two most highly compensated executive officers other than our Chief Executive Officer. Other than as listed below, the Company had no executive officers whose total annual salary and bonus exceeded $100,000 for that fiscal year.

Name and Principal Position	Year	Salary $		Bonus $ (1)		Stock Awards $		Option Awards $ (2)		Non-Equity Incentive Plan Compensation $		Nonqualified Deferred Compensation Earnings $		All Other Compensation $ (3)		Total $
Mandeep K. Taneja, Chief Executive Officer and President (a)	2007 2006	$ $	175,148 165,187	$ $	15,000 0	$ $	0 0	$ $	261,632 0	$ $	0 0	$ $	0 0	$ $	17,848 6,408	$ $	469,628 171,595
Cani I. Shuman, Chief Financial Officer, Secretary and Treasurer (b)	2007 2006	$ $	91,919 86,072	$ $	10,000 0	$ $	0 0	$ $	62,917 0	$ $	0 0	$ $	0 0	$ $	3,588 1,190	$ $	168,424 87,262
Jugal K. Taneja, Chairman (c)	2007 2006	$ $	163,333 150,000	$ $	0 0	$ $	0 0	$ $	353,874 0	$ $	0 0	$ $	0 0	$ $	25,000 500	$ $	542,207 150,500

Summary Compensation Table Footnotes

(1)	The cash bonuses paid during the fiscal year ended March 31, 2007 were for services rendered during the fiscal year ended March 31, 2006.

(2)	The value of option awards shown in this column represent the dollar amount of compensation expense recognized for financial statement reporting purposes in our financial statements for the fiscal year ended March 31, 2007, based on the fair value of all options granted to the named executive officers. These values include expense for options granted during the fiscal year ended March 31, 2007 and expense for options granted prior to April 1, 2006, all of which were converted into restricted shares of our common stock on March 28, 2007, and expense for value in excess upon conversion, in accordance with SFAS No. 123R, excluding forfeitures. There were no forfeitures during the fiscal year ended March 31, 2007 by the named executive officers. There were no stock options granted to the named executive officers during the fiscal year ended March 31, 2006. These grants and the exchange of stock options issued are included and discussed further below.

(a)	Compensation expense for restricted shares of our common stock issued to Mandeep Taneja in exchange for all of his stock options held:

Grant Date	Number Of Options	Black- Scholes Value At Issuance	Number Of Shares Issued In Exchange	Value of Shares Issued In Exchange	2007 Compensation Expense
12/20/2002	100,000	$15,918	71,626	$35,813	$19,895
1/23/2004	25,000	$24,874	5,000	$2,500	$6,737
7/17/2006	250,000	$75,000	88,492	$44,246	$75,000
7/24/2006	500,000	$160,000	150,793	$75,397	$160,000

Totals	875,000	$275,792	315,911	$157,956	$261,632

(b)	Compensation expense for restricted shares of our common stock issued to Cani Shuman in exchange for all of her stock options held:

Grant Date	Number Of Options	Black- Scholes Value At Issuance	Number Of Shares Issued In Exchange	Value of Shares Issued In Exchange	2007 Compensation Expense
12/20/2002	100,000	$15,923	74,206	$37,103	$21,180
1/23/2004	25,000	$24,873	5,000	$2,500	$6,737
7/17/2006	100,000	$35,000	41,269	$20,635	$35,000

Totals	225,000	$75,796	120,475	$60,238	$62,917

(c)	Compensation expense for restricted shares of our common stock issued to Jugal Taneja in exchange for all of his stock options held:

Grant Date	Number Of Options	Black- Scholes Value At Issuance	Number Of Shares Issued In Exchange	Value of Shares Issued In Exchange	2007 Compensation Expense
12/20/2002	200,000	$33,335	143,253	$71,627	$39,292
1/23/2004	50,000	$49,748	10,000	$5,000	$13,473
10/1/2004	500,000	$452,219	100,000	$50,000	$226,109
7/17/2006	250,000	$75,000	88,492	$44,246	$75,000

Totals	1,000,000	$610,302	341,745	$170,873	$353,874

(3)	See the All Other Compensation table below for addition information.

All Other Compensation

The following table reflects each component of the “All Other Compensation” column in the Summary Compensation Table. For each named executive officer, these components consist of our matching contributions to our 401(k) Plan and perquisites. Dynamic Health does not provide tax gross-ups on director fees or any perquisites.

Name	Year	401(k) Contributions (1)		Director Fees		Perquisites (2)		Total All Other Compensation
Mandeep K. Taneja (a)	2007 2006	$ $	4,950 1,273	$ $	1,000 500	$ $	11,898 4,635	$ $	17,848 6,408
Cani I. Shuman	2007 2006	$ $	2,588 690	$ $	1,000 500	$ $	0 0	$ $	3,588 1,190
Jugal K. Taneja (b)	2007 2006		N/A N/A	$ $	1,000 500	$ $	24,000 0	$ $	25,000 500

(1)	Restricted shares of our common stock were issued for the employer’s matching contribution to our 401(k) plan, in lieu of cash, to all participating employees. This column reflects the dollar value of the shares issued.

(2)	(a) Includes $7,000 paid as compensation for guarantee of letter of credit in 2007. Social club dues paid were $4,898 in 2007 and $4,635 in 2006.
(b)	Compensation for guarantee of letter of credit in 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

There were no outstanding unexercised options, unvested shares of common stock or any awards under an equity incentive plan as of March 31, 2007 for Dynamic Health’s Chief Executive Officer and our two most highly compensated executive officers other than the Chief Executive Officer, therefore the table has been omitted.

DIRECTOR COMPENSATION

The following table summarizes the compensation we paid to Dynamic Health’s non-employee directors during the fiscal year ended March 31, 2007. Compensation information for Mandeep Taneja, our Chief Executive Officer, Cani Shuman, our Chief Financial Officer and Jugal Taneja, our Chairman, is set forth in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash $ (2)	Stock Awards $	Option Awards $ (3)	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Kotha S. Sekharam (a)	$1,000	$0	$65,611	$0	$0	$0	$66,611
Rakesh K. Sharma (a)	$1,000	$0	$65,611	$0	$0	$0	$66,611
Morton L. Stone (a)	$1,000	$0	$65,611	$0	$0	$0	$66,611
Robert A. Herrmann, Jr. (1)	$500	$0	$35,000	$0	$0	$0	$35,500

Director Compensation Footnotes

(1)	Resigned from our Board effective October 23, 2006.

(2)	The amounts listed in this column include the payment of director fees for meetings attended. Fees earned by a director vary depending upon the number of Board meetings attended by the director, and for those directors that are committee members, fees vary based on the number of committee meeting attended by the director.

(3)	The value of option awards shown in this column represent the dollar amount of compensation expense recognized for financial statement reporting purposes in our financial statements for the fiscal year ended March 31, 2007, based on the fair value of all options granted to the director. These values include expense for options granted during the fiscal year ended March 31, 2007 and expense for options granted prior to April 1, 2006, all of which were converted into restricted shares of our common stock on March 28, 2007, and expense for value in excess upon conversion, in accordance with SFAS No. 123R, excluding forfeitures. Forfeitures amounted to $35,000 during the fiscal year ended March 31, 2007 by Mr. Robert Herrmann. There were no stock options granted for our directors during the fiscal year ended March 31, 2006. These grants and the exchange of stock options issued are included and discussed further below.

(a)	Compensation expense for restricted shares of our common stock issued to each non-employee director in exchange for all of their stock options held:

Grant Date	Number Of Options	Black- Scholes Value At Issuance	Number Of Shares Issued In Exchange	Value of Shares Issued In Exchange	2007 Compensation Expense
12/20/2002	100,000	$15,923	74,206	$37,103	$21,180
1/23/2004	35,000	$34,822	7,000	$3,500	$9,431
7/17/2006	100,000	$35,000	41,269	$20,635	$35,000

Totals	235,000	$85,745	122,475	$61,238	$65,611

Consulting Agreement

Jugal K. Taneja has been a valuable employee of Dynamic Health and our management realized that Mr. Taneja has demonstrated a keen understanding of Dynamic Health’s operations, such that it is desirable to retain Mr. Taneja’s services under a consulting agreement. On February 14, 2002, Dynamic Health entered into a Consulting Agreement with Jugal K. Taneja, to reflect his current position as a consultant to Dynamic Health. During the three year term of the Consulting Agreement, commencing January 1, 2002, Mr. Taneja shall be deemed to be an independent contractor and is free to devote his time, energy and skill to any such person, firm or company as he deems advisable. The annual compensation payable under the agreement was $240,000, as consideration for the services to be rendered under the agreement. On October 1, 2002, upon mutual agreement between the parties, the annual base compensation payable under the agreement was reduced to $150,000. On July 17, 2006, upon mutual agreement between Mr. Taneja and Dynamic Health, commencing August 1, 2006, the annual base compensation payable under the agreement was increased to $170,000. The agreement contains confidentiality and non-compete provisions. The agreement has continued under the same terms and amounts, however, there is no written agreement at this time.

Employment Agreements

On September 30, 2004, Dynamic Health, through its wholly-owned subsidiary, BOSS, entered into an Employment Agreement with Joseph Mies to serve as BOSS’s Chief Operating Officer, effective October 1, 2004. The Employment Agreement provides for an initial three-year term ending September 30, 2007, with an annual base compensation of $100,000. The agreement contains a provision for bonus compensation. The agreement also contains termination provisions for disability, for cause, and for good reason, and it also contains confidentiality and non-competition provisions that prohibit him from competing with Dynamic Health under certain circumstances.

Employee And Non-Employee Stock Option Plans

1999 Stock Option Plan

In March 1999, Dynamic Health’s Board of Directors adopted Dynamic Health’s 1999 Stock Option Plan, which has been approved by its shareholders. The 1999 Plan will enable Dynamic Health to attract and retain top-quality executive employees, officers, directors and consultants, and to provide such executive employees, officers, directors and consultants with an incentive to enhance stockholder return. The 1999 Plan will allow the grant to officers, directors, or other key employees and consultants of Dynamic Health, of options to purchase up to a maximum aggregate of 6,000,000 shares of Dynamic Health common stock.

The Board of Directors of Dynamic Health or a committee of the Board may administer the 1999 Plan, and has complete discretion to select the optionees and terms and conditions of each option, subject to the provisions of the 1999 Plan. Options granted under the 1999 Plan may be “incentive stock options” as defined in Section 411 of the Internal Revenue Code of 1986 or so-called nonqualified options. The exercise price of incentive stock options may not be less than 100% of the fair market value of Dynamic Health’s common stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of Dynamic Health). The Internal Revenue Code currently limits to $100,000 the aggregate value of the common stock that may be acquired in any one year pursuant to incentive stock options under the 1999 Plan or any other option plan adopted by Dynamic Health.

Nonqualified options may be granted under the 1999 Plan at an exercise price of not less than 100% of the fair market value of Dynamic Health’s common stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of common stock that may be acquired pursuant to such options in any one year.

Subject to the limitations contained in the 1999 Plan, options become exercisable at such times and in such installments as the Committee shall provide in the terms of each individual stock option agreement. The

Committee must also provide in the terms of each stock option agreement, when the option expires and becomes unexercisable, and may also provide for the option expiration of at least thirty days upon termination of employment for any reason. No option held by directors, executive officers or other persons subject to Section 16 of the Securities Exchange Act of 1934 may be exercised during the first six months after such option is granted.

Unless otherwise provided in the applicable stock option agreement, upon termination of employment of an optionee, all options that were then exercisable would terminate three months (twelve months in the case of termination by reason of death or disability) following termination of employment. Any options which were not fully vested and exercisable on the date of such termination would immediately be cancelled concurrently with the termination of employment.

Options granted under the 1999 Plan may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of Dynamic Health). Options granted under the 1999 Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1999 Plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 1999 Plan is effective for ten years, unless sooner terminated or suspended.

On October 17, 2004, a meeting of the Compensation Committee of the Board of Directors of Dynamic Health was held. At the meeting, the Compensation Committee granted options to purchase 500,000 shares of Dynamic Health’s common stock, effective October 1, 2004, to Jugal Taneja, the Company’s Chairman and a principal shareholder of Dynamic Health, as compensation for Mr. Taneja’s personal guarantee to Laurus Master Fund, Ltd. of financing in the amount of $6 million, to fund the BOSS acquisition. The exercise price of the options is $1.14 (110% of the fair value of Dynamic Health’s common stock on September 30, 2004). The options vest approximately equally over a three-year period, commencing October 1, 2005. For the options granted, the balance of deferred consulting fees as of March 31, 2007 and 2006 was $83,127 and $249,382, respectively. The initial valuation of these options was $498,763. For the years ended March 31, 2007 and 2006, Dynamic Health included compensation expense in the amount of $166,254 in selling, general and administrative expenses in the statements of operations, for these options.

On December 1, 2005, Dynamic Health granted options to purchase 2,500 shares of Dynamic Health’s common stock to an employee, pursuant to the 1999 Stock Option Plan. The exercise price of the options is $0.39 (100% of the fair value of Dynamic Health’s common stock on November 30, 2005). The options vest on December 1, 2006. The fair value of the options granted was estimated on the grant date using the Black-Scholes option pricing model with a volatility factor of 110.35% and a risk free interest rate of 4.47%.

On March 1, 2006, Dynamic Health granted options to purchase 2,500 shares of Dynamic Health’s common stock to an employee, pursuant to the 1999 Stock Option Plan. The exercise price of the options is $0.43 (100% of the fair value of Dynamic Health’s common stock on February 28, 2006). The options vest on March 1, 2007. The fair value of the options granted was estimated on the grant date using the Black-Scholes option pricing model with a volatility factor of 110.35% and a risk free interest rate of 4.77%.

On July 17, 2006, Dynamic Health granted options to purchase 650,000 shares of Dynamic Health’s common stock to employees, in accordance with Dynamic Health’s 1999 Stock Option Plan. The exercise price of the options is $0.37 (100% of the fair value of Dynamic Health’s common stock on July 16, 2006). The options vest approximately equally over a three year period, commencing July 17, 2007. The fair value of the options granted was estimated on the grant date using the Black-Scholes option pricing model with a volatility factor of 114.74% and a risk free interest rate of 5.07%.

On July 17, 2006, Dynamic Health granted options to purchase 250,000 shares of Dynamic Health’s common stock to Jugal Taneja, Dynamic Health’s Chairman and a principal shareholder of Dynamic Health, and options to purchase 250,000 shares of Dynamic Health’s common stock to Mandeep Taneja, Dynamic Health’s Chief Executive Officer and a principal shareholder of Dynamic Health, in accordance with Dynamic Health’s 1999 Stock Option Plan. The exercise price of the options is $0.407 (110% of the fair value of Dynamic Health’s common stock on July 16, 2006). The options vest approximately equally over a three year period, commencing July 17, 2007. The fair value of the options granted was estimated on the grant date using the Black-Scholes option pricing model with a volatility factor of 114.74% and a risk free interest rate of 3.56%.

On July 24, 2006, the Compensation Committee of Dynamic Health’s Board of Directors granted options to purchase 500,000 shares of Dynamic Health’s common stock to Mandeep Taneja, as compensation for Mr. Taneja’s personal guarantee to First Community Bank, on July 24, 2006, of the Standby Letter Of Credit and Security Agreement issued by Dynamic Health to First Community Bank. The exercise price of the options is $0.44 (110% of the fair value of Dynamic Health’s common stock on July 23, 2006). The options vest approximately equally over a three year period, commencing July 24, 2007. The fair value of the options granted was estimated on the grant date using the Black-Scholes option pricing model with a volatility factor of 114.74% and a risk free interest rate of 3.69%.

The following represents the common stock options outstanding as of March 31, 2006 and 2007.

Option balance outstanding, March 31, 2005	1,955,000
Granted	5,000
Exercised	0
Forfeited	0

Option balance outstanding, March 31, 2006	1,960,000
Granted	1,650,000
Exercised	0
Exchanged for common stock	(2,905,000)
Forfeited	(705,000)

Option balance outstanding, March 31, 2007	0

As of March 31, 2007, there were no options outstanding. As of March 31, 2006, there were 1,960,000 options outstanding.

On March 28, 2007, Dynamic Health issued an aggregate of 1,186,825 restricted shares of common stock in exchange for the cancellation of 2,905,000 outstanding options to purchase common stock. The options had exercise prices ranging from $0.1625 to $1.14. All persons who received shares in exchange for cancellation of options entered into lock up agreements, pursuant to which they are not permitted to sell, assign, encumber, grant an option with respect to, or transfer and/or dispose of such shares for a period of three years, except with prior written consent of Dynamic Health.

Forfeited options represent options granted to one or more employees of record whose employment is terminated, voluntarily or involuntarily, and based on their termination date, such options were considered nonvested. In addition, forfeited options include an aggregate of 250,000 options issued in connection with an acquisition, which were subsequently cancelled.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Mr. Jugal K. Taneja is the Chairman of the Board of Directors of GeoPharma. Mr. Taneja is also Chairman of the board of the directors of Dynamic Health. Mihir K. Taneja and Mandeep K. Taneja are Jugal K. Taneja’s sons. As of June 25, 2007, Mr. Taneja owned 20.3% of the issued and outstanding shares of GeoPharma’s common stock and 29.2% of the issued and outstanding shares of Dynamic Health. Immediately after the merger, Jugal K. Taneja would beneficially own approximately 20.2% of the GeoPharma common shares outstanding.

Mr. Mihir K. Taneja is the Chief Executive Officer of GeoPharma and he is also a shareholder of Dynamic Health. As of June 25, 2007, Mihir K. Taneja owned 9.1% of the issued and outstanding shares of GeoPharma’s common stock, and 8.9% of the issued and outstanding shares of Dynamic Health. Immediately after the merger, Mihir Taneja would beneficially own approximately 8.4% of the GeoPharma common shares outstanding.

Mr. Kotha S. Sekharam is the President and a member of the Board of Directors of GeoPharma. Dr. Sekharam is also a member of the Board of Directors of Dynamic Health. As of June 25, 2007, Dr. Sekharam owned 5.9% of the issued and outstanding shares of GeoPharma and 3.5% of the issued and outstanding shares of Dynamic Health. Immediately after the merger, Dr. Sekharam would own approximately 5.1% of the outstanding GeoPharma common shares.

Mandeep K. Taneja is a director of Dynamic Health and its President since November, 2000. He has also served as its Chief Executive Officer since December 2002. As of June 25, 2007, Mandeep Taneja owned 11.0% of Dynamic Health’s common stock and .8% of GeoPharma’s common stock. Immediately after the merger, Mandeep Taneja would beneficially own approximately 2.4% of the outstanding GeoPharma common shares.

William LaGamba has been a director of Geopharma since July, 2005. As of June 25, 2007 Mr. LaGamba owns 1.1% of GeoPharma’s common stock, and together with his spouse owns an aggregate of 9.2% of Dynamic Health’s common stock. Immediately after the merger, Mr. LaGamba would own approximately 2.3% of the outstanding GeoPharma common shares.

In June 1998, Dynamic Health acquired, through a merger with a wholly-owned subsidiary of Dynamic Health, GeoPharma (which at the time was known as Energy Factors, Inc.). On November 7, 2000, the United States Securities and Exchange Commission declared GeoPharma’s registration of 1,000,000 shares of its common stock to be effective. Prior to the offering, Dynamic Health owned all of the issued and outstanding common stock of GeoPharma. In March 2001, the Dynamic Health distributed 2,324,984 shares of GeoPharma common stock to its shareholders. As of March 31, 2006, Dynamic Health held 347,938 shares of common stock of GeoPharma. As of March 31, 2007, Dynamic Health held 204,914 shares of common stock of GeoPharma.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of GeoPharma

The following table sets forth certain information regarding beneficial ownership of GeoPharma’s securities as of June 25, 2007:

•	by each person who is known by us to beneficially own more than 5% of our securities;

•	by each of our officers and directors; and

•	by all of our officers and directors as a group.

Title Of Class	Name And Address Of Beneficial Owner (1)	Amount And Nature Of Beneficial Ownership (2)(3)	Approximate Percent of Class (%)
Common	Jugal K. Taneja	2,355,471	20.3%
Common	Mihir K. Taneja	1,072,359	9.1%
Common	Kotha S. Sekharam, PhD	681,987	5.9%
Common	Carol Dore-Falcone	332,747	2.9%
Common	William L. LaGamba	122,994	1.1%
Common	Shan Shikarpuri, CPA	104,334	0.9%
Common	Barry H. Dash, PhD	97,334	0.9%
Common	George Stuart, Jr.	82,865	0.7%
Common	Carnegie Capital	582,537	5.2%
Common	A. Theodore Stautburg	18,000	0.2%
Common	Rafick Henein, PhD	—	0%
Common	Joseph Zappala	765,550	6.8%
Common	All officers and directors as a group (10 persons)	4,868,091	43.2%

(1)	Except as noted above, the address for the above identified officers and directors of the Company is c/o GeoPharma, Inc., 6950 Bryan Dairy Road, Largo, Florida 33777.

(2)	Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them. Percentages are based upon the assumption that each shareholder has exercised all of the currently exercisable options he or she owns which are currently exercisable or exercisable within 60 days and that no other shareholder has exercised any options he or she owns. The individual beneficial ownership amounts presented include excersiable, vested stock options within the beneficial owners total amount owned as follows: Jugal Taneja includes 306,667 vested options; Mihir Taneja includes 463,834 vested options; Kotha Sekharam includes 350,667 vested options; Carol Dore-Falcone includes 178,266 vested options; William LaGamba includes 16,667 vested options; Shan Shikarpuri includes 66,667 vested options; Barry Dash includes 56,667 vested options and George Stuart, Jr. includes 44,000 vested options.

(3)	The following factors have been taken into consideration in calculating the amount and nature of beneficial ownership in GeoPharma:

•

Dr. Kotha Sekharam’s beneficially owned shares include approximately 50,578 shares beneficially owned by Madhavi Sekharam, Dr. Sekharam’s wife, as to which Dr. Sekharam exercises no investment or voting power and disclaims beneficial ownership.

•

Jugal K. Taneja’s beneficially owned shares include approximately 595,383 shares beneficially owned by his wife Manju Taneja. Mr. Taneja exercises no investment or voting power over any of the shares owned by his wife, and disclaims beneficial ownership of those shares.

•

Jugal K. Taneja’s beneficially owned shares also include 582,537 shares beneficially owned by Carnegie Capital, Ltd, and approximately 70,858 shares beneficially owned by First Delhi Trust. Mr. Taneja is the general partner of both Carnegie Capital, Ltd. and First Delhi Trust, and holds sole voting and investment power over these shares.

•

Includes 658,100 shares owned by Michele LaGamba, Mr. LaGamba’s wife, as to which Mr. LaGamba exercises no investment or voting power and disclaims beneficial ownership. Also includes and 505,000 shares held by Mr. LaGamba as custodian for their minor children.

The above-referenced table is based on 11,285,231 issued and outstanding shares of GeoPharma common stock on June 25, 2007.

Security Ownership of Certain Beneficial Owners and Management of Dynamic Health

The following table sets forth certain information regarding beneficial ownership of Dynamic Health securities as of June 25, 2007:

•	by each person who is known by us to beneficially own more than 5% of our securities;

•	by each of our officers and directors; and

•	by all of our officers and directors as a group.

Title Of Class	Name And Address Of Beneficial Owner (1)	Amount And Nature Of Beneficial Ownership (2)	Approximate Percent of Class (%)
Common	Jugal K. Taneja (3)	4,873,453	29.2%
Common	Manju Taneja (4)	2,123,149	12.7%
Common	Mandeep K. Taneja	1,843,007	11.0%
Common	Laurus Master Fund, Ltd. (5)	1,834,066	9.9%
Common	William L. LaGamba (6)	1,536,000	9.2%
Common	Michele LaGamba (7)	1,536,000	9.2%
Common	Mihir K. Taneja	1,479,996	8.9%
Common	Kotha S. Sekharam, Ph.D. (8)	584,939	3.5%
Common	Morton L. Stone	230,175	1.4%
Common	Cani I. Shuman	150,475.9%
Common	Rakesh K. Sharma, M.D.	122,475.7%
Common	All officers and directors as a group (6 persons)	7,804,524	46.8%

(1)	Except as otherwise noted, the address for the above identified officers and directors is c/o Dynamic Health Products, Inc. at 12399 Belcher Road South, Suite 140, Largo, FL 33773.

(2)	Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them. Percentages are based upon the assumption that each shareholder has exercised all of the currently exercisable options he or she owns which are currently exercisable or exercisable within 60 days and that no other shareholder has exercised any options he or she owns.

(3)	Includes 1,652,740 shares beneficially owned by Manju Taneja, Jugal K. Taneja’s spouse, as to which Mr. Taneja exercises no investment or voting power and disclaims beneficial ownership. Also includes (i) 2,680,304 shares owned by Carnegie Capital, Ltd. and (ii) 70,000 shares owned by First Delhi Family Partnership, Ltd. Mr. Taneja is the general partner of Carnegie Capital, Ltd. and First Delhi Family Partnership, Ltd. As such, Mr. Taneja holds sole voting and investment power with respect to the shares held of record by Carnegie Capital, Ltd. and First Delhi Family Partnership, Ltd.

(4)	Includes 470,409 shares beneficially owned by Jugal K. Taneja, as to which Manju Taneja exercises no investment or voting power and disclaims beneficial ownership. Excludes (i) 2,680,304 shares owned by Carnegie Capital, Ltd., and (ii) 70,000 shares owned by First Delhi Family Partnership, Ltd., as to which Mrs. Taneja exercises no investment or voting power and disclaims beneficial ownership.
(5)	Includes 784,066 shares issuable upon conversion of convertible debentures. Laurus is also entitled to receive an additional 4,833,069 shares of common stock upon conversion of presently convertible debentures, however, Laurus has contractually agreed to restrict their ability to convert their secured convertible notes such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.9% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934. This restriction would not apply in the event there was an event of default or we sought to redeem the outstanding balance of the convertible debentures. Laurus Capital Management, LLC may be deemed a control person of the shares owned by Laurus Master Fund, Ltd. David Grin and Eugene Grin are the sole managing members of Laurus Capital Management, LLC. Laurus is not a registered broker dealer or an affiliate of a broker dealer.

(6)	Includes 552,000 shares owned by Michele LaGamba, Mr. LaGamba’s wife, as to which Mr. LaGamba exercises no investment or voting power and disclaims beneficial ownership. Also includes and 505,000 shares held by Mr. LaGamba as custodian for their minor children.

(7)	Includes 479,000 shares owned by William L. LaGamba, and 505,000 shares held by Mr. LaGamba as custodian for their minor children, as to which Mrs. LaGamba exercises no investment or voting power and disclaims beneficial ownership.

(8)	Includes 40,000 shares owned by Madhavi Sekharam, Dr. Sekharam’s spouse, as to which Dr. Sekharam exercises no investment or voting power and disclaims beneficial ownership.

The above-referenced table is based on 16,691,860 shares issued and outstanding as of June 25, 2007.

Security Ownership of Certain Beneficial Owners and Management of GeoPharma After the Merger

The following table sets forth certain information regarding beneficial ownership of GeoPharma’s securities immediately following the Merger:

•	by each person who is expected to beneficially own more than 5% of our securities after the Merger;

•	by each person who is expected to be an officer or director after the Merger; and

•	by all persons expected to be officers and directors after the Merger, as a group.

Title Of Class	Name And Address Of Beneficial Owner (1)	Amount And Nature Of Beneficial Ownership (2)(3)	Approximate Percent of Class (%)
Common	Jugal K. Taneja	3,051,679	20.2%
Common	Mihir K. Taneja	1,283,787	8.4%
Common	Kotha S. Sekharam, PhD	765,550	5.1%
Common	Carol Dore-Falcone	332,747	2.2%
Common	William L. LaGamba	342,423	2.3%
Common	Mandeep K. Taneja	348,207	2.4%
Common	Shan Shikarpuri, CPA	104,334	0.7%
Common	Barry H. Dash, PhD	97,334	0.7%
Common	George Stuart, Jr.	82,865	0.6%
Common	Carnegie Capital	965,438	6.5%
Common	A. Theodore Stautburg	18,000	0.1%
Common	Rafick Henein, PhD	—	0%
Common	Joseph Zappala	765,550	5.2%
Common	All officers and directors as a group (11 persons)	6,426,926	39.5%

(1)	Except as noted above, the address for the above identified officers and directors of GeoPharma is c/o GeoPharma, Inc., 6950 Bryan Dairy Road, Largo, Florida 33777.

(2)	Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them. Percentages are based upon the assumption that each shareholder has exercised all of the currently exercisable options he or she owns which are currently exercisable or exercisable within 60 days and that no other shareholder has exercised any options he or she owns. The individual beneficial ownership amounts presented include exercisable, vested stock options within the beneficial owners total amount owned as follows: Jugal K. Taneja includes 306,667 vested options; Mihir K. Taneja includes 463,834 vested options; Kotha S. Sekharam includes 350,667 vested options; Carol Dore-Falcone includes 178,266 vested options; William LaGamba includes 16,667 vested options; Shan Shikarpuri includes 66,667 vested options; Barry H. Dash includes 56,667 vested options; and George Stuart, Jr. includes 44,000 vested options.

(3)	The following factors have been taken into consideration in calculating the amount and nature of beneficial ownership in GeoPharma after the merger:

•

Dr. Kotha Sekharam’s beneficially owned shares include approximately 50,578 shares beneficially owned by Madhavi Sekharam, Dr. Sekharam’s wife, as to which Dr. Sekharam exercises no investment or voting power and disclaims beneficial ownership.

•

Jugal K. Taneja’s beneficially owned shares include approximately 595,383 shares beneficially owned by his wife Manju Taneja. Mr. Taneja exercises no investment or voting power over any of the shares owned by his wife, and disclaims beneficial ownership of those shares.

•

Jugal K. Taneja’s beneficially owned shares also include 965,438 shares beneficially owned by Carnegie Capital, Ltd., and approximately 70,858 shares beneficially owned by First Delhi Trust. Mr. Taneja is the general partner of both Carnegie Capital, Ltd. and First Delhi Trust, and holds sole voting and investment power over these shares.

•

Includes 658,100 shares owned by Michele LaGamba, Mr. LaGamba’s wife, as to which Mr. LaGamba exercises no investment or voting power and disclaims beneficial ownership. Also includes and 505,000 shares held by Mr. LaGamba as custodian for their minor children.

The above-referenced table is based on an estimated 14,785,231 GeoPharma common shares issued and outstanding immediately following the Merger, and assumes the issuance of approximately 3.5 million shares of GeoPharma common stock to Dynamic Health shareholders in the merger.

SHARES ELIGIBLE FOR FUTURE SALE

After Dynamic Health is merged into DYHP, there will be up to 14,785,231 shares of GeoPharma common stock outstanding, of which up to 3,500,000 shares issued to Dynamic Health’s shareholders, in connection with the Merger, will be registered and freely tradable without securities law restriction. Any of such shares held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% shareholders, will also be restricted from public sale as “restricted stock.” The shares of common stock of GeoPharma being issued in connection with the merger of Dynamic Health into DYHP to Dynamic Health shareholders who are not members of the Dynamic Health majority, by virtue of registration hereunder, will be freely tradable. In addition, there may be shares of common stock that may be sold pursuant to Rule 144.

In general, under Rule 144, a person who has owned restricted shares beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then- average preceding four weeks’ average weekly trading volume or one percent of the total number of shares outstanding. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been an affiliate of the company for at least the three months immediately preceding the sale and who has beneficially owned shares for at least two years is entitled to sell the shares under Rule 144 without regard to the limitations described above.

No prediction can be made about the effect that market sales of GeoPharma’s common stock or the availability for sale of GeoPharma’s common stock will have on its market price. Sales of substantial amounts of common stock in the public market could adversely affect the market price for our securities and could impair our future ability to raise capital through the sale of common stock or securities linked to it.

GEOPHARMA’S SECURITIES FOLLOWING

THE MERGER OF DYNAMIC HEALTH INTO DYHP ACQUISITION

The following description of the material terms of the capital stock of GeoPharma following the merger of Dynamic Health into DYHP includes a summary of specified provisions of the articles of incorporation (charter) and by-laws of GeoPharma that will be in effect upon completion of the Merger. This description is subject to the relevant provisions of Florida Business Corporation Act (FBCA) and is qualified by reference to GeoPharma’s charter and by-laws, copies of which are incorporated as exhibits by reference to this proxy statement/prospectus.

General

GeoPharma’s authorized capital stock consists of 24,000,000 share of common stock, $.01 par value per share, 6,000,000 shares of “blank check” preferred stock, $.01 par value per share of which 5,000 shares are designated as 6% convertible preferred stock, Series B, $.01 par value.

Common Stock

Subject to preferences that might be applicable to any Preferred Stock, the holders of GeoPharma Common Stock are entitled to receive dividends when, as, and if declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution, or winding up of GeoPharma, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights of any Preferred Stock then outstanding. The Common Stock has no preemptive or conversion rights and is not subject to call or assessment by GeoPharma. There are no redemption or sinking fund provisions applicable to the Common Stock.

Preferred Stock

On March 5, 2004, GeoPharma entered into a Securities Purchase Agreement with two Funds under which it issued a total of 5,000 shares, 6% Series B Convertible Preferred Stock together with warrants to purchase 262,500 shares of GeoPharma’s common stock for $5,000,000; 131,250 warrants are at a price equal to $4.36 as of April 5, 2007, 131,250 warrants are at a price equal to $4.36 as of April 5, 2007. All of the warrants are exercisable until March 5, 2011. The 6% Series B Convertible Preferred Stock is convertible into GeoPharma’s common stock. The conversion price of the preferred stock is $4.36 as of April 5, 2007 per share. The Series B Convertible Preferred Stock has a liquidation value of $1,000 per share. The preferred stock does not have voting rights except as required by law.

Transfer Agent

The transfer agent for the shares of GeoPharma’s common stock is Registrar and Transfer Company, Inc. located in Cranford, New Jersey.

COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS OF GEOPHARMA AND

COMMON SHAREHOLDERS OF DYNAMIC HEALTH

GeoPharma and Dynamic Health are Florida corporations subject to the provisions of the Florida Business Corporation Act, which we refer to as Florida law. Dynamic Health shareholders, whose rights are currently governed by the Articles of Restatement of the Articles of Incorporation of Dynamic Health, as amended, the Dynamic Health by-laws and Florida law, will, if the merger is completed, become shareholders of GeoPharma and their rights will be governed by the GeoPharma’s Articles of Incorporation, as amended, the GeoPharma by-laws and Florida law.

The following description summarizes the material differences that may affect the rights of shareholders of GeoPharma and shareholders of Dynamic Health but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Shareholders should read carefully the relevant provisions of Florida law, the GeoPharma Articles of Incorporation, as amended, the GeoPharma by-laws, the Dynamic Health Articles of Incorporation and the Dynamic Health by-laws.

Capitalization

Dynamic Health	GeoPharma

The authorized capital stock of Dynamic Health consists of (i) 45,000,000 shares of common stock, par value $0.01 per share, of which there were 16,691,860 shares issued and outstanding, (ii) 800,000 shares of undesignated preferred stock, $0.01 par value, of which none are outstanding, (iii) 400,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of which none are outstanding, and (iv) 800,000 shares of Series B 6% Cumulative Convertible Preferred Stock, par value $0.01 per share, of which none are outstanding. Dynamic Health’s common stock is not subject to preemptive rights. The Company had reserved an aggregate of 6,000,000 shares of common stock for issuance to employees, consultants and non-employee directors pursuant to its option plan, all of which are available for grant. Dynamic Health has also reserved an aggregate 500,000 shares of commons tock for issuance to holders of warrants.	The total authorized shares of capital stock of GeoPharma consists of 24,000,000 shares of common stock having a par value $.01 per share; and 6,000,000 shares of preferred stock having a par value $.01 per share, of which 5,000 shares have been designated as 6% Series B Convertible Preferred Stock and are issued and outstanding.

Number, Election, Vacancy and Removal of Directors

Dynamic Health	GeoPharma

Under Florida law and Dynamic Health’s bylaws the board of directors of the corporation shall consist of 1 or more members, the number thereof to be determined from time to time by resolution of either the shareholders or the directors. Any increase in the number of directors shall become effective immediately, but any decrease in the number of directors shall not become effective until the next succeeding annual meeting of the shareholders unless, at the time of such decrease, there shall be vacancies on the board that are being eliminated by the decrease, in which case such decrease may become effective to the extent of the number of vacancies at any time prior to the next succeeding annual meeting. Directors need not be shareholders of Dynamic Health. At each annual meeting, the shareholders shall elect directors each of whom shall hold office for the term for which he is elected and until his successor is elected and qualified. Any director may resign at any time upon written notice to the corporation. Any director, or the entire board of directors, may be removed at any time, with or without cause, by action of the shareholders. If a director was elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director. The notice of the meeting at which a vote is taken to remove a director must state that the purpose or one of the purposes of the meeting is the removal of the director or directors.	GeoPharma’s by-laws provides that the total number of its directors will not be less than one nor more than 15, the number to be fixed by the Company’s shareholders at any annual or special meeting. GeoPharma currently has 9 directors. GeoPharma’s by-laws provide that any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors or by the Company’s shareholders. A director elected to fill a vacancy shall be elected for the unexpired term of such director’s predecessor in office. GeoPharma’s directors may be removed by its shareholders with or with out cause at any meeting of shareholders called expressly for that purpose.

Amendment to Charter Documents

Dynamic Health	GeoPharma

Under Florida law, a corporation may amend its articles of incorporation at any time. Generally, for the amendment to be adopted, the board of directors must recommend the amendment to the shareholders, and the shareholders entitled to vote on the amendment must approve the amendment. Unless Florida law, the articles of incorporation, or the board of directors requires a greater vote, or a vote by voting groups, in order for the amendment to be adopted, it must be approved (i) by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights, and (ii) the votes required by the holders of a majority of the shares represented and who would be entitled to vote at a meeting if a quorum were present by every other voting group entitled to vote on the amendment.

Under Florida law, a corporation may amend its articles of incorporation at any time. Generally, for the amendment to be adopted, the board of directors must recommend the amendment to the shareholders, and the shareholders entitled to vote on the amendment must approve the amendment. Unless Florida law, the articles of incorporation, or the board of directors requires a greater vote, or a vote by voting groups, in order for the amendment to be adopted, it must be approved (i) by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights, and (ii) the votes required by the holders of a majority of the shares represented and who would be entitled to vote at a meeting if a quorum were present by every other voting group entitled to vote on the amendment.

Amendments to By-laws

Dynamic Health	GeoPharma

Dynamic Health’s bylaws may be amended or repealed and new bylaws may be adopted by the shareholders or by a vote of not less than 2 directors, provided that any such bylaw or amendment thereto as adopted by the board of directors may be amended or repealed by the vote of the shareholders entitled to vote thereon.	GeoPharma’s by-laws may be amended or repealed and new by-laws may be adopted by GeoPharm’s board of directors provided that any bylaw or amendment thereto as adopted by the board of directors may be amended or repealed by vote of the shareholders entitled to vote thereon.

Action by Written Consent

Dynamic Health	GeoPharma

Under Florida law and Dynamic Health’s bylaws, any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if the action is taken by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. In order to be effective the action must be evidenced by one or more written consents describing the action taken, dated and signed by approving shareholders having the requisite number of votes of each voting group entitled to vote thereon, and delivered to the corporation by delivery to its principal office in this state, its principal place of business, the corporate secretary, or another officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date of the earliest dated consent delivered in the manner required by this section, written consents signed by the number of holders required to take action are delivered to the corporation by delivery as set forth in this section. Any written consent may be revoked prior to the date that the corporation receives the required number of consents to authorize the proposed action. No revocation is effective unless in writing and until received by the corporation at its principal office or received by the corporate secretary or other officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Within 10 days after obtaining such authorization by written consent, notice must be given to those	According to GeoPharma’s by-laws, unless otherwise provided in GeoPharma’s Articles of Incorporation, any action required or permitted be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth all the actions to be taken is signed by the shareholders holding shares representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present an voted. No written consent can be effective unless, within 60 days after the date of the earliest dated consent delivered to GeoPharma’s secretary, a consent signed by the holders of shares having not less than the minimum number of votes that would be necessary to take the action are delivered to GeoPharma’s secretary.

shareholders who have not consented in writing or who are not entitled to vote on the action. The notice shall fairly summarize the material features of the authorized action and, if the action be such for which dissenters’ rights are provided under this act, the notice shall contain a clear statement of the right of shareholders dissenting therefrom to be paid the fair value of their shares upon compliance with further provisions of this act regarding the rights of dissenting shareholders.

Notice of Shareholder Actions

Dynamic Health	GeoPharma

Under Florida law and Dynamic Health’s bylaws, the corporation shall notify shareholders in writing of the date, time, and place of each annual and special shareholders’ meeting no fewer than 10 or more than 60 days before the meeting date. Dynamic Health is required to give notice only to shareholders entitled to vote at the meeting. Notice shall be given by or at the direction of the president, the secretary, or the officer or persons calling the meeting. Unless Florida law requires otherwise, notice of an annual meeting need not include a description of the purpose or purposes for which the meeting is called. Notice of a special meeting, however, must include a description of the purpose or purposes for which the meeting is called. If an annual or special shareholders’ meeting is adjourned to a different date, time, or place, notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken, and any business may be transacted at the adjourned meeting that might have been transacted on the original date of the meeting. If a new record date for the adjourned meeting is or must be fixed under Florida law, however, notice of the adjourned meeting must be given under this section to persons who are shareholders as of the new record date who are entitled to notice of the meeting.	GeoPharma’s by-laws provide that written notice stating the place, day and hour of an annual or special meeting must be delivered not less than ten nor more than sixty days before the date of the meeting to each shareholder entitled to vote at the meeting, except that no notice of a meeting needs to be given to any shareholders for which notice is not required to be given under applicable law. GeoPharma’s by-laws provide that special meetings of the shareholders may be called for any purpose by the president or the board of directors and shall be called by the president or the secretary if the holders of not less than ten percent or more of all the votes entitled to be cast on any issue proposed to be considered at such special meeting, sign, date and deliver to GeoPharma’s secretary one or more written demands for a special meeting, describing the purposes for which its is to be held. Notice and call of any such special meeting shall state the purpose of the proposed meeting and the business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice thereof.

Shareholder Inspections Rights; Shareholder Lists

Dynamic Health	GeoPharma

Under Florida law a shareholder of the corporation is entitled to inspect and copy, during regular business hours at the corporation’s principal office, certain of the records of the corporation, including its articles of incorporation and all amendments to them currently in effect, its bylaws or restated bylaws and all amendments to them currently in effect, all

Under Florida law a shareholder of the corporation is entitled to inspect and copy, during regular business hours at the corporation’s principal office, certain of the records of the corporation, including its articles of incorporation and all amendments to them currently in effect, its bylaws or restated bylaws and all amendments to them currently in effect, all resolutions adopted by its board of directors creating one or more classes or series of shares and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding, and the minutes of all shareholders’ meetings and records of all action taken, provided the shareholder gives the corporation written notice of his or her demand at least 5 business days before the date on which he or she wishes to inspect and copy. In addition, if a shareholder’s demand is made in good faith and for a proper purpose, the shareholder describes with reasonable particularity his or her purpose and the records he or she desires to inspect, and gives the corporation written notice of his or her demand at least 5 business days before the date on which he or she wishes to inspect and copy, then a shareholder of a corporation is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, the following documents: excerpts from minutes of any meeting of the board of directors, records of any action of a committee of the board of directors while acting in place of the board of directors on behalf of the corporation, minutes of any meeting of the shareholders, and records of action taken by the shareholders or board of directors without a meeting, accounting records of the corporation, the record of shareholders, and any other books and records.

Under Florida law and Dynamic Health’s bylaws, the corporation shall prepare an alphabetical list of the names of all its shareholders who are entitled to notice of a shareholders’ meeting, and the number and class and series, if any, of shares held by, each. The shareholders’ list must be available for inspection by any shareholder for a period of 10 days prior to the meeting, or such shorter time as exists between the record date and the meeting, and continuing through the meeting at the corporation’s principal office, at a place identified in the meeting notice in the city where the meeting will be held, or at the office of the corporation’s transfer agent or registrar. A shareholder or the shareholder’s agent or attorney is entitled on written demand to inspect the list during regular business hours and at his or her expense, during the period it is available for inspection. The corporation shall make the shareholders’ list available at the meeting, and any shareholder or the shareholder’s agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment.

resolutions adopted by its board of directors creating one or more classes or series of shares and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding, and the minutes of all shareholders’ meetings and records of all action taken, provided the shareholder gives the corporation written notice of his or her demand at least 5 business days before the date on which he or she wishes to inspect and copy. In addition, if a shareholder’s demand is made in good faith and for a proper purpose, the shareholder describes with reasonable particularity his or her purpose and the records he or she desires to inspect, and gives the corporation written notice of his or her demand at least 5 business days before the date on which he or she wishes to inspect and copy, then a shareholder of a corporation is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, the following documents: excerpts from minutes of any meeting of the board of directors, records of any action of a committee of the board of directors while acting in place of the board of directors on behalf of the corporation, minutes of any meeting of the shareholders, and records of action taken by the shareholders or board of directors without a meeting, accounting records of the corporation, the record of shareholders, and any other books and records.

Under Florida law and GeoPharma’s bylaws, the corporation shall prepare an alphabetical list of the names of all its shareholders who are entitled to notice of a shareholders’ meeting, and the number and class and series, if any, of shares held by, each. The shareholders’ list must be available for inspection by any shareholder for a period of 10 days prior to the meeting, or such shorter time as exists between the record date and the meeting, and continuing through the meeting at the corporation’s principal office, at a place identified in the meeting notice in the city where the meeting will be held, or at the office of the corporation’s transfer agent or registrar. A shareholder or the shareholder’s agent or attorney is entitled on written demand to inspect the list during regular business hours and at his or her expense, during the period it is available for inspection. The corporation shall make the shareholders’ list available at the meeting, and any shareholder or the shareholder’s agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment.

Limitation of Personal Liability and Indemnification of Directors and Officers

Dynamic Health	GeoPharma

Generally, under Florida law, a director is not personally liable to the corporation or any other person for, and a Florida corporation has the power to indemnify its directors for monetary damages arising out of, any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless the director breached or failed to perform his or her duties as a director; and the director’s breach of, or failure to perform, those duties constitutes (i) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (iv) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Generally, under Florida law, a director is not personally liable to the corporation or any other person for, and a Florida corporation has the power to indemnify its directors for monetary damages arising out of, any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless the director breached or failed to perform his or her duties as a director; and the director’s breach of, or failure to perform, those duties constitutes (i) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (iv) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Conversion

Dynamic Health	GeoPharma

Holders of Dynamic Health’s common stock have no rights to convert their shares into any other securities.	Holders of GeoPharma’s common stock have no rights to convert their shares into any other securities.
Voting Rights; Required Vote for Authorization of Certain Actions

Dynamic Health	GeoPharma

Each holder of Dynamic Health common stock is entitled to one vote for each share held of record. Under Florida law and Dynamic Health’s bylaws, shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter, and a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. If a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action,	Each holder of GeoPharma common stock is entitled to one vote for each share held of record. Geo- Pharma’s by-laws require that any meeting at which a quorum is present, action on any matter other than the election of directors shall be approved if the votes cast by the holders of shares represented at the meeting and entitled to vote on the subject matter favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes or voting by classes is required by the by-laws, the Articles of Incorporation or by law. The by-laws provide that directors shall be elected by a plurality of the votes cast by the shares entitled to vote at a

unless the articles of incorporation or this act requires a greater number of affirmative votes. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Each shareholder who is entitled to vote at an election of directors has the right to vote the number of shares owned by him or her for as many persons as there are directors to be elected and for whose election the shareholder has a right to vote. Dynamic Health shareholders do not have a right to cumulate their votes for directors.	meeting at which a quorum is present. Under Florida law, after adopting a plan of merger or share exchange, the board of directors of each corporation party to the merger and the board of directors of the corporation the shares of which will be acquired in the share exchange, shall submit the plan of merger or the plan of share exchange for approval by its shareholders. For a plan of merger or share exchange to be approved the board of directors must recommend the plan of merger, unless the board of directors determines that it should not make a recommendation because of a conflict of interest or other special circumstances and communicates the basis for its determination to the shareholders with the rights plan and the plan of merger or share exchange to be authorized shall (unless the Florida Business Corporation Act, the articles of incorporation or the board of directors acting pursuant to the Florida Business Corporation requires a greater vote or vote by classes), be approved by each class entitled to vote on the plan by a majority of all the votes entitled to vote on the plan by that class.

Appraisal Rights and Dissenters’ Rights

Dynamic Health	GeoPharma

Generally, under Florida law shareholders of Dynamic Health are entitled to appraisal rights, and to obtain payment of the fair value of their Dynamic Health shares, in the event of certain corporate actions, including: (i) the consummation of a conversion of the corporation, if shareholder approval is required and the shareholder is entitled to vote on the conversion, (ii) the consummation of a merger if shareholder approval is required and the shareholder is entitled to vote on the merger, (iii) the consummation of a share exchange to which Dynamic Health’s shares will be acquired, if the shareholder is entitled to vote on the exchange, (iv) the consummation of a disposition of assets if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale, (v) an amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right torepurchase the fractional share so created, and (vi) any other amendment to the

Generally, under Florida law shareholders of GeoPharma are entitled to appraisal rights, and to obtain payment of the fair value of their GeoPharma shares, in the event of certain corporate actions, including: (i) the consummation of a conversion of the corporation, if shareholder approval is required and the shareholder is entitled to vote on the conversion, (ii) the consummation of a merger if shareholder approval is required and the shareholder is entitled to vote on the merger, (iii) the consummation of a share exchange to which GeoPharma’s shares will be acquired, if the shareholder is entitled to vote on the exchange, (iv) the consummation of a disposition of assets if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale, (v) an amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right torepurchase the fractional share so created, and (vi) any other amendment to the

articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval.	articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

The consolidated financial statements of GeoPharma, Inc. as of March 31, 2007 and 2006, and for each of the years in the three-year period ended March 31, 2007 have been incorporated herein and in the registration statement in reliance upon the reports of Brimmer, Burek & Keelan LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Dynamic Health Products, Inc. as of March 31, 2007 and 2006, and for each of the years in the two-year period ended March 31, 2007 have been incorporated herein and in the registration statement in reliance upon the reports of Brimmer, Burek & Keelan LLP independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in auditing and accounting.

Bob O’ Leary Health Food Distributor Co., Inc. financial statements as of an for the years ended December 31, 2003 and 2002 have been audited by Kronick Kalada Berdy & Co., P.C. independent public accountants, as stated in their report incorporated herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Dynamic Marketing, Inc. financial statement as of and for the years ended December 31, 2004, 2003 and 2002, included in this prospectus, have been audited by Brimmer, Burek & Keelan LLP, independent public accountants, as stated in their report appearing incorporated herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

The deadline for receipt by GeoPharma’s secretary of shareholder proposals for inclusion in GeoPharma’s information materials for the 2007 annual meeting is no later than November 1, 2007.

Dynamic Health will hold a 2007 annual meeting of Dynamic Health shareholders only if the merger is not completed. The deadline for receipt by Dynamic Health’s secretary of shareholder proposals for inclusion in Dynamic Health’s proxy materials for the 2007 annual meeting (if it is held), or of a shareholder’s nomination of a candidate for director or proposal of other business is December 31, 2007.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the Securities and Exchange Commission, GeoPharma and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of GeoPharma’s annual report to shareholders and proxy or proxy statements. Upon written or oral request, GeoPharma will deliver a separate copy of the annual report to shareholders and/or proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. shareholders receiving multiple copies of such documents may likewise request that GeoPharma deliver single copies of such documents in the future. Shareholders may notify GeoPharma of their requests by calling or writing us at our principal executive offices at 6950 Bryan Dairy Road, Largo Florida.

WHERE YOU CAN FIND MORE INFORMATION

GeoPharma and Dynamic Health file reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended.

You may read and copy reports, proxy statements and other information filed by GeoPharma and Dynamic Health with the SEC at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

GeoPharma and Dynamic Health file their reports, proxy statements and other information electronically with the SEC. You may access information on GeoPharma and Dynamic Health at the SEC web site containing reports, proxy statements and other information at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to or incorporated by reference into this document.

All information contained or incorporated by reference in this proxy statement/prospectus relating to GeoPharma has been supplied by GeoPharma, and all such information relating to Dynamic Health has been supplied by Dynamic Health. Information provided by either of us does not constitute any representation, estimate or projection of the other.

This proxy statement/prospectus incorporates important business and financial information about GeoPharma and Dynamic Health and its subsidiaries that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. To make this request, or if you would like additional copies of this proxy statement/prospectus or have questions about the merger, you should contact:

GEOPHARMA, INC. 6950 Bryan Dairy Road Largo, Florida 33777 Telephone: (727) 544-8866	DYNAMIC HEALTH PRODUCTS, INC. 12399 Belcher Road South, Suite 140 Largo, Florida 33773 Telephone (727) 683-0670

INDEX TO FINANCIAL STATEMENTS

GEOPHARMA, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

GeoPharma, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of GeoPharma, Inc, and subsidiaries as of March 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended March 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal-control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GeoPharma, Inc. and subsidiaries as of March 31, 2007 and 2006 and the consolidated results of operations and cash flows for each of the three years in the period ended March 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ BRIMMER, BUREK & KEELAN LLP

Certified Public Accountants

Tampa, Florida

June 28, 2007

GEOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2007	March 31, 2006
Current assets:
Cash and cash equivalents	$735,000	$1,206,017
Certificate of deposit	—	433,273
Accounts receivable, net	8,055,147	7,465,025
Accounts receivable, other	474,073	634,684
Inventories, net	7,356,295	5,767,056
Prepaid expenses and other current assets	2,605,995	1,324,339
Due from affiliates	576,768	1,162,416

Total current assets	$19,803,278	$17,992,810

Property, plant, leaseholds and equipment, net	9,659,063	8,024,651
Goodwill, net	728,896	728,896
Intangible assets, net	6,916,581	4,384,842
Media Credits, net	286,166	799,748
Deferred tax asset, net	576,595	—
Other assets, net	197,987	166,194

Total assets	$38,168,566	$32,097,141

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,793,483	$4,882,107
Current portion of long-term obligations	1,771,884	1,016,789
Accrued expenses, other liabilities and related party obligations	4,658,756	3,466,353

Total current liabilities	$11,224,123	$9,365,249
Long-term obligations, less current portion	3,085,172	1,666,667
Deferred tax liability	—	244,800

Total liabilities	$14,309,295	$11,276,716

Commitments and contingencies

Minority interest	(912,664)	390,984

Shareholders’ equity:
6% convertible preferred stock, Series B, $.01 par value (5,000 shares authorized, 5,000 shares issued and outstanding (liquidation preference $5,000,000)	50	50
Common stock, $.01 par value; 24,000,000 shares authorized; 10,232,985 and 10,051,775 shares issued and outstanding	102,330	100,518
Treasury stock (110,379 and 189,617 common shares, $.01 par value)	(1,104)	(1,896)
Additional paid-in capital	47,753,274	45,620,036
Retained earnings (deficit)	(23,082,615)	(25,289,267)

Total shareholders’ equity	$24,771,935	$20,429,441

Total liabilities and shareholders’ equity	$38,168,566	$32,097,141

See accompanying notes to consolidated financial statements.

GEOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2007	2006	2005
Revenue
PBM (a related party activity)	$20,145,817	$16,587,701	$11,437,659
Distribution	12,143,397	14,754,861	4,004,560
Manufacturing	27,251,078	17,915,170	11,685,484
Pharmaceutical	251,845	485,813	1,102,537

Total revenue	$59,792,137	$49,743,545	$28,230,240
Cost of goods sold
PBM	19,990,927	16,452,039	11,177,585
Distribution	4,043,336	9,179,513	2,794,712
Manufacturing (exclusive of depreciation and amortization shown below)	15,997,840	11,066,402	8,168,262
Pharmaceutical	2,892,014	588,627	311,188

Total cost of goods sold	$42,924,117	$37,286,581	$22,451,747
Gross profit
PBM	154,890	135,662	260,074
Distribution	8,100,061	5,575,348	1,209,848
Manufacturing	11,253,238	6,848,768	3,517,222
Pharmaceutical	(2,640,169)	(102,814)	791,349

Total gross profit	$16,868,020	$12,456,964	$5,778,493
Selling, general and administrative expenses:
Selling, general and administrative expenses	12,840,307	9,701,193	6,071,411
Stock option compensation expense	1,581,703	—	—
Depreciation and amortization	1,163,748	748,532	605,697

Operating income (loss) before other income (expense)	$1,282,262	$2,007,239	$(898,615)
Other income (expense):
Interest income (expense), net	73,324	(628,109)	(490,859)
Other income (expense), net	183,965	908,257	305,884

Total other income (expense)	$257,289	$280,148	$(184,975)

Income (loss) before income taxes, minority interest and preferred dividends	$1,539,551	$2,287,387	$(1,083,590)
Minority interest benefit (expense)	1,310,052	582,610	—
Income tax benefit (expense)	(342,951)	(1,080,800)	201,898

Net income (loss)	$2,506,652	$1,789,197	$(881,692)
Preferred stock dividends	300,000	300,000	521,762

Net income (loss) available to common shareholders	$2,206,652	$1,489,197	$(1,403,454)

Basic income (loss) per share	$0.22	$0.17	$(0.17)

Basic weighted average number of common shares outstanding	9,875,332	9,041,106	8,111,851

Diluted income (loss) per share	$0.19	$0.14	$(0.17)

Diluted weighted average number of common shares outstanding	13,230,014	12,478,786	8,111,851

See accompanying notes to consolidated financial statements.

GEOPHARMA, INC. AND SUBSIDIARIES

STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

MARCH 31, 2007

	Preferred Stock
	Shares		Dollars			Common Stock		Treasury Stock				Total Shareholders’ equity (deficit)
	Series A	Series B	Series A		Series B	Shares	Dollars	Shares	Dollars	Additional paid in capital	Retained earnings (deficit)
Balances at March 31, 2004	5,000,000	5,000		$50,000	$50	7,989,551	$79,896	(960)	$(10)	$44,457,293	$(27,895,823)	$16,691,406

Purchase of treasury shares	—	—		—	—	—	—	(152,900)	(1,529)	(694,288)	—	(695,817)
Payment of preferred stock private placement expenses	—	—		—	—	—	—	—	—	(6,000)	—	(6,000)
Exercise of stock options	—	—		—	—	264,566	2,646	—	—	275,077	—	277,723
Amortization of debt and preferred stock warrants	—	—		—	—	—	—	—	—	684,187	(684,187)	—
Issuance of stock awards	—	—		—	—	—	—	160,000	1,600	112,686	—	114,286
Receipt of shares in a legal settlement	—	—		—	—	—	—	(500,000)	(5,000)	(3,200,000)	3,205,000
401(k) employee match	—	—		—	—	—	—	10,840	109	41,204	—	41,313
Preferred stock dividends (in cash and common stock)	—	—		—	—	73,339	733	—	—	343,439	(521,762)	(177,590)
Payment of convertible debt and interest	—	—		—	—	54,025	540	—	—	311,517	—	312,057
Conversion of Series A Preferred Stock	(5,000,000)	—		$(50,000)	—	800,000	8,000			42,000		—
Net loss	—	—		—	—	—	—	—	—	—	(881,692)	(881,692)

Balances at March 31, 2005	—	5,000		$—	$50	9,181,481	$91,815	(483,020)	$(4,830)	$42,367,115	$(26,778,464)	$15,675,686
Exercise of stock options	—	—		—	—	184,949	1,849	—	—	220,063	—	221,912
Issuance of stock awards	—	—		—	—	50,000	500	280,000	2,800	266,200	—	269,500
401(k) employee match	—	—		—	—	—	—	13,403	134	48,767	—	48,901
Preferred stock dividends	—	—		—	—	104,876	1,049	—	—	298,951	(300,000)	—
Payment of convertible debt of series A Preferred Stock	—	—		—	—	530,469	5,305	—	—	2,418,940	—	2,424,245
Net Income	—	—		—	—	—	—	—	—	—	1,789,197	1,789,197

Balances at March 31, 2006		5,000	$		$50	10,051,775	$100,518	(189,617)	$(1,896)	$45,620,036	$(25,289,267)	$20,429,441
Exercise of stock options	—	—		—	—	100,332	1,003	—	—	108,986	—	109,989
Stock Option Compensation Expense										1,283,025		1,283,025
Receipt of shares due to an employment termination	—	—		—	—	—	—	(150,000)	(1,500)	(58,938)	—	(60,438)
Issuance of stock awards	—	—		—	—	—	—	229,238	2,292	500,974	—	503,266
Preferred stock dividends	—	—		—	—	80,878	809	—	—	299,191	(300,000)	—
Net Income	—	—		—	—	—	—	—	—	—	2,506,652	2,506,652

Balances at March 31, 2007		5,000	$		$50	10,232,985	$102,330	(110,379)	$(1,104)	$47,753,274	$(23,082,615)	$24,771,935

See accompanying notes to consolidated financial statements.

GEOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	March 31, 2007	March 31, 2006	March 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,506,652	$1,789,197	$(881,692)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation, leasehold and intangible amortization	1,163,748	748,530	605,697
Income tax expense	342,951	1,080,800	(216,342)
Amortization of stock option deferred compensation	1,581,703	50,707	37,865
Amortization of debt discount to interest expense	—	563,014	308,455
Accrued interest income	—	(7,346)	(6,936)
Changes in operating assets and liabilities:
Accounts receivable	(590,122)	(5,208,835)	(631,878)
Accounts receivable, other	160,611	(48,520)	(210,164)
Inventory	(1,589,239)	(2,023,993)	(517,380)
Prepaid expenses and other current assets	(1,281,656)	(620,188)	(181,271)
Deferred tax asset	(576,595)	—	—
Deferred compensation, net	(182,254)	—	—
Intangible and other assets	(1,124,887)	(965,698)	(45,718)
Media credits, net	513,582	—	(799,748)
Accounts payable	(88,624)	3,122,593	(303,741)
Accrued expenses	602,411	2,730,398	278,010
Due from affiliates, net	587,895	(295,743)	264,525

Net cash provided (used) by operating activities	$2,026,176	$914,916	$(2,300,318)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, leaseholds and equipment	$(2,736,805)	$(7,220,366)	$(1,195,038)
Purchase of land and building	—	—	(1,925,000)
Proceeds from certificate of deposit	433,273	—	—
Proceeds (use) from minority interest, net	(1,310,060)	397,390	—

Net cash used by investing activities	$(3,613,592)	$(6,822,976)	$(3,120,038)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	$—	$—	$(695,817)
Proceeds from stock option exercise	109,989	221,909	277,723
Proceeds from issuance of long-term obligations	1,912,392	3,000,000	60,301
Payments for private placement fees	—	—	(6,000)
Payments of long-term obligations	(905,982)	(2,540,843)	(798,105)
Payment of preferred stock dividends	—	—	(152,500)

Net cash provided (used) by financing activities	$1,116,399	$681,066	$(1,314,398)

Net increase (decrease) in cash	$(471,017)	$(5,226,994)	$(6,734,754)
Cash at beginning of period	1,206,017	6,433,011	13,167,765

Cash at end of period	$735,000	$1,206,017	$6,433,011

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$62,305	$188,570	$87,899

Cash paid for taxes	$—	$840,000	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Conversion value of preferred stock to common stock	$—	$—	$5,000,000

Payment of preferred stock dividends with common stock	$300,000	$300,000	$344,172

Payment of debt principal and interest with common stock	$—	$2,424,424	$312,057

Equity reclassification related to warrants issued with the $10 million preferred stock	$—	$—	$684,187

Debt discount amortization related to warrants issued with the $5 million convertible debt	$—	$563,014	$308,455

See accompanying notes to consolidated financial statements.

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007, 2006 and 2005

NOTE 1—BACKGROUND INFORMATION

We were incorporated in 1985 as Energy Factors, Inc., a Florida corporation. In August 1998 we changed our name to Innovative Health Products, Inc., and in February 2000 we changed our name to Go2Pharmacy, Inc., in anticipation of our merger with the Delaware corporation Go2Pharmacy.com, Inc. In September 2002, we changed our name to Innovative Companies, Inc. (“Innovative”). On May 18, 2004, based on majority shareholder vote, the Company changed its name to GeoPharma, Inc. Currently, GeoPharma continues to do manufacturing business under the name Innovative Health Products, Inc. as it represents our manufacturing arm of the Company. Prior to November 7, 2000 Go2Pharmacy, Inc., the Florida corporation was a wholly-owned subsidiary of Dynamic Health Products, Inc. (“Dynamic”).

On November 7, 2000, the Securities and Exchange Commission declared the Company’s registration of 1,000,000 shares of the common stock to be effective. The registration was affected through the filing of Registration Statement No. 333-92849 on Form SB-2 with the Securities and Exchange Commission. The Company’s initial public offering, pursuant to this registration, was successfully completed on November 14, 2000. In conjunction with this offering, 1,000,000 shares of common stock, $.01 par value, were sold to the public for net proceeds of $6,655,705. Simultaneously with and conditioned upon the offering, Go2 merged with Go2Pharmacy.com, Inc., a Delaware corporation, in exchange for 3,000,000 shares of its common stock. Other than the $250,000 gross cash capital contribution, Go2Delaware had no assets with any assignable value thus creating no goodwill.

In April 2000, Breakthrough Engineered Nutrition, Inc. (“Breakthrough”), a Florida corporation, which also conducts distribution business as Delmar Labs, was formed as a wholly-owned subsidiary to market and distribute its own functional foods and dietary supplement product lines to national and mass retailers, wholesalers and other retail outlets stores using a network of brokers and distributors throughout the United States and Canada.

In September 2000, we formed a wholly-owned subsidiary, Belcher Pharmaceuticals, Inc. (“Belcher”), a Florida corporation, in order to manufacture and distribute private label over the counter products.

In March 2001, we formed a wholly-owned subsidiary, Go2PBM Services, Inc., (“PBM”), a Florida corporation, for the purpose of providing pharmacy benefit management services. PBM administers drug benefits for health maintenance organizations, insurance company plans, preferred provider organizations, self-insured corporate health plans and self-insured labor unions. As a pharmacy benefit manager, we manage all member benefits in low risk plans, while taking an exclusively administrative role in higher risk plans. Our administrative services include claim processing, network management and customer service. We have entered into an agreement to provide our pharmacy benefit management services to a New York State Health Maintenance Organization. Through the development of our manufacturing and pharmacy benefit management efforts, we intend to provide health plans and institutional customers with an efficient source for their pharmacy product needs.

In September 2002, we Florida-incorporated two wholly-owned distribution companies, IHP Marketing, Inc., which also does business as Archer Stevens Pharmaceuticals, and Breakthrough Marketing, Inc., which also does business as Bentley Labs, for the purpose of marketing and distributing additional proprietary brands to the public.

In February 2004, we incorporated a wholly-owned company, Belcher Capital Corporation (“Belcher Capital”), a Delaware corporation, as a result of a $10 million preferred stock and $5 million convertible debt private placement.

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In August 2005, we formed American Antibiotics LLC, a Florida limited liability corporation that will manufacture and distribute Beta-Lactam antibiotic pharmaceutical products.

In June 2006, we formed a wholly-owned manufacturing subsidiary named Libi Labs, Inc., a Florida corporation, for the purpose of conducting nutraceutical and cosmeceutical liquid, gel and cream manufacturing for ourselves and others.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Principles of Consolidation

The consolidated financial statements as of March 31, 2007 and 2006 and for the years ended March 31, 2007, 2006 and 2005 include the corporate, manufacturing and distribution accounts of GeoPharma, Inc. (the “Company”), (“GeoPharma”), which is continuing to do manufacturing business as Innovative Health Products, Inc. (“Innovative”), and its wholly owned subsidiaries IHP Marketing, Breakthrough, Breakthrough Marketing, Belcher, Belcher Capital, Go2PBM Services, Inc., Libi Labs and its 51% owned LLC, American Antibiotics. Significant intercompany balances and transactions have been eliminated in consolidation.

b. Industry Segment

In accordance with the provisions of Statement of Financial Accounting Standards No. 131, (SFAS 131), Disclosures about Segments of an Enterprise and Related Information, a company is required to disclose selected financial and other related information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and is utilized by the chief operating decision maker (“CODM”) related to the allocation of resources and in the resulting assessment of the segment’s overall performance. The measure used by the Company’s CODM is a business segment’s gross profit. For the years ended March 31, 2007, 2006 and 2005, the Company had four industry segments that accompany corporate: manufacturing, distribution, pharmacy benefit management and pharmaceutical. Each of the business segments total revenues for the fiscal years ended March 31, 2007, 2006 and 2005 are presented on the face of the statements of operations. The $38,168,566 of total assets as of March 31, 2007 were comprised of $3,167,367 attributable to corporate, $14,179,674 attributable to manufacturing, $6,301,940 attributable to distribution, $420,249 attributable to pharmacy benefit management and $14,099,336 attributable to pharmaceutical. The $32,097,141 of total assets as of March 31, 2006 were comprised of $1,367,236 attributable to corporate, $10,735,828 attributable to manufacturing, $6,540,047 attributable to distribution, $1,496,380 attributable to pharmacy benefit management and $11,957,650 attributable to pharmaceutical.

c. Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

e. Inventories

Inventories are stated at lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method.

f. Property, Plant, Leasehold Improvements and Equipment

Depreciation is provided for using the straight-line method, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives (asset categories range from three to thirty-nine

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

years). Leasehold improvements are amortized using the straight-line method over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Leased equipment under capital leases is amortized using the straight-line method over the lives of the respective leases or over the service lives of the assets, whichever is shorter, for those leases that substantially transfer ownership. Accelerated depreciation methods are used for tax purposes.

g. Intangible Assets

Intangible assets consist primarily of goodwill and intellectual property. Effective April 1, 2002 with the adoption of SFAS 142, “Goodwill and Other Intangibles”, intangible assets with an indefinite life, namely goodwill and the intellectual property, are not amortized. Intangible assets with a definite life are amortized on a straight-line basis with estimate useful lives ranging from 1 to 3 years. Indefinite lived intangible assets will be tested for impairment yearly and will be tested for impairment between the annual tests should an event occur or should circumstances change that would indicate that the carrying amount may be impaired. The Company has selected January 1, as the annual date to test these assets for impairment. The unamortized balance of goodwill as of the date of the initial test and still as of March 31, 2007 was $728,896 with the unamortized balance of the intellectual property for the same period was $1,555,115. Based on the required analyses performed as of that annual test date, no impairment loss was required to be recorded for the fiscal year ended March 31, 2007, 2006 or 2005.

h. Impairment of Assets

In accordance with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company’s policy is to evaluate whether there has been a permanent impairment in the value of long-lived assets, certain identifiable intangibles and goodwill when certain events have taken place that indicate the remaining unamortized balance may not be recoverable. When factors indicate that the intangible assets should be evaluated for possible impairment, the Company uses an estimate of related undiscounted cash flows. Factors considered in the valuation include current operating results, trends and anticipated undiscounted future cash flows. There have been no impairment losses recorded as of and for the fiscal years 2006 and 2005.

i. Income Taxes

The Company utilizes the guidance provided by Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

j. Earning (Loss) Per Common Share

Earnings (loss) per share are computed using the basic and diluted calculations on the face of the statement of operations. Basic earnings (loss) per share are calculated by dividing net income (loss) available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period, adjusted for the dilutive effect of common stock equivalents, using the treasury stock method. The effect of the preferred stock conversion, the convertible debt warrants and stock options are antidilutive at March 31, 2005 and are therefore excluded from the fully diluted calculation.

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Convertible debt and preferred stock warrants, officer, employee and nonemployee stock options and warrants are considered potentially dilutive and are included in the fully diluted share calculation at March 31, 2006. The reconciliation between basic and fully diluted shares are as follows:

	2007	2006	2005
Net income (loss) per share—basic
Net income (loss)	$2,206,652	$1,489,197	$(1,403,454)

Weighted average shares—basic	9,875,332	9,041,106	8,111,851

Net income (loss) per share—basic	$0.22	$0.17	$(.17)

Net income (loss) per share—diluted:
Net income (loss)	$2,206,652	$1,489,197	$(1,403,454)
Preferred dividends	300,000	300,000	—

	$2,506,652	$1,789,197	$(1,403,454)

Weighted average shares outstanding—basic	9,875,332	9,041,106	8,111,851
Effect of preferred stock prior to conversion	833,333	833,333	—
Effect of preferred stock and convertible debt warrants prior to conversion	562,500	562,500	—
Dilutive effect of stock options	2,041,847	2,041,847	—

Weighted average shares—diluted	13,230,014	12,478,786	8,111,851

Net income (loss) per share—diluted	$0.19	$0.14	$(.17)

k. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles, requires management to make estimates, assumptions and apply certain critical accounting policies that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at March 31, 2007 and 2006, as well as the reported amounts of revenues and expenses for the fiscal years ended March 31, 2007, 2006 and 2005. Estimates and assumptions used in our financial statements are based on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates and assumptions also require the application of certain accounting policies, many of which require estimates and assumptions about future events and their effect on amounts reported in the financial statements and related notes. We periodically review our accounting policies and estimates and makes adjustments when facts and circumstances dictate. Actual results may differ from these estimates under different assumptions or conditions. Any differences may have a material impact on our financial condition, results of operations and cash flows.

l. Concentration of Credit Risk

Concentrations of credit risk with respect to trade accounts receivable are customers with balances that exceed 5% of total consolidated trade accounts receivable, net at March 31, 2007. Four customers, General Nutrition Distribution with 31.5%, Spectrum Group with 20.9%, Berkeley Premium Nutraceuticals with 16.4% and CVS with 5.3% of the total of trade accounts receivable. Concentrations of credit risk with respect to trade accounts receivable are customers with balances that exceed 5% of total consolidated trade accounts receivable, net at March 31, 2006. Four customers, General Nutrition Distribution with 31.4%, Spectrum Group with 21.4%, NutraCea with 10% and Rite Aid Corporation with 7.9% of the total of trade accounts receivable. Concentrations

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of credit risk with respect to trade accounts receivable are limited due to the distribution of sales over a large customer base as of March 31, 2005.

For the year ended March 31, 2007, five customers individually exceeded 5% of our total consolidated revenues which included General Nutrition Distribution for 16.2%, Spectrum Group for 11.4%, Berkely Premium Nutraceuticals for 8.6%, NutraCea, Inc. for 5.9% and CarePlus Health, a related party, for 33.3%. For the year ended March 31, 2006, four customers individually exceeded 5% of our total consolidated revenues which included General Nutrition Distribution for 15.3%, 12.2% for Spectrum Group, 5% for Direct Marketing, Inc. and 33.3% for CarePlus Health in relation to total consolidated revenues and for the year ended March 31, 2005, two customers, Spectrum Group and CarePlus Health accounted for 11.2% and 40.5% in relation to total consolidated revenues.

The Company has no concentration of customers within specific geographic areas outside the United States that would give rise to significant geographic credit risk.

As of March 31, 2007, 2006 and 2005 the Company maintained cash balances in excess of federally insured limits of approximately $0, $1,000,000 and $6,500,000 respectively.

m. Revenue and Cost of Sales Recognition

In accordance with SAB 101, Revenue Recognition, revenues are recognized by the Company when the merchandise is shipped which is when title and risk of loss has passed to the external customer. The Company analyzes the status of the allowance for uncollectible accounts based on historical experience, customer history and overall credit outstanding. For our distribution segment, any charge backs or other sales allowances immediately reduce the gross receivable with the corresponding reduction effected through increases in sales allowances which directly reduce sales revenue. For our PBM segment, service revenues are recognized once the member service of completing and fulfilling delivery of the members’ prescription.

Cost of Sales is recognized for the manufacturing and distribution business segments simultaneously with the recognition of revenues with a direct charge to cost of goods sold and with an equal reduction to inventory at FIFO cost. For the PBM segment, cost of sales is recognized based on actual costs incurred and are recognized as the related revenue is recognized.

n. Advertising Costs

The Company charges advertising costs to expense as incurred. Advertising expense was $1,211,387, $1,611,617 and $391,141 for the years ended March 31, 2007, 2006 and 2005, respectively.

o. Research and Development Costs

Costs incurred to develop our generic pharmaceutical products for the Company are expensed as incurred and charged to research and development (“R&D”). R&D expenses for the years ended March 31, 2007, 2006 and 2005 were approximately $1,500,000, $500,000 and $263,000, respectively.

p. Fair Value of Financial Instruments

The Company, in estimating its fair value disclosures for financial instruments, uses the following methods and assumptions:

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash, Accounts Receivable, Accounts Payable and Accrued Expenses: The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses approximate their fair value due to their relatively short maturity.

Long-term Obligations: The fair value of the Company’s fixed-rate long-term obligations is estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. At March 31, 2007, 2006 and 2005, the fair value of the Company’s long-term obligations approximated its carrying value.

Credit Lines Payable: The carrying amount of the Company’s credit lines payable approximates fair market value since the interest rate on these instruments corresponds to market interest rates.

q. Reclassifications

Certain reclassifications have been made to the financial statements as of and for the fiscal year ended March 31, 2006 and 2005 to conform to the presentation as of and for the year ended March 31, 2007.

r. Stock-Based Compensation

The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”). SFAS 123 allows companies which have stock-based compensation arrangements with employees to adopt a new fair-value basis of accounting for stock options and other equity instruments, or to continue to apply the existing accounting required by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” The Company intends to continue to account for stock-based compensation arrangements under APB Opinion No. 25. The Company has also adopted the disclosure provisions of SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure.” This pronouncement requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reporting results. The additional required disclosure is found in Note 15. Effective April 1, 2006, the Company was required to adopt Statement of Financial Accounting Standards (“SFAS”) No. 123R “Accounting for Stock-Based Compensation”—Revised (“SFAS 123R”). See Note 15.

s. Registration Agreement

The Company entered into registration rights agreements with regard to the January 29, 2004 convertible debt financing on January 29, 2004, and with regard to the February 10, 2004 convertible preferred stock Series A financing on February 10, 2004 and with regard to the March 5, 2004 convertible stock Series B on March 5, 2004. Pursuant to all of the registration rights agreements, we agreed to file a resale registration statement covering the resale of the shares issuable to the investors upon the exercise of their warrants and conversion of their debentures and preferred stock by February 29, 2004, March 10, 2004 and April 5, 2004 respectively. At inception, the registration rights agreements required us to pay monthly liquidated damages if a registration statement was not declared effective on or prior to April 29, 2004, May 10, 2004 and September 5, 2004 respectively or after declared effective if the registration statements cease for any reason to remain continuously effective as to all registrable securities for which it is required to be effective or the investors are not permitted to utilize the prospectus therein to resell such registrable securities for 20 consecutive calendar days but no more than an aggregate of 30 calendar days during any 12 month period. The amount of monthly liquidating damages equals 1%, 1% and 2% respectively of the aggregate purchase price paid by the investors for any registrable securities held by the investors. Any late payment beyond seven days is subject to interest at an

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

annual rate of 18%. The Company filed its registration statement with regard to the Series A and B preferred stock, the convertible debt and debentures on April 2, 2004 and it was declared effective on April 23, 2004. Therefore, the Company has met the registration requirements and will continue to do so in the future. Under FASB Staff Position EITF 00-19-2 “Accounting for Registration Payment Agreements”, the Company has reviewed the status of the registration agreement and has determined that the likelihood of the issuer having to make any payments under the arrangement is remote.

NOTE 3—ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, consist of the following at March 31,:

	2007	2006
Trade accounts receivable	$8,319,002	$7,557,309
Less allowance for uncollectible accounts	(263,855)	(92,284)

	$8,055,147	$7,465,025

As of March 31, 2007, the total accounts receivable balance of $8,319,002 includes $4,198,976 related to the Company’s manufacturing segment and $4,120,026 related to the Company’s distribution segment. As of March 31, 2006, the total accounts receivable balance of $7,557,309 includes $3,545,079 related to the Company’s manufacturing segment and $4,012,230 related to the Company’s distribution segment.

The Company recognizes revenues for product sales when title and risk of loss pass to its external customers and analyzes the status of the allowance for uncollectible accounts based on historical experience, customer history and overall credit outstanding. For our distribution segment, any charge backs or other sales allowances immediately reduce the gross receivable with the corresponding reduction effected through increases in sales allowances which directly reduce sales revenue.

NOTE 4—ACCOUNTS RECEIVABLE, OTHER

Accounts receivable, other, consist of the following at March 31,:

	2007	2006
Accounts receivable, other	$474,073	$537,686
Income tax receivable	—	96,998

	$474,073	$634,684

As of March 31, 2007 and 2006, accounts receivable, other primarily represented contract reimbursable amounts due from unrelated third party based on expenses incurred by the Company for certain pharmaceutical research and development projects in process.

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 5—INVENTORIES, NET

Inventories, net, consist of the following March 31,:

	2007	2006
Processed raw materials and packaging	$4,838,639	$4,517,472
Work in process	646,158	318,462
Finished goods	1,912,314	1,094,862

	$7,397,111	$5,930,796
Less reserve for obsolescence	(40,816)	(163,740)

	$7,356,295	$5,767,056

As of March 31, 2007, the total inventory balance of $7,397,111 includes $5,404,217 related to the Company’s manufacturing segment, $736,338 related to the Company’s distribution segment and $1,256,556 as related to the pharmaceutical segment. As of March 31, 2006, the total inventory balance of $5,930,796 includes $4,840,536 related to the Company’s manufacturing segment, $697,073 related to the Company’s distribution segment and $393,187 as related to the pharmaceutical segment. In addition, for the manufacturing segment, approximately $719,866 and $316,696 of factory overhead has been capitalized in inventory as of March 31, 2007 and 2006, respectively.

NOTE 6—PROPERTY, PLANT, LEASEHOLD IMPROVEMENTS AND EQUIPMENT, NET

Property, plant, leasehold improvements and equipment, net, consists of the following March 31,:

	2007	2006
Land	$579,767	$579,767
Building and building improvements	1,615,309	1,439,714
Machinery and equipment	5,557,125	5,009,298
Furniture, fixtures and equipment	685,252	586,432
Leasehold improvements	5,037,823	3,123,260

	$13,475,276	$10,738,471
Less accumulated depreciation and amortization	(3,816,213)	(2,713,820)

	$9,659,063	$8,024,651

Depreciation and amortization expense totaled $1,163,748, $681,482 and $538,755 for the years ended March 31, 2007, 2006 and 2005, respectively primarily attributable to manufacturing and corporate depreciable assets.

Of the $13,475,276 as of March 31, 2007, $5,609,562 was attributable to manufacturing segment, $7,830,351 was attributable to pharmaceutical segment with $35,363 was attributable to distribution segment. Of the $10,738,471 as of March 31, 2006, $4,983,608 was attributable to manufacturing segment, $5,739,581 was attributable to pharmaceutical segment with $15,282 was attributable to distribution segment. Of the $6,518,105 as of March 31,2005, $5,302,321 was attributable to manufacturing segment, $1,200,502 was attributable to pharmaceutical segment with $15,282 was attributable to distribution segment.

For each of the years ended March 31, 2007, 2006 and 2005, total rent expense was $1,149,358, $734,094 and $457,782; included in the $734,094 and $457,782 of rent expense for the fiscal years ended 2006 and 2005, amounts paid to Dynamic were approximately $117,831 and $128,529, respectively.

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7—GOODWILL, NET

Goodwill, net, consists of the following at March 31,:

	2007	2006
Goodwill	$901,727	$901,727
Less accumulated amortization	(172,831)	(172,831)

	$728,896	$728,896

As of March 31, 2007, 2006 and 2005, goodwill represented an intangible asset attributable to the manufacturing segment. Goodwill is analyzed each January 1 for impairment as it has an indeterminant life. Based on the Company’s analyses performed, no impairment losses were required to have been recorded during the fiscal years ended March 31, 2007, 2006 and 2005.

NOTE 8—INTANGIBLE ASSETS, NET

Intangible assets, net, consist of the following at March 31,:

	2007	2006
Loan and lease costs	$26,025	$200,525
Intellectual property	1,571,767	895,696
Generic drug ANDAs	3,402,666	3,387,403
Deferred compensation expense	1,971,931	100,583
Patents	9,554	9,454

	$6,981,943	$4,593,661
Less accumulated amortization	(65,362)	(208,819)

	$6,916,581	$4,384,842

As of March 31, 2007, 2006 and 2005, loan and lease costs, and patents represented identifiable intangible assets attributable to the manufacturing segment with the intellectual property balance, not identifiable related to service life, is an intangible attributable to the distribution segment. The generic drug ANDAs are attributable to the pharmaceutical segment and also do not have an identifiable life (See note 12). The deferred compensation expense, and the lease and loan costs, and the patents are amortized based on their useful life as determined by the life of the three-year life of the restricted stock award for deferred compensation expense; over the life of the directly-related loan or lease and over the lives of the patents.

As there is an indeterminant life as related to the intellectual property and the generic drug ANDAs, this asset is analyzed each January 1 for impairment. Based on that analysis, no impairment loss was required to be recorded as of or for the fiscal year ended March 31, 2007, 2006 or 2005.

NOTE 9—MEDIA CREDITS, NET

Media credits, net, consist of the following at March 31,:

	2007	2006
Media credits	$452,079	$1,269,350
Deferred revenue	(165,913)	(469,602)

	$286,166	$799,748

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During March 2005, the Company negotiated with an international media company to exchange excess CarbSlim inventory for future credit for use on custom print, radio and television advertising. Based on the Company’s distribution segment expansion into its own branded consumer product lines coupled with the decline in customer demand for low-carb products, this excess inventory was able to be redeemed with the media credits having a three-year life. The media credits were recorded based on the net cost of CarbSlim inventory that was exchanged. During March 31, 2007, the media credits balance was reduced by a net charge to Cost of Sales of $513,000 with the remaining balance to be used throughout the fiscal years ending March 31, 2008.

NOTE 10—OTHER ASSETS, NET

Other assets, net, consist of the following at March 31,:

	2007	2006
Deposits	$161,404	$129,550
Other assets	74,583	67,644

	$235,987	$197,194
Less allowance for uncollectible accounts	(38,000)	(31,000)

	$197,987	$166,194

As March 31, 2007, 2006 and 2005, other assets, net are attributable to the manufacturing segment. As of March 31, 2007 and 2006, other assets consisted of approximately $74,583 and $67,644 of two customer’s returned checks respectively. Although the Company has begun legal action against the customers, an allowance of $38,000 and $31,000 has been established, respectively. The Company intends to continue to pursue collection efforts until such time that management has deemed collection efforts as futile based on ongoing cost versus benefit analyses.

NOTE 11—LONG-TERM OBLIGATIONS

Long-term obligations consist of the following at March 31,:

	2007	2006
8%, One year, $5 million line of credit, LIBOR + 1.5%	$—	$—
8% Five year, $2 million capital lease line with interest due monthly, LIBOR + 1.5%	850,000	—
5% Three year installment loan, due in annual principle and interest payments; principle payments of $833,333 are due each August 2006-2008 (See further consideration in the foot note below)	2,500,000	2,500,000
Deferred compensation	1,169,000	—
Other	338,056	183,456

	$4,857,056	$2,683,456
Less current maturities	(1,771,884)	(1,016,789)

	$3,085,172	$1,666,667

The deferred compensation relates to approximately 488,000 shares of the Company’s common stock that have yet to be issued in connection with the conversion of all unvested stock options to three-year restricted stock as discussed further in Note 15.

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The $4,857,056 of total debt outstanding as of March 31, 2007, $2,260,710 related to corporate, distribution represents $40,879, $55,467 relates to manufacturing and $2,500,000 relates to pharmaceutical. The $2,683,456 of total debt outstanding as of March 31, 2006, $183,456 related to corporate and $2,500,000 relates to pharmaceutical. During August 2005, the Company finalized its agreement with an unrelated third party to purchase 51% of American Antibiotics LLC (See Note 12 and Note 17) and entered into a three-year 6% loan payable in $833,333 annual installments after the initial $500,000 down payment.

At March 31, 2007, aggregate maturities of long-term obligations are as follows:

Year ending March 31,
2008	$1,771,884
2009	2,621,884
2010	—
2011	—
2012	850,000
Thereafter	—

$4,857,056

NOTE 12—AMERICAN ANTIBIOTICS LLC

On August 12, 2005, the Company, through American Antibiotics LLC, a newly-formed subsidiary which is 51% owned by the Company, acquired substantially all of the assets of Consolidated Pharmaceutical Group, Inc., (the “Sellers”), an antibiotic manufacturer located in Baltimore, Maryland. The acquisition was made through American Antibiotics LLC, a newly formed Florida limited liability company. American Antibiotics began with five ANDAs in 10 dosage forms; Amoxicillin 250mg and 500mg oral capsule, Amoxicillin 125mg / 5ml and 250mg / 5ml suspensions, Ampicillin 250mg and 500mg oral capsule, Ampicillin 125mg / 5ml and 250mg / 5ml suspensions, and Penicillin V. Potassium 125mg / 5ml and 250mg / 5ml suspension.

GeoPharma has a 51% controlling interest in American Antibiotics LLC in exchange for $3,000,000. In accordance with the Purchase Agreement, the $3,000,000 note was immediately reduced based on a $500,000 cash down payment with the balance due of $2,500,000 amortized over three years at 5% interest with principal and interest serviced annually. In addition, the manufacturing facility located Baltimore, Maryland remains rent free for the longer of twelve months or until the Sellers have brought the Facility to current FDA and cGMP standards.

As of March 31, 2007 and 2006, due to the fact that the Facility is not yet to current FDA and cGMP standards, the note payment of $833,333 and related interest due August 2006 and any related monthly rent payments have not been made. The amounts due under the loan are recorded as a part of the current portion of long-term obligations on the Company’s balance sheet with the monthly rents continuing to accrue in accordance with U.S. generally accepted accounting principles.

Both the Company and the Sellers are continuing to work together on bringing the Facility to FDA and cGMP standards. See further consideration at Note 16.

NOTE 13—RELATED PARTY TRANSACTIONS

The Company has entered into transactions and business relationships with certain of our officers, directors and principal stockholders or their affiliates.

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenues: For the fiscal years ended March 31, 2007, 2006 and 2005, manufacturing revenues of approximately $94,910, $172,901 and $414,073 respectively, were recorded from sales by the Company to subsidiaries or joint ventures of Dynamic Health Products, an affiliate of the Company, and of which Jugal K. Taneja, the Chairman of the Board of the Company, is a principal shareholder. For the fiscal years ended March 31, 2007, 2006 and 2005, revenues of $723,696, $673,544 and $348,156 respectively, were recorded from sales by the Company to Vertical Health Inc., an affiliate of the Company, and of which Jugal K. Taneja, the Chairman of the Board of the Company, is a principal shareholder.

For the fiscal years ended March 31, 2007, 2006 and 2005, distribution revenues of approximately $0, $0 and 22,176, respectively, were recorded from sales by the Company to subsidiaries or joint ventures of Dynamic Health Products.

For the fiscal years ended March 31, 2007, 2006 and 2005, pharmacy benefit management revenues of approximately $20,145,817, $16,587,701 and $11,437,659, respectively, were recorded from sales by the Company to CarePlus Health Plan, an affiliate of the Company’s former board member Mssr. Zappala. Our wholly-owned subsidiary, Go2PBMServices, Inc., derives 100% of its revenues from this contract.

Trade Accounts Receivable / Trade Accounts Payable—Amounts due to affiliates and amounts due from affiliates represent balances owed by or amounts owed to the Company for sales occurring in the normal course of business. Amounts due to and amounts due from these affiliates are in the nature of trade payables or receivables and fluctuate based on sales volume and payments received.

As of March 31, 2007 and 2006, for the manufacturing segment, $25,302 and $25,888 was due from subsidiaries of Dynamic Health Products and $182,199 and $140,038 was due from Vertical Health, Inc.

As of March 31, 2007 and 2006, for the pharmacy benefit management segment, $369,267 and $995,452 was due from CarePlus Health.

Lease / Debt Obligations—For each of the years ended March 31, 2007, 2006 and 2005, rent expense of $0, $0 and $128,529 was paid to Dynamic Health Products, Inc. Monthly rents were approximately $18,333 per month. The Company and Dynamic were parties to a ten-year, triple net operating lease that would have expired in the year 2009; however, on October 28, 2004 the Company purchased this leased facility for the independent appraised value of $1,925,000.

NOTE 14—INCOME TAXES

Income taxes as of and for the years ended March 31, 2007 and 2006 differ from the amounts computed by applying the effective income tax rates to income before income taxes as a result of the following:

	March 31, 2007	March 31, 2006
Computed tax expense at the statutory rate (37.63%)	$1,072,306	$860,700
Increase (decrease) in taxes resulting from:
Effect of permanent differences:
Permanent differences	25,800	388,000
Other adjustments for permanent differences	(42,600)	82,100
Valuation allowance	(208,700)	(250,000)
Effect of IRS audit adjustments	(503,855)	—

Income tax (benefit) expense	$342,951	$1,080,800

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Temporary differences that give rise to deferred tax assets and liabilities are as follows:

	March 31, 2007	March 31, 2006
Deferred tax assets:
Bad debts	$99,189	$4,600
Inventories	15,359	61,600
Accrued vacation	38,591	23,000
Deposits	123,733	69,900
Stock option cancellation	417,442	—
Net operating loss carryforwards	214,690	—

	$909,004	$159,100
Valuation Allowance	(208,700)	—

Deferred tax asset	$700,304	$159,100

Deferred tax liabilities:
Fixed asset basis differences	125,983	(348,800)
Amortization	(249,692)	(55,100)

	$(123,709)	$(403,900)

Net deferred tax asset (liability) recorded	$576,595	$(244,800)

At March 31, 2007, 2006 and 2005, the Company has a tax net operating loss carryforward of approximately $570,000, $650,000 and $1,200,000 to offset future taxable income. In addition, the Company has research and development credit carryforwards of approximately $0, $0 and $85,000 to offset future tax liability. The tax net operating loss and research and development credit carryforwards begin to expire in 2021. During the year ended March 31, 2007, the Internal Revenue Service completed their review of the Company’s tax returns for 2004 and 2003 which resulted in a change in the NOL available in the current year. The tax effect of the benefit was approximately $504,000.

NOTE 15—SHAREHOLDERS’ EQUITY

Common Stock

As of March 31, 2007 and 2006, the number of shares of $.01 par value Common Stock outstanding was 10,232,985 and 10,051,775 before treasury shares of 110,379 and 189,617 for the same periods. The increase in common shares outstanding is a direct result of stock option exercises, payment of preferred stock dividends, and employee stock awards. During June 2006 and 2005, the Company’s management was awarded a total of 160,000 and 130,000 restricted, three-year vesting shares from the treasury shares held by the Company and as a direct result of such grant, recorded a non-cash deferred compensation expense of approximately $520,370 and $92,820 included within other assets and has amortized $67,129 and $23,000 to selling, general and administrative expenses.

On March 31, 2007, the Company’s Compensation Committee adopted the unvested stock option plan that exchanged, based on a predetermined exchange formula using grant date and exercise price, all unvested stock options to three-year restricted stock. The NASDAQ closing price on that date was $4.40. Based on an independent valuation, 488,666 was the total number of unvested stock options with a total value of $1,109,272 was recorded as a deferred compensation asset with $1,109,272 recorded as a deferred compensation liability representing the pending issuance of the Company’s 488,000 three-year restricted stock. During the fiscal year ended March 31, 2006, 1,161,000 employee, officer and nonemployee stock options were granted with 332,286

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

employee, officer and nonemployee stock options exercised. During the fiscal year ended March 31, 2005, 1,110,000 employee, officer and nonemployee stock options were granted with 264,566 employee, officer and nonemployee stock options exercised.

Subject to preferences that might be applicable to any Preferred Stock, the holders of the Common Stock are entitled to receive dividends when, as, and if declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution, or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights of any Preferred Stock then outstanding. The Common Stock has no preemptive or conversion rights and is not subject to call or assessment by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock.

Preferred Stock

On March 5, 2004, we entered into a Securities Purchase Agreement with two Funds under which we issued a total of 5000 shares, 6% Series B Convertible Preferred Stock together with warrants to purchase 262,500 shares of the company’s common stock for $5,000,000; 131,250 warrants are at a price equal to $6.29, 131,250 warrants are at a price equal to $6.57. All of the warrants are exercisable until March 5, 2011. The 6% Series B Convertible Preferred Stock is convertible into the Company’s common stock. The conversion price of the preferred stock is $6.00 per share. The series B convertible preferred stock has a liquidation value of $1,000 per share.

During February 2006, the Company fully satisfied its approximate $2.424 million debt outstanding by issuing 530,469 common shares and simultaneously wrote off to interest expense the $300,000 unamortized debt discount. Based on the conversion price of $5.37, all warrants outstanding as related to Series A and Series B Preferred Stock was adjusted to equal $5.37 as in the 2004 Preferred Stock Agreements.

	Warrants	Outstanding		Warrants	Exercisable
Exercise Prices	Number Outstanding 03/31/07	Weighted Average Remaining Contractual Life (years)	Weighted Average Price 03/31/07	Options exercisable at March 31, 2007	Weighted Average Exercise Prices
$5.37	562,500	4	$5.37	562,500	$5.37

Stock Option Plans

The Employee Plan

Effective March 31, 2007, all Stock Option Plans’ unvested options were exchanged for 3-year restricted stock. See each Plan detailed below. The total unvested options forfeited for all Plans was 1,453,331 unvested options in exchange for 488,666 3-year restricted common stock. As a result, $1,581,703 stock option expense was recorded for the year ended March 31, 2007 with an $1,109,272 deferred compensation asset and an $1,109,272 deferred compensation liability representing the excess value of the stock options exchanged over the value of the 3-year stock yet to be issued. The compensation asset will be amortized over 3 years, the life of the restricted stock.

On September 30, 1999, the Company adopted a Stock Option Plan, which provides for the grant to employees of incentive or non-qualified options to purchase up to 1,000,000 shares of Common Stock; on May 18, 2004, based on a majority shareholder vote, the plan was increased by 500,000, for a total of 1,500,000.

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The exercise price represents the closing price of the Company’s Common Stock at the time of the grant. All outstanding options vest equally over three years or sooner upon the change in control of the Company. Options granted under the Plan expire not later than ten years after the date granted or sooner in the event of death, disability, retirement, or termination of employment.

The Non-Employee Plan

The Non-Employee Plan originally provided for the grant of nonqualified stock options to purchase up to 500,000 shares of Common Stock to members of the Board of Directors who are not employees of the Company. On May 18, 2004, the shareholders approved the amendment to the Plan increasing the total shares to 1,000,000. On the date on which a new non-employee director is first elected or appointed, he will automatically be granted options to purchase 50,000 shares of Common Stock for each year of his initial term. All options have an exercise price equal to the fair market value of the Common Stock on the date of grant. The options vest over a three-year vesting schedule with the first year’s vesting period ending one year from date of grant. The following summarizes the non-employee common stock options outstanding as of March 31, 2007, 2006 and 2005:

	2007		2006			2005
Non-Employee Stock Options	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price		Number of Shares	Weighted Average Exercise Price
Outstanding, beginning of year	1,418,497	$4.71	866,665		$4.31	729,531	$3.06
Granted	400,000	$4.40	650,000		$5.28	460,000	$5.28
Exercised	(61,665)	$(2.97)	(98,168)		$(2.97)	(220,866)	$(2.97)
Forfeited	(736,663)	$(4.40)	—	$		(102,000)	$(2.64)

Outstanding, end of year	1,020,169	$1.52	1,418,497		$4.31	866,665	$4.31

Options vested, end of year	1,020,169	$1.52	338,499		$1.52	134,332	$1.52

The Employee Plan

The following table summarizes information about the employee stock option activity for the years ended March 31, 2007, 2006 and 2005:

	2007		2006		2005
Employee Stock Options	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding, beginning of year	648,417	$2.46	633,200	$1.71	507,219	$1.71
Granted	—	$—	150,000	$4.55	200,000	$4.55
Exercised	(38,667)	$0.85	(101,783)	$(0.85)	(39,300)	$(0.85)
(Forfeited)	(216,667)	$(4.55)	(33,000)	$(1.59)	(34,719)	$(1.59)

Outstanding, end of year	393,083	$1.57	648,417	$2.46	633,200	$2.46

Options vested, end of year	393,083	$1.57	371,417	$1.57	351,134	$1.57

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the year March 31, 2006, the Company granted 150,000 shares as a hiring incentive based on the January 3, 2006 closing price the date the employee accepted and during the year March 31, 2007, that employee was terminated and those options were forfeited.

During the fiscal year ended March 31, 2005, September 1, 2004, the board of directors approved the granting of 200,000 options to be allocated amongst the Company’s employees of record as of that date. The exercise price of the options is $4.55 based on the closing price, the day of the grant. Grants were allocated based on years if service and salary.

	2007		2006		2005
Officer Stock Options	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding, beginning of year	1,144,933	$1.71	769,933	$1.71	323,333	$1.62
Granted	—	$—	375,000	$4.55	450,000	$4.55
Exercised	—	$—	—	$(0.85)	(3,400)	$(0.85)
Forfeited	(650,001)	$(4.55)	—	—	—	—

Outstanding, end of year	494,932	$1.41	1,144,933	$1.71	769,933	$1.71

Options vested, end of year	494,932	$1.41	469,933	$1.41	319,933	$1.41

On June 7, 2005, the board approved the grant of 375,000 to the officers of the Company. The exercise price was $1.95 which was the closing price on the date of the grant.

On September 1, 2004, the board of directors approved the granting a total of 450,000 to be allocated to each of the Company’s officers of record as of that date. The exercise price was $4.55 per share based on the closing price on the date of grant.

Employee Stock Options

The weighted-average fair value of options granted for the years ending March 31, 2007, 2006 and 2005 was $0, $3.35 and $4.36. The estimated fair value for the above options was determined using the Black-Scholes method with the following weighted-average assumptions used for grants in 2006 and 2005 were as follows:

	2006	2005
Dividend Yield	0.00%	0.00%
Option Term	10 years	10 years
Expected volatility	122.39%	122.39%
Risk-free interest rate	4.13%	4.13%

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Officers’ Stock Options

The weighted-average fair value of options granted for the years ending March 31, 2007, 2006 and 2005 was $0, $4.68 and $4.68. The estimated fair value for the above options was determined using the Black-Scholes method with the following weighted-average assumptions used for grants in 2006 and 2005; with no grants were made in 2007:

	2007	2006	2005
Dividend Yield	—	0.00%	0.00%
Option Term	—	10 years	10 years
Expected volatility	—	120.92%	120.92%
Risk-free interest rate	—	4.62%	4.62%

The Company has adopted only the disclosure provision of SFAS No. 123, as it related to employee awards. APB No. 25 is applied in accounting for the plan. Accordingly, no compensation expense is recognized related to the employee and nonemployee director stock based compensation plans although, $66,000 and $51,000 compensation expense has been included in the results from operations for the fiscal year ended March 31, 2006 and 2005 for nonemployee consultants granted stock options under the Company’s nonemployee stock option plan. Effective April 1, 2006, the Company adopted the provisions of SFAS 123R, Share Based Payments—Revised, and as a result has recorded the fair value of all unvested stock options with a stock option compensation expense recorded of $1,581,703 and therefore no proforma differences will be reflected. The pro forma net earnings (loss) per common share, if the Company had elected to account for its employee and nonemployee director plan consistent with the methodology prescribed by SFAS No. 123, are shown in the following for the fiscal years 2007, 2006 and 2005:

	2007	2006	2005
Net income (loss):
As reported	$2,206,652	$1,489,197	$(1,403,454)

Pro forma	$2,206,652	$439,480	$(2,721,616)

Net income per common share:
Basic income (loss) per share:
As reported	$0.22	$0.17	$(0.17)

Pro forma	$0.22	$0.00	$(0.34)

Diluted income (loss) per share:
As reported	$0.19	$0.14	$(0.17)

Pro forma	$0.19	$(0.03)	$(0.34)

	Options	Outstanding		Options	Exercisable
Range of Exercise Prices	Number Outstanding 03/31/06	Weighted Average Remaining Contractual Life (years)	Weighted Average Price 03/31/06	Options exercisable at March 31, 2006	Weighted Average Exercise Prices
$0.80–$2.00	1,884,814	5	$1.36	859,814	$1.38
$2.99–$4.55	1,067,000	8	$4.54	203,519
$5.00–$6.44	260,000	8	$6.19

$0.80–$6.44	3,211,814	8	$3.17

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Options	Outstanding		Options	Exercisable
Range of Exercise Prices	Number Outstanding 03/31/05	Weighted Average Remaining Contractual Life (years)	Weighted Average Price 03/31/05	Options exercisable at March 31, 2005	Weighted Average Exercise Prices
$0.80–$2.00	1,099,798	6.28	$1.36	805,399	$1.38
$2.99–$4.55	930,000	9.00	$4.54
$5.00–$6.44	240,000	9.00	$6.19

$0.80–$6.44	2,269,798	9.09	$3.17	805,399	$1.38

NOTE 16—COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has operating leases for facilities and certain machinery and equipment that expire at various dates through 2012. Certain leases provide an option to extend the lease term. Certain leases provide for payment by the Company of any increases in property taxes, insurance, and common area maintenance over a base amount and others provide for payment of all property taxes and insurance by the Company. Future minimum lease payments, by year and in aggregate under non-cancelable operating leases, consist of the following at March 31, 2007:

Year ending March 31,
2007	$386,481
2008	386,481
2009	386,481
2010	386,481
2011	386,481
Thereafter	386,481

$2,318,886

Rent Expense on the above leases totaled $1,149,358, $734,094 and $457,782 in each of the years ended March 31, 2007, 2006 and 2005, respectively.

Litigation

On September 29, 2006, Schering Corporation (“Schering”) filed an action in the United States District Court for the District of New Jersey, against Belcher Pharmaceuticals, Inc. and GeoPharma, Inc. (along with nineteen other defendants) alleging that the filing of Belcher Pharmaceuticals’ Abbreviated new Drug Application (“ANDA”) for 5 mg Desloratadine Tablets, AB-rated to Clarinex®, infringed U.S. Patent No. 6,100,274 (“the ‘274 patent”) Case No. 3:06-cv-04715-MLC-TJB. On November 8, 2006, Belcher filed a motion to dismiss in the New Jersey case for lack of jurisdiction. On October 5, 2006 Schering filed an action in the United States District Court for the Middle District of Florida, Tampa Division, Case No. 8:06-cv-01843-SCB-EAJ, against Belcher Pharmaceuticals, Inc. and Geopharma, Inc. alleging that the filing of Belcher Pharmaceuticals’ ANDA for 5 mg Desloratadine Tablets, AB-rated to Clarinex®, infringed the ‘274 patent. Company management and Belcher disputes Schering’s claims in the two actions and believes its proposed desloratadine product does not infringe the ‘274 patent. The possible outcome cannot be determined at this time.

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During September 2006, the Company, through its 51% owned subsidiary, American Antibiotics, LLC, filed in the Circuit Court for Anne Arundel County, Maryland, Case No. C-06-117230, naming defendents Consolidated Pharmaceutical Group (“CPG”), the directors of CPG and two other individuals acting on behalf of CPG (collectively “the Defendents”). The litigation arises from and relates to agreements entered into between American Antibiotics and CPG for the purchase by American Antibiotics all of CPG’s rights, title and interest in various pharmaceutical Abbreviated New Drug Applications (“ANDAs”) and for the Baltimore, Maryland facility lease (the “Lease”). The suit brought by the Company alleges that the Defendents breached the ANDA agreement with certain misrepresentations and by failing to perform all the required improvements and modifications to the Baltimore, Maryland facility.

The case is scheduled for trial in the first calendar quarter of 2008. To date, no counterclaims have been asserted against American Antibiotics.

In December 2004 and January 2005 five securities class action lawsuits were filed in the Federal District Court, Southern District of New York against GeoPharma and certain of its officers, alleging violations of federal securities laws in connection with certain press releases issued by the Company relating to Belcher Pharmaceuticals’ planned introduction of Mucotrol: Mat eVentures v. Kotha Sekharam and GeoPharma, Inc. (SDNY 04 Civ. 9463); Moshayedi v. GeoPharma, Inc., Jugal Taneja, Mihir Taneja, and Kotha Sekharam (SDNY 04 Civ. 9736); Sarno v. Mihir Taneja, Kotha Sekharam, and GeoPharma, Inc. (SDNY 04 Civ. 9975); Farwell v. Kotha Sekharam and GeoPharma, Inc. (SDNY 05 Civ. 188); and Taylor v. Kotha Sekharam and GeoPharma, Inc. (SDNY 05 Civ. 258). Plaintiffs, on behalf of themselves and all others similarly situated, seek unspecified damages allegedly suffered in connection with their respective purchases and sales of the Company’s securities during the Class period. On March 9, 2005 the Court consolidated the actions and appointed lead plaintiff and lead counsel. On April 18, 2005 plaintiffs filed a Consolidated Amended Class Action Complaint. On June 6, 2005 defendants filed a Motion to Dismiss the action. By Opinion and Order dated September 30, 2005 the Court granted defendents’ motion and dismissed the action without prejudice, with leave to replead. On October 24, 2005 plaintiffs filed a Consolidated Second Amended Class Action Complaint in the action. The Company again moved to dismiss the Second Amended Consolidated Complaint, and after the issues were fully briefed by the parties, by Opinion and Order dated January 27, 2006 the Court again dismissed Plaintiffs’ action, this time with prejudice.

The company received a letter dated April 11, 2005 addressed to its Board of Directors, constituting a shareholder demand pursuant to Florida Statute Sec. 607.07401 from a San Diego law firm representing an alleged shareholder of GeoPharma, Inc. Such letter demanded that the company commence legal proceedings against each Board member and each officer of the company for alleged breaches of fiduciary duty arising out of and/or evidenced by the same actions and circumstances involved in the class action referred to above. At its Board meeting of June 7, 2005, the Board of Directors appointed a committee of independent directors to investigate the allegations outlined in such letter and as such, the investigation is currently underway. On December 29, 2005, Imelda Hoeft, derivatively on behalf of the Company, instituted an action in the Circuit Court of the 6th Judicial Circuit in and for Pinellas County, Florida against the Company and all the Company’s officers and directors asserting claims for breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. The action sought unspecified damages and other relief. On April 21, 2006, plaintiff agreed to dismiss the action, and filed with the Court a Notice of Voluntary Dismissal without Prejudice.

On April 11, 2003 the company filed a lawsuit against Joseph Zappala, a member of the company’s Board of Directors in the Sixth Judicial Circuit in and for Pinellas County, Florida. The lawsuit sought to rescind a purported agreement between the company and Mr. Zappala, breach of a consulting agreement between the company and Mr. Zappala and related claims involving those agreements. Mr. Zappala denied the material allegations against him and has filed a counterclaim against the Company for breach of the consulting agreement.

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On April 20, 2004, the Company and Mr. Zappala entered into an agreement (“Settlement Agreement”) pursuant to which each party expressly disclaimed any liability and each party released the other (and all related parties) from all claims, and liabilities arising from the Merger Agreement, the Consulting Agreement and/or the subject matter of the Company’s lawsuit against Mr. Zappala and Go2 (“Lawsuit”), and the parties agreed to dismiss the Lawsuit with prejudice. As provided by the Settlement Agreement: (i) Mr. Zappala transferred ownership of 500,000 shares of the Company’s common stock to the Company; (ii) the Consulting Agreement was terminated without further liability to either party; and (iii) Mr. Zappala agreed, that during his tenure as a Director of the Company, he would not sell his remaining shares of Company common stock, unless another Director of the Company sells shares of Company common stock. The Company filed Form 8-K on April 26, 2004. On December 3, 2004, Mr. Zappala resigned from the Company’s board of directors.

From time to time we are subject to litigation incidental to our business including possible product liability claims. Such claims, if successful, could exceed applicable insurance coverage.

The Company is, from time to time, involved in litigation relating to claims arising out of its operations in the ordinary course of business. The Company believes that none of the claims that were outstanding as of March 31, 2007 should have a material adverse impact on its financial condition or results of operations.

Employment Agreements

Effective April 1, 2004, the Company renegotiated and renewed executive management’s three year employment agreements with the Chief Executive Officer, the President and the Vice President/Chief Financial Officer at annual salaries for fiscal year ended March 31, 2007 of $240,000, $170,000 and $160,000 plus benefits respectively.

Directors’ Compensation

The Company pays directors fees of $2,500 each per quarter. In addition, each non-employee director receives options to purchase shares of common stock for each year completed of the director’s term and is eligible for a restricted stock award. See further consideration within Note 14 above.

Common Stock

On April 11, 2003 the Company filed a lawsuit against Joseph Zappala, a member of the Company’s Board of Directors in the Sixth Judicial Circuit in and for Pinellas County, Florida. The lawsuit seeks to rescind a purported agreement between the Company and Mr. Zappala, breach of a consulting agreement between the Company and Mr. Zappala and related claims involving those agreements. Mr. Zappala has denied the material allegations against him and has filed a counterclaim against the Company for breach of the consulting agreement.

On April 20, 2004, the Company and Mr. Zappala entered into an agreement (“Settlement Agreement”) pursuant to which each party expressly disclaimed any liability and each party released the other (and all related parties) from all claims, and liabilities arising from the Merger Agreement, the Consulting Agreement and/or the subject matter of the Company’s lawsuit against Mr. Zappala and Go2 (“Lawsuit”), and the parties agreed to dismiss the Lawsuit with prejudice. As provided by the Settlement Agreement: (i) Mr. Zappala transferred ownership of 500,000 shares of the Company’s common stock to the Company; (ii) the Consulting Agreement was terminated without further liability to either party; and (iii) Mr. Zappala agreed, that during his tenure as a Director of the Company, he would not sell his remaining shares of Company common stock, unless another Director of the Company sells shares of Company common stock. The Company filed Form 8-K with the Securities and Exchange Commission on April 26, 2004. On December 3, 2004, Mr. Zappala resigned from the Company’s board of directors.

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 17—SUBSEQUENT EVENTS

On April 5, 2007, GeoPharma, Inc. (the “Company”) entered into a Note Purchase Agreement, Securities (Common Stock) Purchase Agreement, Convertible Promissory Note, Warrant, and two related Registration Rights Agreements with Whitebox Pharmaceutical Growth Fund, Ltd. (“Whitebox”). In connection with the Whitebox financing, the Company paid a fee to Rodman & Renshaw, LLC equal to $750,000.00 in cash and a warrant to purchase up to 143,403 shares of the Company’s common stock at an exercise price of $5.23. The transactions contemplated by such agreements were consummated on April 5, 2007, at which time the Company issued the following securities to Whitebox for the following consideration:

•	573,395 shares of common stock, $.01 par value (the “Common Stock”), at a sales price of $4.36 per share (the “Common Stock Purchase Price”), for a total of $2,500,000;

•

A Convertible Promissory Note (the “Note”), with maturity date of April 5, 2013, in the original principal amount of $10,000,000, which amount is convertible into up to 2,293,578 shares of Common Stock at a price of $4.36 per share, subject to certain adjustments as set forth in the Note (the “Conversion Price”); and

•	A Warrant to purchase up to 400,000 shares of Common Stock at an exercise of $5.23 per share, subject to certain adjustments as set forth in the Warrant, with a termination date of April 5, 2014.

The Note accrues interest at the rate of 8% per annum, payable on a quarterly basis on January 1, April 1, July 1 and October 1 of each year, beginning on July 1, 2007. Until April 5, 2009, interest is payable by adding the accrued interest to the principal amount of the Note. Following April 5, 2009, interest is payable on each quarterly interest payment date as follows: (i) if funds are legally available for the payment of interest and the Equity Conditions (as defined in the Note and summarized below) have not been met, in cash; (ii) if funds are legally available for the payment of interest and the Equity Conditions have been met, at the sole election of the Company, in cash or shares of Common Stock, which shall be valued solely for such purpose at 95% of the average of the VWAP (as defined below) for the 5 trading days immediately prior to such interest payment date; (iii) if funds are not legally available for the payment of interest and the Equity Conditions have been met, in shares of Common Stock which shall be valued at 95% of the average of the VWAP for the 5 trading days immediately prior to such interest payment date; (iv) if funds are not legally available for the payment of interest and the Equity Conditions have been waived by Whitebox, in shares of Common Stock which shall be valued at 95% of the average of the VWAP for the 5 trading days immediately prior to the interest payment date; and (v) if funds are not legally available for the payment of interest and the Equity Conditions have not been met, then, at the election of Whitebox, such interest payment shall accrue to the next interest payment date or shall be accreted to the outstanding accreted principal amount.

Notwithstanding anything else to the contrary, in the event that (i) the Company’s earnings before interest, income taxes, depreciation, amortization and stock expense, as reported on the Company’s most recent Form 10-Q or Form 10-K (as applicable) is less than $1,250,000 for such quarter, or (ii) the Company’s earnings before interest, income taxes, depreciation, amortization and stock expense for the trailing four quarters is less than $4,000,000 in the aggregate, or (iii) an event or condition that would constitute a Material Adverse Effect (as such term is defined in the Note Purchase Agreement) for the Company shall have occurred, or (iv) the Company shall not have filed its latest Form 10-Q or Form 10-K within the timeframe required by the SEC and the rules and regulations set forth in the Exchange Act, Whitebox shall have the option, in its sole discretion, to require that any interest, for the next subsequent quarterly payment period, be paid in cash. The Company filed Form 8-K on April 10, 2007.

On May 14, 2007, the Company and Dynamic Health Products, Inc. (“Dynamic Health”) entered into a definitive agreement (the “Merger Agreement”) under which Dynamic Health will merge with and into a Florida

GEOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Merger Subsidiary Corporation (“Merger Sub”) a wholly-owned subsidiary of the Company that was formed to facilitate the merger, in a stock transaction (the “Merger”).

Under the terms of the Merger Agreement, the Company will exchange approximately 0.1429 shares of its common stock for each share of Dynamic Health common stock and fractional shares will be rounded up to the nearest whole share. Based on an average 10-day market closing price of the Company’s common stock from May 1-14, 2007 of $4.24 per share, the transaction would be valued at $14 million, based on an estimated 3.3 million shares of the Company’s common stock to be issued to the shareholders of Dynamic Health in the Merger. The actual value at consummation of the Merger will be based on the Company’s share price at that time.

Completion of the Merger of the Dynamic Health into Florida Merger Sub and the issuance of the Company’s common shares to the shareholders of Dynamic Health is subject to the approval of the transaction by the shareholders of both companies, the conversion of Dynamic Health’s convertible notes prior to the closing of the Merger, the receipt of required regulatory approvals, and the satisfaction of usual and customary closing conditions. The Merger Agreement contains certain termination rights for both the Company and Dynamic Health.

Director and executive officers of the Company beneficially own and are entitled to vote approximately 43% of the shares of the Company’s common stock outstanding. Directors and executive officers of the Dynamic Health beneficially own and are entitled to vote approximately 47% of the shares of Company common stock outstanding. On May 15, 2007, Dynamic Health and the Company filed with the Securities and Exchange Commission (the “SEC”) a joint proxy statement/prospectus on Form S-4, in connection with the proposed acquisition of the Dynamic Health by the Company, pursuant to the terms of the definitive Merger Agreement.

Effective May 15, 2007, the PBM contract by and between Go2PBM Services, Inc and Amerigroup (formerly know as Careplus Health) was terminated. The Company was paid $10,000 for the termination with no contract termination fee expenses paid. Therefore, subsequent to that date, the Company will no longer earn or record revenues nor incur or pay any expenses related to that contract or the related PBM business segment. The Company filed Form 8-K on May 3, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Dynamic Health Products, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Dynamic Health Products, Inc. and Subsidiaries as of March 31, 2007 and 2006 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years ended March 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dynamic Health Products, Inc. and Subsidiaries as of March 31, 2007 and 2006 and the consolidated results of operations and cash flows for the years ended March 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated financial statements, the Company has restated its consolidated financial statements, as of March 31, 2006 and for the year then ended.

/s/ BRIMMER, BUREK & KEELAN LLP
Brimmer, Burek & Keelan LLP

Tampa, Florida

June 26, 2007

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31,

	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$1,104,845	$1,009,012
Certificates of deposit	203,908	—
Marketable equity securities, net	947,223	1,637,763
Accounts receivable, net	2,694,188	2,485,954
Inventories, net	6,021,047	4,478,970
Prepaid expenses	310,994	223,515
Deferred consulting fees	83,127	215,004
Other current assets	194,928	163,766
Due from affiliates	3,960	2,500
Notes receivable, net	205,125	165,708
Note receivable from affiliate	—	44,082

Total current assets	11,769,345	10,426,274

Property, plant and equipment, net	714,043	743,846

Note receivable	—	29,940
Goodwill	4,145,130	4,145,130
Intangible assets, net	464,268	749,217
Deferred consulting fees	—	83,127
Other assets	21,831	77,517
Deferred income taxes	49,400	—

Total assets	$17,164,017	$16,255,051

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving note payable, net	$1,989,765	$1,609,240
Current portion of long-term obligations	3,755,176	2,093,540
Accounts payable	7,911,918	5,090,685
Other payables	676,034	411,530
Income tax payable	115	—
Accrued expenses	397,026	343,744
Accrued income taxes	925	5,819
Obligations to affiliates	26,363	26,551
Notes payable	49,863	10,296
Derivative financial instruments	650,529	1,523,376

Total current liabilities	15,457,714	11,114,781
Long-term obligations, less current portion	11,837	61,899
Deferred income taxes	—	186,300

Total liabilities	15,469,551	11,362,980

Commitments and contingencies

Shareholders’ equity:
Preferred stock, undesignated; 800,000 shares authorized; no shares issued or outstanding	—	—
Series A Convertible Preferred stock, $.01 par value; 400,000 shares authorized; no shares issued or outstanding	—	—
Series B 6% Cumulative Convertible Preferred stock, $.01 par value; 800,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 16,241,860 and 14,463,630 shares issued and outstanding	162,419	144,636
Additional paid-in capital	5,045,370	4,004,048
Retained earnings (deficit)	(4,087,118)	(272,354)
Accumulated other comprehensive income:
Unrealized gains (losses) on marketable equity securities, net of tax	573,795	1,015,741

Total shareholders’ equity	1,694,466	4,892,071

Total liabilities and shareholders’ equity	$17,164,017	$16,255,051

See accompanying notes to consolidated financial statements.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED MARCH 31,

	2007	2006
		(Restated)
Revenues	$56,810,439	$50,142,206

Cost of goods sold	46,354,506	40,985,199

Gross profit	10,455,933	9,157,007

Operating expenses:
Selling, general and administrative expenses	11,031,264	9,226,697
Amortization expense	309,949	300,522
Depreciation expense	192,280	154,526

Total operating expenses	11,533,493	9,681,745

Operating income (loss) before other income and expense	(1,077,560)	(524,738)

Other income (expense):
Interest income	23,528	23,912
Other income and expenses, net	53,752	(161,347)
Gain (loss) on sale of property	(34,776)	(4,828)
Gain on sale of marketable equity securities	572,096	—
Gain from debt extinguishment	153,750	—
Derivative instrument income (expense), net	674,097	10,314,794
Derivative instrument interest expense	(3,311,752)	(3,311,752)
Interest expense	(827,294)	(749,873)

Total other income (expense)	(2,696,599)	6,110,906

Income (loss) before income taxes	(3,774,159)	5,586,168

Income tax expense (benefit)	40,605	(317,742)

Net income (loss)	(3,814,764)	5,903,910

Preferred stock dividends	—	—

Net income (loss) available to common shareholders	$(3,814,764)	$5,903,910

Basic income (loss) per share	$(0.25)	$0.41

Basic weighted average number of common shares outstanding	15,006,057	14,308,264

Diluted income (loss) per share	$(0.25)	$0.08

Diluted weighted average number of common shares outstanding	15,006,057	21,481,634

See accompanying notes to consolidated financial statements.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEAR ENDED MARCH 31, 2007 AND 2006

									Accumulated Other Comprehensive Income

	Series A Preferred Stock		Series B Preferred Stock				Additional Paid-in Capital	Retained Earnings (Deficit)	Unrealized Gains (Losses) on Securities	Total Shareholders’ Equity
					Common Stock
	Shares	Dollars	Shares	Dollars	Shares	Dollars
Balances at March 31, 2005 (Restated)	—	$—	—	$—	14,024,592	$140,246	$3,735,266	$(6,176,264)	$711,602	$(1,589,150)
COMPREHENSIVE INCOME (LOSS)
Net income (loss)	—	—	—	—	—	—	—	5,903,910		5,903,910
Unrealized gains (losses) on marketable equity securities (net of tax of $171,078)	—	—	—	—	—	—	—	—	304,139	304,139

Comprehensive income (loss)										6,208,049
Issuance of 275,000 shares of common stock in connection with Postponement Agreement	—	—	—	—	275,000	2,750	187,000	—		189,750
Issuance of 14,038 shares of common stock as employer contribution to profit sharing plan	—	—	—	—	14,038	140	8,283	—		8,423
Issuance of 150,000 shares of common stock at $.50 per share	—	—	—	—	150,000	1,500	73,500	—		75,000
Cash paid in lieu of fractional shares for common stock exchanged, in relation to August 1998 reverse stock split	—	—	—	—	—	—	(1)	—		(1)

Balances at March 31, 2006	—	—	—	—	14,463,630	144,636	4,004,048	(272,354)	1,015,741	4,892,071
COMPREHENSIVE INCOME (LOSS)
Net income (loss)	—	—	—	—	—	—	—	(3,814,764)		(3,814,764)
Unrealized gains (losses) on marketable equity securities (net of tax of $248,595)	—	—	—	—	—	—	—	—	(441,946)	(441,946)

Comprehensive income (loss)										(4,256,710)
Share-based compensation	—	—	—	—	—	—	316,844	—		316,844
Issuance of 150,000 shares of common stock in exchange for cancellation of common stock warrants	—	—	—	—	150,000	1,500	35,247	—		36,747
Issuance of 275,000 shares of common stock in connection with Postponement Agreement	—	—	—	—	275,000	2,750	64,422	—		67,172
Issuance of 166,405 shares of common stock as employer contribution to profit sharing plan	—	—	—	—	166,405	1,664	43,265	—		44,929
Issuance of 1,186,825 shares of common stock in exchange for common stock options	—	—	—	—	1,186,825	11,869	581,545	—		593,414
Cash paid in lieu of fractional shares for common stock exchanged, in relation to August 1998 reverse stock split	—	—	—	—	—	—	(1)	—		(1)

Balances at March 31, 2007	—	$—	—	$—	16,241,860	$162,419	$5,045,370	$(4,087,118)	$573,795	$1,694,466

See accompanying notes to consolidated financial statements.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31,

	2007	2006
Cash flows from operating activities:
Net income (loss)	$(3,814,764)	$5,903,910

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	502,229	455,048
Amortization of deferred consulting fees	215,004	308,755
Amortization of debt discount to interest expense	139,873	60,493
Share-based compensation expense	910,258	—
Derivative instrument (income) expense, net	(674,097)	(10,314,794)
Derivative instrument interest expense	3,311,752	3,311,752
(Gain) loss on sale property	34,776	4,828
Gain on sale of marketable equity securities	(572,096)	—
Gain from debt extinguishment	(153,750)	—
Changes in operating assets and liabilities:
Accounts receivable	(378,637)	(96,523)
Inventories	(1,542,077)	422,467
Due to/from affiliates, net	16,857	(56,959)
Prepaid expenses	160,816	216,804
Other current assets	65,958	54,699
Other assets	55,686	(12,308)
Accounts payable	2,821,233	(69,923)
Other payables	264,504	138,637
Income tax payable	115	—
Accrued expenses	53,282	(41,238)
Accrued income taxes	(4,894)	810
Deferred income taxes	12,894	(321,777)

Net cash provided by (used in) operating activities	1,424,922	(35,319)

Cash flows from investing activities:
Purchases of property and equipment	(247,153)	(122,702)
Proceeds from sale of property	49,900	2,000
Proceeds from sale of marketable equity securities	572,096	—
Repayments of notes receivable	63,806	135,345
Repayments of note receivable from affiliate	25,577	2,471
Purchase of distributor agreement	(25,000)	—
Purchase of certificates of deposit	(203,908)	—
Adjustment to purchase price of Dynamic Marketing, Inc.	—	(17,517)
Adjustment to purchase price of customer list	—	(7,306)
Purchase of trademark	—	(435)

Net cash provided by (used in) investing activities	235,318	(8,144)

Cash flows from financing activities:
Payments of long-term obligations	(899,875)	(593,631)
Proceeds from issuance of short-term obligations	8,959,376	10,400,590
Payments of short-term obligations	(9,600,327)	(10,700,044)
Payment of common stock registration costs	(23,580)	—
Payments of fractional shares on common stock exchanged	(1)	(1)
Proceeds from issuance of common stock	—	75,000

Net cash used in financing activities	(1,564,407)	(818,086)

Net increase (decrease) in cash	95,833	(861,549)

Cash at beginning of period	1,009,012	1,870,561

Cash at end of period	$1,104,845	$1,009,012

See accompanying notes to consolidated financial statements.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued

FOR THE YEARS ENDED MARCH 31,

	2007	2006
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$698,798	$616,759

Cash paid during the period for income taxes	$50,563	$—

Supplemental schedule of non-cash investing activities:
Conversion of accounts receivable to note receivable	$170,403	$330,993

Supplemental schedule of non-cash financing activities:
Issuance of common stock in exchange for cancellation of common stock warrants	$45,000	$—

Issuance of common stock for employer contribution to profit sharing plan	$44,929	$8,423

Issuance of common stock for postponement agreement	$82,500	$189,750

Issuance of long-term obligations for purchase of equipment	$—	$22,979

Issuance of short-term obligations for prepaid expenses	$203,366	$41,917

See accompanying notes to consolidated financial statements.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Dynamic Health Products, Inc. (“Company”) develops, markets and distributes a wide variety of sports nutrition products, performance drinks, non-prescription dietary supplements, over-the-counter drugs, health and beauty care products, health food and nutritional products, soft goods and other related products. The Company’s products are primarily marketed throughout the United States to independent pharmacies, regional and national chain drug stores, mail order facilities, mass merchandisers, deep discounters, gyms, health food stores, internet companies, distributors and brokers.

a. Principles of Consolidation

The accompanying consolidated financial statements as of and for the years ended March 31, 2007 and 2006 include the accounts of Dynamic Health Products, Inc. and its principally wholly-owned subsidiaries (collectively the “Company”), Pharma Labs Rx, Inc. (FL), Dynamic Life Products, Inc., Herbal Health Products, Inc., Online Meds Rx, Inc., and its subsidiary Dynamic Financial Consultants, LLC, Bryan Capital Limited Partnership, Pharma Labs Rx, Inc. (NV), Bob O’Leary Health Food Distributor Co., Inc. (“BOSS”), Dynamic Marketing I, Inc. (“DMI”) and DYHP Acquisitions, Inc. Significant intercompany balances and transactions have been eliminated in consolidation.

b. Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

c. Investments in Equity Securities

At March 31, 2007 and 2006, the marketable equity securities are classified as available for sale. In accordance with Statement of Financial Accounting Standards No. 115, “Accounting For Certain Investments In Debt And Equity Securities” (SFAS 115), marketable equity securities available for sale are recorded in the Company’s financial statements at fair market value. The corresponding unrealized gain or loss in the fair market value in relation to cost is accounted for as a separate component of shareholders’ equity, net of tax.

d. Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining collectibility, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances (see Note 4).

e. Inventories

Inventories, net, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method (see Note 5).

f. Property, Plant and Equipment

Depreciation is provided for using the straight-line method, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, which range from three to seven years.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Leasehold improvements are amortized using the straight-line method over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Leased equipment under capital leases is amortized using the straight-line method over the lives of the respective leases or over the service lives of the assets, whichever is shorter, for those leases that substantially transfer ownership. Accelerated methods are used for tax depreciation.

g. Equity Method Investments

Investments in companies in which the Company has a 20% to 50% interest are accounted for using the equity method. Accordingly, the investments are carried at cost, adjusted for the Company’s proportionate share of their undistributed earnings or losses.

h. Intangible Assets

Intangible assets consist primarily of goodwill, customer lists and loan costs. Effective April 1, 2002 with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill And Other Intangibles” (SFAS 142), intangible assets with an indefinite life, namely goodwill, are not amortized. Intangible assets with a definite life are amortized on a straight-line basis with estimated useful lives ranging from one to five years. Loan costs are amortized on a straight-line basis over the life of the loan. Intangible assets with indefinite lives will be tested for impairment yearly and will also be tested for impairment between the annual tests, should an event occur or should circumstances change that would indicate that the carrying amount may be impaired. The Company has selected September 30 as the annual date to test these assets for impairment.

i. Impairment of Assets

In accordance with the provisions of Statement of Financial Accounting Standards No. 144, “Accounting For The Impairment Or Disposal Of Long-Lived Assets” (SFAS 144), the Company’s policy is to evaluate whether there has been a permanent impairment in the value of long-lived assets, certain identifiable intangibles and goodwill when certain events have taken place that indicate that the remaining unamortized balance may not be recoverable. When factors indicate that the intangible assets should be evaluated for possible impairment, the Company uses an estimate of related undiscounted cash flows. A deficiency in these cash flows relative to the carrying amounts is an indication of the need for a write-down due to impairment. The impairment write-down would be the difference between the carrying amounts and the fair value of these assets. Losses on impairment are recognized by a charge to earnings. Factors considered in the valuation include current operating results, trends and anticipated undiscounted future cash flows. There were no impairment losses recorded as of and for the years ended March 31, 2007 and 2006.

j. Income Taxes

The Company utilizes the guidance provided by Statement of Financial Accounting Standards No. 109, “Accounting For Income Taxes” (SFAS 109). Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. Valuation allowances are provided if necessary to reduce deferred tax assets to the amount expected to be realized.

k. Earnings (Loss) Per Common Share

Earnings (loss) per share are computed using the basic and diluted calculations on the face of the statement of operations. Basic earnings (loss) per share is calculated by dividing net income (loss) available to common

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

shareholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period, adjusted for the dilutive effect of common stock equivalents, using the treasury stock method (see Note 20).

l. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at March 31, 2007 and 2006, as well as the reported amounts of revenues and expenses for the years ended March 31, 2007 and 2006. The actual outcome of the estimates could differ from the estimates made in the preparation of the financial statements.

m. Revenue Recognition

In accordance with Staff Accounting Bulletin No. 101, “Revenue Recognition In Financial Statements” (SAB101), revenues result from product sales and are recognized by the Company upon passage of title and risk of loss to customers (when product is delivered to common carrier for shipment to customers). Provisions for discounts and sales incentives to customers, and returns and other adjustments are provided for in the period the related sales are recorded. Sales incentives to customers and returns have thus far been immaterial to the Company. All shipping and handling costs invoiced to customers are included in revenues. Costs incurred by the Company for shipping, handling and warehousing are included in selling, general and administrative expenses, and were $2,119,397 and $1,933,674, for the years ended March 31, 2007 and 2006, respectively.

n. Advertising Costs

In accordance with Statement of Position No. 93-7, “Reporting On Advertising Costs” (SOP 93-7), the Company charges advertising costs, including those for catalog sales and direct mail, to expense as incurred. Advertising expenses are included in selling, general and administrative expenses in the statements of operations and were $359,712 and $421,038 for the years ended March 31, 2007 and 2006, respectively.

For cooperative advertising allowances received from third party manufacturers and vendors, the Company applies EITF Issue No. 02-16 “Accounting By A Customer (Including A Reseller) For Certain Consideration Received From A Vendor”. These allowances are included as a reduction in cost of goods sold and were $419,623 and $318,455, respectively, for the years ended March 31, 2007 and 2006, respectively.

o. Research and Development Costs

The Company charges research and development costs to expense as incurred.

p. Stock Based Compensation

Prior to April 1, 2006, the Company had adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock Based Compensation”, but applied Accounting Principles Board Opinion No. 25 and related interpretations in accounting for options issued to employees. Under Opinion No. 25, the intrinsic method was used to determine compensation expense when the fair market value of the stock exceeded the exercise price on the date of grant. No compensation expense had been recognized for stock options granted during the year ended March 31, 2006, except for the amortization of deferred compensation expense that arose in connection

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

with those options granted on October 1, 2004, to Jugal Taneja, the Chairman of the Board of the Company, for his guarantee of the Laurus convertible debt. If the Company had elected to recognize compensation expense for stock options based on the fair value at the grant date consistent with the method prescribed by SFAS No. 123, net income (loss) and related per share amounts would have been reduced (increased) (see Note 18).

On April 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (FAS 123(R)), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. The Company adopted FAS 123(R) using the modified prospective transition method. Under the modified prospective transition method, compensation cost is recognized on a prospective basis for all share-based payments granted prior to, but not yet vested as of April 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of FAS 123(R). For share-based payment awards granted after April 1, 2006, the Company recognizes compensation cost based on estimated grant date fair value using the Black-Scholes option pricing model. In accordance with the modified prospective method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of FAS 123(R) (see Note 18).

q. Fair Value of Financial Instruments

The Company, in estimating its fair value disclosures for financial instruments, uses the following methods and assumptions:

Cash, Accounts Receivable, Accounts Payable and Accrued Expenses: The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses approximate their fair value due to their relatively short maturity.

Short-Term Obligations: The fair value of the Company’s fixed-rate short-term obligations is estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. At March 31, 2007 and 2006, the fair value of the Company’s short-term obligations approximated its carrying value.

Revolving Note Payable: The carrying amount of the Company’s revolving note payable approximates fair market value since the interest rate on this instrument corresponds to market interest rates.

Long-Term Obligations: The fair value of the Company’s fixed-rate long-term obligations is estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. At March 31, 2007 and 2006, the fair value of the Company’s fixed-rate long-term obligations approximated its carrying value.

r. Reclassifications

Certain reclassifications have been made to the financial statements as of and for the year ended March 31, 2006 to conform to the presentation as of and for the year ended March 31, 2007.

s. Restatement

Diluted Earnings Per Share

The Company corrected its calculations of diluted earnings per share and the diluted weighted average number of common shares outstanding for the year ended March 31, 2006, to take into effect the as if converted method and the treasure stock method. The effect of the restatement of diluted earnings per share on the Company’s comparative statement of operations for the year ended March 31, 2006 was $(0.32).

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 2—RELATED PARTY TRANSACTIONS

As of March 31, 2007 and 2006, the Company’s investment in GeoPharma, Inc. (“GeoPharma”), consisting of 204,914 and 347,938 shares of its common stock, respectively, is included in marketable equity securities, net (see Note 3). Jugal K. Taneja, a principal shareholder and Chairman of the Board of the Company is also a principal shareholder and Chairman of the Board of GeoPharma.

As of March 31, 2007 and 2006, the Company’s investment in Vertical Health Solutions, Inc. (“Vertical”), consisting of 253,337 shares of its common stock, is included in marketable equity securities, net (see Note 3). Jugal K. Taneja, a principal shareholder and Chairman of the Board of the Company is also a director and a principal shareholder of Vertical.

Amounts due from and to affiliates represent balances owed to or from the Company for sales or purchases occurring in the normal course of business. Amounts due from and to these affiliates are in the nature of trade payables or receivables and fluctuate based on sales and purchasing volume and payments received. Any future transactions between the Company and its officers, directors or affiliates will be subject to approval by a majority of disinterested directors or shareholders in accordance with Florida law.

For the years ended March 31, 2007 and 2006, purchases of products from subsidiaries of GeoPharma were $99,344 and $182,872, respectively, and sales of products to subsidiaries of GeoPharma were $65 and $31,157, respectively. As of March 31, 2007 and 2006, $26,363 and $26,554, respectively, were due to subsidiaries of GeoPharma and are included in obligations to affiliates. As of March 31, 2007 and 2006, $3,960 and $2,175, respectively, were due from GeoPharma.

Research and development is primarily contracted through Innovative Health Products, Inc. (“Innovative”), a wholly-owned subsidiary of GeoPharma, and product nutritional information, as well as product label requirements, are prepared by Innovative’s regulatory staff personnel. Research and development costs have been immaterial to the operations of the Company, and are charged to expense as incurred.

NOTE 3—MARKETABLE EQUITY SECURITIES, NET

At March 31, 2007 and 2006, investments in marketable equity securities, net are summarized as follows:

Available for sale equity securities:

	2007	2006
Cost of securities	$50,667	$50,667
Plus gross unrealized gain	901,622	1,587,096
Less gross unrealized loss	(5,066)	—

Fair value	$947,223	$1,637,763

Realized gains and losses from available for sale equity securities are determined on the basis of the specific cost of the security sold versus the sale price of the security. For the years ended March 31, 2007 and 2006, the Company had no realized losses. The change in marketable equity securities included in earnings for the year ended March 31, 2007 was $572,096, of which $572,096 of unrealized holding gains were reclassified from accumulated other comprehensive income into earnings. For the year ended March 31, 2006, the Company had no realized gains.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 4—ACCOUNTS RECEIVABLE, NET

At March 31, 2007 and 2006, accounts receivable, net consist of the following:

	2007	2006
Accounts receivable	$2,945,141	$2,701,935
Less allowance for uncollectible accounts	(250,953)	(215,981)

Total	$2,694,188	$2,485,954

For the years ended March 31, 2007 and 2006, bad debt expense charged to operations for estimated uncollectible accounts receivable was $152,513 and $105,127, respectively, whereas uncollectible accounts receivable written off during the years amounted to $117,540 and $49,972, respectively.

NOTE 5—INVENTORIES

At March 31, 2007 and 2006, inventories, net consist of the following:

	2007	2006
Raw materials	$102,947	$93,344
Work in process	—	502
Finished goods	5,988,014	4,483,098

	6,090,961	4,576,944
Less reserve for obsolescence	(69,914)	(97,974)

Total	$6,021,047	$4,478,970

NOTE 6—NOTES RECEIVABLE, NET

At March 31, 2007 and 2006, notes receivable, net consist of the following:

	2007	2006
Notes receivable	$312,125	$195,648
Less allowance for uncollectible notes	(107,000)	—

Total	$205,125	$195,648

For the years ended March 31, 2007 and 2006, bad debt expense charged to operations for estimated uncollectible notes receivable was $107,000 and zero, respectively, whereas uncollectible notes receivable written off during the years amounted to zero.

On May 3, 2005, the Company received a promissory note in conversion of accounts receivable from Health Express Food, Inc. in the principal amount of $330,993. The note shall be paid to us in twenty-three (23) monthly installments of $15,000, including principal and interest at 8% per annum, commencing June 15, 2005. As of March 31, 2007, the remaining principal balance on this note was $152,935 and the note is in default.

On May 15, 2006, the Company received a promissory note in conversion of accounts receivable from Better Nutrition, LLC in the principal amount of $170,403. The note shall be paid to us in twenty-four (24) semi-monthly installments of $7,366, including principal and interest at 7.75% per annum, commencing May 15, 2006. As of March 31, 2007, the remaining principal balance on the note was $149,311 and the note is in default.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7—PROPERTY, PLANT AND EQUIPMENT, NET

At March 31, 2007 and 2006, property, plant and equipment, net consist of the following:

	2007	2006
Machinery and equipment	$481,784	$470,131
Furniture, fixtures and equipment	538,691	400,748
Vehicles	32,017	102,663
Leasehold improvements	66,992	28,299

	1,119,484	1,001,841
Less accumulated depreciation and amortization	(405,441)	(257,995)

Total	$714,043	$743,846

Depreciation expense charged to operations was $192,280 and $154,526 for the years ended March 31, 2007 and 2006, respectively.

The Company leases five facilities. One serves as the Company’s corporate headquarters and is also used for its offices, warehousing and shipping operations, two that are used for its offices, warehousing and shipping operations, and two that are used for its warehousing and shipping operations.

NOTE 8—GOODWILL, NET

At March 31, 2007 and 2006, goodwill, net, consists of the following:

	2007	2006
Goodwill	$4,145,130	$4,145,130

Less accumulated amortization	—	—

Total	$4,145,130	$4,145,130

As of March 31, 2007 and 2006, goodwill represented an intangible, resulting from the acquisitions of BOSS and Dynamic Marketing, Inc. (“DM”). Goodwill is analyzed each September 30 for impairment as it has an indeterminant life. Based on the Company’s analysis performed, no impairment losses were required to have been recorded during the fiscal years ended March 31, 2007 and 2006. For income tax purposes, no deductible expense is anticipated for the acquisition goodwill.

NOTE 9—INTANGIBLE ASSETS, NET

At March 31, 2007 and 2006, intangible assets, net, consist of the following:

	2007	2006
Loan costs	$527,492	$527,492
Customer lists	610,306	610,306
Distributor agreement	25,000	—
Trademarks	10,039	13,330

	1,172,837	1,151,128
Less accumulated amortization	(708,569)	(401,911)

Total	$464,268	$749,217

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amortization expense charged to operations was $309,949 and $300,522 for the years ended March 31, 2007 and 2006, respectively.

The Company incurred loan costs in the amount of $305,818 associated with the $6 million of funding received on September 30, 2004, in connection with the acquisition of BOSS. The customer list and trademarks acquired with the acquisition of BOSS amounted to $285,000 and $8,062, respectively. In addition, the Company incurred loan costs in the amount of $221,674 associated with the funding received on March 29, 2005, in connection with the acquisition of DM. The customer list acquired with the acquisition of DM amounted to $165,000. On February 14, 2005, the Company purchased a customer list for $160,306 from Protech Distributing, Inc. As of March 31, 2007 and 2006, no factors existed that would suggest impairment of these assets.

NOTE 10—INVESTMENTS IN UNCONSOLIDATED AFFILIATES

Investments in companies in which the Company has a 20% to 50% interest are accounted for using the equity method. Accordingly, the investments are carried at cost, adjusted for the Company’s proportionate share of their undistributed earnings and losses.

Investment in Tribeca Beverage Company

The Company owned 30%, or 300,000 shares of common stock of Tribeca, an affiliate of Jugal K. Taneja, Chairman of the Board of the Company and Mandeep K. Taneja, Chief Executive Officer and President of the Company. The investment was accounted for under the equity method until March 31, 2003, at which time, as a result of management’s analysis, it was determined that the investment was worthless and the Company recognized an impairment loss of $166,939 in the investment. Tribeca discontinued its operations as of December 31, 2006.

NOTE 11—INCOME TAXES

Income tax expense (benefit) for the years ended March 31, 2007 and 2006 are as follows:

	2007	2006
Current income tax expense (benefit)	$53,499	$810
Deferred income tax expense (benefit)	(12,894)	(318,552)

Income tax expense (benefit)	$40,605	$(317,742)

Income taxes for the years ended March 31, 2007 and 2006 differ from the amounts computed by applying the effective income tax rate of 37% to income before income taxes as a result of the following:

	2007	2006
Computed tax expense (benefit) at the statutory rate	$(1,396,500)	$2,066,900
Increase (decrease) in taxes resulting from:
Non-deductible items	25,700	27,400
Derivative (income) expense and other adjustments	1,138,405	(2,712,042)
Increase in valuation allowance	273,000	300,000

Income tax expense (benefit)	$40,605	$(317,742)

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Temporary differences that give rise to deferred tax assets and liabilities:

	2007	2006
Deferred tax assets:
Bad debts	$134,700	$81,200
Inventories	120,700	36,500
Net operating loss carryforward	716,300	616,000
Accrued vacation	21,400	21,600
Amortization	100,900	30,600

Gross deferred tax assets	1,094,000	785,900
Less valuation allowance	(573,000)	(300,000)

	$521,000	$485,900

Deferred tax liabilities:
Deferred revenue	$5,800	$6,600
Depreciation	128,400	68,500
Unrealized gain on marketable equity securities	337,400	597,100

Gross deferred tax liability	$471,600	$672,200

Net increase (decrease) in valuation allowance	$273,000	$300,000

As of March 31, 2007 and 2006, the Company had a current income tax liability of $115 and zero, respectively, an accrued income tax liability of $925 and $5,819, respectively, a net deferred income tax asset of $49,400 and zero, respectively, and a net deferred income tax liability of zero and $186,300, respectively, which primarily represents the potential future tax expense associated with the unrealized gains on marketable equity securities, and is partially offset due to potential utilization of net operating losses not previously recognized. The Company has net operating losses that expire through March 31, 2027.

NOTE 12—REVOLVING NOTE PAYABLE

On March 29, 2005, the Company entered into agreements with Laurus Master Fund, Ltd. (“Laurus”), a Cayman Islands corporation, whereby the Company completed the sale to Laurus of convertible debt and a warrant to purchase Company common stock in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933. The securities sold to Laurus include the following:

•	A secured convertible minimum borrowing note with a principal amount of $2,000,000;

•	A secured revolving note with a principal amount not to exceed $4,000,000; and

•	A common stock purchase warrant to purchase 750,000 shares of common stock of the Company, at a purchase price of $1.37 per share, exercisable for a period of seven years.

The combined principal amount that may be outstanding under the $2,000,000 minimum borrowing note and the $4,000,000 revolving note at any point in time cannot exceed $4,000,000.

The proceeds of the funding were used for the March 31, 2005 acquisition of Dynamic Marketing, Inc., for costs associated with the acquisition and for working capital. The borrowing is in excess of the advance rates provided for in the note. The lender has issued a waiver to this covenant whereby the Company is permitted to bring the ratios into compliance within one year from the date of the note.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We incurred loan costs of $221,674 associated with the notes. As of March 31, 2007 and 2006, the outstanding principal balance on the notes was $2,274,413 and $2,751,564, respectively.

Because the common stock underlying the conversion feature embedded in the $2,000,000 convertible minimum borrowing note and the warrant are subject to our Registration Rights Agreement with Laurus, they have been accounted for as derivative instrument liabilities (see Note 15). The embedded derivative instruments (primarily the conversion feature) related to the $2,000,000 convertible minimum borrowing note were bifurcated and recorded as a derivative instrument liability. The warrants were valued using the Black-Scholes option pricing model at $937,500. Because the fair value of the warrants of $937,500 and the fair value of the bifurcated derivative instrument of $2,530,973 exceeded the proceeds received, the convertible minimum borrowing note was initially recorded at zero and an initial expense of $1,468,473 was recognized to record the warrants and the bifurcated derivative instrument at their fair values (see Note 15).

The Company is permitted to borrow an amount based upon its eligible accounts receivable and inventory, as defined in the agreements with Laurus. The Company must pay certain fees for any unused portion of the credit facility or in the event the facility is terminated prior to expiration. The Company’s obligations under the notes are secured by all of the assets of the Company, including but not limited to inventory and accounts receivable. The notes mature on March 29, 2008. Annual interest on the Notes is equal to the “prime rate” published in The Wall Street Journal from time to time, plus 2.0%, provided, that, such annual rate of interest may not be less than 6%, subject to certain downward adjustments resulting from certain increases in the market price of the Company’s common stock. Interest on the notes is payable monthly in arrears on the first day of each month, commencing on April 1, 2005.

The principal amount of the secured convertible minimum borrowing note, together with accrued interest thereon is payable on March 29, 2008. The secured convertible minimum borrowing note may be redeemed by the Company in cash by paying the holder 115% of the principal amount, plus accrued interest. The holder of the term note may require the Company to convert all or a portion of the term note, together with interest and fees thereon at any time. The number of shares to be issued shall equal the total amount to be converted, divided by $1.13.

Upon an issuance of shares of common stock below the fixed conversion price, the fixed conversion price of the notes will be reduced accordingly. In connection with the September 12, 2005 stock issuance, the lender waived this provision. The conversion price of the secured convertible notes may be adjusted in certain circumstances such as if the Company pays a stock dividend, subdivides or combines outstanding shares of common stock into a greater or lesser number of shares, or takes such other actions as would otherwise result in dilution.

115% of the full principal amount of the convertible notes is due upon default under the terms of the convertible notes. Laurus has contractually agreed to restrict its ability to convert if the convertible notes would exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant and the option held by such holder and 4.99% of the outstanding shares of common stock of the Company. In connection with the April 2006 Postponement and Amendment Agreement with Laurus, this provision was modified from 4.99% to 9.99%. In addition, this restriction would not apply in the event there was an event of default or if we sought to redeem the outstanding balance of the convertible debentures.

The warrants were exercisable until seven years from the date of the notes at a purchase price equal to $1.37 per share. The warrants were exercisable on a cashless basis. In the event that the warrants were exercised on a

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

cashless basis, then the Company would not receive any proceeds. In addition, the exercise price of the warrants would be adjusted in the event the Company issues common stock at a price below market, with the exception of any securities issued as of the date of this warrant or issued in connection with the convertible minimum borrowing note. In September 2005, we sold 150,000 restricted shares of our common stock at a price below market. In connection therewith, Laurus waived their anti-dilution provisions related to all convertible notes and warrants issued to Laurus. In connection with the April 2006 Postponement and Amendment Agreement with Laurus, we issued 52,941 restricted shares of our common stock to Laurus, in exchange for cancellation of the 750,000 warrants.

The Company was obligated to file a registration statement registering the resale of shares of the Company’s common stock issuable upon conversion of the convertible notes, exercise of the warrant and exercise of the conversion option. If the registration statement was not filed by April 28, 2005, or declared effective within 75 days thereafter, or if the registration is suspended other than as permitted, in the registration rights agreement between the Company and Laurus, the Company was obligated to pay Laurus certain fees and the obligations may be deemed to be in default. On April 22, 2005, the Company filed such registration statement on Form S-2, which was subsequently withdrawn by the Company.

On July 19, 2005, the Company entered into a Postponement Agreement with Laurus, whereby Laurus agreed to postpone the Company’s obligation to make certain amortization payments on its September 30, 2004 secured convertible note (see Note 14). In connection with the agreement, Laurus agreed to amend the Registration Rights Agreement with the Company, to extend the dates for the filing requirements of the Registration Statement.

On August 19, 2005, the Company filed such Registration Statement on Form S-2 for the registration of up to 3,219,690 shares of the Company’s common stock, including up to 2,194,690 shares of common stock underlying the March 29, 2005 convertible minimum borrowing note issued to Laurus, in the principal amount of $2,000,000, up to 750,000 shares issuable upon the exercise of common stock purchase warrants, and up to 275,000 shares issued in connection with the July 19, 2005 Postponement Agreement. Such Registration Statement was subsequently withdrawn by the Company on May 11, 2006.

In November 2005, the Company reached an agreement with Laurus in principle pursuant to which we will be obligated to pay Laurus $48,000 as payment in full for all late effectiveness fees. The agreement was subject to negotiation and execution of a definitive agreement.

On April 28, 2006, the Company entered into a Postponement and Amendment Agreement with Laurus, pursuant to which the Company modified the September 30, 2004 and the March 29, 2005 earlier agreements among the parties. The Postponement and Amendment Agreement provides for the following:

•

Principal payments under the September 30, 2004 note are reduced by $137,500 per month for the eight months commencing May 2006, all of which shall be paid on the maturity date of the convertible note;

•	The Company’s obligation to repay overadvances of up to $1,721,000 under the March 29, 2005 notes shall be suspended for a period of eight months;

•	All of the common stock purchase warrants issued to Laurus in connection with the September 30, 2004 and March 29, 2005 agreements are cancelled in their entirety;

•	In connection with the foregoing, the Company issued 150,000 restricted shares of our common stock to Laurus, for cancellation of the warrants issued to Laurus;

•

In connection with the foregoing, the Company issued 275,000 restricted shares of our common stock to Laurus, for postponement of the portion of principal payments in connection with the September 30, 2004 note.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of the 275,000 shares issued in connection with the April 28, 2006 Postponement and Amendment Agreement was $45,000, based upon the closing price of our common stock on that date. This financing cost was recorded as a discount on the September 2004 note and the discount is being amortized to interest expense over the life of the note, in accordance with EITF 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”.

In connection with the Postponement and Amendment Agreement, the Company also executed restated promissory notes in favor of Laurus and an amended and restated registration rights agreement (the “Restated Registration Rights Agreement”). Pursuant to the Restated Registration Rights Agreement, we agreed to file a registration statement by June 30, 2006, covering the resale of the securities issued or issuable to Laurus. The Company was obligated to have such registration statement declared effective by September 30, 2006, but there were no stated penalties for failure to meet such deadline.

On July 3, 2006, the Company filed a Registration Statement on Form SB-2 for the registration of up to 10,221,275 shares of the Company’s common stock, including up to 2,194,690 shares of common stock underlying the March 2005 secured convertible notes, up to 7,326,585 shares of common stock underlying the September 2004 secured convertible notes, 275,000 shares of common stock underlying the July 2005 postponement agreement, and 425,000 shares of common stock underlying the April 2006 amendment and postponement agreement. Such Registration Statement was subsequently withdrawn by the Company on October 4, 2006.

On October 4, 2006, the Company entered into an agreement with Laurus pursuant to which the Company modified the earlier agreements among the parties (the “Amendment Agreement”). The Amendment Agreement (i) eliminated the obligation of the Company to register for resale the shares of common stock underlying the securities sold in September 2004, and (ii) removed Laurus’ right to waive 9.99% ownership limitations contained in their convertible debentures.

In connection with the Amendment Agreement, the Company also executed second amended and restated promissory notes in favor of Laurus. Pursuant to the Amendment Agreement, the Company agreed to file a registration statement by October 20, 2006, covering the resale of certain securities issued or issuable to Laurus. The Company was obligated to have such registration statement declared effective by November 30, 2006, but there were no stated penalties for failure to meet such deadline. Laurus could have declared the obligations in default and sought immediate repayment, but it gave no indication of doing so. If immediate repayment had been required, we would not have had sufficient funds and Laurus could have taken legal action to recover amounts due from our assets.

On October 20, 2006, the Company filed a Registration Statement on Form SB-2 for the registration of up to 2,761,335 shares of the Company’s common stock, including up to 2,061,335 shares of common stock underlying the March 2005 secured convertible notes, 275,000 shares of common stock underlying the July 2005 postponement agreement, and 425,000 shares of common stock underlying the April 2006 amendment and postponement agreement. On December 14, 2006, March 8, 2007 and March 27, 2007, the Company filed amendments to this Registration Statement on Form SB-2. On April 9, 2007, the Securities and Exchange Commission declared the Registration Statement to be effective.

On May 24, 2006, the Company entered into an Amendment Agreement with Laurus, pursuant to which the Company modified earlier agreements among the parties. In connection with the March 29, 2005 financing, the Company received certain overadvances of funds in the aggregate amount of $572,094, as of May 24, 2006. In accordance with the Amendment Agreement, Laurus permitted the Company to sell a sufficient number of shares

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of GeoPharma, pledged by the Company to Laurus, in connection with the September 30, 2004 financing, by June 5, 2006 in satisfaction of the overadvances, with the proceeds being paid to Laurus. Any remaining unsold shares of GeoPharma were delivered to Laurus to be held pursuant to the original pledge agreement.

On April 11, 2007, the Company entered into a Postponement and Amendment Agreement with Laurus pursuant to which the Company modified the earlier agreements among the parties. The agreement provides for the following:

•

Principal payments under the September 2004 note are reduced to $75,000 per month for each of the months commencing January 2007 through the maturity date of the note, at which time all deferred payments become due and owing;

•	The Company’s obligation to repay overadvances of up to $1,721,000 under the March 2005 revolving note shall be due and payable on December 31, 2007;

•	In consideration for the foregoing, the Company issued an aggregate of 350,000 restricted shares of its common stock to Laurus.

The revolving note payable provides for borrowings utilizing an asset based formula, based on eligible accounts receivable and inventory, less certain allowances and reserves.

Revolving note payable consists of the following at March 31, 2007 and 2006:

	2007	2006
Principal balance of revolving note payable collateralized by all assets, interest payable at prime (8.25% at March 31, 2007 and 7.75% at March 31, 2006) plus 2% through March 29, 2008.	$2,274,413	$2,751,564

Less face value of convertible portion of revolving note payable, accounted for as a derivative financial instrument liability, convertible into shares of the Company’s common stock at a conversion price of $1.13 per share. Proceeds from the convertible debenture were allocated first to the embedded conversion feature and the residual to the debenture. The resulting discount is being amortized through period charges to interest expense using the effective interest method. (a)	(2,000,000)	(2,000,000)

Plus amortization of discount recorded as derivative instrument interest expense using an effective interest rate of 300%. (a)	1,715,352	857,676

Total	$1,989,765	$1,609,240

(a)	See Note 15 for information on the derivative instrument liabilities related to the warrants issued to Laurus and the bifurcated embedded derivative instruments related to the convertible minimum borrowing note.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 13—SHORT-TERM OBLIGATIONS

Short-term obligations consist of the following at March 31, 2007 and 2006:

	2007	2006
Note payable, unsecured, due in monthly payments of $15,149, including interest at 7.732%, through June 2007.	$30,008	$—
Note payable, unsecured, due in monthly payments of $2,933, including interest at 9.861%, through June 2007.	5,798	—
Note payable, unsecured, due in monthly payments of $1,601, including interest at 10%, through June 2007.	4,727	—
Note payable, unsecured, due in monthly payments of $4,710, including interest at 7.73%, through June 2007.	9,330	—
Note payable, unsecured, due in monthly payments of $3,478, including interest at 8.25%, through June 2006.	—	10,296

Total	$49,863	$10,296

NOTE 14—LONG-TERM OBLIGATIONS

On September 30, 2004, the Company entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd., whereby the Company completed the sale to Laurus of a secured convertible note in the principal amount of $6,000,000 and warrants to purchase 1,375,000 shares of Company common stock. Net proceeds from the offering were used to pay the purchase price for the acquisition of Bob O’Leary Health Food Distributor Co., Inc., effective on October 1, 2004.

The convertible note accrues interest at a rate per annum equal to the prime rate published in The Wall Street Journal plus 2%, subject to a floor of 6%. The interest rate on the convertible note is subject to possible downward adjustment as follows:

•

the interest rate will be decreased by 1.0% (or 100 basis points) for every 25% increase of the Company’s common stock price above the fixed conversion price prior to an effective registration statement covering the shares of common stock underlying the convertible notes and warrants; and

•

the interest rate will be decreased by 2.0% (or 200 basis points) for every 25% increase of the Company’s common stock price above the fixed conversion price after an effective registration statement covering the shares of common stock underlying the convertible notes and warrants, however, the interest rate cannot drop below 0%.

The convertible note has a term of three years. The fixed conversion rate is equal to $.90 (103% of the average closing price for the ten days prior to the execution of the securities purchase agreement). Upon an issuance of shares of common stock below the fixed conversion price, the fixed conversion price of the note will be reduced accordingly. In connection with the September 12, 2005 stock issuance, the lender waived this provision. The conversion price of the note may be adjusted in certain circumstances such as if the Company pays a stock dividend, subdivides or combines outstanding shares of common stock into a greater or lesser number of shares, or takes such other actions as would otherwise result in dilution.

Beginning on December 1, 2004, and each month thereafter, the Company shall pay $187,500 of the outstanding principal, together with accrued interest on the convertible note, in cash or registered stock. The monthly payments shall be payable in registered stock if: (i) the Company has an effective registration statement

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

under which the stock can be sold; (ii) the average closing price of the Company’s common stock as reported by Bloomberg, L.P. on the Company’s principal trading market for the five trading days immediately preceding such repayment date shall be greater than or equal to 110% of the fixed conversion rate; and (iii) the amount of such conversion does not exceed 25% of the aggregate dollar trading volume of our common stock for the twenty 22 day trading period immediately preceding the applicable repayment date. If the conversion criteria are not met, the investor shall convert only such part of the monthly payment that meets the conversion criteria. Any part of the monthly payment due on a repayment date that the investor has not been able to convert into shares of common stock due to failure to meet the conversion criteria, shall be paid by the Company in cash at the rate of 102% of the principal portion of the monthly payment otherwise due on such repayment date.

We incurred loan costs in the amount of $305,818 associated with the convertible note. As of March 31, 2007 and 2006, the outstanding principal balance on the convertible note was $3,687,500 and $4,500,000, respectively. As of March 31, 2007 and 2006, 989,758 shares of Company common stock have been issued to Laurus in payment of $750,000 of principal and $140,782 of interest on the note.

Laurus will not be entitled to be issued shares of common stock in repayment of any portion of the convertible note or upon exercise of the warrants if and to the extent such issuance would result in Laurus and its affiliates beneficially owning more than 4.99% of the Company’s issued and outstanding common stock upon such issuance, unless Laurus shall have provided at least 75 days prior written notice to the Company of its revocation of such restriction. In connection with the April 2006 Postponement and Amendment Agreement with Laurus, this provision was modified from 4.99% to 9.99%. In addition, this restriction would not apply in the event there was a default or if we sought to redeem the outstanding balance of the convertible debentures.

The convertible note may be prepaid by the Company in cash by paying to the holder 115% of the principal and related accrued and unpaid interest thereon being prepaid. 115% of the full principal amount of the convertible note is due upon default under the terms of the convertible note. In addition, the Company has granted the investor a security interest in substantially all of the Company’s assets and intellectual property, as well as registration rights.

The warrants were exercisable until five years from the date of the Securities Purchase Agreement at a purchase price equal to $1.04 per share (115% of the average closing price of the Company’s common stock for the 10 trading days immediately prior to the execution date). The warrants were exercisable on a cashless basis. In the event that the warrants were exercised on a cashless basis, then the Company would not receive any proceeds. In addition, the exercise price of the warrants was to be adjusted in the event the Company issues common stock at a price below market, with the exception of any securities issued as of the date of this warrant or issued in connection with the convertible notes issued pursuant to the Securities Purchase Agreement. In connection therewith, Laurus waived their anti-dilution provisions related to all convertible notes and warrants issued to Laurus. In September 2005, we sold 150,000 restricted shares of our common stock at a price below market. In connection therewith, Laurus waived their anti-dilution provisions related to all convertible notes and warrants issued to Laurus. In connection with the April 2006 Postponement and Amendment Agreement with Laurus, we issued 97,059 restricted shares of our common stock to Laurus, in exchange for cancellation of the 1,375,000 warrants.

Because the common stock underlying the conversion feature embedded in the $6,000,000 convertible note and the warrant are subject to our Registration Rights Agreement with Laurus, they have been accounted for as derivative instrument assets or liabilities (see Note 15). The interest rate index derivative asset related to the interest rate index feature was recorded as a derivative instrument asset. The embedded derivative instruments (primarily the conversion feature) related to the $6,000,000 convertible note were bifurcated and recorded as a derivative instrument liability. The warrants were valued using the Black-Scholes option pricing model at

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$1,357,125. Because the fair value of the warrants of $1,357,125 and the fair value of the bifurcated derivative instrument of $6,579,999 exceeded the proceeds received, the convertible minimum borrowing note was initially recorded at zero and a charge to income of $1,937,124 was recognized to record the warrants and the bifurcated derivative instrument at their fair values (see Note 15).

The Company’s obligations under the Security Agreement, Securities Purchase Agreement and the Note are secured by a first priority lien on all of the Company’s assets and all future assets acquired, including a pledge by the Company of shares representing 100% of the Company’s share capital of GeoPharma, Inc. and a put option on the pledged shares of GeoPharma, Inc. at $6.00 per share. Additionally, the note guaranteed by the Company’s Chairman of the Board, Jugal K. Taneja.

On October 29, 2004, we filed a Registration Statement on Form S-2 for the registration of up to 8,701,585 shares of the our common stock, including up to 7,326,585 shares of common stock underlying the Secured Convertible Note issued to Laurus Master Fund, Ltd., in the principal amount of $6,000,000 and up to 1,375,000 shares issuable upon the exercise of common stock purchase warrants. On November 15, 2004, the Securities and Exchange Commission declared the Registration Statement to be effective. Such registration statement is no longer current.

On July 19, 2005, we entered into a Postponement Agreement with Laurus, whereby Laurus agreed to postpone our obligation to make certain amortization payments on its secured convertible note and, in consideration therefore, we issued to Laurus 275,000 shares of our restricted common stock. Pursuant to the agreement, the principal portion of the monthly amount that is due in connection with the September 30, 2004 note, on the first business day of each of the months from August 2005 through March 2006 in the amount of $187,500 per month, shall not be required to be paid until the first business day of each of the months from February 2007 through September 2007, respectively, in each case, in addition to the regular monthly principal payments due in each of the months. In connection with the agreement, Laurus agreed to amend the Registration Rights Agreement with us, to extend the dates for the filing requirements of our Registration Statement in connection with the March 29, 2005 financing and in connection with the shares issued under the Postponement Agreement.

The fair value of the 275,000 shares issued in connection with the July 19, 2005 Postponement Agreement was $189,750, based upon the closing price of our common stock on that date. This financing cost was recorded as a discount on the September 2004 note and the discount is being amortized to interest expense over the life of the note, in accordance with EITF 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”.

On August 19, 2005, the Company filed a Registration Statement on Form S-2 for the registration of up to 3,219,690 shares of the Company’s common stock, including up to 2,194,690 shares of common stock underlying the March 29, 2005 Secured Convertible Notes issued to Laurus, in the principal amount of $4,000,000, up to 750,000 shares issuable upon the exercise of common stock purchase warrants, and up to 275,000 shares issued in connection with the July 19, 2005 Postponement Agreement. Such Registration Statement was subsequently withdrawn by the Company on May 11, 2006.

On April 28, 2006, the Company entered into a Postponement and Amendment Agreement with Laurus, pursuant to which the Company modified the September 30, 2004 and the March 29, 2005 earlier agreements among the parties. The Postponement and Amendment Agreement provides for the following:

•

Principal payments under the September 30, 2004 note are reduced by $137,500 per month for the eight months commencing May 2006, all of which shall be paid on the maturity date of the convertible note;

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	The Company’s obligation to repay overadvances of up to $1,721,000 under the March 29, 2005 notes shall be suspended for a period of eight months;

•	All of the common stock purchase warrants issued to Laurus in connection with the September 30, 2004 and March 29, 2005 agreements are cancelled in their entirety;

•	In connection with the foregoing, the Company issued 150,000 restricted shares of our common stock to Laurus, for cancellation of the warrants issued to Laurus;

•

In connection with the foregoing, the Company issued 275,000 restricted shares of our common stock to Laurus, for postponement of the portion of principal payments in connection with the September 30, 2004 note.

The fair value of the 275,000 shares issued in connection with the April 28, 2006 Postponement and Amendment Agreement was $45,000, based upon the closing price of our common stock on that date. This financing cost was recorded as a discount on the September 2004 note and the discount is being amortized to interest expense over the life of the note, in accordance with EITF 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”.

In connection with the Postponement and Amendment Agreement, the Company also executed restated promissory notes in favor of Laurus and an amended and restated registration rights agreement (the “Restated Registration Rights Agreement”). Pursuant to the Restated Registration Rights Agreement, we agreed to file a registration statement by June 30, 2006, covering the resale of the securities issued or issuable to Laurus. The Company was obligated to have such registration statement declared effective by September 30, 2006, but there were no stated penalties for failure to meet such deadline.

On May 24, 2006, the Company entered into an Amendment Agreement with Laurus, pursuant to which the Company modified earlier agreements among the parties. In connection with the March 29, 2005 financing, the Company received certain overadvances of funds in the aggregate amount of $572,094, as of May 24, 2006. In accordance with the Amendment Agreement, Laurus permitted the Company to sell a sufficient number of shares of GeoPharma, pledged by us to Laurus, in connection with the September 30, 2004 financing, by June 5, 2006 in satisfaction of the overadvances, with the proceeds being paid to Laurus. Any remaining unsold shares of GeoPharma were delivered to Laurus to be held pursuant to the original pledge agreement.

On July 3, 2006, the Company filed a Registration Statement on Form SB-2 for the registration of up to 10,221,275 shares of the Company’s common stock, including up to 2,194,690 shares of common stock underlying the March 2005 secured convertible notes, up to 7,326,585 shares of common stock underlying the September 2004 secured convertible notes, 275,000 shares of common stock underlying the July 2005 postponement agreement, and 425,000 shares of common stock underlying the April 2006 amendment and postponement agreement. Such Registration Statement was subsequently withdrawn by the Company on October 4, 2006.

On October 4, 2006, the Company entered into an agreement with Laurus pursuant to which the Company modified the earlier agreements among the parties (the “Amendment Agreement”). The Amendment Agreement (i) eliminated the obligation of the Company to register for resale the shares of common stock underlying the securities sold in September 2004, and (ii) removed Laurus’ right to waive 9.99% ownership limitations contained in their convertible debentures.

In connection with the Amendment Agreement, the Company also executed second amended and restated promissory notes in favor of Laurus. Pursuant to the Amendment Agreement, the Company agreed to file a

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

registration statement by October 20, 2006, covering the resale of certain securities issued or issuable to Laurus. The Company was obligated to have such registration statement declared effective by November 30, 2006, but there were no stated penalties for failure to meet such deadline. Laurus could have declared the obligations in default and sought immediate repayment, but it gave no indication of doing so. If immediate repayment had been required, we would not have had sufficient funds and Laurus could have taken legal action to recover amounts due from our assets.

On October 20, 2006, the Company filed a Registration Statement on Form SB-2 for the registration of up to 2,761,335 shares of the Company’s common stock, including up to 2,061,335 shares of common stock underlying the March 2005 secured convertible notes, 275,000 shares of common stock underlying the July 2005 postponement agreement, and 425,000 shares of common stock underlying the April 2006 amendment and postponement agreement. On December 14, 2006, March 8, 2007 and March 27, 2007, the Company filed amendments to this Registration Statement on Form SB-2. On April 9, 2007, the Securities and Exchange Commission declared the Registration Statement to be effective.

On April 11, 2007, the Company entered into a Postponement and Amendment Agreement with Laurus pursuant to which the Company modified the earlier agreements among the parties. The agreement provides for the following:

•

Principal payments under the September 2004 note are reduced to $75,000 per month for each of the months commencing January 2007 through the maturity date of the note, at which time all deferred payments become due and owing;

•	The Company’s obligation to repay overadvances of up to $1,721,000 under the March 2005 revolving note shall be due and payable on December 31, 2007;

•	In consideration for the foregoing, the Company issued an aggregate of 350,000 restricted shares of its common stock to Laurus.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Long-term obligations consist of the following at March 31, 2007 and 2006:

	2007	2006
Convertible note payable collateralized by all assets, due in monthly principal payments (see above), plus interest at prime (8.25% at March 31, 2007 and 7.75% at March 31, 2006) plus 2%, through September 2007.	$3,687,500	$4,500,000

Less face value of convertible note payable, accounted for as a derivative financial instrument liability, convertible into shares of the Company’s common stock at a conversion price of $0.90 per share. Proceeds from the convertible debenture were allocated first to the warrants and to the embedded conversion feature and the residual to the debenture. The resulting discount is being amortized through period charges to interest expense using the effective interest method. (a)	(6,000,000)	(6,000,000)

Plus amortization of discount recorded as derivative instrument interest expense using an effective interest rate of 300%. (a)	6,135,190	3,681,115

Less discount recorded for July 19, 2005 postponement agreement.	(189,750)	(189,750)

Less discount recorded for April 28, 2006 postponement agreement.	(82,500)	—

Plus amortization of discount as interest expense, related to postponement agreements.	200,366	60,493

Note payable collateralized by certain equipment, due in monthly payments of approximately $1,662, including interest at 10%, through December 2007.	—	31,902

Note payable collateralized by a vehicle, due in monthly payments of $412, including interest at 4.02%, through January 2009.	—	12,855

Note payable collateralized by a vehicle, due in monthly payments of $666, including interest at 1.9%, through February 2010.	—	30,090

Capitalized lease obligation for certain equipment, due in monthly payments of $499, including interest at 11.33%, through July 2010.	16,207	20,111

Other	—	8,623

	3,767,013	2,155,439
Less current maturities	3,755,176	2,093,540

Total	$11,837	$61,899

(a)	See Note 15 for information on the derivative instrument assets or liabilities related to the warrants issued to Laurus and the bifurcated embedded derivative instruments related to the convertible note.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At March 31, 2007, principal repayments of long-term obligations are as follows:

Year Ending March 31,
2008	$3,691,870
2009	4,892
2010	5,476
2011	1,469
2012	—
Thereafter	—

Total	$3,703,707

NOTE 15—DERIVATIVE FINANCIAL INSTRUMENTS

The captions derivative financial instruments consist of (a) the embedded conversion feature bifurcated from the September 2004 and the March 2005 convertible debentures, (b) the Warrants issued in connection with the September 2004 and March 2005 convertible debts and (c) interest rate index. These derivative financial instruments are indexed to an aggregate of 6,160,908 and 9,494,656 shares, respectively, at March 31, 2007 and 2006, and are carried at fair value.

We use the Black-Scholes option price model to value embedded conversion feature components of any bifurcated embedded derivative instruments that are recorded as derivative assets or derivative liabilities. See Note 12 and Note 14 related to embedded derivative instruments that have been bifurcated from our notes payable to Laurus. We use the discounted present value of future cash flows to value derivative financial assets.

In valuing the embedded conversion feature components of the bifurcated embedded derivative instruments and the detachable warrants, at the time they were issued and at March 31, 2007 and 2006, we used the market price of our common stock on the date of valuation, an expected dividend yield of zero and the remaining period or maturity date of the convertible debt instruments. Even though the warrants issued in September 2004 were to expire in five years and the warrants issued March 2005 were to expire in seven years, we assumed they would be exercised in three years, the life of the convertible debt instruments, based on normal practices by the lender. All convertible instruments and warrants can be exercised by the holder at any time.

Because of the limited trading history of our common stock prior to the acquisition of BOSS on October 1, 2004, the expected volatility of our common stock over the remaining life of the warrants has been estimated at 126% based on not only the history of our stock price but also a review of the volatility of entities considered by management as comparable.

The embedded conversion features in the convertible notes issued to Laurus are subject to the requirements of EITF 00-19 and SFAS 133. The Company is required by EITF 00-19 and SFAS 133 to bifurcate the embedded conversion features and warrants, and account for them as derivative instrument liabilities. These derivative instrument liabilities were initially recorded at their fair values and are then adjusted to fair value at the end of each subsequent reporting period, with any changes in the fair value recognized as income or expense in the period of change. The most significant component of this compound derivative instrument is the embedded conversion feature, which is revalued using the Black-Scholes option pricing model. The interest rate index derivative has been accounted for as a standalone financial derivative asset.

The proceeds received from Laurus were first allocated to the fair value of the freestanding warrants and then to the fair value of the bifurcated embedded derivative instruments included in the convertible notes. The

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

remaining proceeds were then allocated to the convertible notes, resulting in those notes being recorded at a significant discount from their face amounts. For the $6,000,000 term note, that discount, is being accreted into its face amount using the effective interest method over the term of the note. For the $2,000,000 minimum borrowing note, that discount, is also being accreted to its face amount using the effective interest method over the term of the note.

The effective interest rate used to amortize the debt discount on the September 2004 6.75% convertible debenture and the March 2005 7.75% convertible debenture, amounted to 300% and 300%, respectively. Amortization of the discounts, which are included in derivative interest expense, amounted to $2,454,076 and $857,676, respectively, for the year ended March 31, 2007, and $2,454,076 and $857,676, respectively, for the year ended March 31, 2006.

The initial fair value for derivative financial instrument liabilities was determined using the Black-Scholes option pricing model. Significant assumptions used in the determination of fair value of the September 2004 and March 2005 embedded conversion features and detachable warrants were: volatility of 126%, a dividend rate of zero and a risk free interest rated of 4.20%. At each reporting period, the remaining term and risk free rate used varies depending on the factors existing at those dates.

Interest Rate Index Derivative

The September 2004 and March 2005 convertible debt financings included provisions to potentially lower the stated interest rates on the instruments in the event the price of the Company’s common stock was to increase by over 25% of the stated conversion price relating to the financing. For the September 2004 financing, the stated interest rate of 6.75% could be reduced by 200 basis points for every 25% increase in the Company’s common stock price above the conversion price. This provision could potentially reduce the interest rate, but not below zero, and would not result in an increase in the interest rate. The provision only took effect upon the effectiveness of a registration statement. The registration statement became effective on November 15, 2004 for the September 2004 financing and thus triggered the interest rate index (“IRI”) provision. Since the registration statements filed for the March 2005 financing did not become effective, this provision did not take effect.

Since the IRI is directly affected by the price of the Company’s common stock and has a value dependent on the price of the stock, it was determined to be a derivative asset. The fair value of the asset was determined using the present value of the projected cash flow benefit of the potential reduction in the interest rate over the term of the loan. The initial fair value of the present value of discounted future cash flows from the projected reduction in the interest on the September 2004 convertible debt was $335,126. Since the price of the Company’s stock has decreased, the fair value of the IRI decreased to zero as of March 31, 2007 and 2006. Upon the future filing of a registration statement for both financings and when such registration statement is declared effective, the IRI for each instrument will be calculated based upon the discounted present value of the projected reduction in stated interest on the convertible debts.

The initial fair value for derivative financial assets was determined using a discounted present value of projected future cash flows. The significant assumptions in the determination of fair value of the September 2004 interest rate index (IRI) were: normal borrowing rate of 6.75% and a projected price of the Company’s common stock using a historical weighted average price of the common stock over a period equivalent to the projected life of the instrument. At each reporting period, the remaining term and a newly computed weighted average price of the Company’s common stock is determined based upon updated historical activity.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At March 31, 2007 and 2006, the following derivative asset and liabilities related to common stock warrants and embedded derivative instruments were outstanding:

Derivative Financial Asset

Issue Date	Expiration Date	Instrument	Exercise Price Per Share	Value At Issue Date	Value At March 31, 2007	Value At March 31, 2006
9/30/2004	9/30/2007	Laurus $6,000,000 term note	$0.90	$335,126	$—	$—

Fair value of freestanding interest rate index derivative instrument asset					$—	$—

Derivative Financial Liabilities

Issue Date	Expiration Date	Instrument	Exercise Price Per Share	Value At Issue Date	Value At March 31, 2007	Value At March 31, 2006
9/30/2004	9/30/2007	1,375,000 warrants issued to Laurus	$1.04	$1,357,125	$—	$192,500
3/29/2005	3/29/2008	750,000 warrants issued to Laurus	$1.37	$937,500	$—	$120,000

Fair value of freestanding derivative instrument liabilities for warrants					$—	$312,500

Issue Date	Expiration Date	Instrument	Exercise Price Per Share	Value At Issue Date	Value At March 31, 2007	Value At March 31, 2006
9/30/2004	9/30/2007	Laurus $6,000,000 term note	$0.90	$6,579,999	$368,750	$800,001
3/29/2005	3/29/2008	Laurus $2,000,000 revolving term note	$1.13	$2,530,973	$247,788	$318,585

Fair value of bifurcated embedded derivative instrument liabilities associated with the above mentioned instruments					$616,538	$1,118,586

Issue Date	Expiration Date	Instrument	Exercise Price Per Share	Value At Issue Date	Value At March 31, 2007	Value At March 31, 2006
9/30/2004	9/30/2007	Laurus $6,000,000 term note	$0.90	$748,187	$17,916	$62,658
3/29/2005	3/29/2008	Laurus $2,000,000 revolving term note	$1.13	$273,968	$16,075	$29,632

Fair value of interest portion of bifurcated embedded derivative instrument liabilities associated with the above mentioned instruments					$33,991	$92,290

Total derivative financial instrument liabilities					$650,529	$1,523,376

NOTE 16—COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has operating leases for facilities and certain machinery and equipment that expire at various dates through 2014. Certain leases provide an option to extend the lease term. Certain leases provide for payment by the Company of any increases in property taxes, insurance, and common area maintenance over a base amount and others provide for payment of all property taxes and insurance by the Company.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future minimum lease payments, by year and in aggregate under non-cancelable operating leases, consist of the following at March 31, 2007:

Year Ending March 31,
2008	$533,764
2009	555,802
2010	543,808
2011	290,487
2012	176,436
Thereafter	250,661

$2,350,958

Total rent expense for the years ended March 31, 2007 and 2006 was $595,634 and $612,973 respectively.

Letter Of Credit

On June 9, 2006, the Company issued a Standby Letter Of Credit and Security Agreement to First Community Bank Of America, in the amount of $500,000 in favor of Iovate Health Sciences USA, Inc. The Company pledged an aggregate of $200,000 in certificates of deposit as collateral for the letter of credit. In addition, Jugal K. Taneja, Chairman of the Board of the Company, pledged additional collateral in the form of a $300,000 certificate of deposit and Mandeep K. Taneja, the Company’s Chief Executive Officer, personally guaranteed the letter of credit.

Consulting Agreement

Effective January 1, 2002, the Company entered into a Consulting Agreement with Jugal K. Taneja. Mr. Taneja has served as the Company’s Chairman of the Board since its inception. Until June 1998 and from November 1999 until February 14, 2002, he also served as the Company’s Chief Executive Officer. The Consulting Agreement provides for an initial three-year term ending January 1, 2005, and bi-monthly payments of $10,000, based on an annual base compensation of $240,000. On October 1, 2002, upon mutual agreement between the parties, the annual base compensation payable under the agreement was reduced to $150,000. On July 17, 2006, upon mutual agreement between the parties, commencing August 1, 2006, the annual base compensation payable under the agreement was increased to $170,000. The agreement contains termination provisions for disability, for cause, and for good reason, and it also contains confidentiality and non-competition provisions that prohibit him from competing with the Company under certain circumstances. The period covered by the non-competition provisions will end three years after the termination of the consultant’s consulting agreement with the Company. The agreement has continued under the same terms and amounts, however, there is no written agreement at this time.

Employment Agreements

On September 30, 2004, the Company, through its wholly-owned subsidiary, BOSS, entered into an Employment Agreement with Joseph Mies to serve as BOSS’s Chief Operating Officer, effective October 1, 2004. The Employment Agreement provides for an initial three-year term ending September 30, 2007, with an annual base compensation of $100,000. The agreement contains a provision for bonus compensation. The agreement also contains termination provisions for disability, for cause, and for good reason, and it also contains confidentiality and non-competition provisions that prohibit him from competing with the Company under certain circumstances.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On March 30, 2005, the Company, through its wholly-owned subsidiary, DMI, entered into an Employment Agreement with Gregg Madsen. On March 27, 2007, upon mutual agreement between the parties, the agreement was cancelled.

Litigation

The Company is, from time to time, involved in litigation relating to claims arising out of its operations in the ordinary course of business. The Company believes that none of the claims that were outstanding as of March 31, 2007 and 2006 should have a material adverse impact on its financial condition or results of operations.

NOTE 17—STOCK WARRANTS

At March 31, 2007 and 2006, the Company had outstanding warrants to purchase 500,000 and 2,625,000 shares of the Company’s common stock, respectively.

On June 4, 2004, pursuant to a Financial Consulting Agreement, the Company issued 300,000 3-year life warrants to purchase common stock, for consulting services. For the 300,000 warrants, the exercise prices range from $1.50 to $2.50 per share, with vesting after one year and expiring on June 4, 2007. On October 1, 2004, pursuant to a Financial Consulting Agreement, the Company issued 200,000 4-year life warrants to purchase common stock, for consulting services. For the 200,000 warrants, the exercise prices range from $1.25 to $1.50 per share, with 25% vesting on October 1, 2004 and then subsequent vesting is at 25% per quarter, expiring on October 1, 2008.

For the warrants issued in connection with the financial consulting agreements, the balance of deferred consulting fees as of March 31, 2007 and 2006 was zero and $48,750, respectively. The initial valuation of these warrants was $442,500. For the years ended March 31, 2007 and 2006, the Company included consulting expense in the amount of $48,750 and $142,500, respectively, in selling, general and administrative expenses in the statements of operations, for these warrants.

In September 2004, pursuant to a Securities Purchase Agreement, the Company issued 1,375,000 warrants to purchase common stock, in connection with the Company’s sale of a secured convertible note, at an exercise price of $1.04 per share, subject to certain adjustments pursuant to the Securities Purchase Agreement, and they were to expire in September 2009. On April 28, 2006, in accordance with a Postponement and Amendment Agreement with Laurus, the warrants were cancelled in their entirety (see Note 14).

On March 29, 2005, pursuant to a Security Agreement, the Company issued 750,000 warrants to purchase common stock, in connection with the Company’s sale of a secured convertible note, at an exercise price of $1.37 per share, subject to certain adjustments pursuant to the Security Agreement, and they were to expire in March 2012. On April 28, 2006, in accordance with a Postponement and Amendment Agreement with Laurus, the warrants were cancelled in their entirety (see Note 12).

NOTE 18—STOCK OPTIONS

The Company’s Stock Option Plan (“SOP”) was adopted in March 1999 to provide for the grant to employees up to 6,000,000 incentive stock options within the meaning of Section 422 of the Internal Revenue Code. The SOP, which is administered by the Company’s Board of Directors, is intended to provide incentives to directors, officers, and other key employees and enhance the Company’s ability to attract and retain qualified

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

employees. Stock options are granted for the purchase of common stock at a price not less than the 100% of fair market value of the Company’s common stock on the date of the grant (110% for holders of more than 10% of the total combined voting power of all classes of capital stock then outstanding).

On April 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (FAS 123(R)), that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The statement eliminated the ability to account for share-based compensation transactions, as the Company formerly did, using the intrinsic value method as prescribed by APB Opinion No. 25, and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expenses in the Company’s consolidated statement of operations.

The Company adopted FAS 123(R) using the modified prospective method which requires the application of the accounting standard as of April 1, 2006. The Company’s consolidated financial statements as of and for the year ended March 31, 2007 reflects the impact of adopting FAS 123(R). In accordance with the modified prospective method, the consolidated financial statements for the prior periods have not been restated to reflect, and do not include, the impact of FAS 123(R).

Share-based compensation expense recognized during the year is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in the consolidated statement of operations during the year ended March 31, 2007 included compensation expense for the share-based payment awards granted prior to March 31, 2006 and thereafter, based on the grant date fair value estimated in accordance with FAS 123(R). As share-based compensation expense recognized in the statement of operations is based on awards ultimately expected to vest, it will be reduced for estimated forfeitures. FAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

As a result of adopting FAS 123(R), $910,258 of share-based compensation was charged against income for the year ended March 31, 2007. For the year ended March 31, 2006, the following table illustrates the effect on net income (loss) and earnings (loss) per share had we applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Share-Based Compensation,” to share-based employee compensation.

Year Ended March 31, 2006
Net income (loss):
As reported	$5,903,910

Pro forma	$5,416,677

Basic income (loss) per share:
As reported	$0.41

Pro forma	$0.38

Diluted income (loss) per share:
As reported	$0.08

Pro forma	$0.05

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On October 17, 2004, a meeting of the Compensation Committee of the Board of Directors of the Company was held. At the meeting, the Compensation Committee granted options to purchase 500,000 shares of the Company’s common stock, effective October 1, 2004, to Jugal Taneja, the Company’s Chairman and a principal shareholder of the Company, as compensation for Mr. Taneja’s personal guarantee to Laurus Master Fund, Ltd. of financing in the amount of $6 million, to fund the BOSS acquisition. The exercise price of the options is $1.14 (110% of the fair value of the Company’s common stock on September 30, 2004). The options vest approximately equally over a three year period, commencing October 1, 2005. For the options granted, the balance of deferred consulting fees as of March 31, 2007 and 2006 was $83,127 and $249,382, respectively. The initial valuation of these options was $498,763. For the years ended March 31, 2007 and 2006, the Company included compensation expense in the amount of $166,254 in selling, general and administrative expenses in the statements of operations, for these options.

On December 1, 2005, the Company granted options to purchase 2,500 shares of the Company’s common stock to an employee, in accordance with the Company’s 1999 Stock Option Plan. The exercise price of the options is $0.39 (100% of the fair value of the Company’s common stock on November 30, 2005). The options vest on December 1, 2006. The fair value of the options granted was estimated on the grant date using the Black-Scholes option pricing model with a volatility factor of 110.35% and a risk free interest rate of 4.47%.

On March 1, 2006, the Company granted options to purchase 2,500 shares of the Company’s common stock to an employee, in accordance with the Company’s 1999 Stock Option Plan. The exercise price of the options is $0.43 (100% of the fair value of the Company’s common stock on February 28, 2006). The options vest on March 1, 2007. The fair value of the options granted was estimated on the grant date using the Black-Scholes option pricing model with a volatility factor of 110.35% and a risk free interest rate of 4.77%.

On July 17, 2006, the Company granted options to purchase 650,000 shares of the Company’s common stock to employees, in accordance with the Company’s 1999 Stock Option Plan. The exercise price of the options is $0.37 (100% of the fair value of the Company’s common stock on July 16, 2006). The options vest approximately equally over a three year period, commencing July 17, 2007. The fair value of the options granted was estimated on the grant date using the Black-Scholes option pricing model with a volatility factor of 114.74% and a risk free interest rate of 5.07%.

On July 17, 2006, the Company granted options to purchase 250,000 shares of the Company’s common stock to Jugal Taneja, the Company’s Chairman and a principal shareholder of the Company, and options to purchase 250,000 shares of the Company’s common stock to Mandeep Taneja, the Company’s Chief Executive Officer and a principal shareholder of the Company, in accordance with the Company’s 1999 Stock Option Plan. The exercise price of the options is $0.407 (110% of the fair value of the Company’s common stock on July 16, 2006). The options vest approximately equally over a three year period, commencing July 17, 2007. The fair value of the options granted was estimated on the grant date using the Black-Scholes option pricing model with a volatility factor of 114.74% and a risk free interest rate of 3.56%.

On July 24, 2006, the Compensation Committee of the Company’s Board of Directors granted options to purchase 500,000 shares of the Company’s common stock to Mandeep Taneja, as compensation for Mr. Taneja’s personal guarantee to First Community Bank, on July 24, 2006, of the Standby Letter Of Credit and Security Agreement issued by the Company to First Community Bank. The exercise price of the options is $0.44 (110% of the fair value of the Company’s common stock on July 23, 2006). The options vest approximately equally over a three year period, commencing July 24, 2007. The fair value of the options granted was estimated on the grant date using the Black-Scholes option pricing model with a volatility factor of 114.74% and a risk free interest rate of 3.69%.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On March 28, 2007, the Company offered all persons who held outstanding vested and unvested options to purchase common stock, which were issued pursuant to the terms of the Company’s stock option plan, to replace all of his or her outstanding vested and unvested options into a new number of restricted common shares. As a result, the Company issued an aggregate of 1,186,825 restricted shares of common stock in exchange for the cancellation of 2,905,000 outstanding options to purchase common stock. The options had exercise prices ranging from $0.1625 to $1.14. All persons who received shares in exchange for cancellation of options entered into lock up agreements, pursuant to which they are not permitted to sell, assign, encumber, grant an option with respect to, or transfer and/or dispose of such shares for a period of three years, except with prior written consent of the Company. As a result of the exchanges, the compensation expense recorded by the Company in excess of the Black-Scholes grant date fair value was $143,907, for the year ended March 31, 2007.

The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model, with the following weighted average assumptions:

	2007	2006
Risk-free interest rate	3.56%-5.07%	4.47%-4.77%
Dividend yield	—	—
Volatility	114.74%	110.35%
Average expected term	7 years	7 years

The following summarizes information about the aggregate stock option activity for the years ended March 31, 2007 and 2006:

	2007		2006
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding, beginning of year	1,960,000	$.82	1,955,000	$.82
Granted	1,650,000	.40	5,000.41
Exercised	—	—	—	—
Exchanged for common stock	(2,905,000)	—	—	—
Expired and forfeited	(705,000)	—	—	—

Outstanding, end of year	—	$—	1,960,000	$.82

Options vested, end of year	—	$—	1,186,663	$.58

Weighted average fair value of options granted during the years ended March 31, 2007 and 2006		$.33		$.27

As of March 31, 2007, there were no options outstanding. As of March 31, 2006, there were 1,960,000 options outstanding. Any options which are forfeited or cancelled before expiration become available for future grants.

NOTE 19—SHAREHOLDERS’ EQUITY

In August 1998, upon the filing by the Company of Articles of Amendment to its Articles of Incorporation, the Company established Series A Convertible Preferred Stock. The Series A Preferred Stock was issued in conjunction with the Company’s acquisition of Energy Factors. Terms associated with the issuance of the Series A Preferred are: (1) Shareholders are not entitled to receive dividends, (2) Liquidation preference of $5 per share over any junior

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

stock, including common stock, (3) Automatic conversion to one share of common stock if the average closing price of the common stock for any five consecutive trading day period is $5 per share or more, and (4) Holders of Series A Preferred are entitled to the same voting rights as shareholders of common stock as a single class.

In September 1998, upon the filing by the Company of Articles of Amendment to its Articles of Incorporation, the Company established Series B 6% Cumulative Convertible Preferred Stock. The Series B Cumulative Convertible Preferred Stock was issued for cash used in the operations of the Company. Terms associated with the issuance of Series B Preferred are: (1) Shareholders are entitled to receive dividends on each outstanding share at an annual rate of 6%, (2) Liquidation preference of $2.50 per share over any junior stock, including common stock, (3) Automatic conversion to one share of common stock if the average closing price of the common stock for any five consecutive trading day period is $5 per share or more, and (4) Holders of Series B Preferred have no voting rights.

On July 29, 2003, the Board of Directors of the Company approved a forward split of its outstanding shares of common stock on a four-for-one basis effective August 12, 2003, such that for each share of Company common stock held as of August 1, 2003, each shareholder was entitled to receive three additional shares of Company common stock.

Effective August 1, 2003, upon the filing by the Company of Articles of Amendment to its Articles of Incorporation on July 30, 2003, the four-for-one forward stock split was effected, with a record date of August 1, 2003. The payment date for the additional shares of Company common stock was August 12, 2003.

On October 22, 2004 a Special Meeting of Stockholders of the Company was held at the Company’s corporate headquarters. At the meeting, a minimum of 81% of all of the shareholders of record of the Company’s common stock, at the close of business on September 20, 2004, voted to approve the amendment to the Company’s articles of incorporation to (a) increase the authorized number of shares of common stock from 20,000,000 shares to 45,000,000 shares, and (b) to change the quorum requirements for various stockholder actions from 75% of the holders of outstanding shares of the Company’s common stock to the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock then entitled to vote.

On October 25, 2004, the Company filed the Certificate of Amendment to Restated Articles of Incorporation of Dynamic Health Products, Inc. to accomplish the above.

On October 29, 2004, the Company filed a Registration Statement on Form S-2 for the registration of up to 8,701,585 shares of the Company’s common stock, including up to 7,326,585 shares of common stock underlying the Secured Convertible Note in the principal amount of $6,000,000 and up to 1,375,000 shares issuable upon the exercise of common stock purchase warrants. On November 15, 2004, the Securities and Exchange Commission declared the Registration Statement to be effective. Such Registration Statement is no longer current.

On April 22, 2005, the Company filed a Registration Statement on Form S-2 for the registration of up to 2,944,690 shares of the Company’s common stock, including up to 2,194,690 shares of common stock underlying the Secured Convertible Notes in the principal amount of $4,000,000 and up to 750,000 shares issuable upon the exercise of common stock purchase warrants. The Company subsequently withdrew such Registration Statement on August 19, 2005.

On August 19, 2005, the Company filed a Registration Statement on Form S-2 for the registration of up to 3,219,690 shares of the Company’s common stock, including up to 2,194,690 shares of common stock

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

underlying the March 2005 secured convertible notes in the principal amount of $4,000,000, up to 750,000 shares issuable upon the exercise of common stock purchase warrants and 275,000 shares of common stock underlying the July 2005 postponement agreement. The Company subsequently withdrew such Registration Statement on May 11, 2006.

On July 19, 2005, the Company entered into a Postponement Agreement with Laurus Master Fund, Ltd., whereby Laurus agreed to postpone the Company’s obligation to make certain amortization payments on its secured convertible note and, in consideration therefore, the Company issued to Laurus 275,000 shares of restricted common stock of the Company. Pursuant to the agreement, the principal portion of the monthly amount that is due on the first business day of each of the months from August 2005 through March 2006, in the amount of $187,500 per month, shall not be required to be paid until the first business day of each of the months from February 2007 through September 2007, respectively, in each case, in addition to the regular monthly principal payments due in each of the months. In connection with the agreement, Laurus agreed to amend the Registration Rights Agreement with the Company to extend the dates for the filing requirements of the Company’s Registration Statement.

On August 31, 2005, the Company issued 14,038 restricted shares of common stock to Dynamic Health Products, Inc. 401(k) Plan for the Company’s contribution to the employees 401(k) benefit plan.

On September 12, 2005, 150,000 shares of restricted common stock of the Company were sold to a non-affiliated third party investor at $.50 per new share, for gross proceeds of $75,000. Proceeds were used to provide additional working capital for the Company.

On April 28, 2006, the Company entered into a Postponement and Amendment Agreement with Laurus Master Fund, Ltd., pursuant to which the Company modified the September 30, 2004 and the March 29, 2005 earlier agreements among the parties. Pursuant to the agreement, the principal portion of the monthly amount that is due under the September 30, 2004 convertible note on the first business day of each of the months from May 2006 through December 2006, in the amount of $187,500 per month, shall be reduced by $137,500 per month. and, in consideration therefore, the Company issued to Laurus 275,000 shares of restricted common stock of the Company. In addition, Laurus agreed to the cancellation of all of the common stock purchase warrants issued to Laurus in connection with the September 30, 2004 and March 29, 2005 agreements and, in consideration therefore, the Company issued to Laurus 150,000 shares of restricted common stock of the Company. In connection with the agreement, Laurus agreed to amend the Registration Rights Agreement with the Company to extend the dates for the filing requirements of the Company’s Registration Statement.

In connection with the Postponement and Amendment Agreement, the Company also executed restated promissory notes in favor of Laurus and an amended and restated registration rights agreement (the “Restated Registration Rights Agreement”). Pursuant to the Restated Registration Rights Agreement, we agreed to file a registration statement by June 30, 2006, covering the resale of the securities issued or issuable to Laurus. The Company was obligated to have such registration statement declared effective by September 30, 2006, but there were no stated penalties for failure to meet such deadline.

On June 7, 2006, the Company issued 166,405 restricted shares of its common stock to Dynamic Health Products, Inc. 401(k) Plan for the Company’s contribution to the employees 401(k) benefit plan.

On July 3, 2006, the Company filed a Registration Statement on Form SB-2 for the registration of up to 10,221,275 shares of the Company’s common stock, including up to 2,194,690 shares of common stock underlying the March 2005 secured convertible notes, up to 7,326,585 shares of common stock underlying the

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 2004 secured convertible notes, 275,000 shares of common stock underlying the July 2005 postponement agreement, and 425,000 shares of common stock underlying the April 2006 amendment and postponement agreement. Such Registration Statement was subsequently withdrawn by the Company on October 4, 2006.

On October 4, 2006, the Company entered into an agreement with Laurus pursuant to which the Company modified the earlier agreements among the parties (the “Amendment Agreement”). The Amendment Agreement (i) eliminated the obligation of the Company to register for resale the shares of common stock underlying the securities sold in September 2004, and (ii) removed Laurus’ right to waive 9.99% ownership limitations contained in their convertible debentures.

In connection with the Amendment Agreement, the Company also executed second amended and restated promissory notes in favor of Laurus. Pursuant to the Amendment Agreement, the Company agreed to file a registration statement by October 20, 2006, covering the resale of certain securities issued or issuable to Laurus. The Company was obligated to have such registration statement declared effective by November 30, 2006, but there were no stated penalties for failure to meet such deadline. Laurus could have declared the obligations in default and sought immediate repayment, but it had given no indication of doing so. If immediate repayment had been required, we would not have had sufficient funds and Laurus could have taken legal action to recover amounts due from our assets.

On October 20, 2006, the Company filed a Registration Statement on Form SB-2 for the registration of up to 2,761,335 shares of the Company’s common stock, including up to 2,061,335 shares of common stock underlying the March 2005 secured convertible notes, 275,000 shares of common stock underlying the July 2005 postponement agreement, and 425,000 shares of common stock underlying the April 2006 amendment and postponement agreement. On December 14, 2006, March 8, 2007 and March 27, 2007, the Company filed amendments to this Registration Statement on Form SB-2. On April 9, 2007, the Securities and Exchange Commission declared the Registration Statement to be effective.

On March 28, 2007, the Company issued an aggregate of 1,186,825 restricted shares of common stock in exchange for the cancellation of 2,905,000 outstanding options to purchase common stock. The options had exercise prices ranging from $0.1625 to $1.14. All persons who received shares in exchange for cancellation of options entered into lock up agreements, pursuant to which they are not permitted to sell, assign, encumber, grant an option with respect to, or transfer and/or dispose of such shares for a period of three years, except with prior written consent of the Company.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 20—EARNINGS (LOSS) PER SHARE

The following sets forth the computation of basic and diluted net earnings per common share for the years ended March 31, 2007 and 2006:

	2007	2006
		(Restated)
Numerator:
Net income (loss)	$(3,814,764)	$5,903,910
Less preferred stock dividends	—	—

Net income (loss) available to common shareholders	(3,814,764)	5,903,910

Less derivative instrument income and interest expense, net, from convertible notes	—	4,246,950

Net income (loss) available to common shareholders after assumed conversion of dilutive securities	$(3,814,764)	$1,656,960

Denominator:
Weighted average shares outstanding	15,006,057	14,308,264
Effect of dilutive securities:
Convertible notes	—	6,769,912
Warrants	—	—
Stock options	—	403,458

Weighted average fully diluted shares outstanding	15,006,057	21,481,634

Net earnings (loss) per common share—
Basic	$(0.25)	$.41

Diluted	$(0.25)	$.08

For the year ended March 31, 2007, warrants on 500,000 shares of common stock and 5,867,135 shares issuable upon conversion of convertible notes were not included in the computation of diluted earnings (loss) per share because their effects were anti-dilutive. For the year ended March 31, 2006, options on 1,552,582 shares of common stock and warrants on 2,625,000 shares of common stock were not included in the computation of diluted earnings per share because their effects were anti-dilutive. See Note 1 for further information regarding the restatement.

NOTE 21—CONCENTRATION OF CREDIT RISK

Concentrations of credit risk with respect to trade receivables are limited due to the distribution of sales over a large customer base. For the years ended March 31, 2007 and 2006, DPS Nutrition Inc. accounted 11%, in relation to total consolidated revenues. The Company has no concentration of customers within specific geographic areas outside of the United States that would give rise to significant geographic credit risk.

Financial instruments that potentially subject the Company to concentrations of credit risk include cash deposits with commercial banks and brokerage firms. At March 31, 2007 and 2006, the Company maintained cash balances in excess of the Federal Deposit Insurance Company’s $100,000 insurance limit.

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 22—SUBSEQUENT EVENTS

On April 11, 2007, the Company entered into a Postponement and Amendment Agreement with Laurus pursuant to which the Company modified the earlier agreements among the parties. The agreement provides for the following:

•

Principal payments under the September 2004 note are reduced to $75,000 per month for each of the months commencing January 2007 through the maturity date of the note, at which time all deferred payments become due and owing;

•	The Company’s obligation to repay overadvances of up to $1,721,000 under the March 2005 revolving note shall be due and payable on December 31, 2007;

•	In consideration for the foregoing, the Company issued an aggregate of 350,000 restricted shares of its common stock to Laurus.

On April 26, 2007, the Company entered into a Business Loan Agreement with First Community Bank of America (“FCB”), whereby the Company issued a secured Promissory Note to FCB in the maximum principal amount of $1,000,000, or so much as may be outstanding, together with interest on the unpaid outstanding principal balance from time to time. Loan advances will be made from time to time upon the request of the Company. The note matures on October 15, 2007. Annual interest on the note is equal to the U.S. Prime Rate as published in The Wall Street Journal, plus 1%. Interest shall be calculated from the date of each advance until repayment of each advance. Interest on the note is payable monthly on the 26th day of each month, commencing May 26, 2007. There is no prepayment penalty on the note. The note is guaranteed by Jugal K. Taneja, the Company’s Chairman and Mandeep K. Taneja, the Company’s Chief Executive Officer and President. In addition, Jugal Taneja and his spouse, and Mandeep Taneja have pledged certain shares of the Company’s common stock as collateral for the note. Proceeds of the note will be used for short-term working capital needs.

On May 14, 2007, the Company and GeoPharma, Inc. entered into a definitive agreement (the “Merger Agreement”) under which the Company will merge with and into a wholly-owned subsidiary of GeoPharma in a stock transaction (the “Merger”). The Board of Directors of the Company determined that the Merger would further the Company’s long-term business objectives, including without limitation, providing additional capital to support continued growth.

Under the terms of the Merger Agreement, GeoPharma will exchange approximately 0.1429 shares of its common stock for each share of Company common stock and fractional shares will be rounded up to the nearest whole share. Based on an average 10-day market closing price of GeoPharma’s common stock from May 1-14, 2007 of $4.24 per share, the transaction would be valued at $14 million, based on an estimated 3.3 million shares of GeoPharma common stock to be issued to the shareholders of the Company in the Merger. The actual value at consummation of the Merger will be based on GeoPharma’s share price at that time.

Completion of the Merger of the Company into a wholly-owned subsidiary of GeoPharma and the issuance of the GeoPharma common shares to the shareholders of the Company is subject to the approval of the transaction by the shareholders of both companies, the conversion of the Company’s convertible notes prior to the closing of the Merger, the receipt of required regulatory approvals, and the satisfaction of usual and customary closing conditions. The Merger Agreement contains certain termination rights for both the Company and GeoPharma.

Directors and executive officers of GeoPharma beneficially own and are entitled to vote approximately 43% of the shares of GeoPharma common stock outstanding. Directors and executive officers of the Company

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

beneficially own and are entitled to vote approximately 47% of the shares of Company common stock outstanding.

There are certain material relationships between the Company and its affiliates, and GeoPharma and its affiliates. In this regard, Jugal K. Taneja is the Chairman of the Board of Directors of the Company and GeoPharma, and he is a principal shareholder of both companies. Mandeep K. Taneja is the Chief Executive Officer, President, a director and a principal shareholder of the Company. Mihir K. Taneja is the Chief Executive Officer of GeoPharma and a principal shareholder of both companies. Mandeep Taneja and Mihir Taneja are Jugal Taneja’s sons. Kotha S. Sekharam is the President of GeoPharma, a director of both companies, and a principal shareholder of GeoPharma. William L. LaGamba, a principal shareholder of the Company is also a director of GeoPharma. Currently, the Company holds 204,914 shares of common stock of GeoPharma.

On May 15, 2007, the Company and GeoPharma filed with the Securities and Exchange Commission (the “SEC”) a joint proxy statement/prospectus on Form S-4, in connection with the proposed acquisition of the Company by GeoPharma pursuant to the terms of the definitive Merger Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholder

Dynamic Marketing, Inc.

We have audited the accompanying balance sheets of Dynamic Marketing, Inc. as of December 31, 2004, 2003 and 2002 and the related statements of operations, changes in shareholder’s equity, and cash flows for the years ended December 31, 2004, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dynamic Marketing, Inc. and as of December 31, 2004, 2003 and 2002 and the results of operations and cash flows for the years ended December 31, 2004, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ BRIMMER, BUREK & KEELAN LLP

Brimmer, Burek & Keelan LLP

Tampa, Florida

March 18, 2005

DYNAMIC MARKETING, INC.

BALANCE SHEETS

AS OF

	DECEMBER 31, 2004	DECEMBER 31, 2003	DECEMBER 31, 2002
ASSETS
CURRENT ASSETS
Cash	$28,044	$53,385	$32,858
Accounts Receivable, Net of an Allowance for Doubtful Accounts of $128,113 in 2004 and $100,000 in 2003 & 2002	972,368	970,368	921,897
Inventory	1,299,616	1,416,120	996,190
Loan receivable—related parties	—	53,624	41,185
Prepaid Expenses and Other Current Assets	93,964	51,370	58,203

Total Current Assets	2,393,992	2,544,867	2,050,333

PROPERTY AND EQUIPMENT—NET	447,414	491,878	615,931

OTHER ASSETS
Financing Costs, Net of Accumulated Amortization of $28,376 in 2004; $5,675 in 2003; and $26,295 in 2002	44,939	67,640	18,071
Intangibles (net)	158,372	158,372	158,372

Total Other Assets	203,311	226,012	176,443

Total Assets	3,044,717	3,262,757	2,842,707

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Cash Overdraft	363,140	128,984	27,890
Accounts Payable	1,093,337	1,033,724	1,020,110
Accrued Expenses	160,383	93,650	99,278
Lines of Credit	1,229,648	1,251,255	919,614
Obligations Under Capital Leases—Current	2,139	6,011	—
Notes Payable—Current	148,905	182,148	568,981

Total Current Liabilities	2,997,553	2,695,773	2,635,873

LONG-TERM LIABILITIES
Obligations Under Capital Leases	—	2,132	—
Notes Payable	185,630	390,739	238,640

Total Long—Term Liabilities	185,630	392,871	238,640

Total Liabilities	3,183,183	3,088,643	2,874,513

Contingency	—	—	—

STOCKHOLDER’S EQUITY (DEFICIT)
Capital Stock—Common, No Par Value; 1,000 Shares Authorized; 100 Shares Issued and Outstanding	1,000	1,000	1,000
Retained Earnings	(139,466)	173,114	(32,806)

Total Stockholder’s Equity (Deficit)	(138,466)	174,114	(31,806)

Total Liabilities and Stockholder’s Equity	3,044,717	$3,262,757	2,842,707

Please read accompanying notes

DYNAMIC MARKETING, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED

	DECEMBER 31, 2004	DECEMBER 31, 2003	DECEMBER 31, 2002
SALES	$13,566,666	$16,057,461	$15,050,116

COST OF SALES	10,679,325	12,651,748	11,774,655

GROSS PROFIT	2,887,341	3,405,713	3,275,461

OPERATING EXPENSES
Payroll and fringe benefits	1,323,635	1,292,253	1,266,337
Rent expense related party	114,000	114,000	114,000
Rent expense	96,486	93,130	99,105
Depreciation expense	144,133	162,483	173,360
Bad debt expense	51,541	87,260	20,188
Other financing costs	93,021	94,203	38,845
Selling and Marketing Expenses	202,904	157,981	177,972
Delivery and Warehouse Expenses	709,545	706,183	642,776
Administrative and General Expenses	514,100	507,697	449,614

Total Operating Expenses	3,249,365	3,215,190	2,982,197

Net Income (Loss) From Operations	(362,024)	190,523	293,264

OTHER (INCOME) EXPENSES
Loss on Disposal of Property and Equipment	4,687	4,622	16,300
Interest Expense	111,758	135,212	178,466
Other income—marketing	(222,640)	(155,231)	—

Total Other Expense	(106,195)	(15,397)	194,766

NET INCOME (LOSS)	(255,829)	205,920	98,498

Basic and diluted income (loss) per share	$(2,558)	$2,059	$985

Basic and diluted weighted average number of common shares outstanding	100	100	100

Please read accompanying notes

DYNAMIC MARKETING, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	Common stock		Paid-in Capital	Accumulated earnings (deficit)	Total shareholders’ equity (deficit)
	Shares	Amount
Balance at December 31, 2001	100	$1,000	$—	$(131,304)	$(130,304)
Net income (loss)				98,498	98,498

Balance at December 31, 2002	100	$1,000	$—	$(32,806)	$(31,806)

Net income (loss)				205,920	205,920

Balance at December 31, 2003	100	$1,000	$—	$173,114	$174,114

Shareholder distributions				(56,751)	(56,751)
Net income (loss)				(255,829)	(255,829)

Balance at December 31, 2004	100	$1,000	$—	$(139,466)	$(138,466)

Please read accompanying notes

DYNAMIC MARKETING, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, 2002

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

During 2004, amounts due from a related party, with common ownership, and from the stockholder were distributed to the shareholder totaling $56,751.

During 2003, the Company refinanced debt as follows:

New debt	$1,850,936
Payoff of existing debt	(1,814,816)
Payment of accrued expenses	(22,744)
Payments of financing costs	(73,315)
Payments of related party financing costs	(10,897)

Net cash provided by Dynamic Marketing, Inc. at closing	(70,836)

During 2003, the Company financed a vehicle and office equipment through a long term note and a capital lease totaling $34,342.

Please read accompanying notes

DYNAMIC MARKETING, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED

	DECEMBER 31, 2004	DECEMBER 31, 2003	DECEMBER 31, 2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(255,829)	$205,920	$98,498
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	144,133	162,483	173,360
Bad Debts	51,541	87,261	20,188
Amortization	22,701	33,746	21,276
Loss on Disposal of Property and Equipment	4,687	4,623	1,076
(Increase) Decrease in Operating Assets:
Accounts Receivable	(53,542)	(135,728)	(242,681)
Inventory	97,841	(355,155)	199,249
Other Current Assets	3,738	(67,948)	(4,743)
Increase (Decrease) in Operating Liabilities:
Accounts Payable	26,347	(21,670)	222,954
Increase (Decrease) in Cash Overdraft	234,156	101,094	(73,555)
Accrued Expenses and Other Current Liabilities	10,781	52,407	(23,447)

Net Cash Provided (Used) by Operating Activities	286,554	67,033	392,175

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of Property and Equipment	(51,631)	(16,214)	(39,985)
Proceeds From Sale of Equipment	8,800	7,500	18,000
(Increase) Decrease in Due From Affiliate	0	0	16,838
(Increase) Decrease in Due From Officer	(3,103)	(1,542)	20,100

Net Cash Provided (Used) by Investing Activities	(45,934)	(10,256)	14,953

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (Decrease) in Lines of Credit	(21,607)	147,707	(194,316)
Payments of Notes Payable	(238,350)	(109,241)	(168,415)
Funds Disbursed Upon Refinancing	0	(70,836)	0
Payments of Obligation Under Capital Lease	(6,003)	(3,881)	(18,502)

Net Cash Provided (Used) by Financing Activities	(265,960)	(36,251)	(381,233)

INCREASE (DECREASE) IN CASH	(25,340)	20,526	25,895
CASH—BEGINNING OF YEAR	53,384	32,858	6,963

CASH—END OF YEAR	$28,044	$53,384	$32,858

Please read accompanying notes

DYNAMIC MARKETING, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Dynamic Marketing, Inc. a Rhode Island Corporation, is primarily engaged in the marketing and distribution of food supplements, drinks, clothing and accessories to fitness and health centers, and retail outlets throughout the United States. The Company has a distribution center in Rhode Island and one in Nevada.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

The Company carries its accounts receivable at cost less an allowance for doubtful accounts of $128,113 and $100,000 in 2004, 2003 and 2002, respectively. On a periodic basis, the Company evaluates its accounts receivable and adjusts the allowance for doubtful accounts based on current credit conditions. Accounts are written off based on management’s evaluation of the collectibility of each account resulting from collection efforts.

INVENTORIES

Inventories consist of food and drink supplements and are stated at the lower of cost or market. Cost is determined on the first-in, first-out method.

PROPERTY AND EQUIPMENT AND DEPRECIATION

Property and equipment are stated at cost, except that property held under capital leases is recorded at the lower of the present value of future minimum lease payments or the fair value of the property at the beginning of the lease term. Depreciation is calculated on straight-line and accelerated methods over the estimated useful lives of the assets ranging from five to forty years.

GOODWILL

Purchased goodwill in the amount of $170,500 was being amortized over 15 years until December 31, 2001. Accumulated amortization at December 31, 2001 was $26,708. Effective January 1, 2002, the Company ceased amortization of goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The Company assesses goodwill for impairment annually. No impairment of intangible assets was determined to exist as of December 31, 2004, 2003 and 2002.

DYNAMIC MARKETING, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

REVENUE RECOGNITION

The Company recognizes revenue when the merchandise is shipped to the customer, which is when title and loss has passed to the customer and payment is reasonably assured.

ADVERTISING COSTS

The Company expenses advertising costs as they are incurred.

SHIPPING COSTS

The Company expenses shipping costs as they are incurred.

DEFERRED FINANCING COSTS

Deferred financing costs relate to capitalized financing costs that are being amortized using the straight line method over the lives of the related loans. Amortization expense totaled $22,701, $23,750 and $21,276 for the years ended December 31, 2004, 2003 and 2002, respectively.

INCOME TAXES

Dynamic Marketing, Inc. has elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code effective January 1, 1999. Under these provisions, Dynamic Marketing, Inc. is not required to pay federal and state corporate income taxes on its taxable income. Instead, the stockholder is liable for individual federal and state income taxes on the Corporation’s taxable income.

GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern for a reasonable period, not to exceed one year. As reflected in the financial statements, the Company has negative working capital for the years ended December 31, 2004, 2003 and 2002 and a loss from operations for 2004. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company has adequate financing in place and subsequent to December 31, 2004, the Company entered into an initial agreement for the sale of the Company. The resulting sale, if completed, together with existing financing arrangements, are expected to provide funding for the continued operations of the Company.

NOTE 2—PROPERTY AND EQUIPMENT

The following is a summary of property and equipment—at cost, less accumulated depreciation at December 31:

	2004	2003	2002
Equipment	$662,926	$656,285	$709,317
Office Furniture and Fixtures	69,031	69,031	69,031
Motor Vehicles	137,427	237,945	275,857
Merchandisers	363,444	266,469	286,470
Leasehold improvements	14,038	14,038	14,038
Property Held Under Capital Leases	12,023	12,023	—

	1,258,889	1,255,791	1,334,713
Less: Accumulated Depreciation	811,475	763,913	718,782

	$447,414	$491,878	$615,931

Depreciation expense charged to operations was $144,133, $162,483 and $173,360 for the years ended December 31, 2004, 2003 and 2002 respectively.

DYNAMIC MARKETING, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE 3—LINE OF CREDIT

During 2003, the Company secured a revolving $3,000,000 line of credit bearing interest at the bank’s prime rate plus 1%. Interest is payable monthly. In addition to monthly interest payments, the Company is also subject to other fees which include an unused line fee equal to .5% of the average unused balance of the prior month paid monthly, monthly collateral fees of $1,000, monthly cash management fees and an annual facility fee which effectively assures that minimum yearly interest and fees paid on the line of credit will equal $130,000. The outstanding balance on the line cannot exceed 80% of eligible receivables plus the lesser of 85% of net orderly liquidating value of inventory or $1,400,000, minus $50,000. The remaining amount available to be drawn under this limitation was $116,810 at December 31, 2004. The note is secured by a first security interest in all assets except machinery, equipment and real estate, a second security interest in machinery and equipment, and is guaranteed by the stockholder and a related party. The note also contains various covenants and ratio requirements including a minimum net worth ratio and a fixed charge coverage ratio. The line of credit expires in September, 2006.

During the year ended December 31, 2004, the Company was in default of two of the covenants. The bank issued the Company a reservations of rights letter, forbearing their right to remedy as of December 31, 2004. As a result, the bank did not execute on their rights under the terms of the default, but reserved the option to so at their discretion.

During the year ended December 31, 2002, the Company had a $1,500,000 line of credit, due on demand, which bore interest at the bank’s prime rate plus 1.25%. Interest was payable monthly. Additional interest at .5% of the average unused credit line during the prior month was also payable monthly. The outstanding balance of the line cannot exceed 80% of eligible accounts receivable plus the lessor of (1) 50% of eligible inventory or (2) $900,000 minus $100,000. The remaining amount available to be drawn under this limitation was approximately $140,000 at December 31, 2002. The note was secured by a first security interest in substantially all corporate assets and guaranteed by the shareholder and a related party. The note also contains various covenants and ratio requirements including a minimum liquidity ratio, a minimum tangible net worth ratio, a minimum debt service ratio and a minimum earnings before interest and taxes, plus depreciation and amortization (EBITDA) ratio. Final payment of principle and interest was due on June 30, 2003.

DYNAMIC MARKETING, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE 4—NOTES PAYABLE

The following is a summary of the notes payable at December 31:

	2004	2003	2002
Note payable to the Business Development Company of Rhode Island; secured by a third security interest in certain business assets; fourth position mortgage on real estate owned by the stockholder and personally guaranteed by the stockholder, payable in monthly installments of $5,500, including interest at 11.25%; final payment due October, 2007	$48,859	$152,981	$—

Note payable to finance company; secured by a vehicle; payable in monthly installments of $730, including interest at 7.49%; final payment made December, 2004	—	8,401	16,210
Note payable to finance company; secured by a certain vehicle; payable in monthly installments of $412, including interest at 4.3%; final payment due December 2008	$18,245	$22,319	$—

Note payable to finance company; 75% of balance guaranteed by Small Business Administration (SBA), first security interest in certain business assets; second security interest in inventory and accounts receivable; third position mortgage on real estate owned by a related party and guaranteed by the stockholder, payable in monthly installments of $5,000 plus interest at the prime lending rate plus 1.75%; final payment due September, 2008	231,310	290,284	—

Note payable to Rhode Island Economic Development Corporation; secured by a fourth security interest in all corporate assets and guaranteed by the stockholder, payable in monthly installments of $5,373, including interest at 5.25%; final payment due August, 2005	36,121	98,900	149,932

Note payable to finance company; secured by vehicle; payable in monthly installments of $781 including interest at 9%; final payment due June, 2003	—	—	5,241

Note payable to the City of Cranston; secured by a third position mortgage on real estate owned by a related party and guaranteed by the stockholder, payable in monthly payments of $821, including interest at 7.75%; final payment due March, 2019	—	—	90,889

Note payable to the Business Development Company of Rhode Island; secured by a third security interest in business assets; fourth position mortgage on real estate owned by a related party and guaranteed by the stockholder, payable in monthly installments of $4,386 plus interest at 15%; final payment due March, 2004	—	—	70,174

Note payable to bank; 75% of balance guaranteed by Small Business Administration (SBA), second security interest in equipment, inventory and accounts receivable; and guaranteed by the stockholder and a related party; payable in monthly installments of $7,523; including interest at 10.25%; refinanced in 2003	—	—	475,175

	334,535	572,885	807,621
Less: Current Portion	122,877	182,147	568,981

Long-Term Portion	$211,658	$390,738	$238,640

DYNAMIC MARKETING, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

During 2004, 2003 and 2002 the Company incurred interest costs totaling $111,758, $135,215 and $178,466 respectively. Interest paid totaled $106,989, $136,892 and $190,354 during the years ended December 31, 2004, 2003 and 2002 respectively.

The following are maturities of notes payable for each of the next five years:

December 31,
2005	$85,533
2006	65,194
2007	69,605
2008	53,629
2009	411

$74,372

The SBA loan and the Business Development Company loan contain various covenants and ratio requirements including a fixed charge ratio, a minimum net worth requirement and maximum capital expenditure requirements.

NOTE 5—OPERATING LEASES

The Company leases warehouse and office space from a related party under a non-cancelable operating lease expiring in 2009, with automatic five year renewals through 2018 (see Note 7). Rental expense under this non-cancelable operating lease totaled $114,000 for each year ended December 31, 2004, 2003 and 2002.

In addition, the Company has a non-cancelable operating lease for warehouse space in Nevada which expires in 2006. In accordance with the terms of the lease, the Company is required to pay monthly payments of $5,670 plus utilities and its share of common area maintenance charges on the property. The monthly rental charge will increase 3% each year. Rental expense under this non-cancelable operating lease totaled $96,485, $93,130 and $99,105 during the years ended December 31, 2004, 2003 and 2002 respectively.

During the year ended December 31, 2002, the Company also had an operating lease for warehouse space in California. The three year lease expired in September 2003. The monthly rental payments increased annually from $3,844 for October 1, 2000 – September 30, 2001, to $3,940 for the same period ended 2002 and to $4,039 until the expiration of the lease. In March, 2002, the Company and lessor signed a termination of lease agreement. The Company was relieved of any unexpired lease liability.

The Company also leases certain delivery vehicles under non-cancelable leases that expire in various years through 2008. Rental expense under these non-cancelable operating leases totaled $75,195, $80,139 and $80,746 for the years ended December 31, 2004, 2003 and 2002 respectively.

The following is a schedule by years of future minimum lease payments under these operating leases:

December 31,
2005	$233,877
2006	172,562
2007	143,430
2008	105,111
2009	6,126

Total Minimum Lease Payments	$661,106

DYNAMIC MARKETING, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE 6—RETIREMENT PLAN

The Company has established a simple IRA retirement plan. The Company’s contributions to the plan were $10,580, $9,960 and $9,730 for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 7—RELATED PARTY TRANSACTIONS

The Company is related by common ownership to G.A.M. Realty, LLC from whom it leases its operating facility in Cranston, Rhode Island. The building lease expires in 2009 and under its terms, the Company is required to pay insurance, taxes and maintenance on the facility. The building lease is classified as an operating lease. Rental expense for the building totaled $114,000 for each of the years ended December 31, 2004, 2003 and 2002.

The Company is also a guarantor of first and second mortgaged debt of G.A.M. Realty, LLC. The principal balance of the mortgages was $780,533 at December 31, 2004 and the remaining payments total $1,392,639 through 2023. The guarantee arose under the original terms of the mortgages and payments under the guarantee by the Company would occur upon the affiliate company’s failure to make principal and interest payments as they become due. The mortgages are collateralized by a first and second security interest on real estate. The proceeds from liquidating the collateral would be expected to exceed the mortgage debt.

The Company also has an amount due from the stockholder. The unsecured loan with imputed interest receivable of $0, $3,148 and $7,138 for the years ended December 2004, 2003 and 2002, respectively. The loan is due on demand and is classified as current. No amount was due from the stockholder at December 31, 2004. At December 31, 2004, 2003 and 2002, the amount due from the stockholder was $0, $42,727 and $41,185, respectively.

NOTE 8—CONCENTRATION OF CREDIT RISK

At December 31, 2004 and 2002, the Company had one customer that represented approximately 23% of accounts receivable. At December 31, 2003 the Company had two customers that represented approximately 30% of accounts receivable. During the year ended December 31, 2004, the Company carried insurance on their accounts receivable balances. The insurance has a $25,000 deductible clause. A qualified account is covered, after the deductible, for 90% of the uncollectible balance.

NOTE 9—VENDING MACHINES

The Company owns and maintains vending machines and coolers that are located at the premises of various customers depending upon volume of business with that customer. Generally, the use of the machines is provided without charge. The approximate cost of the machines was $363,444, $266,469 and $266,470, respectively.

NOTE 10—CONTINGENCIES

The Company is the guarantor of a first and second mortgage debt of G.A.M. Realty, LLC. The mortgage is on the property that the Company leases from G.A.M. Realty, LLC. The realty company is owned by the Company’s sole shareholder. The principal balance of the mortgages was $780,533 at December 31, 2004 and the remaining payments total $1,392,639 through 2023. The guarantee arose under the original terms of the mortgages and payments under the guarantee by the Company would occur upon the affiliate company’s failure to make principal and interest payments as they become due. The mortgages are collateralized by a first and second security interest on real estate. The proceeds from liquidating the collateral would be expected to exceed the mortgage debt.

NOTE 11—SUBSEQUENT EVENTS

The Company has entered into a letter of intent to sell the Company to a public company. The projected consummation of the transactions is March 31, 2005.

Independent Auditors’ Report

Shareholders

Bob O’Leary Health Food Distributor Co., Inc.

Scranton, Pennsylvania

We have audited the accompanying balance sheets of Bob O’Leary Health Food Distributor Co., Inc. (the “Company”) as of December 31, 2003 and 2002 and the related statements of operations, changes in shareholders’ equity and of cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bob O’Leary Health Food Distributor Co., Inc. as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/S/ KRONICK KALADA BERDY & CO.

Kingston, Pennsylvania

September 17, 2004

BOB O’LEARY HEALTH FOOD DISTRIBUTOR CO., INC.

BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

	2003	2002
ASSETS
Current assets:
Cash	$279,930	$268,200
Trade receivables, net of allowance for doubtful accounts ($38,000, 2003; $15,000, 2002)	748,267	562,320
Inventory	1,800,403	1,886,893
Prepaid expenses	156,766	109,972

Total current assets	2,985,366	2,827,385

Property and equipment, net	161,092	77,750

Other assets	10,482	4,383

Total assets	$3,156,940	$2,909,518

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$767,104	$422,324
Accrued expenses:
Payroll and related expenses	52,735	41,911
Defined contribution plan	140,803	127,469
Notes payable, shareholders	—	300,000

Total current liabilities	960,642	891,704

Shareholders’ equity:
Common stock, $1 par value; 25,000 shares authorized, 5,000 shares issued and outstanding	5,000	5,000
Additional paid in capital	20,000	20,000
Retained earnings	2,171,298	1,992,814

Total shareholders’ equity	2,196,298	2,017,814

Total liabilities and shareholders’ equity	$3,156,940	$2,909,518

See Notes to Financial Statements

BOB O’LEARY HEALTH FOOD DISTRIBUTOR CO., INC.

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
Sales, net	$29,725,194	$25,445,631

Cost of sales:
Inventory, beginning	1,886,893	1,660,270
Purchases	24,545,285	21,365,527
Freight-in	35,360	32,674

	26,467,538	23,058,471
Less inventory, ending	1,800,403	1,886,893

	24,667,135	21,171,578

Gross profit	5,058,059	4,274,053

Operating expenses:
Officer wages	400,000	400,000
Warehouse and office wages	1,604,702	1,249,792
Freight out	820,482	715,090
Advertising	295,123	232,164
Credit card charges	235,321	155,183
Profit sharing	140,803	127,469
Insurance	119,870	75,040
Rent	90,000	90,000
Shipping supplies	66,364	39,738
Telephone	64,486	69,925
Provision for doubtful accounts	63,753	17,429
Employee benefits	62,429	63,737
Postage	60,976	58,379
Taxes, other	57,303	48,076
Depreciation	52,796	33,580
Legal and professional fees	48,688	24,292
Commissions	41,239	50,319
Maintenance and repairs	35,784	29,694
Office expense	33,386	41,266
Utilities	24,672	22,079
Travel and entertainment	12,180	11,337
Auto expense	12,058	14,178
Broker expense	6,688	3,119

	4,349,103	3,571,886

Income from operations	708,956	702,167

Other income:
Other income	9,396	5,915
Interest	132	1,491

	9,528	7,406

Net income	$718,484	$709,573

See Notes to Financial Statements

BOB O’LEARY HEALTH FOOD DISTRIBUTOR CO., INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2003 AND 2002

	Common Stock	Additional Paid in Capital	Retained Earnings	Total Shareholders’ Equity
Balance at December 31, 2001	$5,000	$20,000	$2,183,241	$2,208,241
Net income for the year ended December 31, 2002			709,573	709,573
Dividends			(900,000)	(900,000)

Balance at December 31, 2002	5,000	20,000	1,992,814	2,017,814
Net income for the year ended December 31, 2003			718,484	718,484
Dividends			(540,000)	(540,000)

Balance at December 31, 2003	$5,000	$20,000	$2,171,298	$2,196,298

See Notes to Financial Statements

BOB O’LEARY HEALTH FOOD DISTRIBUTOR CO., INC.

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
Cash flows from operating activities:
Net income	$718,484	$709,573
Adjustments:
Depreciation	52,796	33,580
Provision for doubtful accounts	63,753	17,429
Change in:
Receivables	(249,700)	7,435
Inventory	86,490	(286,624)
Prepaid expenses	(46,794)	(31,783)
Accounts payable	344,780	26,782
Accrued expenses	24,158	12,239

Cash flows provided by operating activities	993,967	488,631

Cash flows from investing activities:
Other assets	(6,099)	(4,383)
Acquisition of property and equipment	(136,138)	(17,961)

Cash flows used in investing activities	(142,237)	(22,344)

Cash flows from financing activities:
Net proceeds (repayments) on loans from shareholders	(300,000)	300,000
Dividends paid	(540,000)	(900,000)

Cash flows used in financing activities	(840,000)	(600,000)

Net increase (decrease) in cash	11,730	(133,713)
Cash, beginning	268,200	401,913

Cash, ending	$279,930	$268,200

See Notes to Financial Statements

BOB O’LEARY HEALTH FOOD DISTRIBUTOR CO., INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

1.	Business and summary of significant accounting policies:

Description of business:

The Company is engaged in the sales of vitamins and sports nutrition products. The Company’s customer base is principally concentrated in the Eastern United States.

Use of estimates:

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenues and expenses. Actual amounts could differ from these estimates.

Revenue recognition:

Revenue is recognized at the time of shipment of merchandise. When returned goods are received, sales are reduced and the related merchandise is restocked to inventory.

Receivables:

Receivables are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to receivables. The Company perform ongoing credit evaluations of customers’ financial condition. It generally requires no collateral for its domestic credit sales. For its foreign sales, the Company when deemed necessary and when possible, requires deposits and a letter of credit or sight drafts.

Inventory:

Inventory consists of purchased finished products held for resale which are stated at the lower of cost (on an average cost basis) or market.

Property and equipment and depreciation:

These assets are stated at cost. Depreciation is being provided by accelerated and straight line methods over the estimated useful lives of the assets.

Income taxes:

The Company has elected to be treated as an S Corporation for federal and state income tax reporting. Any tax reporting income or loss will be included in the individual shareholder’s income tax returns. Distributions from the Company are used primarily to fund federal and state income tax payments of the shareholders.

Shipping and handling costs and revenues:

Shipping and handling costs of $820,000 and $715,000 in 2003 and 2002, respectively, are included in operating expenses in the income statement. Related revenues are included in sales.

BOB O’LEARY HEALTH FOOD DISTRIBUTOR CO., INC.

NOTES TO FINANCIAL STATEMENTS—Continued

YEARS ENDED DECEMBER 31, 2003 AND 2002

Advertising:

The Company follows the policy of charging advertising production and communication costs to expense when the advertising first occurs. Advertising expense was $295,000 and $232,000 for the years ended December 31, 2003 and 2002, respectively.

2.	Concentration of credit risk and sales:

The Company maintains its cash accounts in a commercial bank located in Pennsylvania. Accounts at this bank are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At December 31, 2003, the Company’s cash balance in a commercial bank exceeded the FDIC insurance coverage by $423,000.

Major customers are those that individually account for more than 10% of the Company’s sales. For the years ended December 31, 2003 and 2002, one customer with sales of $4,423,000 and $3,771,000, respectively, qualified as a major customer. At December 31, 2003 and 2002, the major customer accounted for less than 1% of the Company’s accounts receivable.

The Company purchases one of its sports nutrition products from one vendor. Management believes that other suppliers could provide similar products on comparable terms. A change in suppliers, however, could cause a possible temporary disruption of sales.

Foreign sales amounted to the following:

	2003	2002
Europe	$386,000	$264,000
North America	288,000	442,000
Eurasia	262,000
Middle East	129,000
Asia	52,000	29,000

	$1,117,000	$735,000

3.	Property and equipment, net:

Property and equipment at December 31 is comprised of the following:

	2003	2002	Depreciable Lives
Furniture and equipment	$578,000	$523,000	5-10 Years
Vehicles	137,000	137,000	5 Years
Leasehold improvements	28,000	28,000	31 Years

	743,000	688,000
Accumulated depreciation	(582,000)	(610,000)

	$161,000	$78,000

Depreciation amounted to $53,000 and $33,000 in 2003 and 2002, respectively.

BOB O’LEARY HEALTH FOOD DISTRIBUTOR CO., INC.

NOTES TO FINANCIAL STATEMENTS—Continued

YEARS ENDED DECEMBER 31, 2003 AND 2002

4.	Line of Credit:

An unused line of credit agreement allowed borrowings not to exceed $1,250,000. This line was unsecured and, when utilized, required monthly interest payments calculated at .5% below the national prime rate (4.0% at December 31, 2003). This line matured on August 31, 2004.

5.	Notes payable, shareholders:

These notes are due to the shareholders of the Company. The notes are non-interest bearing, unsecured and due on demand.

6.	Related party lease:

The Company leases its facility from its individual shareholders under a month to month lease. Total rent expense under this lease was $90,000 in 2003 and 2002.

7.	Defined contribution plan:

The expense for this plan was $141,000 in 2003 and $127,000 in 2002.

8.	Litigation:

The Company is a defendant in several lawsuits filed by users of certain sports nutrition products. The suits also name other distributors and the manufacturers of these products. The ultimate outcome of this litigation cannot be determined, but management, after consultation with legal counsel, does not expect these matters will have a material adverse effect on the financial statements of the Company. The Company believes the lawsuits are without merit and intends to vigorously defend its position. In the normal course of business, there are various other outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the financial statements of the Company will not be materially affected by the outcome of such legal proceedings.

9.	Subsequent event:

On September 10, 2004, the Company entered into a Stock Purchase Agreement (“Agreement”) with Dynamic Health Products, Inc. (“Dynamic”). Pursuant to the Agreement, Dynamic will acquire all of the issued and outstanding shares of common stock of the Company. The consideration to be paid by Dynamic to shareholders of the Company for the shares and the shareholders’ execution of Non-Competition, Non-Solicitation and Confidentiality Agreements is $5,500,000, subject to adjustments defined in the Agreement, plus the Shareholders Note Payable, subject to limitations defined in the Agreement.

10.	Prior period adjustments:

Retained earnings at the beginning of 2002 and 2003 have been reduced by approximately $72,000 and $48,000, respectively, from previously issued reviewed financial statements. These adjustments principally resulted from additional depreciation, an increase in the allowance for doubtful accounts and a decrease in prepaid expenses. These adjustments resulted in a (decrease) increase of net income of approximately ($1,000) and $24,000 for the years ended 2002 and 2003, respectively.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

GEOPHARMA, INC.

FLORIDA MERGER SUBSIDIARY CORP.

AND

DYNAMIC HEALTH PRODUCTS, INC.

Dated May 14, 2007

Page i

Page ii

Page iii

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of May 14, 2007, by and among GeoPharma, Inc., a Florida corporation (“Parent”), Florida Merger Subsidiary Corp., a Florida corporation and a wholly-owned subsidiary of Parent (“DYHP Acquisition”), and Dynamic Health Products, Inc., a Florida corporation (the “Company”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (“Florida Law”), Parent, DYHP Acquisition and the Company intend to enter into a business combination transaction.

B. The Board of Directors of the Company (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable and (iv) has determined to recommend that the shareholders of the Company adopt this Agreement.

C. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable and (iv) has determined to recommend that the shareholders of Parent approve the issuance of shares of Parent Common Stock (as defined below) pursuant to the Merger (the “Share Issuance”).

D. The Board of Directors of DYHP Acquisition (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of DYHP Acquisition and fair to, and in the best interests of, DYHP Acquisition and its shareholders, (ii) has approved of this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has adopted a resolution declaring the Merger advisable.

E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Florida Law, DYHP Acquisition shall be merged with and into the Company (the “Merger”), the separate corporate existence of DYHP Acquisition shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2. Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Florida in accordance with the relevant provisions of Florida Law (the “Articles of Merger”) (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the “Closing”) shall take place at the offices of GeoPharma, Inc., 6950 Bryan Dairy Road, Largo, Florida 33777, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and DYHP Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and DYHP Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

1.4. Articles of Incorporation; Bylaws.

(a) At the Effective Time, subject to the provisions of Section 5.10, the Articles of Incorporation of DYHP Acquisition shall be the Articles of Incorporation of the Surviving Corporation; provided, however, that the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Dynamic Health Products, Inc.”

(b) Subject to the provisions of Section 5.10, the Bylaws of DYHP Acquisition, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation.

1.5. Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of the Company immediately prior to the Effective Time, until their successors shall have been duly elected and qualified. The initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time.

1.6. Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, DYHP Acquisition, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Company Common Stock. Each share of Common Stock, par value $0.01 per share of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any share of Company Common Stock to be canceled and extinguished pursuant to Section 1.6(b)) will be automatically converted (subject to Sections 1.6(e) and (f)) into one-seventh (1/7) (the “Exchange Ratio”) of a share of Common Stock, par value $0.01 per share, of Parent (the “Parent Common Stock”), which shall be referred to in this Agreement as the “Merger Consideration.” If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

(b) Cancellation of Stock. Each share of Company Common Stock held by the Company or any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof. Each share of Company Common Stock held by Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Stock Option Plan and Warrants. At the Effective Time, the Company’s 1999 Stock Option Plan, as amended as of the date hereof (the “Company Option Plan”), and all warrants to purchase Company Common Stock shall be assumed by Parent in accordance with Section 5.8.

(d) Capital Stock of DYHP Acquisition. Each share of Common Stock, $0.01 par value per share, of DYHP Acquisition (the “DYHP Acquisition Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of DYHP Acquisition Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

(f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificates(s) (as defined in Section 1.7(c)) receive from Parent one share of the Parent’s Common Stock.

1.7. Surrender of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

(c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock pursuant to Section 1.6(a) and Section 1.6(f), and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive, in exchange therefor, certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted pursuant to Section 1.6(a), a share of Parent Common Stock in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or other distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the ownership of the number of whole shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted (including any voting, notice or other rights associated with the ownership of such shares of Parent Common Stock under the Articles of Incorporation or Bylaws of Parent or under Florida Law) and the right to receive one share of Parent Common Stock in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or other distributions payable pursuant to Section 1.7(d).

(d) Distributions With Respect to Unexchanged Shares. Dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby when the holders of record of such Certificates surrender such Certificates.

(e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have (i) paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or (ii) established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8. No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9. Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6(a), cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that the Exchange Agent, may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock and the payment of cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10. Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Accordingly, both prior to and after the Closing, each party’s books and records shall be maintained and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code. Each party shall provide to each other party such information, reports, returns or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger being so qualified.

1.11. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and DYHP Acquisition, the officers and directors of Parent and the Surviving Corporation shall be fully authorized (in the name of DYHP Acquisition, Company, the Surviving Corporation and otherwise) to take all such necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the “Company Schedule”), the Company hereby represents and warrants to Parent and DYHP Acquisition that:

2.1. Organization of the Company.

(a) The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Company Material Adverse Effect. As used in this Agreement, the term (i) “Subsidiary” means, with respect to the Company or Parent as the case may be the subsidiaries set forth in Section 2.1 of the Company Schedule and Section 3.1 of the Parent Schedule, respectively and (ii) “Company Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement; it being understood, however, that the Company’s continuing to incur losses, as long as such losses are in the ordinary course of business and are comparable to those incurred by the Company prior to the date hereof, shall not, alone, be deemed to be a Company Material Adverse Effect.

(b) The Company has delivered to Parent a true and complete list of all of the Company’s Subsidiaries, indicating the jurisdiction of incorporation of each Subsidiary and Company’s equity interest therein.

(c) The Company has delivered or made available to Parent a true and correct copy of the Articles of Incorporation and Bylaws of the Company and similar governing instruments of each of its Subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

2.2. Company Capital Structure; Notes.

(a) The authorized capital stock of the Company consists of (i) 45,000,000 shares of Common Stock, par value $0.01 per share, of which there were 16,691,860 shares issued and outstanding as of May 14, 2007, (ii) 800,000 shares of undesignated preferred stock, $0.01 par value, of which none were outstanding as of May 14, 2007; (iii) 400,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of which none were issued and outstanding as of May 14, 2007; and (iv) 800,000 shares of Series B 6% Cumulative Convertible Preferred Stock, par value $0.01 per share, of which none were issued and outstanding as of May 14, 2007. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the

Articles of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. As of May 14, 2007, the Company had reserved an aggregate of 6,000,000 shares of Company Common Stock (after giving effect to an August 1, 2003, 4-for-1 stock split), net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Company Option Plan, under which zero (0) options are outstanding for an aggregate of 3,505,000 shares as of May 14, 2007, and 6,000,000 shares available for grant. As of May 14, 2007, the Company had reserved an aggregate 500,000 shares of Company Common Stock for issuance to holders of warrants to purchase Company Common Stock (the “Company Warrants”). All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Schedule 2.2(a) lists each outstanding Company Warrant at May 14, 2007, the name of the holder of such Company Warrant and the exercise price therefor.

(b) Schedule 2.2(b) lists each outstanding promissory note, debenture, capital lease, letter of credit and other debt obligation of the Company as of May 14, 2007, including the name of the payee, the principal amount, interest rate, outstanding balance, and maturity.

2.3. Obligations With Respect to Capital Stock. Except as set forth in Section 2.2 or a Schedule thereto, in Schedule 2.3, or described in a Company SEC Report filed prior to the date hereof:

(a) There are no equity securities, partnership interests or similar ownership interests of any class of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding.

(b) Except for securities the Company owns, directly or indirectly through one or more Subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any Subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding.

(c) There are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement.

(d) To the knowledge of the Company there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

2.4. Authority.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, subject only to the adoption of this Agreement by the Company’s shareholders and the filing and recordation of the Articles of Merger pursuant to Florida Law. A vote of the holders of at least a majority of the outstanding shares of the Company Common Stock is required for the Company’s shareholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and, if applicable, DYHP Acquisition, constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company (the “Company Charter Documents”) or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Share Issuance by Parent’s shareholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) except as set forth in Schedule 2.4, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a Form S-4 Registration Statement (the “S-4”) with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (ii) the filing of the Articles of Merger with the Secretary of State of Florida, (iii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 2.18) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

2.5. SEC Filings; Company Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed with the SEC since the initial filing date of the registration for the Company’s shares on Form 10K-SB under the Securities Exchange Act of 1934. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including any Company SEC Reports filed after the date hereof until the Closing, as of their respective dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act) and (iii) fairly presented the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of the Company as of December 31, 2006 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and which would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications to the Company SEC Reports, if any, which have not yet been filed with the SEC but which will be required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(d) The Company has on file with the Securities and Exchange Commission a Registration Statement on Form SB-2 which became effective on April 9, 2007.

2.6. Absence of Certain Changes or Events. Except as set forth in Schedule 2.6 or disclosed in the Company SEC Reports filed prior to the date hereof or as contemplated by this Agreement, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change that individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iv) any event that would constitute a violation of Section 4.1 hereof if such event occurred after the date of this Agreement and prior to the Effective Time; or (v) any change by the Company in accounting principles, practices or methods. Since the date of the Company Balance Sheet, except as set forth in Schedule 2.6 or as disclosed in the Company SEC Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of the Company Option Plan other than increases or amendments in the ordinary course of business consistent with past practice or (x) as required by any relevant employment agreement or option agreement, or (y) which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 2.6, any adverse effects on the Company or its Subsidiaries resulting from any of the circumstances listed in Section 6.3(c)(1)-(5) shall not be taken into account in determine whether a Company Material Adverse Effect has occurred under this Section 2.6.

2.7. Tax Matters. For purposes of this Agreement, (i) “Taxes” shall mean all Federal, state, local, foreign, provincial, territorial or other taxes, imports, tariffs, fees, levies or other similar assessments or liabilities and other charges of any kind, including income taxes, profits taxes, franchise taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, social security, workers’ compensation, unemployment, payroll and franchises imposed by or under any law (meaning all laws, statutes, ordinances and regulations of any governmental authority including all decisions of any court having the effect of law); and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts; (ii) “Tax Returns” shall mean any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with any Taxing Authority (as defined below), or where none is required to be filed with a Taxing Authority, the statement or other document issued by the applicable Taxing Authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and (iii) “Taxing Authority” shall mean any domestic, foreign, Federal, national, provincial, state, county or municipal or other local government or court, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority. Except as set forth in Schedule 2.7 hereof or disclosed in Company SEC Reports filed prior to the date hereof:

(a) The Company and each of its Subsidiaries and each affiliated, confined, consolidated unitary group of which the Company or any of its Subsidiaries is or has been a member, (i) have filed all Tax Returns that are required to have been filed by it with all appropriate Taxing Authorities (and all such returns are true and correct and fairly reflect in all material respects its operations for tax purposes); and (ii) have paid all Taxes shown as owing on such Tax Returns or assessed by any Taxing Authority (other than Taxes the validity of which are being contested in good faith by appropriate proceedings). The assessment of any additional Taxes for periods for which Tax Returns have been filed is not expected to exceed reserves made in accordance with GAAP and reflected in the Company Financials and the Company Balance Sheet and, to the Company’s knowledge, there are no material unresolved questions or claims concerning the Company’s or any Subsidiaries’ tax liability. Neither the Company’s nor any Subsidiaries’ Tax Returns have been reviewed or audited by any Taxing Authority and no deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against the Company or any of its Subsidiaries that are not adequately reserved for in accordance with GAAP. No liens exist for Taxes (other than liens for Taxes not yet due and payable) with respect to any of the assets or properties of the Company or any Subsidiary.

(b) Neither the Company nor any Subsidiary has outstanding any agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax or the filing of any Tax Return.

(c) Neither the Company nor any Subsidiary is a party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(d) The Company shall not be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law, or for any other reason.

(e) Neither the Company, nor any of its Subsidiaries, has made with respect to the Company any consent under Section 341 of the Code, no property of the Company is “tax exempt use property” within the meaning of Section 168(h) of the Code, and none of the assets of the Company is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.

(f) The Company has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121, 3402 and 3406 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable laws.

(g) Part of the net operating losses (“NOL”) of the Company and/or its Subsidiaries are, as of the date hereof, subject to Section 382 or 269 of the Code, Regulation Section 1.1502-21(c), or any similar provisions or Regulations otherwise limiting the use of the NOLs of the Company or its Subsidiaries.

(h) The Company is not, and has not been for the five years preceding the Closing, a “United States real property holding company” (as such term is defined in Section 897(c)(2) of the Code).

(i) As of the date hereof, to the knowledge of the Company, neither the Company nor any of its Subsidiaries or affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(j) No deficiency resulting from any audit or examination relating to Taxes of the Company by any Taxing Authority, if any, has not been timely paid.

(k) No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company.

2.8. Patents and Trademarks. As used in this Agreement, “Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (ii) all trademarks, service marks, trade names, logos, corporate names and Internet domain names, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, copyrights, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer programs and software (including data and related documents) and (vi) all other proprietary rights. Schedule 2.8 contains a complete list of all Intellectual Property registered in the Company’s name and material to the Company’s business as conducted as of the date hereof (collectively, the “Registered Intellectual Property”), which registrations are valid. The Company’s use of Intellectual Property (excluding use pursuant to “click wrap” or “shrink wrap” agreements or other similar agreements for commercially available Other Intellectual Property (as hereafter defined)) does not constitute an infringement of any third party’s rights that could reasonably be expected to result in a Company Material Adverse Effect. Except as set forth on Schedule 2.8 or disclosed in Company SEC Reports filed prior to the date hereof:

(a) the Company owns, free and clear of any liens, claims, encumbrances, security interests and rights of redemption (collectively, the “Liens”), all right, title and interest to the Registered Intellectual Property.

(b) With respect to Intellectual Property, other than the Registered Intellectual Property, used or held for use by the Company in its business as conducted as of the date hereof (the “Other Intellectual Property”), the Company owns, controls or has a right to use, to the extent necessary to conduct its business in a manner generally consistent with its past practice, such Other Intellectual Property which is material to the Company’s business.

(c) The Company is not a party to any outstanding options, licenses or agreements of any kind relating to (i) any Other Intellectual Property owned by any other person or entity (excluding “click wrap” or “shrink wrap” agreements or agreements for commercially available Other Intellectual Property), or (ii) the Registered Intellectual Property.

(d) The Company has not during the preceding three years received any communications or claims nor, to the Company’s knowledge, is there any threatened claim, alleging that the Company has infringed upon, or, by conducting its business as proposed, would infringe upon the intellectual property rights of any other person which such infringement would have a Company Material Adverse Effect.

(e) To the knowledge of the Company, no third party has interfered with, infringed upon or misappropriated any of the Company’s rights to the Registered Intellectual Property or Other Intellectual Property which such interference, infringement or misappropriation would constitute a Company Material Adverse Effect.

2.9. Compliance; Permits; Restrictions. Except as set forth on Schedule 2.9 or disclosed in Company SEC Reports filed prior to the date hereof:

(a) Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected except for those conflicts, defaults or violations which would not be reasonably expected to have a Company Material Adverse Effect. Except as disclosed on Schedule 2.9 to the knowledge of the Company, no investigation or review by any Governmental Entity is pending or threatened against the Company or its Subsidiaries, nor has any Governmental Entity indicated in writing an intention to conduct the same; other than those which would not reasonably be expected to have a Company material Adverse Effect. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company as currently conducted.

(b) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are necessary to the conduct of the business of the Company except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. (collectively, the “Company Permits”). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

2.10. Litigation. Except as disclosed in the Company SEC Reports file prior to the date hereof, or set forth on Schedule 2.10, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Company or any of its Subsidiaries has received any written notice of assertion nor, to the Company’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against the Company or any of its Subsidiaries which might reasonably be expected to have a Company Material Adverse Effect. The Company has made all required accruals on its financial statements for the disclosures made on Schedule 2.10.

2.11. Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.12. Labor Agreements and Actions, Employee Benefit Plans.

(a) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives, or agents of the Company. There is no strike or other labor dispute involving the Company pending or, to the knowledge of the Company, threatened, nor is the Company aware of any labor organization activity involving its employees.

(b) Schedule 2.12(b) contains a complete list of each pension, profit-sharing or other retirement, bonus, deferred compensation, employment agreement, severance agreement, compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, fringe benefit, sick pay, or vacation pay, or other employee benefit plan, program, agreement, or arrangement or policy, whether formal or informal, funded or unfunded, written or unwritten, and whether legally binding or not, sponsored, maintained, contributed to or required to be contributed to by (i) the Company with respect to current or former employees or any current or former director or consultant of the Company, and/or (ii) any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” that includes the Company within the meaning of Section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA “), and the rules and regulations promulgated thereunder (collectively, “Company Benefit Plans”); provided that each informal or unwritten Company Benefit Plan is described in summary form in Schedule 2.12(b). Schedule 2.12(b) identifies each Company Benefit Plan that is a “pension benefit plan” under Section 3(2) of ERISA (“Company Pension Plan”). Schedule 2.12 (b) discloses whether each Company Benefit Plan that is an “employee welfare benefit plan” under Section 3(1) of ERISA (“Company Welfare Plan”) is (i) unfunded, (ii) insured, or (iii) funded through a “welfare benefit fund” within the meaning of Section 419(e) of the Internal Revenue Code (“Code”) or another funding mechanism.

(c) True and complete copies of all (i) Company Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans, and all amendments thereto and summaries of unwritten Company Benefit Plans; (ii) the three (3) most recent actuarial valuations, if any, prepared for each Benefit Plan; (iii) the three (3) most recent reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan or related trust; (iv) the most recent determination letters received from the Internal Revenue Service, if any, for each Company Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Benefit Plan; and (vi) all material communications to any Employees relating to each Company Benefit Plan have been provided or made available to the Parent.

(d) All “employee benefit plans” within the meaning of Section 3(3) of ERISA, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering Company Employees (the “Company ERISA Plans”), to the extent subject to ERISA, are in substantial compliance with ERISA, the Code, and all other applicable law. Each Company Pension Plan which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to “TRA” (as defined in Section 1 of Rev. Proc. 93-39) or a timely application for such determination is now pending or a request for such determination filed within the remedial amendment period of Section 401(b) of the Code is pending, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. As of the date hereof, other than claims for benefits submitted in the ordinary course by participants or beneficiaries under the Company Benefit Plans, no material claim against any Company Benefit Plan, and no legal or regulatory proceeding (including any audit or voluntary compliance resolution or closing agreement program proceeding) involving any Company Benefit Plan, is pending, or to the knowledge of the Company, threatened.

(e) Neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(f) No current or former Company Pension Plan of the Company or any of its Subsidiaries, or any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”), is or has ever been subject to Title IV of ERISA or Section 412 of the Code. No Company Benefit Plan constitutes a multiemployer plan within the meaning of §3(3 7) of ERISA.

(g) All contributions required to be made under the terms of any Company Benefit Plan have been timely made or have been reflected on the audited or interim financial statements of the Company.

(h) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Benefit Plan or has ever represented, promised or contracted (whether in oral or written form) to any Employee(s) that such Employee(s) would be provided with retiree health or life benefits, except as required under § 601 of ERISA.

(i) Except as set forth in Schedule 2.12(i) the consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of the Company or any of the Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, or (z) result in any breach or violation of, or a default under, any of the Company Benefit Plans.

(j) Any amount that could be received (whether in cash, property, or vesting of property) as a result of the transaction contemplated by this Agreement by any officer, director, employee or independent contractor of the Company or any of its Subsidiaries, who is a “disqualified individual” (as defined in proposed Treasury Regulation Section 1.280G-1), under any employment arrangement or Company Benefit Plan would not be characterized as an “excess parachute payment” (as defined in Section 280G of the Code).

(k) All Company Benefit Plans covering current or former non-U.S. Employees complies in all material respects with applicable law. No unfunded liabilities exist with respect to any Company Benefit Plan that covers such non-U.S. Employees.

(l) Schedule 2.12(l) or Company SEC Reports filed prior to the date hereof contain a complete and correct list of employment agreements for employees of the Company. Copies of each such agreements have been provided or made available to Parent.

2.13. Absence of Liens and Encumbrances. Except as set forth on Schedule 2.13, the Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens except (i) as reflected in the Company Financials, and (ii) for liens for taxes not yet due and payable and for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have a Company Material Adverse Effect.

2.14. Environmental Matters.

(a) Hazardous Materials Activities. Except as would not reasonably be likely to result in a material liability to the Company (in any individual case or in the aggregate), (i) neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to pollutants, contaminants, wastes, any toxic, radioactive or otherwise hazardous materials (“Hazardous Materials”) in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(b) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company’s knowledge, threatened concerning any Company Permit relating to any environmental matter, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. The Company is not aware of any fact or circumstance which could involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any environmental liability.

2.15. Agreements. Except as set forth in Schedule 2.15 or disclosed in a Company SEC Report filed prior to the date hereof

(a) There are no material written agreements between the Company and any of its officers, directors, employees or shareholders or any affiliate thereof.

(b) There are no material written agreements to which the Company is a party or by which it is bound which (i) involve obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000, (ii) are material to the conduct and operations of the Company’s business or properties (including, without limitation, the license of any Intellectual Property to or from the Company), (iii) restrict or materially adversely affect the development, manufacture, sale, marketing or distribution of the Company’s products or services, (iv) relating to the employment or compensation of any employee or consultant, (v) of duration of six months or more and not cancelable without penalty by the Company on 30 days or less notice or (vi) relating to the sale, lease, pledge or other disposition of any material assets of or to the Company.

(c) Neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither the Company nor any of its Subsidiaries has been notified that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in Schedules 2.15(a) or 2.15(b) (any such agreement, contract or commitment, a “Company Contract”) in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

(d) Each of the Company Contracts are legal, valid, binding and enforceable and in full force and effect with respect to the Company and any of its Subsidiaries with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and the Company Contracts will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

(e) Neither the Company nor any of the Subsidiaries have been notified that any party to any of the Company Contracts intends to cancel, terminate, proposes to amend, not renew or exercise an option under any of the Company Contracts, whether in connection with the transactions contemplated hereby or otherwise nor is the Company or any Subsidiary aware of any intention by any party to any Company Contract to effect any of the foregoing.

2.16. Statements; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the S-4 (as defined in Section 2.4(b)) will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the proxy statement/prospectus to be sent to the shareholders of the Company and shareholders of Parent in connection with the meeting of the Company’s shareholders to consider the adoption of this Agreement (the “Company Shareholders’ Meeting”) and in connection with the meeting of Parent’s shareholders to consider the approval of the Share Issuance (the “Parent Shareholders’ Meeting”) (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the “Joint Proxy Statement/Prospectus”) shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to the Company’s shareholders and Parent’s shareholders, at the time of the Company Shareholders’ Meeting or the Parent Shareholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting or the Parent Shareholders’ Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the S-4 or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or DYHP Acquisition which is contained in any of the foregoing documents.

2.17. Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, (i) determined that the Merger is fair to, advisable and in the best interests of the Company and its shareholders, (ii) determined to recommend that the shareholders of the Company adopt this Agreement and (iii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

2.18. State Takeover Statutes. The Board of Directors of the Company, including a majority of the disinterested directors has approved the Merger, this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated hereby and thereby the provisions of Sections 607.0901 and 607.0902 of Florida Law to the extent, if any, such section is applicable to the Merger, this Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement or the transactions contemplated hereby and thereby.

2.19. Fairness Opinion. The Company has received a written opinion from Spartan Securities Group, Ltd., dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to the Company’s shareholders from a financial point of view and has delivered to Parent a copy of such opinion.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND DYHP ACQUISITION

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the “Parent Schedule”), Parent and DYHP Acquisition each hereby represents and warrants to the Company that:

3.1. Organization of Parent and DYHP Acquisition.

(a) Parent and each of its Subsidiaries, including DYHP Acquisition, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect. As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Parent and its Subsidiaries as a whole, or on the ability of the Parent and DYHP Acquisition to consummate the transactions contemplated by this Agreement.

(b) Schedule 3.1(b) contains a true and complete list of all of Parent’s Subsidiaries, indicating the jurisdiction of incorporation of each Subsidiary and Parent’s equity interest therein.

(c) Parent has delivered or made available to the Company a true and correct copy of the Articles of Incorporation and Bylaws of Parent and similar governing instruments of each of its Subsidiaries, including, without limitation, DYHP Acquisition, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

3.2. Parent Capital Structure.

(a) The authorized capital stock of Parent consists of: (i) 24,000,000 shares of Common Stock, par value $0.01 per share, of which there were 11,259,727 shares issued and outstanding as of May 14, 2007, and (ii) 5,850,000 shares of undesignated blank check preferred stock, of which 5,000 shares have been designated as Series B Convertible Preferred Stock, all of which series have been issued and are outstanding as of May 14, 2007. The authorized capital stock of DYHP Acquisition consists of 100 shares of Common Stock, par value $0.01 per share (the “DYHP Acquisition Common Stock”), all of which, as of the date hereof, are issued and outstanding and are held by Parent. All outstanding shares of Parent Common Stock and DYHP Acquisition Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Parent or DYHP Acquisition, respectively, or any agreement or document to which Parent or DYHP Acquisition is a party or by which it is bound. As of May 14, 2007, Parent had reserved an aggregate of 2,100,000 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to Parent’s 1999 Stock Option Plan and 1999 Non-Employee Stock Option Plan (collectively, the “Parent Stock Option Plans”), under which options are outstanding for 2,071,768 shares (“Parent Stock Options”), and under which 28,232 shares remain available for grant as of May 14, 2007. As of May 14, 2007, Parent had reserved an aggregate of 962,500 shares of Parent Common Stock for issuance to holders of warrants to purchase shares of Parent Common Stock (“Parent Warrant”). All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Schedule 3.2(a) lists each outstanding Parent Stock Option and each Parent Warrant at May 14, 2007, the name of the holder thereof, and the exercise price therefor.

(b) Schedule 3.2(b) lists each outstanding promissory note, debenture, capital lease, letter of credit and other debt obligation of Parent and DYHP Acquisition as of May 14, 2007, including the name of the payee, the principal amount, interest rate, outstanding balance, and maturity.

3.3. Obligations With Respect to Capital Stock. Except as set forth in Section 3.2 or a Schedule thereto, in Schedule 3.3, or described in a Parent SEC Report filed prior to the date hereof:

(a) There are no equity securities, partnership interests or similar ownership interests of any class of Parent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding.

(b) Except for securities Parent owns, directly or indirectly through one or more Subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any Subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding.

(c) There are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its Subsidiaries is a party or by which it is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement.

(d) There are no registration rights that have not been already complied with, and, to the knowledge of Parent there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

3.4. Authority.

(a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby, and DYHP Acquisition has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent, subject only to the approval of the Share Issuance by Parent’s shareholders and the filing and recordation of the Articles of Merger pursuant to Florida Law. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of DYHP Acquisition. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by Company, constitute the valid and binding obligations of Parent, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity. This Agreement has been duly executed and delivered by DYHP Acquisition and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligation of DYHP Acquisition, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Parent and of this Agreement by DYHP Acquisition do not, and the performance of this Agreement by Parent and of this Agreement by DYHP Acquisition will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Parent (the “Parent Charter Documents”) or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) except as set forth in Schedule 3.3, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement, or to DYHP Acquisition in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for (i) the filing of a S-4 with the SEC in accordance with the Securities Act, (ii) the filing of the Articles of Merger with the Secretary of State of Florida, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and by the Nasdaq and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

3.5. SEC Filings; Parent Financial Statements.

(a) Parent has filed all forms, reports and documents required to be filed with the SEC since the initial filing date of the registration statement for Parent’s initial public offering. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof but excluding all exhibits to such required forms, reports and documents) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including any Parent SEC Reports filed after the date hereof until the Closing, as of their respective dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Parent as of December 31, 2006 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financials, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Parent Balance Sheet, or (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices which would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications to the Parent SEC Reports, if any, which have not yet been filed with the SEC but which will be required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

3.6. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as contemplated by this Agreement, since the date of the Parent Balance Sheet, the Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Parent or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iv) any event that would constitute a violation of Section 4.2 hereof if such event occurred after the date of this Agreement and prior to the Effective Time; or (v) any change by the Parent in accounting principles, practices or methods.

3.7. Taxes. Except as set forth on Schedule 3.7 or described in a Parent SEC Report filed prior to the date hereof:

(a) The Parent and each of its Subsidiaries and each affiliated, confined, consolidated unitary group of which the Parent or any of its Subsidiaries is or has been a member, (i) have timely filed all Tax Returns that are required to have been filed by it with all appropriate Taxing Authorities (and all such returns are true and correct and fairly reflect in all material respects its operations for tax purposes); and (ii) have timely paid all Taxes shown as owing on such Tax Returns or assessed by any Taxing Authority (other than Taxes the validity of which are being contested in good faith by appropriate proceedings). The assessment of any additional Taxes for periods for which Tax Returns have been filed is not expected to exceed reserves made in accordance with GAAP and reflected in the Parent Financials and the Parent Balance Sheet and, to the Parent’s knowledge, there are no material unresolved questions or claims concerning the Parent’s or any Subsidiaries’ tax liability. Neither the Parent’s nor any Subsidiaries’ Tax Returns have been reviewed or audited by any Taxing Authority and no deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against the Parent or any of its Subsidiaries that are not adequately reserved for in accordance with GAAP. No liens exist for Taxes (other than liens for Taxes not yet due and payable) with respect to any of the assets or properties of the Parent or any Subsidiary.

(b) Neither the Parent nor any Subsidiary has outstanding any agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax or the filing of any Tax Return.

(c) Neither the Parent nor any Subsidiary is a party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(d) The Parent shall not be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law, or for any other reason.

(e) Neither the Parent, nor any of its Subsidiaries has made with respect to the Parent, any consent under Section 341 of the Code, no property of the Parent is “tax exempt use property” within the meaning of Section 168(h) of the Code, and none of the assets of the Parent is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.

(f) The Parent has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121, 3402 and 3406 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable laws.

(g) Part of the net operating losses (“NOL”) of the Parent and/or its Subsidiaries are, as of the date hereof, subject to Section 382 or 269 of the Code, Regulation Section 1.1502-21(c), or any similar provisions or Regulations otherwise limiting the use of the NOLs of the Parent or its Subsidiaries.

(h) The Parent is not, and has not been for the five years preceding the Closing, a “United States real property holding company” (as such term is defined in Section 897(c)(2) of the Code).

(i) As of the date hereof, to the knowledge of the Parent, neither the Parent nor any of its Subsidiaries or affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(j) No deficiency, resulting from any audit or examination relating to Taxes of the Parent by any Taxing Authority, if any, has not been timely paid.

(k) No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of the Parent.

3.8. Patents and Trademarks. Schedule 3.8 contains a complete list of all Intellectual Property registered in the Parent’s name and material to the Parent’s business as conducted as of the date hereof (collectively, the “Parent Registered Intellectual Property”), which registrations are valid. The Parent’s use of Intellectual Property (excluding use pursuant to “click wrap” or “shrink wrap” agreements or other similar agreements for commercially available Other Intellectual Property (as hereafter defined)) does not constitute an infringement of any third party’s rights that could reasonably be expected to result in a Parent Material Adverse Effect. Except as set forth on Schedule 3.8 or described in a Parent SEC Report filed prior to the date hereof:

(a) The Parent owns, free and clear of any Liens, all right, title and interest to the Parent Registered Intellectual Property.

(b) With respect to Intellectual Property, other than the Parent Registered Intellectual Property, used or held for use by the Parent in its business as conducted as of the date hereof (the “Other Intellectual Property”), the Parent owns, controls or has a right to use, to the extent necessary to conduct its business in a manner generally consistent with its past practice, such Other Intellectual Property which is material to the Parent’s business.

(c) The Parent is not a party to any outstanding options, licenses or agreements of any kind relating to (i) any Other Intellectual Property owned by any other person or entity (excluding “click wrap” or “shrink wrap” agreements or agreements for commercially available Other Intellectual Property), or (ii) the Parent Registered Intellectual Property.

(d) The Parent has not during the preceding three years received any communications or claims nor, to the Parent’s knowledge, is there any threatened claim, alleging that the Parent has infringed upon, or, by conducting its business as proposed, would infringe upon the intellectual property rights of any other person which such infringement would have a Parent Material Adverse Effect.

(e) To the knowledge of the Parent, no third party has interfered with, infringed upon or misappropriated any of the Parent’s rights to the Parent Registered Intellectual Property or Other Intellectual Property which such interference, infringement or misappropriation would constitute a Parent Material Adverse Effect.

3.9. Compliance; Permits; Restrictions. Except as disclosed on Schedule 3.9 or described in a Parent SEC Report filed prior to the date hereof:

(a) Neither Parent nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties is bound or affected except for those conflicts, defaults or violations which would not be reasonably expected to have a Parent Material Adverse Effect. Except as disclosed on Schedule 3.9 to the knowledge of Parent, no investigation or review by any Governmental Entity is pending or threatened against Parent or its Subsidiaries, nor has any Governmental Entity indicated in writing an intention to conduct the same other than those which would not reasonably be expected to have a Parent Material Adverse Effect. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent as currently conducted.

(b) Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which would necessary to the conduct of the business of Parent except those the absence of which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement (collectively, the “Parent Permits”). Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

3.10. Litigation. Except as described in a Parent SEC Report filed prior to the date hereof, or set forth on Schedule 3.10, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or any of its subsidiaries has received any notice of assertion nor, to Parent’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against

Parent or any of its Subsidiaries which might reasonably be expected to have a Parent Material Adverse Effect. Parent has made all required accruals on its financial statements for the disclosures made on Schedule 3.10.

3.11. Brokers’ and Finders’ Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.12. Labor Agreements and Actions; Employee Benefit Plans.

(a) Parent is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Parent, has sought to represent any of the employees, representatives, or agents of the Parent. There is no strike or other labor dispute involving the Parent pending or, to the knowledge of the Parent, threatened, nor is the Parent aware of any labor organization activity involving its employees.

(b) Schedule 3.12(b) contains a complete list of each pension, profit-sharing or other retirement, bonus, deferred compensation, employment agreement, severance agreement, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, fringe benefit, sick pay, or vacation pay, or other employee benefit plan, program, agreement, or arrangement or policy, whether formal or informal, funded or unfunded, written or unwritten, and whether legally binding or not, sponsored, maintained, contributed to or required to be contributed to by (i) Parent with respect to current or former employees or any current or former director or consultant of Parent, and/or (ii) any trade or business, whether or not incorporated, that together with Parent would be deemed a “single employer” that includes Parent within the meaning of Section 4001(a)(14) of ERISA, and the rules and regulations promulgated thereunder (collectively, “Parent Benefit Plans”); provided that each informal or unwritten Parent Benefit Plan is described in summary form in Schedule 3.12(b). Schedule 3.12(b) identifies each Parent Benefit Plan that is a “pension benefit plan” under Section 3(2) of ERISA (“Parent Pension Plan”). Schedule 3.12(b) discloses whether each Parent Benefit Plan that is an “employee welfare benefit plan” under Section 3(1) of ERISA (“Parent Welfare Plan”) is (i) unfunded, (ii) insured, or (iii) funded through a “welfare benefit fund” within the meaning of Section 419(e) of the Code or another funding mechanism.

(c) True and complete copies of all (i) Parent Benefit Plans, including but not limited to, any trust instruments and insurance contracts forming a part of any Parent Plans, and all amendments thereto and summaries of unwritten Parent Benefit Plans; (ii) the three (3) most recent actuarial valuations, if any, prepared for each Parent Plan; (iii) the three (3) most recent reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Parent Plan or related trust; (iv) the most recent determination letters received from the Internal Revenue Service, if any, for each Parent Plan and related trust which is intended to satisfy the requirements of Section 401 (a) of the Code; (v) the most recent summary plan description, together with the most recent summary of material modifications, if any, required under ERISA with respect to each Parent Plan; and (vi) all material communications to any Parent Employees relating to each Parent Plan have been provided or made available to Parent.

(d) All “employee benefit plans” within the meaning of Section 3(3) of ERISA, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering Parent Employees (the “Parent Plans”), to the extent subject to ERISA, are in substantial compliance with ERISA, the Code, and all other applicable law. Each Parent Pension Plan which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to TRA or a timely application for such determination is now pending or a request for such determination filed within the remedial amendment period of Section 401 (b) of the Code is pending, and the Parent is not aware of any circumstances likely to result in revocation of any such favorable determination letter. As of the date hereof, other than claims for benefits submitted in the ordinary course by participants or beneficiaries under the Parent Benefit Plans, no material claim against any Parent Benefit Plan, and no legal or regulatory proceeding (including any audit or voluntary compliance resolution or closing agreement program proceeding) involving ,any Parent Benefit Plan, is pending, or to the knowledge of the Parent, threatened.

(e) Neither the Parent nor any of its Subsidiaries has engaged in a transaction with respect to any Parent Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Parent or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(f) No current or former Parent Pension Plan or pension plan of any of its Subsidiaries, or any ERISA Affiliate, is or has ever been subject to Title IV of ERISA or Section 412 of the Code. No Parent Benefit Plan constitutes a multiemployer plan within the meaning of §3(37) of ERISA.

(g) All contributions required to be made under the terms of any Parent Plan have been timely made or have been reflected on the audited financial statements of the Parent.

(h) Neither Parent nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Parent Plan or has ever represented, promised or contracted (whether in oral or written form) to any employee(s) that such employee(s) would be provided with retiree health or life benefits which would have a material impact on the Parent, except as required under §601 of ERISA.

(i) The consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of Parent or any of the Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust other otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Parent Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Parent Benefit Plans.

(j) Any amount that could be received (whether in cash, property, or vesting of property) as a result of the transaction contemplated by this Agreement by any officer, director, employee or independent contractor of Parent or any of its Subsidiaries, who is a “disqualified individual” (as defined in proposed Treasury Regulation Section 1.280G-1), under any employment arrangement or Parent Benefit Plan would not be characterized as an “excess parachute payment” (as defined in Section 280G of the Code).

(k) All Parent Benefit Plans covering current or former non-U.S. Employees complies in all material respects with applicable law, and no unfunded liabilities exist with respect to any Parent Benefit Plan that covers such non-U.S. Employees.

(l) Schedule 3.12(l) or Parent SEC Reports filed prior to the date hereof, contain a complete and correct list of employment agreements for senior officers of the Parent; copies of each such agreement have been provided or made available to the Company.

3.13. Absence of Liens and Encumbrances. Parent and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens except (i) as reflected in the Parent Financials, (ii) for liens for taxes not yet due and payable and (iii) for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have a Parent Material Adverse Effect.

3.14. Environmental Matters.

(a) Hazardous Materials Activities. Except as would not reasonably be likely to result in a material liability to Parent (in any individual case or in the aggregate), (i) neither Parent nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Parent nor any of its Subsidiaries has engaged in Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(b) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Parent’s knowledge, threatened concerning any Parent Permit relating to any environmental matter, Hazardous Material or any Hazardous Materials Activity of Parent or any of its subsidiaries. Parent is not aware of any fact or circumstance which could involve Parent or any of its Subsidiaries in any environmental litigation or impose upon Parent or any of its Subsidiaries any environmental liability.

3.15. Agreements. Except as set forth in Schedule 3.15 or a Parent SEC Report filed prior to the date hereof:

(a) There are no written agreements between the Parent and any of its officers, directors, employees or shareholders or any affiliate thereof.

(b) There are no written agreements, to which the Parent is a party or by which it is bound which (i) involve obligations (contingent or otherwise) of, or payments to, the Parent in excess of $100,000, (ii) are material to the conduct and operations of the Parent’s business or properties (including, without limitation, the license of any Intellectual Property to or from the Parent), (iii) restrict or materially adversely affect the development, manufacture, sale, marketing or distribution of the Parent’s products or services, (iv) relating to the employment or compensation of any employee or consultant, (v) of duration of six months or more and not cancelable without penalty by the Parent on 30 days or less notice or (vi) relating to the sale, lease, pledge or other disposition of any material assets of or to the Parent.

(c) Neither the Parent nor any of its Subsidiaries, nor to the Parent’s knowledge any other party to a Parent Contract (as defined below), is in breach, violation or default under, and neither the Parent nor any of its Subsidiaries has been notified that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Parent or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in Schedules 3.15(a) or 3.15(b) (any such agreement, contract or commitment, a “Parent Contract”) in such a manner as would permit any other party to cancel or terminate any such Parent Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

(d) Each of the Parent Contracts are legal, valid, binding and enforceable and in full force and effect with respect to the Parent and any of its Subsidiaries with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and the Parent Contracts will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

(e) Neither the Parent nor any of the Subsidiaries have been notified that any party to any of the Parent Contracts intends to cancel, terminate, proposes to amend, not renew or exercise an option under any of the Parent Contracts, whether in connection with the transactions contemplated hereby or otherwise nor is the Parent or any Subsidiary aware of any intention by any party to any Parent Contract to effect any of the foregoing.

3.16. Statements; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Parent’s shareholders and Company’s shareholders, at the time of the Parent Shareholders’ Meeting or the Company Shareholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Shareholders’ Meeting or the Company Shareholders’ Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the S-4 or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

3.17. Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, (i) determined that the Merger is fair to and in the best interests of Parent and its shareholders, and (ii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1. Conduct of Business by the Company.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the ordinary course in substantially the same manner as heretofore conducted and in substantial compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings material to the Company’s business. In addition, except as permitted by the terms of this Agreement, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(b) Except as required by law or pursuant to the terms of the Company Option Plan in effect as of the date hereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprise options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(c) Except as required by applicable law, grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(d) Other than in the ordinary course of business consistent with past practices, transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights; provided that in no event shall the Company license on an exclusive basis or sell any Company Intellectual Property (other than in connection with the abandonment of immaterial Company Intellectual Property after at least five business days’ written notice to Parent);

(e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its Subsidiaries, except (i) repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course of business consistent with past practice by the Company with employees hired after the date hereof), (ii) for the purpose of funding or providing benefits under any Benefit Plans, the Company Option Plan, any other stock option and incentive compensation plans, directors plans, and stock purchase and dividend reinvestment plans in accordance with past practice;

(g) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or any equity-based awards (whether payable in shares, cash or otherwise) other than (i) the issuance, delivery and/or sale of shares of Company Common Stock (as appropriately adjusted for stock splits and the like) pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement, and (ii) shares of Company Common Stock issued in connection with acquisitions completed prior to the date hereof and with acquisitions permitted under Section 4.1(i).

(h) Cause, permit or submit to a vote of the Company’s shareholders any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

(i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or strategic investments; provided, that the Company shall not be prohibited from entering into business development deals in the ordinary course of business;

(j) Sell, lease, license, encumber or otherwise dispose of any properties or assets except in the ordinary course of business consistent with past practice, except for the sale, lease, licensing, encumbering or disposition (other than through licensing permitted by clause (d)) of property or assets which are not material, individually or in the aggregate, to the business of Company and its Subsidiaries;

(k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice;

(l) Adopt or amend any Company Benefit Plan, Company Option Plan or any employee stock purchase or employee stock option plan; or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”); pay any special bonus or special remuneration to any director or employee; or increase the salaries, wage rates, compensation or other fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law and except for (i) salary increases in the ordinary course of business consistent with past practice for non-officer employees, (ii) salary increases for officers in an amount not exceeding 5% of such officer’s salary on the date hereof and (iii) as set forth on Schedule 4.1(l);

(m) (i) Pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the Company Balance Sheet or incurred since the date of such financial statements or disclosed in Section 2.8 or 2.9 of the Company Schedule, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any agreement to which Company or any of its Subsidiaries is a party or of which Company or any of its Subsidiaries is a beneficiary, in the case of both (i) and (ii) of this Section 4.2(m), which payment, discharge, satisfaction, waiver, termination, modification, release or failure to enforce has a value to Company in excess of $100,000; provided, that the Company shall provide prior notice to Parent of any such action with a value to the Company in excess of $20,000;

(n) Except in the ordinary course of business consistent with past practice, materially modify, amend or terminate any Company Contract disclosed in Section 2.15 of the Company Schedule or waive, delay the exercise of, release or assign any material rights or claims thereunder without providing prior notice to Parent ;

(o) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(p) Engage in any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(q) Make any Tax election or accounting method change (except as required by GAAP) inconsistent with past practice that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes; or

(r) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (q) above.

4.2. Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and each of its Subsidiaries shall not (i) amend the Parent Charter Documents (other than to change its name); (ii) split, combine or reclassify its outstanding shares of capital stock; or (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its wholly-owned Subsidiaries.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1. Joint Proxy Statement/Prospectus; S-4; Other Filings; Board Recommendations.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and Parent shall file with the SEC the S-4, which shall include a document or documents that will constitute (i) the prospectus forming part of the registration statement on the S-4 and (ii) the Joint Proxy Statement/Prospectus. Each of the parties hereto shall use all commercially reasonable efforts to cause the S-4 to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the S-4, the parties hereto shall take all action required under any applicable laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the S-4, or in any amendments or supplements thereto, and cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Joint Proxy Statement/Prospectus and the S-4. As promptly as practicable after the effective date of the S-4, the Joint Proxy Statement/Prospectus shall be mailed to the shareholders of the Company and of Parent. Each of the parties hereto shall cause the Joint Proxy Statement/Prospectus to comply as to form and substance with respect to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of Nasdaq. As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”). Prior to the Effective Time, Parent shall use its commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction in the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the shareholders entitled to notice of and to vote at the Company Shareholders’ Meeting; provided that Parent shall not be required to consent generally to the service of process in any jurisdiction in which it is not so subject or to register or qualify in any jurisdiction in which Parent would be subject to taxation. Each of the Company and Parent will notify the other promptly upon the receipt of any (i) comments from the SEC or its staff or any other government officials, (ii) notice that the S-4 has become effective, (iii) the issuance of any stop order, (iv) notice of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or (v) request by the SEC or its staff or any other government officials for amendments or supplements to the S-4, the Joint Proxy Statement/Prospectus or any Other Filing or for additional information and, except as may be prohibited by any Governmental Entity, will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the S-4, the Joint Proxy Statement/Prospectus, the Merger or any Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

(b) The Joint Proxy Statement/Prospectus shall (i) solicit the approval of this Agreement and the Merger and include the recommendation of the Board of Directors of the Company to the Company’s shareholders that they vote in favor of approval of this Agreement and the Merger, subject to the right of the Board of Directors of the Company to withdraw its recommendation and recommend a Superior Offer in compliance with Sections 5.2(c) and 5.4(a) of this Agreement, and (ii) include the opinion of Spartan Securities Group, Ltd. referred to in Section 2.19; provided, however, that the Board of Directors of the Company shall submit this Agreement to the Company’s shareholders whether or not at any time subsequent to the date hereof such board determines that it can no longer make such recommendation. The Joint Proxy Statement/Prospectus shall solicit the approval of the Share Issuance and include the recommendation of the Board of Directors of Parent to Parent’s shareholders that they vote in favor of approval of the Share Issuance. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act.

(c) Each of Parent and the Company shall promptly inform the other of any event which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the S-4 or any Other Filing and each of Parent and the Company shall amend or supplement the Joint Proxy Statement/Prospectus to the extent required by law to do so. No amendment or supplement to the Joint Proxy Statement/Prospectus or the S-4 shall be made without the approval of Parent and the Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for an amendment of the Joint Proxy Statement/Prospectus or the S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

5.2. Stockholder Meetings.

(a) The Company shall call and hold the Company Shareholders’ Meeting and Parent shall call and hold the Parent Shareholders’ Meeting as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement and the Merger or the Share Issuance, as the case may be, pursuant to the Joint Proxy Statement/Prospectus, and the Company and Parent shall use commercially reasonable efforts to hold the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting on the same day and as soon as practicable after the date on which the S-4 becomes effective. Nothing herein shall prevent the Company or Parent from adjourning or postponing the Company Shareholders’ Meeting or the Parent Shareholders’ Meeting, as the case may be, if there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, necessary to conduct business at their respective meetings of the shareholders. Unless the Company’s Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.2(c), the Company shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Joint Proxy Statement/Prospectus and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by Florida Law or applicable stock exchange requirements to obtain such approval. Parent shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the Share Issuance pursuant to the Joint Proxy Statement/Prospectus and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by Florida Law or applicable stock exchange requirements to obtain such approval. Unless the Company’s Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.2(c), each of the parties hereto shall take all other action reasonably necessary or advisable to promptly and expeditiously secure any vote or consent of shareholders required by applicable Law and such party’s Articles of Incorporation and Bylaws to effect the Merger. The Company’s obligation to call, give notice of, convene and hold the Company Shareholders’ Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or any change in the Board of Directors recommendation regarding the Merger.

(b) Subject to Sections 5.2(c) and 5.4(a): (i) the Board of Directors of the Company shall recommend that the Company’s shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders’ Meeting; and neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company’s shareholders vote in favor of and adopt and approve this Agreement and the Merger.

(c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its recommendation in favor of adopting and approving this Agreement and the Merger or from not including its recommendation in favor of adopting and approving this Agreement and the Merger in the Joint Proxy Statement/Prospectus if (i) a Superior Offer (as defined below) is made to the Company and not withdrawn, (ii) neither the Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4 and the Company is not then in breach of this Agreement, and (iii) the Board of Directors of the Company concludes in good faith, after consultation with and receiving advice from its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is necessary in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s shareholders under applicable law. Nothing contained in this Section 5.2 shall limit the Company’s obligation to hold and convene the Company Shareholders’ Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified). For purposes of this Agreement, “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than a majority of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by the Company of assets excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 51% of the fair market value of the Company’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of a majority of the voting power of the then outstanding shares of capital stock of the Company, in each case on terms that the Board of Directors of the Company determines, in its reasonable judgment (based on written advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company shareholders from a financial point of view than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of the Company’s Board of Directors to be obtained by such third party on a timely basis.

5.3. Access to Information. The Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, that Parent will conduct any such review in a manner that does not interfere with the normal business operations of the Company. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Parent will afford the Company and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as the Company may reasonably request; provided, that the Company will conduct any such review in a manner that does not interfere with the normal business operations of Parent.

5.4. No Solicitation.

(a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, the Company and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non- public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) enter into any contract relating to any Acquisition Transaction (as defined below); provided, however, this Section 5.4(a) shall not prohibit the Company or its Board of Directors from (A) providing access to the properties, books and records of the Company and its Subsidiaries to, furnishing information regarding the Company and its Subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn), (B) taking the actions described in Section 5.2(c) as permitted thereby, (C) recommending a Superior Offer to Company’s shareholders or (D) terminating this Agreement pursuant to Section 7.1(b) in order to immediately thereafter enter into a definitive agreement with respect to such Superior Offer, if, in the case of either (A), (B), (C) or (D), (1) neither the Company nor any representative of Company and its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s shareholders under applicable law, (3) (x) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) the Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such person or group by or on behalf of the Company, and (4) contemporaneously with furnishing any such information to such person or group, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Nothing in this Section 5.4(a) shall prevent the Company or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal with respect to which no violation of this Section 5.4 shall have occurred or (ii) approving the sale and issuance of shares of Company Common Stock in connection with a financing of the Company in an amount not exceeding or equal to 20% of the issued and outstanding Company Common Stock as of the date hereof. The Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company. In addition to the foregoing, the Company shall (i) provide Parent with at least twenty four (24) hours prior notice (or such lesser prior notice as provided to the members of the Company’s Board of Directors) of any meeting of the Company’s Board of Directors at which the Company’s Board of Directors is reasonably expected to consider a Superior Offer. For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, “Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

(b) In addition to the obligations of the Company set forth in paragraph (a) of this Section 5.4, the Company as promptly as practicable shall advise Parent orally and in writing of any request received by the Company for information which the Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by the Company with respect to, or which the Company reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

5.5. Public Disclosure. Parent and the Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. The parties will agree to the text of the joint press release announcing the signing of this Agreement.

5.6. Commercially Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including to accomplish the following: (i) causing the conditions precedent set forth in Article VI to be satisfied; (ii) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities; (iii) making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iv) avoiding any suit, claim, action, investigation or proceeding by any Governmental Entity challenging the Merger or any other transaction contemplated by this Agreement; (v) obtaining all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement; (vi) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vii) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, subject to the other terms and conditions hereof, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts and take all acts necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

(b) The Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or DYHP Acquisition contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or DYHP Acquisition to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.7. Third Party Consents. On or before the Closing Date, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its Subsidiaries’ respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.8. Stock Options; Warrants; Employee Benefits.

(a) Warrants. At the Effective Time, each outstanding Company Warrant, whether or not then exercisable, shall, by virtue of the Merger, be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options or warrants immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting and exercisability on certain transactions), except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant (assuming full vesting), as applicable, immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant, as applicable, was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent and (iii) all vesting period with respect thereto shall, to the extent provided by the terms thereof, accelerate, and be subject to any other rights which arise under the warrant agreements evidencing awards thereunder as a result of the transactions contemplated by this Agreement. At the Effective Time, (x) all references in the related warrant agreements to the Company shall be deemed to refer to Parent and (ii) Parent shall assume all of the Company’s obligations with respect to the Company Warrants as so amended. As promptly as reasonably practicable after the Effective Time, Parent shall issue to each holder of an outstanding Company Warrant a document evidencing the foregoing assumption by Parent.

(b) [Reserved]

(c) Benefits; Prior Service. From and after the Effective Time, Company employees shall be provided with employee benefits that are substantially similar to those provided to employees of Parent who are similarly situated. Parent shall cause employees of the Company and its Subsidiaries to be credited with service with the Company and each of its Subsidiaries for purposes of eligibility and vesting under each employee benefit plan maintained by Parent or its Subsidiaries prior to the Effective Time. Parent shall have the absolute discretion to (i) cash-out Company employees accrued and unused vacation, personal and sick leave days or to (ii) carry over Company employees’ accrued but unused vacation, personal and sick leave days; provided, that, such service shall not be recognized to the extent that such recognition would result in duplication of benefits.

5.9. [Reserved]

5.10. Indemnification.

(a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company (or any predecessor corporation) pursuant to (i) each indemnification agreement between the Company and its directors or officers in effect immediately prior to the Effective Time (the “Indemnified Parties”) and (ii) any indemnification provision under the Company Charter Documents as in effect on the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party or of individuals who, immediately prior to the Effective Time, were employees or agents of the Company, unless such modification is required by law.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause Surviving Corporation to maintain in effect policies of directors’ and officers’ liability insurance with coverage in amount and scope at least as favorable as the Company’s existing policies with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that during such period, Surviving Corporation shall in no event be required to expend pursuant to this Section 5.10(b) more than an amount per year equal to 150% of current premiums paid by the Company for such insurance, which current premium amount is set forth in Section 5.10(b) of the Company Disclosure Schedule.

(c) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers a material amount of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent will make or cause to be made proper provision so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, assume the indemnification obligations described herein for the benefit of the Indemnified Parties.

(d) The provisions of this Section 5.10 shall survive the Effective Time and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by contract or otherwise.

5.11. Action by Board of Directors. Prior to the Effective Time, the respective Boards of Directors of Parent and the Company, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the SEC so that the receipt by Company Insiders (as defined below) of Parent Common Stock in exchange for Company Common Stock pursuant to the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act (a “Company Insider”).

5.12. Nasdaq Listing. Parent shall promptly prepare and submit to Nasdaq a listing application to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the transactions contemplated hereby, upon final notice of issuance.

5.13. Tax-Free Reorganization. Parent and DYHP Acquisition covenant and agree not (i) to take any action (or to cause the Surviving Corporation or any Affiliate of Parent or DYHP Acquisition to take any action), and (ii) to fail to take any action (or to cause the Surviving Company or any Affiliates of Parent or DYHP Acquisition to fail to take any action), which if taken or not taken, as the case may be, would reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.14. Conveyance Taxes. The Company, its Subsidiaries and Parent and DYHP Acquisition shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding (i) any real property transfer gains, sales, use, transfer, value-added, stock transfer and stamp Taxes, (ii) any recording, registration and other fees, and (iii) any similar Taxes or fees that become payable in connection with the transactions contemplated hereby. The Taxes described in clause (i) shall be paid equally by Parent and Company.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived if waived in writing by both Parent and Company:

(a) Stockholder Approval. This Agreement shall have been adopted and the Merger shall have been duly approved by the requisite vote under applicable law and the Company Charter Documents by the shareholders of the Company. To the extent required under applicable law, the Company Charter Documents and the rules of Nasdaq, this Agreement and the transactions completed herein, including the issuance of the Parent Common Stock and the Merger, shall have been adopted and duly approved by the shareholders of the Parent.

(b) S-4 Effective; Joint Proxy Statement. The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

(c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d) Nasdaq Listing. The shares of Parent Common Stock to be issued or reserved for issuance in the Merger shall have been authorized for listing on Nasdaq, subject to notice of issuance.

(e) Conversion of Laurus Notes. The convertible notes, having an aggregate original principal amount of $9,000,000, which were issued on September 30, 2004 and March 29, 2005 to Laurus Master Fund, Ltd. (“Laurus”), shall have been fully satisfied and/or converted, the original notes shall have been surrendered to the Company, the Company and/or Laurus shall have filed all appropriate UCC and/or other documents to terminate any liens on the assets of the Company relating to such notes, and the Company shall have provided proof of such termination of liens to the Parent.

6.2. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and DYHP Acquisition set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent and DYHP Acquisition shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

(c) No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Parent Material Adverse Effect. For purposes of the preceding sentence and Section 6.2(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Parent Material Adverse Effect:

(1) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any shareholder litigation or threat of shareholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein;

(2) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy;

(3) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the healthcare, technology, Internet or services industries; and

(4) any adverse change attributable primarily to the announcement or discovery of this Agreement and the transaction contemplated hereby (including employee attrition or any loss of business resulting from termination or modification of any vendor, customer or other business relationships), unless such change resulted from a breach by Parent of its obligations under this Agreement.

6.3. Additional Conditions to the Obligations of Parent and DYHP Acquisition. The obligations of Parent and DYHP Acquisition to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by an authorized officer of the Company.

(c) No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Company Material Adverse Effect. For purposes of the preceding sentence and Section 6.3(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Company Material Adverse Effect:

(1) circumstance, changes in, or effects on the Company or its business caused by (i) changes in its business plan or methods of operations made at the request of the Parent or (ii) actions taken or decisions made by the Parent;

(2) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any shareholder litigation or threat of shareholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein;

(3) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy;

(4) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the healthcare, technology, Internet or services industries; and

(5) any adverse change attributable primarily to the announcement or discovery of this Agreement and the transaction contemplated hereby (including employee attrition or any loss of business resulting from termination or modification of any vendor, customer or other business relationships), unless such change resulted from a breach by the Company of its obligations under this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of the Company and Parent:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by September 30, 2007 (such date, or such other date that may be agreed by mutual written consent, being the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

(c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and nonappealable or any law, order, rule or regulation is in effect or is adopted or issued, which has the effect of prohibiting the merger;

(d) by either the Company or Parent if either: (i)(A) the Company Shareholders’ Meeting (including any adjournments thereof) shall have been held and completed and the shareholders of Company shall have taken a final vote on a proposal to adopt this Agreement and (B) the required approval of the shareholders of Company contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of Company, respectively, and such action or failure to act constitutes a breach by the Company of this Agreement;

(e) by Company, upon a breach of any covenant or agreement on the part of the Parent set forth in this Agreement, or if any representation or warranty of Parent shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent through exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement pursuant to this Section 7.1(e) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided, that Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach by Parent is cured during such thirty-day period);

(f) by Parent, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company’s representations and warranties or breach by Company is curable by Company through exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement pursuant to this Section 7.1(f) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such breach by the Company is cured during such thirty-day period);

(g) by Parent if a Triggering Event (as defined below) shall have occurred.; and for the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withheld, withdrawn or refrained from making or shall have modified, amended or changed in a manner adverse to Parent its recommendation in favor of the adoption of this Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of Company in favor of the adoption of this Agreement and the approval of the Merger; (iii) the Board of Directors of the Company fails to reaffirm its recommendation in favor of the adoption of this Agreement within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement and during the pendency of an Acquisition Proposal; (iv) the Board of Directors of the Company or any committee thereof shall have recommended to the shareholders of the Company or approved any Acquisition Proposal; (v) the Company shall have entered into any agreement or contract accepting any Acquisition Proposal; (vi) the Company shall have breached any of the provisions of Section 5.4 of this Agreement or (vii) a tender or exchange offer relating to not less than 15% of the then outstanding shares of capital stock of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

(h) by the Company prior to the vote of the shareholders of the Company on the Agreement, if, after receiving a Superior Offer and in the absence of any prior breach of the provisions of Section 5.4 of this Agreement, the Board of Directors of the Company determines in good faith, after consulting with outside legal counsel, that such action is necessary to comply with the fiduciary duties of the Board of Directors of the Company under applicable law; provided, however, that the Company may not terminate this Agreement pursuant to this subsection (h) until two (2) business days have elapsed following delivery to Parent of written notice of such determination of the Company (which written notice will inform Parent of the material terms and conditions of the Superior Offer); provided, further, that such termination under this Section 7.1(h) shall not be effective until the Company has made payment to Parent of the amounts required to be paid pursuant to Section 7.3(b)(i).

(i) by the Company if the condition in Section 6.2(d) shall not have been satisfied at or prior to closing.

(j) by either the Company or Parent if either: (i)(A) the Parent Shareholders’ Meeting (including any adjournments thereof) shall have been held and completed and the shareholders of Parent shall have taken a final vote on a proposal to adopt this Agreement, to the extent required by the applicable rules and regulations of Nasdaq and (B) the required approval of the shareholders of Parent contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(j) shall not be available to the Parent where the failure to obtain Parent stockholder approval, to the extent such stockholder approval is required by rules and regulations of Nasdaq shall have been caused by the action or failure to act of Parent, respectively, and such action or failure to act constitutes a breach by the Parent of this Agreement;

7.2. Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 will be effective immediately upon (or if the termination is pursuant to Section 7.1(e) or 7.1(f) and the proviso therein is and remains applicable, thirty (30) days after) the delivery of written notice thereof by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, with no liability of either party to the other, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement occurring prior to such termination. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3. Fees and Expenses. Except as set forth in this Section 7.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses whether or not the Merger is consummated; provided, however, that Parent shall pay all fees and expenses incurred in connection with the preparation, printing, filing (with the SEC) and mailing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto and the solicitation of stockholder approvals; provided, further that in the event the Agreement is terminated under Section 7.1, the Company and Parent shall share equally in such Expenses. As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the Merger and the other transactions contemplated hereby, except for the fees and expenses referred to in the first proviso of the first sentence of this Section 7.3.

7.4. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by the shareholders of Parent or the Company, there shall not be any amendment that by law requires further approval by the shareholders of Parent or the Company without the further approval of such shareholders, this Agreement may not be amended by the parties hereto except by execution of an instrument in writing signed on behalf of each of Parent, DYHP Acquisition and the Company.

7.5. Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and DYHP Acquisition contained in this Agreement or in any certificate or instrument delivered pursuant to Article VI shall terminate at the Effective Time or upon termination pursuant to Section 7.1, as the case may be, and only the covenants that by their terms survive the Effective Time or which contemplate performance after the Effective Time or such termination shall survive the Effective Time. Nothing in this Section 8.1 shall relieve any party for any liability for any willful breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to such termination.

8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent or DYHP Acquisition, to:

GeoPharma, Inc. 6950 Bryan Dairy Road Largo, Florida 33777 Attention: Carol Dore-Falcone, CFO Telecopy No.: (727) 546-5298

with a copy to:

Sichenzia Ross Friedman Ference LLP 61 Broadway New York, New York 10006 Attn: Thomas A. Rose, Esq. Telecopy No.: (212) 930-9725

(b)	if to the Company, to

Dynamic Health Products, Inc. 12399 Belcher Road South, Suite 140 Largo, Florida 33773 Attention: Cani I. Shuman, CFO Telecopy No.: (727) 683-0671

with a copy to:

Williams Schifino Mangione & Steady, P.A. One Tampa City Center, Suite 3200 Tampa, Florida 33602 Attention: Lina Angelici, Esq. Telecopy No.: (813) 221-2626

8.3. Interpretation.

(a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b) For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter.

(c) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(d) For purposes of this Agreement, an “agreement,” “arrangement,” “contract,” “commitment” or “plan” shall mean a legally binding, written agreement, arrangement, contract, commitment or plan, as the case may be.

8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5. Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule and the Parent Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except with respect to the Indemnified Parties under Section 5.10, are not intended to confer upon any other person any rights or remedies hereunder.

8.6. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which t they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10. Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11. Waiver of Jury Trial. EACH OF PARENT, COMPANY AND DYHP ACQUISITION HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR DYHP ACQUISITION IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

GEOPHARMA, INC.

By:	/s/ CAROL DORE-FALCONE
Carol Dore-Falcone
Vice President and Chief Financial Officer

FLORIDA MERGER SUBSIDIARY CORP.

By:	/s/ CAROL DORE-FALCONE
Carol Dore-Falcone
Vice President and Chief Financial Officer

DYNAMIC HEALTH PRODUCTS, INC.

By:	/s/ CANI I. SHUMAN
Cani I. Shuman
Chief Financial Officer, Secretary and Treasurer

ANNEX B

May 9, 2007

To The Board of Directors of

Dynamic Health Products, Inc.

12399 Belcher Road South

Suite 140

Largo, Florida 33773

Re: A fairness opinion, from a financial point of view, of the consideration to be paid to the shareholders of Dynamic Health Products, Inc. in its merger with Geopharma, Inc., as described herein.

Gentlemen:

We understand that Dynamic Health Products, Inc. (“Dynamic”) and Geopharma, Inc. (“Geopharma”) propose to enter into an agreed transaction whereby Dynamic will merge with Geopharma (the “Transaction”). We understand that pursuant to the Transaction, Geopharma will make an exchange offer (the “Offer”) for all outstanding shares of Dynamic pursuant to which tendering Dynamic shareholders will receive in exchange for each outstanding Dynamic common share, 0.1428 shares of common stock of Geopharma.

You have asked us for our opinion as to whether the consideration to be received by the holders of common stock of Dynamic in the Offer is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i) reviewed certain publicly available financial statements and other information of Dynamic and Geopharma;

ii) reviewed certain internal financial statements and other financial and operating data concerning Dynamic prepared by the management of Dynamic;

iii) reviewed certain financial projections prepared by the managements of Dynamic and Geopharma and discussed the past and current operations and financial condition and the prospects of Dynamic and Geopharma with senior executives of each company;

iv) reviewed the reported prices and trading activity for the common stock of Dynamic and of Geopharma;

v) compared the financial performance of each of Dynamic and Geopharma and the prices and trading activity of Dynamic and Geopharma common stock to that of certain other peer-group publicly-traded companies and their securities;

vi) reviewed the financial terms, to the extent publicly available, of certain comparable or similar transactions;

vii) discussed with Dynamic and Geopharma management their assessment of the benefits which they believe can be realized from this transaction;

viii) participated in discussions and negotiations among representatives of Dynamic and Geopharma and their legal advisors;

ix) reviewed the proposed Merger Agreement; and

x) reviewed such other information, performed such other analysis, and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purpose of this opinion. With respect to the financial projections, including in relation to strategic, financial, and operational benefits expected to be realized from the Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of each of Dynamic and Geopharma.

We are not legal, tax or regulatory advisors; we are financial advisors only. We have not made any independent valuation or appraisal of the assets or liabilities of Dynamic or Geopharma, nor have we been furnished with any such appraisals. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Agreement, and that in connection with the receipt of all necessary antitrust and regulatory approvals for the Transaction, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived from the Transaction. Our opinion is based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof, may affect this opinion and the assumptions used in preparing it, and we do not assume any obligations to update, revise or reaffirm this opinion.

We have acted as advisor to the Board of Directors of Dynamic in connection with this Transaction, and will receive a fee for our services; however, our fee is not conditioned upon consummation of the Transaction. In the past, Spartan Securities Group, Ltd has provided services to Geopharma, and we have received fees for these services. We may also seek to provide services to Dynamic and Geopharma in the future and will receive fees for these services. In the ordinary course of our trading, market-making, and brokerage activities, Spartan Securities Group, Ltd and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in the securities of Dynamic or Geopharma.

It is understood that this letter is for the information of the Board of Directors and Management of Dynamic and may not be used for any other purpose without our prior written consent. It is not addressed to and may not be relied upon by any third party other than Dynamic. Except as required by applicable law or as is customarily disclosed in proxy filings with the U.S. Securities & Exchange Commission, this opinion may not be referred to, communicated or disclosed without our prior written consent.

This opinion expresses no opinion or recommendation as to how Dynamic shareholders should vote at any shareholders’ meeting to be held in connection with the Transaction nor as to whether they should accept the Offer. In addition, this opinion does not in any manner address the prices at which Geopharma’s shares will trade following the consummation of the Transaction.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of the common stock of Dynamic in the Offer is fair from a financial point of view to such holders as a whole.

Very truly yours,

SPARTAN SECURITIES GROUP, LTD.

By:	/s/ MICAH J. ELDRED
Micah J. Eldred
Chief Executive Officer

ANNEX C

STATUTORY PROCEDURES FOR APPRAISAL RIGHTS.

607.1301 Appraisal rights; definitions.—The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302 Right of shareholders to appraisal.

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

607.1303 Assertion of rights by nominees and beneficial owners.

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320 Notice of appraisal rights.

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

607.1321 Notice of intent to demand payment.

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322 Appraisal notice and form.

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

607.1323 Perfection of rights; right to withdraw.

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324 Shareholder’s acceptance of corporation’s offer.

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326 Procedure if shareholder is dissatisfied with offer.

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330 Court action.

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331 Court costs and counsel fees.

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332 Disposition of acquired shares.

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333 Limitation on corporate payment.

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

ANNEX D

FORM OF DISSENTER’S APPRAISAL NOTICE

To S-4 Prospectus/Proxy Statement for GeoPharma, Inc.

Dissenter’s Appraisal Notice of GeoPharma, Inc.

Delivered Pursuant to Section 607.1322 of the Florida Business Corporation Act

Our company’s estimate of the fair value of the shares which are the subject of this notice is $             per share of common stock, and we hereby offer to pay such estimated fair value.

Intent of a demand for payment must be sent to the company by mail, courier, facsimile or electronic mail as follows:

GeoPharma

6950 Bryan Dairy Road

Largo, Florida 33777

Certificates of the company’s shares must be deposited by                     , 2007 as follows:

GeoPharma

6950 Bryan Dairy Road

Largo, Florida 33777

A form for demanding payment is attached to this Dissenter’s Appraisal Notice as Exhibit A, which must be sent by to the company at the address set forth above by mail, courier, facsimile or electronic mail by                     , 2007.

A copy of the dissent and appraisal provisions of the Florida Business Corporation Act is attached as Annex C to the Proxy Statement/Prospectus to which this Dissenter’s Appraisal Notice is attached.

A copy of our company’s Annual Report on Form 10-KSB for the year ended March 31, 2007, and a copy of our company’s Quarterly Report on Form 10-QSB for the interim period ending June 30, 2007, are also attached to the Proxy Statement/Prospectus.

A notice to withdraw any demand for payment must be received by                     , 2007.

If requested in writing, we will provide to the shareholders so requesting by                     , 2007, the number of shareholders and the total number of shares held by them who have returned a demand for payment by the date specified above.

D-1

EXHIBIT A TO DISSENTER’S APPRAISAL NOTICE

Name and Address of Shareholder exercising dissent and appraisal rights:

_________________________________________________

_________________________________________________

_________________________________________________

Number of shares of common stock of Shareholder over which Shareholder is exercising dissent and appraisal rights:

_________________________________________________

The undersigned hereby certifies that he/she/it acquired the shares of the company before                     , 2007, being the record date for approval of the proposed Merger, and did not vote for the proposed Merger.

The undersigned hereby accepts the company’s offer as set forth in this Dissenter’s Appraisal Notice:

Yes    ☐                            No    ☐

If our offer is not accepted, the shareholder’s estimated fair value of the shares is $             per share of common stock and the undersigned hereby demands payment of this estimated value plus interest.

Dated:                     , 2007.

Signature of Co-owners,
Signature	if applicable

Print Name:

Print Title:

D-2

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Florida Business Corporation Act (the “Florida Act”) permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. GeoPharma’s articles of incorporation and Bylaws provide that GeoPharma shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, GeoPharma may enter into Indemnification Agreements with its directors and executive officers in which GeoPharma agrees to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act. The indemnification provided by the Florida Act and GeoPharma’s Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense. GeoPharma may obtain a liability insurance policy for its directors and officers as permitted by the Florida Act, which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a) See Exhibit Index.

(b) None.

Item 22.	Undertakings

(a)    (1) The undersigned registrant hereby undertakes:

 (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (as amended and the rules and regulations thereunder, the “Securities Act”);

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tampa, Florida on July 2, 2007.

GEOPHARMA, INC.

By:	/s/ CAROL DORE-FALCONE
Name:	Carol Dore-Falcone
Title:	Vice President and Chief Financial Officer/ Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ MIHIR K. TANEJA Mihir K. Taneja	Chief Executive Officer (principal executive officer), Secretary and Director	July 2, 2007

/s/ KOTHA S. SEKHARAM, PHD Kotha S. Sekharam, PhD	President and Director	July 2, 2007

/s/ CAROL DORE-FALCONE Carol Dore-Falcone	Vice President and Chief Financial Officer (Principal accounting officer)	July 2, 2007

/s/ JUGAL K. TANEJA Jugal K. Taneja	Chairman of the Board of Directors	July 2, 2007

/s/ BARRY H. DASH, PHD Barry H. Dash, PhD	Director	July 2, 2007

/s/ A. THEODORE STAUTBERG A. Theodore Stautberg	Director	July 2, 2007

/s/ GEORGE L. STUART, JR. George L. Stuart, Jr.	Director	July 2, 2007

/s/ SHAN SHIKARPURI Shan Shikarpuri	Director	July 2, 2007

/s/ DR. RAFICK HENEIN Dr. Rafick Henein	Director	July 2, 2007

/s/ WILLIAM L. LAGAMBA William L. LaGamba	Director	July 2, 2007

EXHIBIT INDEX

Exhibits
2.1	Agreement and Plan of Reorganization dated as of May 14, 2007, among GeoPharma, Inc., Florida Merger Subsidiary Corp. and Dynamic Health Products, Inc. (included as Annex A to the proxy statement/prospectus which is a part of this Registration Statement).

3.1	Articles of Incorporation of Energy Factors, Inc., filed September 3, 1985.**

3.2	By-Laws of Energy Factors, Inc.**

3.3	Articles of Incorporation of Nu-Wave Acquisition, Inc., dated June 11, 1998 and filed June 12, 1998. **

3.4	Articles of Amendment to Articles Innovative changing name.**

3.5	Agreement with holder of Series A preferred stock dated as of March 25, 2002.**

3.6	Certificate of Designation of Series B preferred stock (2)**

4.1	Specimen Stock Certificate of the Company **

4.2	Form of Underwriters’ Warrant **

5.1	Opinion of Sichenzia Ross Friedman Ference LLP, regarding the legality of the securities being issued.††

10.1	Promissory note in favor of Nu-Wave Health Products, Inc. from Energy Factors, Inc., dated May 13, 1998.**

10.2	Form of 1999 Stock Option Plan **

10.3	Innovative Health Products, Inc. 1999 Stock Option Plan.**

10.4	Form of Employment Agreement with Kotha S. Sekharam, Ph.D. **

10.5	Form of Employment Agreement with Mihir K. Taneja **

10.6	Form of Employment Agreement with Carol Dore-Falcone **

10.7	Lease of Company’s facility at 6950 Bryan Dairy Road, Largo, Florida 33777 **

10.8	Acquisition Agreement between Go2Pharmacy.com, Inc. (Florida) and Go2Pharmacy.com, Inc. (Delaware) **

10.9	Agreement between Go2Pharmacy.com, Inc. (Delaware) and CarePlus dated as of March 23, 2000.**

10.10	Agreement between Go2Pharmacy.com, Inc. (Delaware) and the Greater New York Health Care Association dated June 27, 2000. **

10.11	Consulting Agreement between Go2Pharmacy.com, Inc. and Joseph Zappala**

10.12	Promissory Note between Go2Pharmacy, Inc. and First Community Bank of America dated March 8, 2001 in the amount of $551,512 **

10.13	Revolving Line of Credit Promissory Note between Go2Pharmacy, Inc. and First Community Bank of America dated March 8, 2001 in the amount of $650,000**

10.14	Consulting Agreement with Jugal K. Taneja dated February 2001.**

10.15	Sublease and Consent**

10.16	Revolving line of Credit Promissory Note between Breakthrough Engineered Nutrition, Inc. and First Community Bank of America dated March 29, 2002 in the amount of $100,000**

Exhibits
10.17	Revolving line of Credit Promissory Note between Innovative and First Community Bank of America dated March 2003 in the amount of $900,000.**

10.18	Securities Purchase Agreement between the Company and Laurus Master Fund, Ltd. dated as of January 30, 2004(1)**

10.19	Registration Rights Agreement between the Company and Laurus Master Fund, Ltd. dated as of January 30, 2004.(1)**

10.20	Form of 6% Secured Convertible Term Notes between the Company and Laurus Mater Fund, Ltd. dated as of January 30, 2004.(1)**

10.21	Form of Common Stock Purchase Warrant between the Company and Laurus Master Fund, Ltd. dated as of January 30, 2004(1)**

10.22	Stock Pledge Agreement between the Company and Laurus Master Fund, Ltd. dated January 30, 2004(1)**

10.23	Subsidiary Guarantee between the Company and Laurus Master Fund, Ltd. dated January 30, 2004(1)**

10.24	Series A Bank Escrow Agreement between the Company and Laurus Master Fund, Ltd.(1)**

10.25	Security Agreement between the Company and Laurus Master Fund, Ltd.(1)**

10.26	Series A Securities Purchase Agreement between the Company and Laurus Master Fund, Ltd. dated as of February 10, 2004(1)**

10.27	Series A Registration Rights Agreement between the Company and Laurus Master Fund, Ltd. dated as of February 10, 2004(1)**

10.28	Form of Common Stock Purchase Warrant between the Company and Laurus Master Fund, Ltd. dated as of February 10, 2004(1)**

10.29	Securities Purchase Agreement between the Company, Midsummer Capital Ltd. and Omicron Master Trust dated as of March 5, 2004(2)**

10.30	Registration Rights Agreement between the Company, Midsummer Capital Ltd. and Omicron Master Trust dated as of March 5, 2004(2)**

10.31	Form of Common Stock Purchase Warrant between the Company, Midsummer Capital Ltd. and Omicron Master Trust dated as March 5, 2004(2)**

10.32	Media Credit Agreement between the Company and Icon International, Inc.**

21.1	GeoPharma, Inc.—List of Subsidiaries(3).

23.1	Consent of Brimmer, Burek & Keelan LLP (Dynamic Health Products, Inc. and Dynamic Marketing, Inc.)

23.2	Consent of Brimmer, Burek & Keelan LLP (GeoPharma, Inc.)

23.3	Consent of Kronick Kalada Berdy & Co., P.C.

23.4	Consent of Sichenzia Ross Friedman Ference LLP (included in the opinion filed as Exhibit 5.1 hereto).

23.5	Consent of Spartan Securities Group, Ltd.

31.1	Certification of Principal Executive Officer pursuant to Rule 13a-14 and Rule 15d-14(a), promulgated under the Securities and Exchange Act of 1934, as amended.**

99.1	Opinion of Spartan Securities Group, Ltd. (Included as Annex B to the Proxy Statement/Prospectus which is part of this Registration Statement).

99.2	Form of Proxy Card of GeoPharma.

99.3	Form of Proxy Card of Dynamic Health.

**	Previously Filed.
††	Incorporated by reference to the Registration Statement on Form S-4 which was filed on May 15, 2007.
1.	Filed as an Exhibit to the Company’s Form 8-K dated as of January 30, 2004.
2.	Filed as an exhibit to the Company’s Form 8-K dated as of March 5, 2004.
3.	Incorporated by reference to the Company’s Form 10-KSB, which was filed with the Securities and Exchange Commission on June 29, 2006.